================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 --------------
                        COVAD COMMUNICATIONS GROUP, INC.
             (Exact name of Registrant as specified in its charter)
                                 --------------
        Delaware                  4813                        77-0461529
    (State or other    (Primary Standard Industrial        (I.R.S. Employer
    jurisdiction of      Classification Code Number)     Identification Number)
   incorporation or
    organization)

                                4250 Burton Drive
                          Santa Clara, California 95054
                                 (408) 987-1000
(Address, including zip code, and telephone number, including area code, of
 Registrant's principal executive offices)
                                 --------------

                                 FRANK MARSHALL
                  Interim Chief Executive Officer and Director
                        Covad Communications Group, Inc.
                                4250 Burton Drive
                          Santa Clara, California 95054
                                 (408) 987-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                            Meredith S. Jackson, Esq.
                              Ashok W. Mukhey, Esq.
                         Geoffrey M. Trachtenberg, Esq.
                               Irell & Manella LLP
                            1800 Avenue of the Stars
                          Los Angeles, California 90067
                                 (310) 277-1010

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.
       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
       If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                        CALCULATION OF REGISTRATION FEE

================================================================================

                                                                               PROPOSED            PROPOSED
                                                                               MAXIMUM              MAXIMUM
               TITLE OF EACH CLASS OF                    AMOUNT TO          OFFERING PRICE         AGGREGATE          AMOUNT OF
            SECURITIES TO BE REGISTERED                BE REGISTERED           PER UNIT         OFFERING PRICE    REGISTRATION FEE
---------------------------------------------------- ------------------- ------------------- ------------------ -------------------
6% Convertible Senior Notes due 2005................    $500,000,000             100%            $500,000,000         $125,000
---------------------------------------------------- ------------------- ------------------- ------------------ -------------------
Common Stock, par value $.001 per share, underlying
   the convertible notes............................        (1)                  (1)                  (1)                (2)
==================================================== ==============================================================================

       (1) The number of shares of common stock to be issued upon conversion of the convertible notes based on an initial conversion price of $17.775 per share is 28,129,395. In addition, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the convertible notes, as such amount may be adjusted due to stock splits, stock dividends and anti-dilution provisions and otherwise in accordance with the indenture governing the notes.
       (2) Pursuant to Rule 457(i) under the Securities Act of 1933, no additional registration fee is required in connection with the registration of the registrant's common stock issuable upon conversion of the convertible notes.
       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

      The information in this prospectus is not complete. The selling securityholders may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities. Neither Covad nor the selling securityholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED JANUARY 9, 2001

PRELIMINARY PROSPECTUS

                                  [COVAD LOGO]

                        COVAD COMMUNICATIONS GROUP, INC.

      This prospectus relates to the offering of up to $500,000,000 in principal amount of our 6% convertible senior notes due 2005 and shares of our common stock, $0.001 par value, issuable upon conversion of the convertible notes (28,129,395 shares at the current conversion price) held by some of our current securityholders. The selling securityholders may offer the securities at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices. We will not receive any of the proceeds from the sale of the convertible notes or common stock issuable upon conversion of the convertible notes, however, we are paying for the costs of registering the securities covered by this prospectus.

THE CONVERTIBLE NOTES

       The convertible notes may be converted into our common stock at any time prior to maturity or their prior redemption or repurchase by us. The convertible notes will mature on September 15, 2005. The conversion rate is 56.2588 shares per each $1,000 principal amount of convertible notes, subject to adjustment. This is equivalent to a conversion price of approximately $17.775 per share.

       We will pay interest on the convertible notes on March 15 and September 15 of each year. The first interest payment will be made on March 15, 2001. The convertible notes are equal in right of payment to our other unsecured indebtedness. The convertible notes are issued only in denominations of $1,000 and integral multiples of $1,000. We have the option to redeem the convertible notes at any time at the redemption prices and subject to the conditions set forth in this prospectus. Upon a change in control, under the circumstances described in this prospectus, holders may require us to repurchase the convertible notes.

THE COMMON STOCK

       Our common stock is quoted on the Nasdaq National Market under the symbol "COVD." On January 8, 2001, the last reported bid price for the common stock was $1.625 per share.

       The selling securityholders will receive all of the amounts received upon any sale by them of the convertible notes and the common stock issuable upon conversion of the convertible notes, less any brokerage commissions or other expenses incurred by them. While this offering is not being underwritten, the selling securityholders and the brokers or other third parties through whom the selling securityholders sell the convertible notes or the common stock issuable upon conversion of the convertible notes may be deemed "underwriters" as that term is defined in the Securities Act of 1933, as amended, for purposes of the resale of the convertible notes or the common stock issuable upon conversion of the convertible notes under in this prospectus.

       INVESTMENT IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE PURCHASING THESE SECURITIES.

                                 --------------

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

       You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "Covad," "we" "us," and "our" refer to Covad Communications Group, Inc., its predecessors and its consolidated subsidiaries.

                                 --------------


                     THE DATE OF THIS PROSPECTUS IS  , 2001.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus contains "forward-looking statements" within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus, including the statements under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," and elsewhere in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.

       We disclose important factors that could cause our actual results to differ materially from our expectations ("cautionary statements") under "Risk Factors" and elsewhere in this prospectus. Such factors include, among others, the following: difficulties we may face in accessing the capital markets to fund capital expenditures, the bankruptcy or other financial difficulties experienced by our Internet service provider customers and our ability to retain end-users that are serviced by delinquent Internet service provider customers, receipt of timely payment from our Internet service provider and other customers, and successfully reducing our costs and overhead while continuing to provide good service, and our ability to successfully market our services to current and new customers, generate customer demand for our services in the particular regions where we plan to market services, achieve acceptable pricing for our services, respond to increasing competition, manage growth of our operations, access regions and negotiate suitable interconnection agreements with the incumbent local exchange carriers, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments and general economic conditions. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                               PROSPECTUS SUMMARY

                        COVAD COMMUNICATIONS GROUP, INC.

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" BEGINNING ON PAGE 8, CAREFULLY BEFORE INVESTING IN THESE SECURITIES.

     OUR COMPANY

     We believe we are a leading provider of high-speed Internet access and related communications services which we sell to businesses and consumers directly or indirectly through Internet service providers, telecommunications carriers and other Internet resellers. These services include a range of high-speed, high-capacity gateways for connecting end-users to the Internet and corporate networks using traditional 2-wire copper telephone wiring. The technology that makes this possible is commonly referred to as "digital subscriber line" or "DSL."

     We sell our services directly to business and consumer end-users through our direct and telephone sales force and our website. We also sell our services to Internet service providers and telecommunications carriers, who resell our services to their business and consumer end-users. Our other customers are large companies with established brand names or other organizations that resell our Internet access services.

     We have a relatively short operating history because we were incorporated in October 1996. We introduced our services commercially in the San Francisco Bay Area in December 1997. As of December 31, 2000, we believe we have one of the largest nationally deployed digital subscriber line networks based on our 2,000 operational central offices which pass more than 47 million homes and businesses. We are in the process of closing approximately 250 central offices and when these closings are completed, our network will pass more than 40 million homes and businesses.

     As of December 31, 2000, we had 274,000 high-speed Internet access lines in service using digital subscriber line technology. We have received orders for our services from more than 250 Internet service provider and telecommunications carrier customers.

     As of December 31, 2000, we had deployed our network in a total of 120 targeted population centers in the United States, but we plan on reducing this number to 109 targeted population centers in 2001. When we complete our planned closure of approximately 250 central offices, we expect that our network will pass 40% of homes and 45% of businesses in the United States. We are also developing a variety of services that are enhanced or enabled by our high-speed network and we are entering into business arrangements in order to bring a variety of additional service offerings to our customers and their end-users.

     Since our inception, we have generated significant net losses and we continue to experience negative cash flow. As of September 30, 2000, we had an accumulated deficit of approximately $680 million. We expect these losses and negative cash flow to continue at least through 2002.

     RECENT DEVELOPMENTS

     On December 12, 2000, we announced our expected results for the quarter ending December 31, 2000, as well as for 2001, in light of our restructuring and other recent events. For the fourth quarter of 2000, we expect that revenue will be between $60 and $65 million. We expect fourth quarter EBITDA losses to be in the range of $180 to $190 million, which includes our projected restructuring charge of up to $20 million. We announced that our estimated fourth quarter capital expenses would be approximately $100 million and that we expected the number of installed lines to be 270,000 at 2000 year end. For 2001, we announced that we expect our aggregate installed lines will be 440,000 to 460,000 at 2001 year end and our expected revenue will be $380 to $390 million. We also announced that our EBITDA losses in total for 2001 are expected to be $450 to $470 million and that our total capital expenses are projected to be approximately $250 million in 2001. These numbers do not give effect to Staff Accounting Bulletin 101, which will be adopted in the fourth quarter of 2000. Finally, we announced that we expect our monthly cash burn rate to decrease to less than $60 million by the end of 2001. At this lowered cash burn rate, we expect our current funding to last into 2002. This is based on the assumption that there will not be an ultimate unfavorable outcome in the securities litigation in which we are involved prior to January 2002.

     In mid-October, 2000, shortly before our quarterly earnings release, we learned that nine of our Internet service provider customers were unable to give us reasonable assurances of payment. As a result, we announced on

October 17, 2000, that we did not recognize the revenue generated by those customers in the third quarter of 2000. The aggregate revenue associated with such Internet service provider customers that was not recognized was approximately $11.4 million. With respect to several other delinquent Internet service provider customers, including Flashcom, partial payments were made and/or payment schedules agreed to.

     Subsequent to October 17, 2000, Flashcom, which had made a $1.25 million payment shortly before October 17, 2000, and had agreed to a payment schedule at that time, refused to adhere to their payment schedule. In light of these new events, we did not recognize $7.5 million of revenue attributable to Flashcom for the third quarter of 2000. Subsequent to November 1, 2000, we learned that four additional Internet service provider customers did not appear to have sufficient long-term financial resources (without the infusion of additional capital) to assure us that they would be able to make timely payment for our services. Accordingly, we did not recognize revenue earned from those four Internet service providers during the third quarter of 2000, except for $3.8 million of cash payments that we received from those four Internet service providers during this period. The total revenue for these Internet service provider customers, including Flashcom, that we did not recognize in the third quarter of 2000 is $10.4 million. As a result, the revenue for the quarter ended September 30, 2000, was reduced to $56.3 million compared to the $66.7 million reported in our October 17, 2000 earnings release.

     On January 8, 2001, we announced, in our fourth quarter and year-end operating statistics, that a total of nineteen Internet service provider customers had been placed on non-revenue recognition status by us because they were unable to assure us that they would be able to make timely payment for our services. As of December 31, 2000, these Internet service provider customers account for approximately 92,000 of our total 274,000 installed lines. Although we have stopped taking orders from some of these nineteen Internet service provider customers, we are continuing to install previously accepted orders from certain of these Internet service provider customers. As we continue to install the previously accepted orders from certain of these Internet service provider customers, we expect the number of installed lines served by these nineteen Internet service providers will continue to grow.

     We have terminated our contracts with some of these Internet service provider customers who have become delinquent in their payments to us. We may also decide to disconnect end-users that are purchasing our services from delinquent Internet service provider customers. If this occurs, there can be no assurance that these end-users will continue to purchase our services from us or from another one of our Internet service provider customers. Even if we are able to move these end-users to other Internet service provider customers or to our network, it will require a significant amount of our resources, which may impair our ability to install new lines as they are ordered. Any of these circumstances could adversely affect our business.

     Four of these nineteen Internet service provider customers, Flashcom, Zyan Communications, Relay Point and Fastpoint, have filed for bankruptcy protection. As of December 31, 2000, these four Internet service provider customers represent more than half of the lines served through these nineteen Internet service provider customers. We also expect to see more bankruptcies among our Internet service provider customers. These bankruptcies will make it more difficult to migrate lines away from bankrupt Internet service provider customers. It is also possible that the bankruptcy courts will require that we continue providing our services to bankrupt Internet service provider customers or that we continue installing new orders for lines served by bankrupt Internet service providers during the bankruptcy proceedings. In addition, Zyan Communications was recently ordered by the bankruptcy court to pay us in advance for future services, on a weekly basis, beginning in January 2001.

     We expect that we will not be able to recognize some all of the revenue associated with one or more additional Internet service provider customers in the future. We are in the process of exploring a variety of alternatives with respect to delinquent Internet service provider customers, including sending notices of termination of service and arranging for the direct transfer of lines to our network or to our other Internet service provider customers. However, in light of the financial position of many of these Internet service provider customers, should the particular Internet service provider customer become subject to reorganization or bankruptcy proceedings, no assurance can be given that we will be able to retain payments or other consideration (including lines) received by us.

     On October 31, 2000, at the regularly-scheduled meeting of our Board of Directors, Mr. Robert Knowling Jr., our then Chairman of the Board, President and Chief Executive Officer, presented his business plan to address the business challenges facing us. Mr. Knowling told the Board that if it wished to pursue a different course or wanted new leadership, he would tender his resignation. After consideration of our needs, the Board decided that we should follow a business plan different from the one proposed by Mr. Knowling. In light of the Board's decision, the Board and Mr. Knowling agreed that he should resign.

     After our October 17, 2000 earnings release, several of our shareholders have filed class action lawsuits against the Company and its officers alleging violations of federal securities laws. Several other shareholders have filed similar lawsuits since that time. In addition, some of the purchasers of our $500 million aggregate principal amount of convertible senior notes that we sold in September 2000 have filed complaints in California Superior Court alleging fraud and deceit and violations of State securities laws. The relief sought in these lawsuits includes rescission of their purchases of the convertible notes and unspecified damages.

     These lawsuits, the financial difficulties faced by some of our Internet service provider customers and the limited availability of additional capital funding pose significant challenges to management and the success of our business. In response to these challenges, we recently announced a new top level business plan for our company for 2001, which includes the following steps:

     o we plan on closing underproductive or not fully built-out central offices and holding the size of our network at approximately 1,750 central offices, which will significantly reduce our capital expenditures;

     o we are reducing our workforce by 800 positions, approximately 25 percent of our workforce;

     o we are closing a facility in Alpharetta, Georgia and consolidating offices in Manassas, Virginia, Santa Clara, California and Denver, Colorado;

     o we are restructuring our Covad Business Solutions division, formerly BlueStar.net, to streamline our direct sales and marketing channel; and

     o we are evaluating and intend to implement other reductions in operating costs.

     In connection with this restructuring, we announced that we will report a charge of up to $20 million in the quarter ending December 31, 2000, substantially all of which will require the future expenditure of cash.

     We are currently aware of Staff Accounting Bulletin 101. "Revenue Recognition in Financial Statements," which was issued in December 1999 by the Securities and Exchange Commission. SAB 101 provides that, in certain circumstances, revenues received at the inception of a service arrangement have to be deferred and recognized on a straight-line basis over the term of the contract or the expected term of the customer relationship, whichever is longer, provided that all other criteria for revenue recognition have been met. SAB 101 also limits, if necessary, the deferral of incremental direct costs associated with the origination of a customer arrangement to an amount that is no greater than the amount of up-front revenues that have been deferred. Due to the complexities of implementing SAB 101, the SEC has deferred the implementation date of SAB 101 until the quarter ending December 31, 2000, with retroactive application to January 1, 2000, which will require adjustments consistent with SAB 101 with respect to our quarterly financial information for each of the three quarters in the period ended September 30, 2000. In October 2000, the SEC issued further interpretive guidance on the implementation of SAB 101. Our analysis of the impact of implementing SAB 101 is still in process. However, although SAB 101 will substantially alter the timing of recognition of certain revenues and treatment of certain costs in our consolidated financial statements, it will not affect our consolidated cash flows. Accordingly, we believe that the implementation of SAB 101 for the year ending December 31, 2000 will have a material adverse effect on our consolidated financial position and results of operations, but will not affect our consolidated cash flows.

                                  THE OFFERING


Use of Proceeds.............................     We will not receive any proceeds from the resale of the
                                                 convertible notes or the common stock issuable upon conversion of the convertible notes by the selling securityholders. See
                                                 "Use of Proceeds."

THE CONVERTIBLE NOTES

Notes Offered...............................     $500 million principal amount of 6% Convertible Senior Notes due
                                                 2005.

Maturity....................................     September 15, 2005.

Interest....................................     The convertible notes will bear interest at a fixed annual rate of 6%, to be paid in cash every six months on March 15 and
                                                 September 15 of each year, beginning on March 15, 2001.

Conversion..................................     The convertible notes may be converted into shares of our common stock at a conversion rate of 56.2588 shares of common stock per
                                                 $1,000 principal amount of convertible notes. This is equivalent to a conversion price of approximately $17.775 per share. The conversion rate may be subject to adjustment under certain circumstances. The convertible notes will be convertible at any time before the close of business on the maturity date, unless we have previously redeemed or repurchased the convertible notes. The convertible notes called for redemption or submitted for repurchase may be converted up to and including the business day immediately preceding the date fixed for redemption or repurchase, as the case may be.

Ranking.....................................     The convertible notes will rank equally with all of our other unsubordinated and unsecured indebtedness.

Sinking Fund ...............................     None.

Optional Redemption.........................     We may redeem some or all of the convertible notes at any time at the redemption prices and subject to the conditions listed in
                                                 "Description of Convertible Notes--Optional Redemption."

Change of Control...........................     Upon the occurrence of a change of control, as described in this prospectus, and before the maturity or redemption of the
                                                 convertible notes, noteholders will have the right to require us to repurchase all or part of the convertible notes at a price equal to 100% of the principal amount of the convertible notes being repurchased, plus interest and liquidated damages, if any.

Absence of a Public Market..................     The convertible notes are new securities. We cannot assure you that any active or liquid market will develop for the
                                                 convertible notes. See "Plan of Distribution."

Trading.....................................     The convertible notes are expected to be eligible for trading in the PORTAL market.

THE COMMON STOCK

Securities Offered..........................     Common Stock, $0.001 par value. See "Description of Capital
                                                 Stock."

Nasdaq National Market Symbol...............     COVD.

                                       4

       The address of our principal executive office is 4250 Burton Drive, Santa Clara, California 95054, and our telephone number is (408) 987-1000.

       "Covad(TM)," "TeleSpeed(R)," "TeleSurfer(SM)," "The Speed to Work(SM)," "The Internet As It Should Be(SM)" and the Covad logos, names and marks are some of our trademarks and servicemarks. This prospectus contains other product names, trade names and trademarks of ours and of other organizations.

                                  RISK FACTORS

       An investment in these securities includes a high degree of risk. You should carefully consider all the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 8.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

                                                               YEAR ENDED DECEMBER 31,              NINE MONTHS ENDED SEPTEMBER 30,
                                                     --------------------------------------------  ---------------------------------
                                                        1997           1998            1999             1999          2000 (2)(3)
                                                     ------------  -------------  ---------------  ---------------  ----------------
                                                                                                             (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues.........................................    $        26   $      5,326   $       66,488   $       35,570   $       156,308
Operating expenses:
   Network and product costs.....................             54          4,562           55,347           32,219           133,085
   Sales, marketing, general and
     administrative..............................          2,374         31,043          140,372           80,786           311,444
   Depreciation and amortization.................             70          3,406           37,602           23,911            74,600
   Amortization of goodwill and other intangible
     assets......................................             --             --               --               --            44,171
   Amortization of deferred compensation.........            295          3,997            4,768            3,895             2,609
   Write-off of in-process technology............             --             --               --               --             3,726
                                                     ------------  -------------  ---------------  ---------------  ----------------
     Total operating expenses....................          2,793         43,008          238,089          140,811           569,635
                                                     ------------  -------------  ---------------  ---------------  ----------------
Loss from operations.............................         (2,767)       (37,682)        (171,601)        (105,241)         (413,327)
   Net interest expense..........................            155        (10,439)         (23,796)         (19,620)          (35,980)
   Other income..................................             --             --               --               --            15,768
                                                     ------------  -------------  ---------------  ---------------  ----------------
Net loss.........................................         (2,612)       (48,121)        (195,397)        (124,861)         (433,539)
Preferred dividends..............................             --             --           (1,146)          (1,146)               --
                                                     ------------  -------------  ---------------  ---------------  ----------------
Net loss attributable to common stockholders.....    $    (2,612)  $    (48,121)  $     (196,543)  $     (126,007)  $      (433,539)
                                                     ============  =============  ===============  ===============  ================
Net loss per share--basic and diluted.............   $      (.35)  $      (3.75)  $        (1.83)  $        (1.27)  $         (2.85)
                                                     ============  =============  ===============  ===============  ================
   Weighted average shares used in computing net
     loss per share--basic and diluted............         7,361         12,844          107,648           99,553           152,031
                                                     ============  =============  ===============  ===============  ================
OTHER FINANCIAL DATA:
EBITDA(1)........................................    $    (2,402)  $    (30,154)  $     (129,231)  $      (77,435)  $      (288,221)
Deficiency of earnings available to cover fixed
   charges (4)...................................         (2,612)       (48,121)        (196,543)        (126,007)         (433,539)

CONSOLIDATED CASH FLOW DATA:
Capital expenditures.............................    $     2,253   $     59,503   $      208,186   $      145,607   $       384,628
Net cash used in operating activities............         (1,895)        (9,054)        (102,767)         (65,721)         (273,614)
Net cash used in investing activities............         (2,494)       (61,252)        (736,096)        (233,877)          (92,158)
Net cash provided by financing activities........          8,767        130,378          990,451          416,951           912,632


                                                                                AS OF DECEMBER 31,
                                                                     -----------------------------------------   AS OF SEPTEMBER 30,
                                                                        1997         1998            1999              2000
                                                                     ----------  ------------  ---------------  --------------------
                                                                                                                    (UNAUDITED)
                                                                                         (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and short-term investments.............    $   4,378   $    64,450   $      767,357   $           913,130
Net property and equipment.......................................        3,014        59,145          237,542               568,286
Total assets.....................................................        8,074       139,419        1,147,606             2,241,793
Long-term obligations, including current portion.................          783       142,879          375,049             1,338,454
Total stockholders' equity (net capital deficiency)..............        6,498       (24,706)         690,291               667,440

                                                                  AS OF DECEMBER 31,                  AS OF
                                                         -------------------------------------    SEPTEMBER 30,
                                                           1997        1998          1999             2000
                                                         ---------- ------------ ------------- ------------------
OTHER OPERATING DATA:
Homes and businesses passed............................    278,000    6,023,217    29,000,000         47,000,000
Lines installed........................................         26        3,922        57,000            205,000

--------------
  (1) EBITDA consists of net loss excluding net interest, taxes, depreciation and amortization, non-cash stock-based compensation expense and other non-operating income or expenses. We have provided EBITDA because it is a measure of financial performance commonly used in the telecommunications industry as well as to enhance an understanding of our operating results. EBITDA should not be construed as either:

       o an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance; or

       o an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

       EBITDA as calculated by us may be calculated differently than EBITDA for other companies. See our consolidated financial statements and the related notes thereto contained elsewhere in this prospectus.

  (2) In March 2000, we acquired Laser Link in a transaction accounted for as a purchase. Accordingly, the summary consolidated statement of operations data for the nine months ended September 30, 2000 include the results of operations of Laser Link from the date of acquisition through September 30, 2000. The summary consolidated financial data for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year or future periods.

  (3) In September 2000, we acquired BlueStar in a transaction accounted for as a purchase. Accordingly, the summary consolidated statement of operations data for the nine months ended September 30, 2000 include the results of operations of BlueStar from the date of acquisition (September 22, 2000) through September 30, 2000. The summary consolidated financial data for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year or further periods.

  (4) For purposes of determining the deficiency of earnings available to cover fixed charges, "earnings" included pre-tax loss from operations adjusted for fixed charges. "Fixed charges" included interest expense, capitalized interest, amortization of debt discount and financing costs, and that portion of rent expense which we believe to be representative of interest. In view of our limited operating history and due to additional interest charges (including amortization of debt discount and debt issuance costs) with respect to our existing debt securities, the deficiency of earnings available to cover fixed charges should not be considered indicative of the deficiency of earnings available to cover fixed charges in the future.

                                  RISK FACTORS

       AN INVESTMENT IN OUR CONVERTIBLE NOTES OR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO REVIEWING OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE DECIDING TO PURCHASE OUR CONVERTIBLE NOTES OR COMMON STOCK. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WE USE WORDS SUCH AS "ANTICIPATES," "BELIEVES," "PLANS," "EXPECTS," "FUTURE," "INTENDS," "ESTIMATES," "PROJECTS" AND SIMILAR EXPRESSIONS TO IDENTIFY FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS. WE DISCLAIM ANY OBLIGATION TO UPDATE INFORMATION CONTAINED IN ANY FORWARD-LOOKING STATEMENT.

WE ARE CURRENTLY FACING SIGNIFICANT CHALLENGES TO OUR BUSINESS THAT MAY CAUSE US TO DELAY OR LIMIT OUR CONTINUED GROWTH OR OPERATIONS

       We recently announced a new top level, organization-wide business plan for 2001 because we believe that, due to the financial difficulties facing our Internet service provider customers and the resulting adjustments to our revenue that resulted from their inability to pay for our services, the shareholder and noteholder lawsuits against us, the fact that we have generated significant net losses and that we continue to experience negative cash flow, it may be difficult for us to access the capital markets on reasonable terms or at all. These challenges that we are facing, combined with this potential for continuing lack of access to capital on reasonable terms or at all, may cause us to make further revisions to our business plan, or delay, curtail, reduce the scope of, or eliminate our marketing and sales efforts, the scope of our network, and our other operations. If we must further revise our business plan because of the continued negative impact of the financial difficulties of our Internet service provider customers or adverse results from resolving existing lawsuits, we may not achieve positive cash-flow or turn profitable as planned, expected or announced.

OUR BUSINESS WILL SUFFER IF OUR INTERNET SERVICE PROVIDERS AND
TELECOMMUNICATIONS CARRIERS AND OTHER THIRD PARTIES ARE NOT SUCCESSFUL IN MARKETING AND SELLING OUR SERVICES OR CONTINUE TO HAVE PROBLEMS PAYING FOR OUR SERVICES

       We primarily market our Internet access services through Internet service providers, telecommunications carriers and other customers for resale to their business and consumer end-users. To date, a limited number of Internet service providers have accounted for the significant majority of our revenues. For example, in the months of August, September and October of 2000, one of our Internet service providers provided approximately 40% of our orders. As a result, a significant reduction in the number of end-users or revenues provided by one or more of our key Internet service providers could materially harm our operating results including revenues and line-growth in any given period. We expect that our Internet service provider customers and telecommunications carriers will account for the majority of our future market penetration and revenue growth. Market or other conditions that adversely affect our Internet service provider customers could result in slower revenue growth. Our agreements with our customers are generally non-exclusive. Many of our customers also resell services offered by our competitors. In addition, a number of our customers have committed to provide large numbers of end-users in exchange for price discounts. If our customers do not meet their volume commitments or otherwise do not sell our services to as many end-users as we expect, our business will suffer. In addition, future relationships we may establish with other third parties may not result in significant line orders or revenues.

       Due to difficulty accessing the capital markets and, in some cases, inability to generate sufficient revenues to be self-funding, several of our Internet service provider customers have experienced financial difficulties and are not current in their payments for our services. As a result, we did not record revenue from certain Internet service provider customers during the third and fourth quarters of 2000. As of December 31, 2000, 19 Internet service provider customers, which account for approximately 92,000 of our 274,000 installed lines were experiencing severe shortfalls in operating capital and were not able to stay current in their payments. Four of these nineteen Internet service provider customers, Flashcom, Zyan Communications, Relay Point and Fastpoint, have filed for bankruptcy protection. As of December 31, 2000, these four Internet service provider customers represented more than half of the 92,000 lines served through these nineteen Internet service provider customers. With respect to the 19 Internet service provider customers, approximately 50% of their lines are business lines and approximately 50% are consumer lines. Business lines carry a higher profit margin than consumer lines. Although we will continue to try to obtain payments from these customers, it is likely that we will not be able to obtain payments from one or more of these customers. With respect to the four Internet service provider customers that are in bankruptcy proceedings, as well as any additional Internet service provider customers that seek bankruptcy protection, there can be no assurance that we will ultimately collect sums owed to us by these customers and it remains uncertain what consequence, if any, bankruptcy proceedings would have on lines installed for such customers. Moreover, to the extent that we receive payments from customers that subsequently seek bankruptcy protection, we may be required to return some or all of these payments to the bankruptcy trustee. The inability of our Internet service provider customers to pay these past due amounts, and to make timely payments for our services in the future, has adversely affected our financial condition and results of operations and may continue to do so in the future.

       We expect that additional Internet service provider customers may be unable to pay for our services in the future if they are unable to obtain additional funding which means that we will not recognize the revenue associated with these additional Internet service provider customers. We have terminated our contracts with some of these Internet service provider customers and we have and may continue to disconnect end-users that are purchasing our services from delinquent Internet service providers. There can be no assurance that these end-users will continue to purchase our services from us or from another one of our Internet service provider customers. Even if we are able to transition these end-users to another Internet service provider or to ourselves, such migrations will require a significant amount of our resources and cause disruptions in our processes and operations, which may impair our ability to install new lines as they are ordered. Any of these circumstances could adversely affect our business.

WE ARE A PARTY TO LITIGATION AND ADVERSE RESULTS OF SUCH LITIGATION MATTERS COULD NEGATIVELY IMPACT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

       Several of our shareholders have filed class action lawsuits against us, our former president and Chief Executive Officer, Robert E. Knowling, and our current executive vice president and Chief Financial Officer, Mark H. Perry. These lawsuits were filed in the United States District Court for the Northern District of California. The complaints in these matters allege violations of federal securities laws on behalf of persons who purchased our securities, including those who purchased Common Stock and those who purchased convertible notes, during the periods from September 7, 2000 to October 17, 2000 or September 7, 2000 to November 14, 2000. The relief sought includes monetary damages and equitable relief.

       Three purchasers of our convertible notes have filed complaints in California Superior Court for the County of Santa Clara. These complaints allege fraud and deceit, negligence and violations of state securities laws in connection with our sale of the convertible notes. The relief sought includes rescission of their aggregate purchases of approximately $90 million in aggregate principal amount of convertible notes and unspecified damages, including punitive damages. The plaintiff in one of these matters has requested a trial date in August 2001, but we intend to oppose this request. One of the plaintiffs in these matters has also sought a writ of attachment for the full amount of their rescission claim for their purchases of convertible notes. On December 11, 2000, this request for a writ of attachment of $46 million in aggregate principal amount of our convertible notes was denied. Three additional purchasers have indicated that they intend to file similar lawsuits.

       In addition, a former LaserLink.net shareholder has filed a complaint against us in the Supreme Court for the State of New York. He is seeking damages arising out of our alleged failure to register Covad shares that he received in exchange for his Laser Link.net shares. We do not believe that his claims have any merit, but we cannot assure you that we will prevail in this matter.

       While we believe we have strong defenses to and are vigorously defending these lawsuits, the total outcome of these litigation matters is inherently unpredictable and there is no guarantee we will prevail. Moreover, we cannot guarantee the successful resolution of these actions and an adverse result in these actions, including settlement of these actions, could negatively impact our financial condition and results of operations. In addition, defending such actions could result in substantial costs and diversion of resources that could adversely affect our financial condition, results of operations and cash flows.

WE WILL NEED ADDITIONAL FUNDS IN THE FUTURE IN ORDER TO CONTINUE TO GROW OUR BUSINESS

       After consideration of the distressed financial condition of our Internet service provider customer channel and after discussion with our legal counsel regarding the current status and the potential impact of the various lawsuits filed against us by certain shareholders and purchasers of our convertible notes, we believe our current cash, cash-equivalents and short-term investments, including proceeds received from our recently completed stock purchase agreement with SBC, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures into the first quarter of 2002. This is based on the assumption that there will not be an ultimate unfavorable outcome in the securities litigation in which we are involved prior to January 2002, and, if necessary, we will develop a contingency plan to address any material adverse developments in the securities litigation. Thereafter, we will be required to raise additional capital through the issuance of debt or equity financings. We may choose to raise additional capital sooner, depending on market conditions. The actual amount and timing of our future capital requirements will depend upon a number of factors, including:

     o the number of geographic areas targeted and entered and the timing of entry and services offered;

     o    network deployment schedules and associated costs;

     o the rate at which customers and end-users purchase our services and the pricing of such services;

     o the level of marketing required to acquire and retain customers and to attain a competitive position in each region we enter;

     o the rate at which we invest in engineering and development and intellectual property with respect to existing and future technology; and

     o investment opportunities in complementary businesses, acquisitions or other opportunities.

       We also may be unsuccessful in raising sufficient capital at all or on terms that we consider acceptable. Moreover, we believe that current capital market conditions, particularly for our industry, may severely restrict our ability to obtain such additional financing. In addition, we expect that the revenue recognition issues that we reported with our third quarter results, and the legal proceedings against us which followed the announcement of our earnings results for the third quarter, will make it particularly difficult for us to access capital markets. If we are unable to obtain required additional capital or are required to obtain it on terms less satisfactory than we desire, we may be required to further delay the expansion of our business or take or forego actions, any or all of which could harm our business and hinder our ability to repay our indebtedness or respond to competitive industry developments.

       In addition, indentures governing our existing indebtedness contain covenants that may restrict our business activities and our ability to raise additional funds. As a result, we may not be able to undertake certain activities which management believes are in our best interest to develop our business. We also may be unable to raise as much additional funding through the issuance of debt securities as we may need in the future. This could require us to raise funding through the issuance of equity securities or to seek to amend our indentures, which we may be unable to do on acceptable terms.

OUR SUCCESS DEPENDS ON OUR RETENTION OF CERTAIN KEY PERSONNEL, OUR ABILITY TO HIRE ADDITIONAL KEY PERSONNEL AND THE MAINTENANCE OF GOOD LABOR RELATIONS

       We depend on the performance of our executive officers and key employees. In particular, our senior management has significant experience in the data communications, telecommunications and personal computer industries, and the loss of any of them could negatively affect our ability to execute our business strategy. Additionally, we do not have "key person" life insurance policies on any of our employees.

       Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical, sales, marketing, and managerial personnel as we add end-users to our network. Competition for such qualified personnel is intense. The recent significant drop in our stock price has eliminated the value of stock options held by our employees, making it more difficult to retain employees in this competitive market. This is particularly the case in software development, network engineering and product management. We also may be unable to attract, assimilate or retain other highly qualified technical, operations, sales, marketing and managerial personnel. Our business will be harmed if we cannot attract the necessary technical, sales, marketing and managerial personnel. In addition, in the event that our employees unionize, we could incur higher ongoing labor costs and disruptions in our operations in the event of a strike or other work stoppage.

       The resignation of Robert E. Knowling, Jr. as our President, Chief Executive Officer and Chairman of the Board of Directors and other related organizational changes may also cause significant disruption to our business. His resignation also may impair our ability to retain and attract other key personnel.

WE MAY BE ADVERSELY AFFECTED BY OUR DIFFICULTY ACCESSING CAPITAL MARKETS AND SUCH CAPITAL CONSTRAINTS MAY CAUSE US TO REVISE OUR BUSINESS STRATEGIES AND/OR DELAY OR LIMIT CONTINUED GROWTH OR OPERATIONS

       In order to fund continued development, deployment and expansion of our networks and fund operating losses, we will need continued access to the capital markets on terms we believe are reasonable. If adequate funds are unavailable or not available on acceptable terms, we may further revise our business strategies and/or further delay, curtail, reduce the scope of, or eliminate the expansion of our networks, operations and/or our marketing and sales efforts. Should we revise our business strategies, we may not achieve break even on a cash-flow basis or EBITDA basis or turn to profitability as planned, expected or announced.

       We believe that current capital market conditions, particularly for our industry, will significantly reduce our ability to obtain additional financing on reasonable terms or at all. In addition, we expect that the revenue recognition issues that we reported with our third quarter results, and the legal proceedings against us which followed such announcements, will make it particularly difficult for us to access capital markets. We have already made significant reductions in our capital expenditures in response to these events. If we experience continued or prolonged barriers to raising additional financing through the capital markets, we may need to make additional significant reductions in our capital expenditures. Such reductions could have a material adverse effect on our financial condition and business operations and prevent us from effectively implementing our business plan. Such reductions may also adversely affect the relationships with our customers and/or their end-users that may in turn adversely affect our growth and financial results.

       We have no commitments for any future financing and there can be no assurance that we will be able to obtain additional financing in the future from either debt or equity financings, bank loans, collaborative arrangements or other sources on terms acceptable to us, or at all. Any additional equity financing may be dilutive to our stockholders. Collaborative arrangements, if necessary to raise additional funds, may require us to relinquish rights to, among other things, market our services in certain territories.

IT MAY BE NECESSARY FOR US OR OUR INTERNET SERVICE PROVIDER CUSTOMERS TO REDUCE CAPITAL EXPENDITURES WHICH MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS

       We are in the process of making significant reductions in our capital expenditures, which may adversely affect our financial results. We have never previously reduced our capital expenditures and it is uncertain what affect such a reduction will have on our operations, customer and/or end-user relationships, growth prospects and financial results. Even with these capital reductions that we are making, we may not be able to break even on a cash-flow basis or EBITDA basis or turn to profitability as planned, expected or announced.

       Likewise, we expect that many of our Internet service provider customers will make significant cutbacks in their capital expenditures, which would in turn adversely affect our financial results. Since our Internet service provider customers face many of the same challenges that we face, we may be adversely affected by these reductions since it is uncertain what effect such reductions will have on their operations, customer and/or end-user relationships, growth prospects and financial results. Any significant adverse effect on our Internet service provider customers may adversely affect us.

REJECTIONS OF OUR APPLICATIONS FOR CENTRAL OFFICE AND REMOTE TERMINAL SPACE BY TRADITIONAL TELEPHONE COMPANIES ARE LIKELY TO DELAY THE EXPANSION OF OUR NETWORK AND THE ROLLOUT OF OUR SERVICES

       We must secure physical space from traditional telephone companies for our equipment in their central offices in order to provide our services in our targeted metropolitan statistical areas. In the past, we have experienced rejections of our applications to secure this space in many central offices, and we continue to receive rejections in some central offices. In addition, to provide a full range of DSL services, we must access remote terminals, which are used by traditional telephone companies to serve end-users through a combination of fiber optic technology and copper wires. Traditional telephone companies are increasing their deployment of fiber-fed remote terminal architectures (for example, SBC's "Project Pronto"). For us to provide copper based DSL services to these end-users, we need to access the copper telephone wires that terminate at these remote terminals.

       We expect that, as we proceed with our deployment, we will face additional rejections of our applications for central office space in our other targeted metropolitan statistical areas. These rejections have in the past resulted, and could in the future result, in delays and increased expenses in the rollout of our services in our targeted metropolitan statistical areas, including delays and expenses associated with engaging in legal proceedings with the traditional telephone companies. This has harmed our business and is likely to continue to harm our business in the future periods.

       We face other challenges in dealing with the traditional telephone companies:

     o there may be real limitations on the availability of central office space in certain central offices and remote terminals;

     o they frequently claim lack of available facilities when asked by us to provide connections between central offices, remote terminals, and telephone wires to end-users;

     o they frequently fail to promise delivery of, and fail to deliver, properly connected telephone wires to our end-users on time;

     o they frequently do not cooperate in providing us with relevant telephone wire information, such as the length of the wire;

     o they frequently do not deploy or provide us with integrated software systems that allow us to seamlessly place large volumes of orders for telephone lines;

     o they frequently do not cooperate in maintaining and resolving problems relating to delivery of telephone lines; and

     o they frequently do not cooperate in providing relevant information about the presence and types of remote terminals that may be serving end-users.

       We are engaged in a variety of negotiations, regulatory disputes and legal actions to resolve these situations. We may be unable to resolve these matters successfully.

       The Federal Communications Commission ("FCC") has been reviewing the policies and practices of the traditional telephone companies with the goal of facilitating the efforts of competitive telecommunications companies to obtain central office space and telephone wires more easily and on more favorable terms. On March 31, 1999, the FCC adopted rules to make it easier and less expensive for competitive telecommunications companies to obtain central office space and to require traditional telephone companies to make new alternative arrangements for obtaining central office space. However, the FCC's new rules have not been uniformly implemented in a timely manner, may not ultimately enhance our ability to obtain central office space, and have been subject to litigation.

       Moreover, in March 2000, a federal appeals court struck portions of the FCC's new rules, and has required the FCC to reconsider and review those rules. In particular, the appeals court has required the FCC to revise its rules concerning the types of equipment that we may collocate on the traditional telephone company premises and the steps that traditional telephone companies may take to separate their equipment from our equipment. The traditional telephone companies may implement the court's ruling and any subsequent FCC rules in a manner that impairs our ability to obtain collocation space and collocate the equipment of our choice on their premises. Such actions by the traditional telephone companies could adversely affect our business and disrupt our existing network design, configuration and services.

       On November 5, 1999, the FCC adopted rules that require traditional telephone companies to provide access to remote terminal locations and to require them to provide access to copper wires that terminate at these terminals. These rules went into effect in May 2000. In February of 2000, SBC sought a waiver from the FCC of certain merger conditions that it had agreed to as part of its merger with Ameritech. Specifically, SBC sought permission from the FCC to put ownership of certain advanced services equipment in the SBC ILECs, rather than in SBC's advanced services affiliate as required by those merger conditions. SBC sought the waiver in order to facilitate deployment of a new remote terminal architecture throughout its network (called "Project Pronto"). On September 7, 2000, the FCC adopted an order granting SBC's waiver request, subject to numerous conditions designed to ensure that competitive LEC's, such as us, have nondiscriminatory access to all of the features, functions and capabilities of the Pronto architecture.

CHARGES FOR UNBUNDLED NETWORK ELEMENTS ARE OUTSIDE OF OUR CONTROL BECAUSE THEY ARE PROPOSED BY THE TRADITIONAL TELEPHONE COMPANIES AND ARE SUBJECT TO COSTLY REGULATORY APPROVAL PROCESSES

       Traditional telephone companies provide the unbundled DSL-capable lines or telephone wires that connect each end-user to our equipment located in the central offices. The 1996 Telecommunications Act generally requires that charges for these unbundled network elements be cost-based and nondiscriminatory. The nonrecurring and recurring monthly charges for DSL-capable lines (telephone wires) that we require vary greatly. These rates are subject to the approval of the state regulatory commissions. The rate approval processes for DSL-capable lines and other unbundled network elements typically involve a lengthy review of the rates proposed by the traditional telephone companies in each state. The ultimate rates approved typically depend on the traditional telephone company's initial rate proposals and the policies of the state public utility commission. These rate approval proceedings are time-consuming and expensive. Consequently, we are subject to the risk that the non-recurring and recurring charges for DSL-capable lines and other unbundled network elements will increase based on rates proposed by the traditional telephone companies and approved by state regulatory commissions from time to time, which would harm our operating results.

       On July 18, 2000, the United States Court of Appeals for the Eighth Circuit struck down the FCC's total element long run incremental cost methodology, which the FCC previously required state commissions to use in setting the prices for collocation and for unbundled network elements we purchase from the traditional telephone companies. The Court also rejected an alternative cost methodology based on "historical costs," which was advocated by the traditional telephone companies. In rejecting the FCC's cost methodology, the Court held that it is permissible for the FCC to prescribe a forward-looking incremental cost methodology that is based on actual incremental costs under the 1996 Telecommunications Act.

       The Eighth Circuit's decision creates some additional uncertainty concerning the prices that we are obligated to pay the traditional telephone companies for collocation and unbundled network elements. Although the FCC has appealed the Eighth Circuit's decision, it may also adopt new rules to reflect the cost methodology that was approved by the Eighth Circuit. It is uncertain whether the Eighth Circuit's decision will be affirmed by the United States Supreme Court. It is also uncertain whether the FCC and the state commissions will implement a new cost methodology as a result of this decision.

       The impact of these judicial and regulatory decisions on the prices we pay to the traditional telephone companies for collocation and unbundled network elements is highly uncertain. There is a risk that any new prices set by the regulators could be materially higher than current or currently expected prices. If we are required to pay higher prices to the local telephone companies for collocation and unbundled network elements, it could have a material adverse effect on our business.

THE FAILURE OF TRADITIONAL TELEPHONE COMPANIES TO ADEQUATELY PROVIDE TRANSMISSION FACILITIES AND PROVISION TELEPHONE WIRES IS LIKELY TO IMPAIR OUR ABILITY TO INSTALL LINES AND ADVERSELY AFFECT OUR GROWTH RATE

       We interconnect with and use traditional telephone companies' networks to service our customers. This presents a number of challenges because we depend on traditional telephone companies:

     o to use their technology and capabilities to meet certain telecommunications needs of our customers and to maintain our service standards;

     o to cooperate with us for the provision and maintenance of transmission facilities; and

     o to provide the services and network components that we order, for which they depend significantly on unionized labor. Labor issues have in the past, and may in the future, hurt the telephone companies' performance. For example, in August 2000, employees of Verizon Communications conducted a work stoppage that impaired its ability to provision, maintain and repair the telephone lines that we use to deliver our services.

       Our dependence on the traditional telephone companies has caused and could continue to cause us to encounter delays in establishing our network and providing higher speed DSL services. We rely on the traditional telephone companies to provision telephone wires to our customers and end-users. We must establish efficient procedures for ordering, provisioning, maintaining and repairing large volumes of DSL capable lines from the traditional telephone companies. We must also establish satisfactory electronic billing and payment arrangements with the traditional telephone companies. We may not be able to do these things in a manner that will allow us to retain and grow our customer and end-user base.

       It has been and continues to be our experience that, at any given time, one or more of the traditional telephone companies will fail to deliver the central office space, transmission facilities, telephone wires or other elements, features and functions that our business requires. For example, the traditional telephone companies currently are significantly impairing our ability to efficiently install our services, and this has adversely affected the growth in the volume of orders we receive. The failure of the traditional telephone companies to consistently and adequately deliver operable telephone wires to us on time has significantly contributed to an increase in the backlog of uninstalled orders. The continued inadequate performance of the traditional telephone companies could slow the growth in our revenues and reduce the growth in orders placed by our customers, which could materially harm our business.

       On November 18, 1999, the FCC decided that the traditional local telephone companies must provide us and other competitive local exchange carriers with access to line sharing. This allows us to provide our services over the same telephone wire used by the traditional telephone companies to provide analog voice services. The FCC directed the traditional local telephone companies to enter into agreements with competitors, such as ourselves, and take the necessary steps to provide such access by mid-2000. Beginning in 2001, we will generally provision new orders for consumer-grade services over line-shared telephone wires. If the traditional telephone companies fail to deliver line-shared telephone wires in sufficient quantities or to deliver functioning line-shared telephone wires in an acceptable period of time, the growth of our consumer business will be adversely affected.

       Although we have entered into interim line sharing agreements with the major local telephone carriers, the permanent rates, terms and conditions of line sharing access have not yet been mutually agreed to between the traditional local phone companies and us. Many state commissions have not yet arbitrated disputes or set line sharing rates in connection with failed negotiations between traditional local phone companies and us. We are experiencing ongoing difficulties with the traditional local telephone companies as they attempt to provide us with line sharing which has resulted in disruption and dislocation to our ability to provide our services. The performance of the various traditional telephone companies varies widely. The efforts of the traditional phone companies have adversely affected our ability to scale our consumer-grade services and to make those services profitable.

WE DEPEND ON THE TRADITIONAL TELEPHONE COMPANIES FOR THE QUALITY AND AVAILABILITY OF THE TELEPHONE WIRES THAT WE USE

       We depend significantly on the quality and availability of the traditional telephone companies' telephone wires, shared lines and the traditional telephone companies' maintenance of such wires. We may not be able to obtain the telephone wires and the services we require from the traditional telephone companies at satisfactory quality levels, rates, terms and conditions. Our inability to do so could delay the expansion of our network and degrade the quality of our services to our customers.

OUR BUSINESS WILL SUFFER IF OUR INTERCONNECTION AGREEMENTS ARE NOT RENEWED OR IF THEY ARE MODIFIED ON UNFAVORABLE TERMS

       We are required to enter into and implement interconnection agreements in each of our targeted metropolitan statistical areas with the appropriate traditional telephone companies in order to provide service in those regions. We may be unable to timely enter into these agreements, which is prerequisite for us to provide service in those areas. Many of our existing interconnection agreements have a maximum term of three years. Therefore, we will have to renegotiate these agreements with the traditional telephone companies when they expire. We may not succeed in extending or renegotiating them on favorable terms or at all.

       As the FCC modifies, changes and implements rules related to unbundling and collocation, we generally have to renegotiate our interconnection agreements with the traditional telephone companies in order to implement those new or modified rules. We may be unable to timely renegotiate these agreements, or we may be forced to arbitrate and litigate with the traditional telephone company agreement terms that fully comply with FCC rules. As a result, although the FCC may implement rules or policies designed to speed or improve our ability to provide services, we may not be able to timely implement those rules or policies.

       Additionally, disputes have arisen and will continue to arise in the future as a result of differences in interpretations of the interconnection agreements. For example, we are in litigation proceedings with certain of the traditional telephone companies. These disputes have delayed the deployment of our network, and resolution of the litigated matters will cause us ongoing expenditure of money and management time. They may have also negatively affected our service to our customers and our ability to enter into additional interconnection agreements with the traditional telephone companies in other states. In addition, the interconnection agreements are subject to state commission, FCC and judicial oversight. These government authorities may modify the terms of the interconnection agreements in a way that harms our business.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
HISTORY

       We were incorporated in October 1996 and introduced our services commercially in the San Francisco Bay Area in December 1997. Because of our limited operating history, you have limited operating and financial data upon which to evaluate our business. You should consider that we have the risks of an early stage company in a new and rapidly evolving market. To overcome these risks, we must:

     o    rapidly expand the geographic coverage of our services;

     o attract and retain customers within our existing and in new metropolitan statistical areas;

     o    increase awareness of our services;

     o    respond to competitive developments;

     o    continue to attract, retain and motivate qualified persons;

     o continue to upgrade our technologies in response to competition and market factors;

     o    manage our traditional telephone company suppliers;

     o    adapt to regulatory changes;

     o    rapidly install high-speed access lines and/or implement line sharing;

     o grow our revenue and increase our margins to cover our sizable network costs;

     o    effectively manage the growth of our operations; and

     o deliver additional value-added services to our customers without causing existing customers to cease reselling our services or reducing the volume or rate of growth of sales of our services.

WE HAVE A HISTORY OF LOSSES AND EXPECT INCREASING LOSSES IN THE FUTURE

       We have incurred substantial losses and experienced negative cash flow each fiscal quarter since our inception. As of September 30, 2000, we had an accumulated deficit of approximately $679.7 million. To date, we have increased our capital expenditures and operating expenses each quarter in order to expand our business. Although we are in the process of reducing our capital expenditures, we expect to incur substantial additional net losses and substantial negative cash flow for the next several years due to continued development, commercial deployment and expansion of our network. We may also make investments in and acquisitions of businesses that are complementary to ours to support the growth of our business. Our future cash requirements for developing, deploying and enhancing our network and operating our business, as well as our revenues, will depend on a number of factors including:

     o the number of regions entered, the timing of entry and services offered;

     o    network development schedules and associated costs;

     o the rate at which customers and end-users purchase our services and the pricing of such services;

     o    the financial condition of our customers;

     o the level of marketing required to acquire and retain customers and to attain a competitive position in the market place;

     o the rate at which we invest in engineering and development and intellectual property with respect to existing and future technology;

     o    pending litigation;

     o    existing and future technology; and

     o    unanticipated opportunities.

       In addition, we expect our net losses to increase in the future due to interest and amortization charges related to our 13 1/2% senior discount notes (the "1998 notes") due 2008, our 12 1/2% senior notes (the "1999 notes") due 2009, our 12% senior notes due 2010 (the "2000 notes") and the convertible notes, and the amortization charges related to our issuance of preferred stock to AT&T Ventures and two affiliated funds ("AT&T Ventures"), XO Communications (formerly NEXTLINK Communications, Inc. ("NEXTLINK") and Concentric Network Corporation) and Qwest Communications International Inc. ("Qwest") in January 1999. For example:

       o Interest and amortization charges relating to the 1998 notes were approximately $22.3 million during the year ending December 31, 1999. These charges will increase each year until the year ending December 31, 2004, during which period the interest and amortization charges will be approximately $36.9 million. This increase is due to the accretion of the 1998 notes to $260 million through March 2003.

       o Interest and amortization charges relating to the 1999 notes were approximately $24.8 million during the year ending December 31, 1999 and will increase slightly each year to approximately $29.3 million during the year ending December 31, 2008.

       o Interest and amortization charges relating to the 2000 notes will be approximately $48.2 million during the year ending December 31, 2000 and will be $52.2 million each following year through the maturity of the notes in February 2010.

       o Interest and amortization charges relating to the convertible notes will be approximately $8.9 million during the year ending December 31, 2000, assuming no conversion prior to year end, and will be approximately $33.1 million each following year until the convertible notes are converted or, if not converted, until maturity of the convertible notes in September 2005.

       o We recorded intangible assets of $28.7 million associated with the issuance of our preferred stock to AT&T Ventures, NEXTLINK (now XO Communications) and Qwest. Amortization charges relating to our preferred stock issuance were approximately $8.2 million during the year ending December 31, 1999. These amounts will result in an annual amortization charge of approximately $8.4 million in each of the years in the two-year period ending December 31, 2001.

       o We recorded goodwill and other intangible assets of $398.6 million resulting from the acquisition of Laser Link. Amortization charges relating to this acquisition will be approximately $61.0 million during the year ending December 31, 2000 and approximately $79.7 million annually from 2001 through 2004 and $17.7 million in 2005.

       o We recorded goodwill and other intangible assets of $123.1 million resulting from the acquisition of BlueStar. Amortization charges relating to this acquisition will be approximately $7.6 million during the year ending December 31, 2000, approximately $27.5 million during the years ending December 31, 2001 and 2002, approximately $25.6 million during the year ending December 31, 2003, approximately $20.3 million during the year ending December 31, 2004, and approximately $14.9 million during the year ending December 31, 2005.

       Any future financing we are able to obtain may be on terms less favorable to us than the terms of our existing financings, and charges related to any such future financing may be proportionately greater.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE IN FUTURE PERIODS AND, MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS

       Our annual and quarterly operating results are likely to fluctuate significantly in the future as a result of numerous factors, many of which are outside of our control. These factors include:

     o the effect of our revised business plan on our relationships with our customers;

     o the amount and timing of capital expenditures and other costs relating to the expansion of our network and the marketing of our services;

     o difficulties we may face in accessing the capital markets to fund such capital expenditures;

     o the bankruptcy or other financial difficulties experienced by our Internet service provider customers;

     o our ability to collect "past-due" receivables from certain key customers;

     o receipt of timely payment from our Internet service provider and other customers;

     o delays in the commencement of operations in new regions and the generation of revenue because certain network elements have lead times that are controlled by traditional telephone companies and other third parties;

     o the ability to develop and commercialize new services by us or our competitors;

     o the ability to order or deploy our services on a timely basis to adequately satisfy end-user demand;

     o    our ability to successfully operate our network;

     o    the rate at which customers subscribe to our services;

     o the necessity of decreasing in the prices for our services due to competition, volume-based pricing and other factors;

     o our ability to retain Internet service provider, enterprise and telecommunications carrier customers and limit end-user churn rates;

     o our ability to successfully defend our company against certain pending litigation;

     o the mix of line orders between consumer end-users and business end-users (which typically have higher margins);

     o the success of our relationship with AT&T and other potential third parties in generating significant end-user demand;

     o our ability to reduce our capital expenditures and other expenses without jeopardizing our relationships with key customers and suppliers;

     o the timing and willingness of traditional telephone companies to provide us with central office space and the prices, terms and conditions on which they make available the space to us;

     o the development and operation of our billing and collection systems and other operational systems and processes;

     o the rendering of accurate and verifiable bills by our traditional telephone company suppliers and resolution of billing disputes;

     o the incorporation of enhancements, upgrades and new software and hardware products into our network and operational processes that may cause unanticipated disruptions;

     o the changing interpretation and enforcement of regulatory developments and court rulings concerning the 1996 Telecommunications Act, interconnection agreements and the anti-trust laws;

     o our ability to integrate the businesses we acquire into our business efficiently; and

     o    the availability of equipment and services from key vendors.

       As a result, it is likely that in some future quarters our operating results will be below the expectations of securities analysts and investors. If this happens, the trading price of our common stock would likely decline.

WE CANNOT PREDICT WHETHER WE WILL BE SUCCESSFUL BECAUSE OUR BUSINESS STRATEGY IS LARGELY UNPROVEN

       We believe that we were the first competitive telecommunications company to widely provide high-speed Internet and network access using DSL technology. To date, our business strategy remains significantly unproven. To be successful, we must develop and market services that achieve broad commercial acceptance by Internet service provider, enterprise and telecommunications carrier customers in our targeted metropolitan statistical areas. Because our business and the demand for high-speed digital communications services are in the early stages of development, we are uncertain whether our services will achieve broad commercial acceptance.

       It is uncertain whether our strategy of selling and providing our service through Internet service providers, telecommunication carriers and others will be successful. This strategy creates marketing, operational and other challenges and complexities that are less likely to appear in the case of a single entity providing integrated DSL and ISP services. For example, cable modem service providers, such as Excite@Home Corporation and Time Warner, Inc., market, sell and provide high-speed services, Internet access and content services on an integrated basis. Since we are currently selling most of our services to end-users through third parties, our ability to retain these end-users is largely dependent on the performance of these resellers. If these resellers fail to satisfy their obligations to their end-users, or if they do not pay us for our services, we may lose end-users or we may be forced to disconnect end-users. Also, our new DSL + IP and VBSP services may adversely affect our relationship with our current ISP customers, since we will be providing some of the services that they provide. We do not anticipate that this will have a substantial adverse effect on our relationship with our ISP customers because we will be able to provide our ISP customers with these additional services at a lower cost then they would pay if they developed these additional services internally.

       Three recently-announced mergers and acquisitions--between America Online, Inc. and Time Warner, Inc., between NTT and Verio, and between NEXTLINK and Concentric Network Corporation (now XO Communications)--highlight a growing trend among service providers and telecommunications carriers to combine the marketing, selling and provision of high-speed data transmission services, Internet access and content services. While we do not believe that such combined entities providing integrated services will materially adversely affect our business, no assurance can be given that such combinations will not ultimately have such a material adverse effect. Further, no assurance can be given that additional acquisitions of Internet service providers by traditional and local competitive telecommunications carriers, and other strategic alliances between such entities, will not harm our business.

       In light of our acquisition of Laser Link.Net, Inc. and other changes we have made in our business, some of our existing Internet service provider customers may perceive us as a potential or actual competitor instead of as a supplier. Similarly, our acquisition of BlueStar, which sells its services directly to end-users, may cause our existing Internet service provider customers to view us as a competitor. Such Internet service providers may therefore reduce the volume or the rate of growth of the sales of our services, or may cease to resell our services. No assurance can be given that our provision of additional services will not alienate some or all of our existing customers and thus harm our business.

WE MAY EXPERIENCE DECREASING MARGINS ON THE SALE OF OUR SERVICES, WHICH MAY IMPAIR OUR ABILITY TO ACHIEVE PROFITABILITY OR POSITIVE CASH FLOW

       We may experience decreasing prices for our services due to competition, volume-based pricing, an increase in the proportion of our revenues generated by our consumer services and other factors. Currently, we charge higher prices for some of our services than some of our competitors do for their similar services. As a result, we cannot assure you that our customers and their end-user customers will select our services over those of our competitors. In addition, prices for digital communications services in general have fallen historically, and we expect this trend to continue. We have provided and expect in the future to provide price discounts to customers that commit to sell our services to a large number of their end-user customers. Our consumer-grade services have lower prices and significantly lower profit margins than our business-grade services. In recent months, the number of orders that we have received for consumer-grade services have been greater than the number of orders we have received for business-grade services.

                               SEPTEMBER 30,      DECEMBER 31,    MARCH 31, 2000   JUNE 30,      SEPTEMBER 30,
                                   1999               1999                           2000             2000
                             ------------------ ----------------- --------------- ------------  -----------------
Total Installed                   26,387             44,840           67,912          93,301        112,367
   Business-Grade Lines....
Total Installed Consumer

   Lines...................        4,613             12,160           25,088          44,699         92,633
Total Installed Lines......       31,000             57,000           93,000         138,000        205,000

                                       18

       We expect that the percentage of our revenues which we derive from our consumer services will continue to increase and will likely reduce our overall profit margins. We also expect to reduce prices periodically in the future to respond to competition and to generate increased sales volume. As a result, we cannot predict whether demand for our services will exist at prices that enable us to achieve profitability or positive cash flow.

OUR FAILURE TO MANAGE OUR GROWTH EFFECTIVELY MAY DELAY OUR NETWORK EXPANSION AND SERVICE ROLLOUT

       Our strategy is to significantly increase the number of end-users on our network within our existing metropolitan statistical areas. The execution of this strategy involves:

     o    obtaining and maintaining the required government authorizations;

     o identifying, accessing and initiating service in key central offices within existing and target regions;

     o designing, maintaining and upgrading adequate operational support, billing and collection systems;

     o obtaining central office space and maintaining connections between central offices;

     o obtaining phone lines and electronic ordering facilities from our traditional telephone company suppliers on a timely basis; and

     o entering into and renewing interconnection agreements with the appropriate traditional telephone companies on satisfactory terms and conditions.

       To accomplish this strategy, we must, among other things:

     o    market to and acquire a substantial number of customers and end-users;

     o continue to implement and improve our operational, financial and management information systems, including our client ordering, provisioning, dispatch, trouble ticketing and other operational systems as well as our billing, accounts receivable and payable tracking, collection, fixed assets and other financial management systems;

     o hire and train additional qualified management and technical personnel;

     o manage and resolve any disputes which may arise with our traditional telephone company suppliers;

     o establish and maintain relationships with third parties to market and sell our services, install network equipment and provide field service; and

     o    continue to expand and upgrade our network infrastructure.

       We may be unable to do these things successfully. As a result, we may be unable to deploy our network as scheduled, deploy our services in a timely manner or achieve the operational growth necessary to achieve our business strategy.

       Our growth has placed, and is expected to continue to place, significant demands on our management, operational and capital resources. We expect to implement system upgrades, new software systems and other enhancements, which could cause disruption and dislocation in our business. If we are successful in implementing our marketing strategy, we may have difficulty responding to demand for our services and technical support in a timely manner and in accordance with our customers' expectations. We expect these demands to require the addition of new management personnel and the increased outsourcing of Covad functions to third parties. We may be unable to do this successfully, in which case we could experience a reduction in the growth of our line orders and therefore our revenues.

       In February to March 2000, we deployed new software systems that caused some disruption to our business while enhancing the productivity and efficiency of certain operational practices. Future changes in our processes that we introduce or we are required to introduce as a result of our arrangements with the traditional telephone companies could cause similar or more serious disruption to our ability to provide our services and to our overall business.

       Thus far we have electronically linked our own ordering software systems to the software systems of five of the traditional telephone companies. Such electronic linkage is essential for us to successfully place a large volume of orders for access to telephone wires. There is no assurance that we will be successful in electronically linking our software system to those of all of the traditional telephone companies who we rely on for the supply of access to their telephone wires. Even if we have such electronic links, we cannot assure you that we will be able to process all of our orders through such electronic links, which would require additional human intervention. Our failure to electronically link our systems with those of all major traditional telephone companies would severely harm our ability to provide our services in large volume to our customers.

       Although we are continuing to grow our business, we are also exploring various strategies for reducing our costs. As we implement these strategies, we may cause disruption to our business if we do not manage this cost cutting effort properly. For example, we are in the process of closing approximately 250 of our central offices. We expect that these closings will result in significantly reduced service to customers that have end-users served out of those central offices, and those customers may choose to seek services from our competitors. We are strategically selecting central offices for closure that service the fewest end-users or are otherwise less productive. However, there can be no assurance that closing these central offices will not result in significant loss of our customers' confidence, and otherwise disrupt our business.

       We have recently experienced a significant increase in the volume of orders for our line-shared consumer-grade services. We continue to encounter difficulties with our internal operations and with the traditional telephone companies that are providing the line-shared telephone wires. We are improving the processes involved in line-sharing, but we currently have a significant backlog of uninstalled orders for line-shared services because of ongoing difficulties with our operational processes and the traditional telephone companies.

       Beginning in 2001, we are seeking to provision new orders for consumer-grade services over line-shared telephone wires whenever possible. We have not yet proven our ability to efficiently scale our line-shared consumer-grade operations and business, so this widespread implementation of line-sharing may cause disruption and dislocation to our business, which could jeopardize our relationships with our customers and with end-users of our services. We also may not be able to respond to increasing demand for consumer-grade services. This may lead to reduced demand for our services and may adversely affect our operating results. Our inability to improve our process for installing line-shared orders continues to adversely affect our ability to reduce our costs and improve our efficiency. In addition, this lack of success will impair further cost reduction efforts, such as our planned implementation of self-installation of line-shared services.

WE HAVE MADE AND MAY MAKE ACQUISITIONS OF COMPLEMENTARY TECHNOLOGIES OR BUSINESSES IN THE FUTURE, WHICH MAY DISRUPT OUR BUSINESS AND BE DILUTIVE TO OUR EXISTING STOCKHOLDERS

       In addition to our acquisitions of Laser Link.Net, Inc., BlueStar Communications Group, Inc. and of preferred stock representing 70% of Loop Telecom (a 50% voting interest), we intend to consider acquisitions of businesses and technologies in the future on an opportunistic basis. Acquisitions of businesses and technologies involve numerous risks, including the diversion of management attention, difficulties in assimilating the acquired operations, loss of key employees from the acquired company, and difficulties in transitioning key customer relationships. In addition, these acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt, large one-time expenses and the creation of goodwill or other intangible assets that result in significant amortization expense. Any acquisition, including the Laser Link, BlueStar and Loop Holdings acquisitions, may not provide the benefits originally anticipated, and there may be difficulty in integrating the service offerings and networks gained through acquisitions and strategic investments with our own. In a strategic investment where we acquire a minority interest in a company, we may lack control over the operations and strategy of the business, and we cannot guarantee that such lack of control will not interfere with the integration of services and distribution channels of the business with our own. Although we attempt to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, such unexpected liabilities nevertheless may accompany such strategic investments and acquisitions. We cannot guarantee that we successfully will:

       o   identify attractive acquisition and strategic investment candidates;

       o   complete and finance additional acquisitions on favorable terms; or

       o   integrate the acquired businesses or assets into our own.

       We cannot guarantee that the integration of our business with any acquired company's business, including the businesses of Laser Link, BlueStar and Loop Holdings, will be accomplished smoothly or successfully, if at all. Any of these factors could materially harm our business or our operating results in a given period.

THE MARKETS WE FACE ARE HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, ESPECIALLY AGAINST ESTABLISHED INDUSTRY COMPETITORS WITH SIGNIFICANTLY GREATER FINANCIAL RESOURCES

       The markets we face for business and consumer Internet access and remote network access services are intensely competitive. We expect that these markets will become increasingly competitive in the future. In addition, the traditional telephone companies dominate the current market and have a monopoly on telephone wires. We pose a competitive risk to the traditional telephone companies and, as both our competitors and our suppliers, they have the ability and the motivation to harm our business. We also face competition from cable modem service providers, competitive telecommunications companies, traditional and new national long distance carriers, Internet service providers, on-line service providers and wireless and satellite service providers. Many of these competitors have longer operating histories, greater name recognition, better strategic relationships and significantly greater financial, technical or marketing resources than we do. Our ability to stay competitive may be reduced if our new business plan is not successful, or if we are unable to obtain additional financing as and when needed. As a result, these competitors:

     o may be able to develop and adopt new or emerging technologies and respond to changes in customer requirements or devote greater resources to the development, promotion and sale of their products and services more effectively than we can;

     o    may form new alliances and rapidly acquire significant market share;
          and

     o may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing high-speed digital services.

       The intense competition from our competitors, including the traditional telephone companies, the cable modem service providers and the competitive telecommunications companies could harm our business.

       The traditional telephone companies represent the dominant competition in all of our target service areas and we expect this competition to intensify. For example, they have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, have their own telephone wires and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers. Certain of the traditional telephone companies have aggressively priced their consumer DSL services as low as $29 per month and their business DSL services as low as $39 per month, placing pricing pressure on our services. While we are allowed to provide our data services over the same telephone wires that they provide analog voice services, we have experienced difficulties in implementing this ability. There is no assurance that we can provide our services in this manner without running into operational or technical obstacles; including those created by the traditional telephone companies. Further, they can offer service to end-users from certain central offices where we are unable to secure central office space and offer service. In addition, consolidations involving the traditional telephone companies may further the traditional telephone companies' efforts to compete with us since the combined entities will benefit from the resources of the traditional telephone company. Accordingly, we may be unable to compete successfully against the traditional telephone companies.

       Cable modem service providers, such as Excite@Home Corporation and MediaOne, the broadband services arm of MediaOne Group (formerly U S West Media Group), and their respective cable partners, are deploying high-speed Internet access services over coaxial cable networks. Where deployed, these networks provide similar, and in some cases, higher-speed Internet access and RLAN access than we provide. They also offer these services at lower price points than our TeleSurfer services. As a result, competition with the cable modem service providers may have a significant negative effect on our ability to secure customers and may create downward pressure on the prices we can charge for our services.

       Many competitive telecommunications companies offer high-speed data services using a business strategy similar to ours. Some of these competitors have begun offering DSL-based access services and others are likely to do so in the future. In addition, some competitive telecommunications companies have extensive fiber networks in many metropolitan areas primarily providing high-speed digital and voice circuits to large corporations, and have interconnection agreements with traditional telephone companies pursuant to which they have acquired central office space in many of our existing and target markets. Further, certain of our customers have made investments in our competitors. As a result of these factors, we may be unsuccessful in generating a significant number of new customers or retaining existing customers.

OUR LEVERAGE IS SUBSTANTIAL AND WILL INCREASE, MAKING IT MORE DIFFICULT TO RESPOND TO CHANGING BUSINESS CONDITIONS

       As of September 30, 2000, we have approximately $1.3 billion of long-term obligations, which consists primarily of the 1998 notes, the 1999 notes, the 2000 notes and the convertible notes. Because the 1998 notes accrete to $260 million through March 2003, we will become increasingly leveraged until then, whether or not we incur new indebtedness in the future. We may also incur additional indebtedness in the future, subject to certain restrictions contained in the indentures governing the 1998 notes, the 1999 notes, the 2000 notes, and the convertible notes to finance the continued development, commercial deployment and expansion of our network and for funding operating losses or to take advantage of unanticipated opportunities. The degree to which we are leveraged could have important consequences. For example, it could:

     o materially limit or impair our ability to obtain additional financing or refinancing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

     o require us to dedicate a substantial portion of our cash flow to the payment of principal and interest on our indebtedness, which reduces the availability of cash flow to fund working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

     o limit our ability to redeem the 1998 notes, the 1999 notes, the 2000 notes and the convertible notes in the event of a change of control; and

     o increase our vulnerability to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS; OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL

       We expect to continue to generate substantial net losses and negative cash flow for at least the next several years. We will require additional capital infusions in the future in addition to our cash flow from operations to permit us to grow our business and pay the principal and interest on our current indebtedness and the convertible notes, and any additional indebtedness we may incur.

       The 1998 notes accrete to $260 million through March 2003 and we must begin paying cash interest on those notes in September 2003. We have provided for the first six payments on the 1999 notes by setting aside approximately $74.1 million in government securities to fund such payments. We began paying cash interest on the 1999 notes in August 1999 and we began paying cash interest on the 2000 notes in August 2000. We will begin paying cash interest on the convertible notes on March 15, 2001.

       Our ability to make scheduled payments with respect to indebtedness will depend upon, among other things:

     o    our ability to achieve significant and sustained growth in cash flow;

     o    receipt of timely payment from our customers;

     o    the rate and success of the commercial deployment of our network;

     o    successful operation of our network;

     o the market acceptance, customer demand, rate of utilization and pricing for our services;

     o our ability to successfully complete development, upgrades and enhancements of our network; and

     o    our ability to complete additional financings.

       Each of these factors is affected by economic, financial, competitive and other factors, many of which are beyond our control. If we are unable to generate sufficient cash flow to service our indebtedness, we may have to reduce or delay network deployments, restructure or refinance our indebtedness or seek additional equity capital, strategies that may not enable us to service and repay our indebtedness. Any failure to satisfy our obligations with respect to the 1998 notes, the 1999 notes, the 2000 notes, or the convertible notes at or before maturity would be a default under the related indentures and could cause a default under agreements governing our other indebtedness. If such defaults occur, the holders of the indebtedness would have enforcement rights, including the right to accelerate payment of the entire amount of the debt and the right to commence an involuntary bankruptcy proceeding against us.

OUR INTELLECTUAL PROPERTY PROTECTION MAY BE INADEQUATE TO PROTECT OUR PROPRIETARY RIGHTS, AND WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS

       We regard certain aspects of our products, services and technology as proprietary. We attempt to protect them with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. These methods may not be sufficient to protect our technology. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently.

       Currently, we have been issued one patent and we have a number of additional patent applications pending. We intend to prepare additional applications and to seek patent protection for our systems and services. These patents may not be issued to us. If issued, they may not protect our intellectual property from competition. Competitors could seek to design around or invalidate these patents.

       Effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries. The global nature of the Internet makes it virtually impossible to control the ultimate destination of our proprietary information. The steps that we have taken may not prevent misappropriation or infringement of our technology. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could harm our business.

       In addition, others may sue us with respect to infringement of their intellectual property rights. Last year we were sued by Verizon (formerly Bell Atlantic) for an alleged infringement of a patent issued to them in September 1998 entitled "Variable Rate and Variable Mode Transmission System." Although the court recently held that we do not infringe Verizon's patent, Verizon has filed a notice of appeal with respect to the court's ruling. As litigation is inherently unpredictable, there is no guarantee that we will prevail on an appeal of this ruling. An unfavorable outcome on appeal of this ruling, or in any other lawsuit that may be brought against us, could limit our ability to provide all our services and require us to pay damages, which could significantly harm our business.

       A manufacturer of telecommunications hardware named "COVID" has filed an opposition to our trademark application for the mark "COVAD and design". Covid has also filed a complaint in the United States District Court for the District of Arizona, alleging claims for false designation of origin, infringement and unfair competition. We do not believe that this lawsuit on the opposition to our trademark application have merit, but these legal proceedings are unpredictable and there is no guarantee we will prevail. If we do not succeed, it could limit our ability to provide our services under the "COVAD" name.

THE SCALABILITY AND SPEED OF OUR NETWORK REMAIN LARGELY UNPROVEN

       As of September 30, 2000, we have deployed our network in a total of 120 targeted population centers, many of which have been deployed only in the last several months. As a result, the ability of our DSL networks and operational support systems to connect and manage a substantial number of online end-users at high speeds is still unknown. Consequently, there remains a risk that we may not be able to scale our network and operational support systems up to our expected end-user numbers while achieving superior performance. Peak digital data transmission speeds currently offered across our DSL networks are 1.5 megabits per second downstream. However, the actual data transmission speeds over our network could be significantly slower and will depend on a variety of factors, including:

     o    the type of DSL technology deployed;

     o    the distance an end-user is located from a central office;

     o    the configuration of the telecommunications line being used;

     o quality of the telephone wires provisioned by traditional telephone companies; and

     o    our operational support systems which manage our network.

       As a result, our network may be unable to achieve and maintain the highest possible digital transmission speed. Our failure to achieve or maintain high-speed digital transmissions would significantly reduce customer and end-user demand for our services.

INTERFERENCE IN THE TRADITIONAL TELEPHONE COMPANIES' COPPER PLANT COULD DEGRADE THE PERFORMANCE OF OUR SERVICES

       Certain tests indicate that some types of DSL technology may cause interference with, and be interfered with by other signals present in a traditional telephone company's copper plant, usually with lines in close proximity. In addition, as we continue to implement line sharing with the traditional local telephone companies, our deployment of our ADSL data services could interfere with the voice services of the traditional local telephone companies carried over the same line or adjacent lines. If it occurs, such interference could cause degradation of performance of our services or the services of the traditional local telephone companies and render us unable to offer our services on selected lines. The amount and extent of such interference will depend on the condition of the traditional telephone company's copper plant and the number and distribution of DSL and other signals in such plant and cannot now be ascertained.

       When interference occurs, it is difficult to detect. The procedures to resolve interference issues between competitive telecommunications companies and traditional telephone companies are still being developed and may not be effective. In the past we have agreed to interference resolution procedures with certain traditional telephone companies. However, we may be unable to successfully negotiate similar procedures with other traditional telephone companies in future interconnection agreements or in renewals of existing interconnection agreements. In addition, the failure of the traditional telephone companies to take timely action to resolve interference issues could harm the provision of our services. If our TeleSpeed and TeleSurfer services cause widespread network degradation or are perceived to cause that type of interference, actions by the traditional telephone companies or state or federal regulators could harm our reputation, brand image, service quality, customer satisfaction and retention, and overall business. Moreover, ostensible interference concerns have in the past been, continue to currently and may in the future be used by the traditional telephone companies as a pretext to delay the deployment of our services and otherwise harm our business.

A SYSTEM FAILURE COULD DELAY OR INTERRUPT SERVICE TO OUR CUSTOMERS

       Our operations depend upon our ability to support our highly complex network infrastructure and avoid damage from fires, earthquakes, floods, power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts and similar events. The occurrence of a natural disaster or other unanticipated problem at our network operations center or any our regional data centers could cause interruptions in our services. Additionally, failure of a traditional telephone company or other service provider, such as competitive telecommunications companies, to provide communications capacity that we require, as a result of a natural disaster, operational disruption any other reason, could cause interruptions in our services. Any damage or failure that causes interruptions in our operations could harm our business.

A BREACH OF NETWORK SECURITY COULD DELAY OR INTERRUPT SERVICE TO OUR CUSTOMERS

       Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Internet service provider, telecommunications carrier and corporate networks have in the past experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers and the customers' end-users. This might result in liability to our customers and also might deter potential customers. We intend to implement security measures that are standard within the telecommunications industry and newly developed security measures. We have not done so yet and may not implement such measures in a timely manner. Moreover, if and when implemented, such measures may be circumvented, and eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and such customers' end-users, which could harm our business.

WE DEPEND ON A LIMITED NUMBER OF THIRD PARTIES FOR EQUIPMENT SUPPLY, SERVICE AND INSTALLATION

       We rely on outside parties to manufacture our network equipment and provide certain network services. These services and equipment include:

     o    digital subscriber line access multiplexers;

     o    customer premise equipment modems;

     o    network routing and switching hardware;

     o    network management software;

     o    systems management software;

     o    database management software;

     o    collocation space; and

     o    Internet connectivity and Internet protocol services.

       As we sign additional service contracts, we will need to increase significantly the amount of manufacturing and other services supplied by third parties in order to meet our contractual commitments. For example, we have a service arrangement with Lucent Technologies Inc. to increase our ability to install our central office facilities and associated equipment.

       We have in the past experienced supply problems with certain of our vendors. These vendors may not be able to meet our needs in a satisfactory and timely manner in the future. In addition, we may not be able to obtain additional vendors when needed. We have identified alternative suppliers for technologies that we consider critical. However, it could take us a significant period of time to establish relationships with alternative suppliers for critical technologies and substitute their technologies into our network.

       Our reliance on third-party vendors involves additional risks, including:

     o    the absence of guaranteed capacity; and

     o reduced control over delivery schedules, quality assurance, production yields and costs.

       The loss of any of our relationships with these suppliers could harm our business.

CONTINUING ECONOMIC DOWNTURN OR VOLATILITY COULD ADVERSELY IMPACT DEMAND FOR OUR SERVICES

       Until the past year, the general health of the economy, particularly the California economy, has been relatively strong and growing, a consequence of which has been increasing capital spending by individuals and growing companies to keep pace with rapid technological advances. Since March, 2000, the general economic health of the United States or of California has been less robust than recent historically high levels, and individuals and companies may seek to reduce expenses and reduce, in the near term, expenditures, such as those for our services. Concern about continuing economic decline could delay decisions among certain of our customers to roll out our services or could delay decisions by prospective customers to make initial evaluations of our services. Such delays would have a material adverse effect on our business, prospects, operating results and financial condition.

THE BROADBAND COMMUNICATIONS INDUSTRY IS UNDERGOING RAPID TECHNOLOGICAL CHANGES, AND NEW TECHNOLOGIES MAY BE SUPERIOR TO THE TECHNOLOGY WE USE

       The broadband communications industry is subject to rapid and significant technological change, including continuing developments in DSL technology, which does not presently have widely accepted standards, and alternative technologies for providing broadband communications, such as cable modem technology. As a consequence:

     o we will rely on third parties, including some of our competitors and potential competitors, to develop and provide us with access to communications and networking technology;

     o our success will depend on our ability to anticipate or adapt to new technology on a timely basis; and

     o we expect that new products and technologies will emerge that may be superior to, or may not be compatible with, our products and technologies.

       If we fail to adapt successfully to technological changes or fail to obtain access to important technologies, our business will suffer.

OUR STRATEGY DEPENDS ON GROWTH IN DEMAND FOR DSL-BASED SERVICES

       The demand for high-speed Internet and RLAN access is in the early stages of development. As a result, we cannot predict the rate at which this demand will grow, if at all, or whether new or increased competition will result in satisfying all demand. Various providers of high-speed digital communications services are testing products from various suppliers for various applications. We do not know whether DSL will offer the same or more attractive price-performance characteristics. Critical issues concerning commercial use of DSL for Internet and RLAN access, including security, reliability ease and cost of access and quality of service remain unresolved and may impact the growth of such services. If the demand for our services grows more slowly than we anticipate or is satisfied by competitors, our ability to achieve revenue growth and positive cash flow will be harmed.

WE MUST COMPLY WITH FEDERAL AND STATE TAX AND OTHER SURCHARGES ON OUR SERVICE, THE LEVELS OF WHICH ARE UNCERTAIN

       Telecommunications providers pay a variety of surcharges and fees on their gross revenues from interstate services and intrastate services. Interstate surcharges include Federal Universal Service Fees, Common Carrier Regulatory Fees and TRS Fund fees. In addition, state regulators impose similar surcharges and fees on intrastate services. The division of our services between interstate services and intrastate services is a matter of interpretation and may in the future be contested by the FCC or relevant state commission authorities. The FCC is currently considering the jurisdictional nature of ISP-bound traffic, as a result of a March 24, 2000 decision by the United States Court of Appeals for the D.C. Circuit related to the jurisdictional nature of analog, dial-up traffic to the Internet. A change in the characterization of their jurisdictions could cause our payment obligations, pursuant to the relevant surcharges, to increase. In addition, pursuant to periodic revisions by state and federal regulators of the applicable surcharges, we may be subject to increases in the surcharges and fees currently paid. Also, a determination of the jurisdictional nature of our DSL services may require us to commit additional resources to regulatory compliance, such as tariff filings.

OUR SERVICES ARE SUBJECT TO GOVERNMENT REGULATION, AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS

       Our services are subject to federal, state and local government regulations. The 1996 Telecommunications Act, which became effective in February 1996, introduced widespread changes in the regulation of the telecommunications industry, including the digital access services segment in which we operate. The 1996 Telecommunications Act eliminates many of the pre-existing legal barriers to competition in the telecommunications services business and sets basic criteria for relationships between telecommunications providers.

       Among other things, the 1996 Telecommunications Act removes barriers to entry in the local telecommunications markets by preempting state and local laws that restrict competition by providing competitors interconnection, access to unbundled network elements, collocation, and retail services at wholesale rates. The FCC's primary rules interpreting the 1996 Telecommunications Act were issued on August 8, 1996. These rules have been reviewed by the U.S. Court of Appeals for the Eighth Circuit, the U.S. Court of Appeals for the District of Columbia, and the U.S. Supreme Court. The U.S. Supreme Court overruled the Eighth Circuit in January 1999 and upheld most of the FCC rules. On November 5, 1999, the FCC implemented unbundling rules that responded to the Supreme Court's January 1999 decision. Currently pending before the Eighth Circuit are the legality of the FCC's decision to require traditional telephone companies to sell unbundled network elements to companies like us at total element, long-run incremental cost. An adverse decision in that proceeding could increase the amount we must pay these for copper wires, transport links, and collocation.

       Since August 1996, the FCC has proposed and adopted further rules related to our ability to obtain access to unbundled network elements and other services.

       In August 1998, the FCC stated that its rules required traditional local telephone companies to provide us access to copper wires in order to provide "advanced services", such as our DSL services. In that same proceeding, the FCC proposed new rules that would allow traditional telephone companies to provide their own DSL services free from traditional telephone company regulation through a separate affiliate. The provision of DSL services by an affiliate of a traditional telephone company not subject to such regulation could harm our business. The FCC has not implemented such separate affiliate rules as of this date. However, the FCC, in approving the merger of SBC and Ameritech in October 1999, required SBC/Ameritech to create such an affiliate throughout the SBC/Ameritech service territory. In June 2000, Bell Atlantic and GTE were ordered by the FCC to create such an affiliate, in the context of their merger. The FCC requires SBC/Ameritech and Bell Atlantic/GTE to provide all of their in-region DSL services through this "separate affiliate."

       In March 1999, the FCC revised its collocation and unbundled network element rules, in order to facilitate the deployment of advanced services by companies like us. In March 2000, the U.S. Circuit Court for the District of Columbia struck portions of the FCC's new collocation rules and has required the FCC to reconsider and review those rules. In particular, the D.C. Circuit required the FCC to revise its rules concerning the types of equipment that we may collocate on the traditional telephone company premises, the method in which we may be permitted to connect that equipment to other new entrants, and the steps that traditional telephone companies may take to separate their equipment from our equipment. The traditional telephone companies may implement the court's ruling and any subsequent FCC rules in a manner that impairs our ability to obtain collocation space and collocate the equipment of our choice on their premises. Such actions by the traditional telephone companies could adversely affect our business and disrupt our existing network design, configuration and services.

       In November 1999, the FCC ruled that traditional local telephone companies must provide access to "line sharing" on an unbundled basis. Line sharing permits us to provide a DSL service on the same telephone wire in which an end-user has analog, local telephone service. Only certain DSL technologies, such as ADSL, are designed to work on the same line as analog telephone service. Most traditional telephone companies provide ADSL service exclusively over line sharing. Without access to line sharing, we have to have the traditional telephone company install an additional telephone line to an end-user's premises. Without line sharing, we may not be able to provide a product that is competitive with the traditional telephone company's offering. A group of traditional telephone companies has appealed this decision, and an adverse result in that court proceeding could harm our business.

       We have not entered into interconnection agreements that take full advantage of these new federal rules. We anticipate that traditional telephone companies will challenge these new rules in regulatory proceedings and court challenges. In addition, we anticipate that traditional telephone companies will resist full implementation of these federal and state rules. Any unfavorable decisions by the courts, the FCC, or state telecommunications regulatory commissions could harm our business. In addition, a failure to enforce these rules by the appropriate court, FCC, or state authority in a timely basis could slow down our deployment of services or could otherwise harm our business.

       Changes to current regulations, the adoption of new regulations by the FCC or state regulatory authorities, court decisions, or legislation, such as changes to the 1996 Telecommunications Act, could harm our business. In particular, several bills pending before the 106th Congress, including H.R. 2420, H.R. 1686, and S. 877, would directly harm our business by taking away some of the legal rights we have to unbundled network elements and collocation, or by diminishing the incentive the Regional Bell Operating Companies have to provide us the elements, collocation and services we need to provide our services. Passage of any of these bills or similar legislation would adversely and significantly harm our business, and may cause us to eliminate or even disconnect certain services to particular end-users. In addition, passage of any of these bills may cause us to disrupt and change our existing network design and configuration.

WE RELY UPON DISTRIBUTIONS FROM OUR SUBSIDIARIES TO SERVICE OUR INDEBTEDNESS AND OUR INDEBTEDNESS IS EFFECTIVELY SUBORDINATED TO THE INDEBTEDNESS OF OUR SUBSIDIARIES.

       We are a holding company. As such, we conduct substantially all of our operations through our subsidiaries. As of September 30, 2000, we had approximately $1.335 billion of total indebtedness (including the current portion but net of debt discount). Our indentures permit us and our subsidiaries to incur substantial additional indebtedness in the future. In addition, the convertible notes are not guaranteed by any of our subsidiaries. Consequently, the convertible notes are effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries, including any subordinated indebtedness and trade payables.

       Our cash flow and ability to service our indebtedness, including the convertible notes, will depend upon the cash flow of our subsidiaries and payments of funds by those subsidiaries to us in the form of repayment of loans, dividends or otherwise. These subsidiaries are separate and distinct legal entities with no legal obligation to pay any amounts due on the convertible notes or to make funds available therefore. In addition, our subsidiaries may become parties to financing arrangements which may contain limitations on the ability of our subsidiaries to pay dividends or to make loans or advances to us or otherwise make cash flow available to us.

       In addition, if we caused a subsidiary to pay a dividend in order to enable us to make payments in respect of the convertible notes, and such transfer were deemed a fraudulent transfer or unlawful distribution, the holders of the convertible notes could be required to return the payment to (or for the benefit of) the creditors of our subsidiaries.

       If we were unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, including the convertible notes, we would be in default under the terms of the agreements governing such indebtedness, including the indentures. In that case, the holders of our other indebtedness could elect to declare all of the funds borrowed to be due and payable together with accrued and unpaid interest. If an acceleration occurs and we do not have sufficient funds to pay the accelerated indebtedness, the holders could initiate enforcement action against us.

       In addition, in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation or reorganization, holders of any secured indebtedness will have a secured claim to our assets that constitute their collateral, prior to the satisfaction of any unsecured claim from such assets. Our indentures permit the incurrence of indebtedness secured by our assets and our subsidiaries' assets. In the event of our bankruptcy, liquidation or reorganization, holders of the convertible notes will be entitled to payment from the remaining assets only after payment of, or provision for, all secured indebtedness. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the convertible notes.

       At maturity, the entire outstanding principal amount of the convertible notes will become due and payable. In addition, if we experience a change in control, as defined in "Description of Convertible Notes--Repurchase at Your Option," each holder of the convertible notes may require us to repurchase all or a portion of that holder's convertible notes. An event resulting in a change of control under the convertible notes would also result in a change of control under our other indentures, and could result in a change of control under agreements governing future debt facilities. At maturity or if a change in control occurs, we may not have sufficient funds or may be unable to arrange for additional financing to pay all of our indebtedness, including the convertible notes.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY RESULT IN LOSSES FOR INVESTORS

       The market price for our common stock has been and is likely to continue to be highly volatile. We expect our common stock to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These include:

     o changes in market valuations of Internet and telecommunications related companies;

     o    our ability to recognize revenue;

     o any loss of major customers, or inability of major customers to make payments;

     o any deviations in net revenues or in losses from levels expected by securities analysts;

     o actual or anticipated variations in quarterly operating results, including the pace of the expansion of our business;

     o announcements of new products or services by us or our competitors or new competing technologies;

     o    the addition or loss of ISP or enterprise customers or subscribers;

     o changes in financial estimates or recommendations by securities analysts including our failure to meet the expectations of our stockholders or of analysts;

     o the adoption of new, or changes in existing, accounting rules, guidelines and practices, which may materially impact our financial statements and may materially alter the expectations of securities analysts or investors;

     o conditions or trends in the telecommunications industry, including regulatory developments;

     o    growth of the Internet and online commerce industries;

     o announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     o    additions or departures of key personnel;

     o future equity or debt offerings or our announcements of such offerings;

     o    general market and general economic conditions;

     o volume fluctuations, which are particularly common among highly volatile securities of Internet related companies; and

     o    other events or factors, many of which are beyond our control.

       We are currently aware of a Staff Accounting Bulletin entitled SAB 101 "Revenue Recognition in Financial Statements" ("SAB 101"), which was issued in December 1999 by the Securities and Exchange Commission. SAB 101 provides that, in certain circumstances, revenues received at the inception of a service arrangement have to be deferred and recognized on a straight-line basis over the term of the contract or the expected term of the customer relationship, whichever is longer, provided that all other criteria for revenue recognition have been met. SAB 101 also limits, if necessary, the deferral of incremental direct costs associates with the origination of a customer arrangement to an amount that is no greater than the amount of up-front revenues that have been deferred. Due to the complexities of implementing SAB 101, the SEC has deferred the implementation date of SAB 101 until the quarter ended December 31, 2000 with retroactive application to January 1, 2000, which will require adjustments consistent with SAB 101 with respect to our quarterly financial information for each of the three quarters in the period ended September 30, 2000. In October 2000, the SEC issued further interpretive guidance on the implementation of SAB
101. Our analysis of the import of implementing SAB 101 is still in process. However, although SAB 101 will substantially alter the timing of recognition of certain revenues and treatment of certain costs in our consolidated financial statements, it will not affect our consolidated cash flows. Accordingly, we believe that the implementation of SAB 101 for the year ending December 31, 2000 will have a material adverse effect on our consolidated financial position and results of operations, but will not affect our consolidated cash flows.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE AND THE PRICE OF OUR CONVERTIBLE NOTES

       Sales of a substantial number of shares of our common stock in the public market, or the appearance that such shares are available for sale, could adversely affect the market price for our common stock, and therefore the price of the convertible notes. As of December 31, 2000, we had 178,855,807 shares of common stock outstanding. A significant number of these shares are not publicly traded but are available for immediate resale to the public, subject to certain volume limitations under the securities laws and lock-up arrangements. We also have 31,218,424 shares of our common stock reserved for issuance pursuant to options under our 1997 Stock Plan, of which 25,807,746 shares were subject to outstanding options as of December 31, 2000. As of December 31, 2000, we have approximately 2.1 million shares that are subject to options that we assumed in connection with our acquisitions of Laser Link.Net and BlueStar. We have also reserved approximately 1.1 million shares of common stock for issuance under our 1998 Employee Stock Purchase Plan as of December 31, 2000. Shares underlying vested options are generally eligible for immediate resale in the public market. In addition, a significant portion of our stockholders have certain registration rights with respect to their shares.

       In addition, in connection with our acquisition of BlueStar Communications Group, Inc., we issued 8.0 million shares of our common stock to BlueStar's shareholders, some of which are freely tradable by the new shareholders. Up to 5.0 million additional shares may be issued to the BlueStar shareholders if certain performance targets are met by our BlueStar subsidiary in fiscal year 2001. A significant number of these BlueStar shareholders entered into lock-up agreements, pursuant to which such shareholders promised not to sell their shares until either 6 months or 12 months after the closing of the acquisition. We may, in our sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements entered into as part of the BlueStar acquisition. If BlueStar shareholders were to sell their shares of our common stock, it could adversely affect our stock price.

       In connection with our acquisition of Laser Link, the former shareholders of Laser Link agreed that 10% of the shares issued in the transaction would be held in escrow until March 2001. Moreover, two shareholders holding an aggregate of approximately 3,000,000 shares, have agreed that 30% of their shares will be held in escrow. Approximately 17% of these escrowed shares were released on September 20, 2000 and October 31, 2000, the remaining 66% of the escrowed shares were released in November 2000. The sale of these shares could adversely affect the price of our stock.

       In connection with the $500 million of convertible notes due 2005, we may issue up to 28,129,395 shares of our common stock. If the convertible notes are converted into shares of our common stock, the sale of these shares could adversely affect the price of our stock.

       We recently sold 9,373,169 shares of our common stock to SBC Communications, Inc. SBC has agreed not to transfer any of these shares until September 11, 2001, and, after that period, SBC agreed to offer us the first opportunity to purchase shares that it intends to sell. Sales of shares of our common stock by SBC after this lock-up period could adversely affect the price of our stock.

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS, DELAWARE LAW, OUR INDENTURES, OUR STOCKHOLDER PROTECTION RIGHTS PLAN AND OUR CHANGE IN CONTROL SEVERANCE ARRANGEMENTS COULD PREVENT A CHANGE IN OUR CONTROL

       Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Our charter and bylaws provide for a classified board of directors, limitations on the ability of stockholders to call special meetings and act by written consent, the lack of cumulative voting for directors and procedures for advance notification of stockholder nominations and proposals. These provisions, as well as Section 203 of the Delaware General Corporation Law to which we are subject, could discourage potential acquisition proposals and could delay or prevent a change of control.

       The indentures relating to the 1998 notes, 1999 notes, 2000 notes and convertible notes provide that, in the event of certain changes in control, each holder of these notes will have the right to require us to repurchase such holder's notes at a premium over the aggregate principal amount or the accreted value, as the case may be, of such debt. In addition, our Stockholder Protection Rights Plan contains provisions that make a hostile takeover prohibitively expensive and, in effect, requires interested suitors to cooperate with the Board of Directors prior to acquiring more than 15% of our capital stock. There is no guarantee that the Stockholder Protection Rights Plan will not discourage takeover attempts which would otherwise result in a premium to our stockholders.

       The provisions in the charter, bylaws, indentures and Stockholder Protection Rights Plan and our change in control severance arrangements with certain key executives could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit increases in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

       Changes to current regulations, the adoption of new regulations by the FCC or state regulatory authorities, court decisions, or legislation, such as changes to the 1996 Telecommunications Act, could harm our business. In particular, several bills pending before the 106th Congress, including H.R. 2420, H.R. 1686, and S. 877, would directly harm our business by taking away some of the legal rights we have to unbundled network elements and collocation, or by diminishing the incentive the Regional Bell Operating Companies have to provide us the elements, collocation and services we need to provide our services. Passage of any of these bills or similar legislation would adversely and significantly harm our business, and may cause us to eliminate or even disconnect certain services to particular end-users. In addition, passage of any of these bills may cause us to disrupt and change our existing network design and configuration.

                                 USE OF PROCEEDS

       The proceeds from the resale of the convertible notes or the common stock issuable upon conversion of the convertible notes offered pursuant to this prospectus are solely for the account of the securityholders who may be selling pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of the convertible notes or the common stock issuable upon conversion of the convertible notes by the selling securityholders.

                         DETERMINATION OF OFFERING PRICE

       Because this prospectus relates only to the resale of previously issued convertible notes or the common stock issuable upon conversion of the convertible notes, we did not determine an offering price. The selling securityholders will individually determine the offering price of the convertible notes or the common stock issuable upon conversion of the convertible notes. The selling securityholders may use this prospectus from time to time to sell their convertible notes or the common stock issuable upon conversion of the convertible notes. The price at which the convertible notes or the common stock issuable upon conversion of the convertible notes are sold will be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                                 DIVIDEND POLICY

       We have not paid any cash dividends on our common stock since our inception. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business. Thus, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. In addition, the terms of the indentures relating to the 1998 notes, the 1999 notes and the 2000 notes restrict our ability to pay cash dividends on our capital stock.

                         PRICE RANGE OF OUR COMMON STOCK

       Our common stock has been traded on the NASDAQ National Market under the symbol "COVD" since January 22, 1999, the date of our initial public offering. Prior to that time, there was no public market for our common stock. The following table sets forth, for the period indicated, the high and low closing sales prices for our common stock as reported by the NASDAQ National Market. THESE PRICES HAVE BEEN SPLIT-ADJUSTED TO ACCOUNT FOR THE STOCK SPLITS IN MAY, 1999 AND MARCH, 2000.

     FISCAL YEAR ENDED DECEMBER 31, 1999                    HIGH       LOW
     ---------------------------------                    --------  --------
     First Quarter.....................................   $ 47.50   $ 12.00
     Second Quarter....................................     72.38     39.56
     Third Quarter.....................................     67.50     37.31
     Fourth Quarter....................................     65.38     38.78

     FISCAL YEAR ENDED DECEMBER 31, 2000
     ----------------------------------
     First Quarter.....................................   $ 66.25   $ 38.63
     Second Quarter....................................     45.75     15.44
     Third Quarter.....................................     23.06     13.38
     Fourth Quarter....................................     12.00      1.31

       On January 8, 2001 the last reported sale price for our common stock on the NASDAQ National Market was $1.625 per share. As of January 2, 2001, there were 847 holders of record of our common stock, and there were no holders of record of our class B common stock.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2000. You should read this table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                                                      AS OF
                                                                                                  SEPTEMBER 30,
                                                                                                     2000(5)
                                                                                                 ----------------
                                                                                                   (DOLLARS IN
                                                                                                   THOUSANDS,
                                                                                                   EXCEPT PER
                                                                                                 SHARE AMOUNTS)
Cash, cash equivalents and short-term investments..............................................  $       913,130
Pledged securities (1).........................................................................           39,178
                                                                                                 ----------------
     Total cash, cash equivalents, short-term investments and pledged securities...............  $       952,308
                                                                                                 ================
DEBT:
Short-term notes payable.......................................................................  $        35,000
Capital lease obligations (including current portion)..........................................              924
13 1/2% Senior Discount Notes due 2008 (the "1998 Notes"), net (2).............................          181,845
12 1/2% Senior Notes due 2009 (the "1999 Notes"), net (3)......................................          211,247
12% Senior Notes due 2010 (the "2000 Notes")...................................................          425,000
6% Convertible Senior Notes due 2005...........................................................          500,000
Other long-term debt (including current portion)...............................................            1,500
                                                                                                 ----------------
     Total debt (including current portion)....................................................        1,355,516

STOCKHOLDERS' EQUITY:
Preferred Stock, $0.001 par value; 5,000,000 shares authorized, no shares issued and
   outstanding actual and pro forma............................................................               --
Common Stock, $0.001 par value; 590,000,000 shares authorized, 154,433,087 shares issued and
   outstanding actual and pro forma (4)(6).....................................................              145
Common Stock--Class B, $0.001 par value; 10,000,000 shares authorized, no shares issued and
   outstanding actual and pro forma............................................................               --
Additional paid-in capital.....................................................................        1,348,394
Deferred compensation..........................................................................           (7,553)
Accumulated other comprehensive income.........................................................            6,123
Accumulated deficit............................................................................         (679,669)
                                                                                                 ----------------
       Total stockholders' equity..............................................................          667,440
                                                                                                 ----------------
         Total capitalization..................................................................  $     2,022,956
                                                                                                 ================

--------------
  (1) Represents the portion of the net proceeds from the issuance of the 1999 notes used to purchase government securities held in a pledge account. Amount includes accrued interest on the securities.
  (2) The 1998 notes accrete in value through March 15, 2003 at a rate of 13 1/2 % per annum, compounded semi-annually. No cash interest will be payable on the 1998 notes prior to that date. An additional unamortized debt discount of $6.8 million at September 30, 2000, which represents the unamortized value ascribed to the warrants issued in connection with the 1998 notes, is being amortized to interest expense over the term of the 1998 notes.
  (3) The 1999 notes are presented net of unamortized debt discount of approximately $3.8 million at September 30, 2000, which represents the unamortized additional original issue discount to be amortized to interest expense over the term of the 1999 notes.
  (4)  Excludes:
       o an aggregate of 33,868,071 shares of our common stock reserved for issuance, of which 27,872,447 shares are subject to outstanding options at December 31, 2000 at a weighted average exercise price of $18.81 per share;
       o approximately 460,000 shares of our common stock issuable upon exercise of outstanding warrants; and
       o 9,373,169 shares of our common stock issued to SBC Communications, Inc. after September 30, 2000.

  (5) Excludes $150 million of gross proceeds received from SBC Communications, Inc. after September 30, 2000 in connection with its purchase of 9,373,169 shares of our common stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                       OF COVAD COMMUNICATIONS GROUP, INC.

     The following selected consolidated balance sheet data as of December 31, 1997 was derived from our audited consolidated financial statements, which are not included in this prospectus and are qualified by reference to those financial statements and the related notes. The following selected consolidated statement of operations and balance sheet data as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 have been derived from our audited consolidated financial statements and the related notes, which are included elsewhere in this prospectus. The following selected consolidated statement of operations and balance sheet data as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 have been derived from our unaudited condensed consolidated financial statements and the related notes, which are also included elsewhere in this prospectus. You should read the following selected consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes included elsewhere in this prospectus.

     In March 2000, we acquired Laser Link Net, Inc. in a transaction accounted for as a purchase. In September 2000, we acquired BlueStar Communications Group, Inc. in a transaction accounted for as a purchase. Accordingly, the selected consolidated statement of operations data for the nine months ended September 30, 2000 include the results of operations of Laser Link and BlueStar from the dates of acquisition through September 30, 2000. The historical results are not necessarily indicative of the results that may be expected for the entire fiscal year or future periods.

                                                                                          NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                            ---------------------------------------  ----------------------------
                                               1997         1998          1999          1999           2000
                                            -----------  ------------ -------------  ------------  --------------
                                                                                             (UNAUDITED)
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..................................  $      26   $     5,326  $      66,488   $    35,570   $     156,308
Operating expenses:
   Network and product costs..............         54         4,562         55,347        32,219         133,085
   Sales, marketing, general and
     administrative.......................      2,374        31,043        140,372        80,786         311,444
   Depreciation and amortization..........         70         3,406         37,602        23,911          74,600
   Amortization of goodwill and other
     intangible assets....................         --            --             --            --          44,171
   Amortization of deferred compensation..        295         3,997          4,768         3,895           2,609
   Write-off of in-process technology.....         --            --             --            --           3,726
                                            ----------  ------------ --------------  ------------  --------------
     Total operating expenses.............      2,793        43,008        238,089       140,811         569,635
                                            ----------  ------------ --------------  ------------  --------------
Loss from operations......................     (2,767)      (37,682)      (171,601)     (105,241)       (413,327)
   Net interest expense...................        155       (10,439)       (23,796)      (19,620)        (35,980)
   Other income...........................         --            --             --            --          15,768
                                            ----------  ------------ --------------  ------------  --------------
Net loss..................................     (2,612)      (48,121)      (195,397)     (124,861)       (433,539)
Preferred dividends.......................         --            --         (1,146)       (1,146)             --
                                            ----------  ------------ --------------  ------------  --------------
Net loss attributable to common             $  (2,612)  $   (48,121) $    (196,543)  $  (126,007)  $    (433,539)
   stockholders...........................
                                            ==========  ============ ==============  ============  ==============
Net loss per share--basic and diluted...... $   (0.35)  $     (3.75) $       (1.83)  $     (1.27)  $       (2.85)
                                            ==========  ============ ==============  ============  ==============
   Weighted average shares used in
     computing net loss per share--basic
     and diluted..........................      7,361        12,844        107,648        99,553         152,031
                                            ==========  ============ ==============  ============  ==============

OTHER FINANCIAL DATA:
EBITDA(1).................................  $  (2,402)  $   (30,154) $    (129,231)  $   (77,435)  $    (288,221)
Deficiency of earnings available to cover
   fixed charges(2).......................     (2,612)      (48,121)      (196,543)     (126,007)       (433,539)

CONSOLIDATED CASH FLOW DATA:
Capital expenditures......................  $   2,253   $    59,503  $     208,186   $   145,607   $     384,628
Net cash used in operating activities.....     (1,895)       (9,054)      (102,767)      (65,721)       (273,614)
Net cash used in investing activities.....     (2,494)      (61,252)      (736,096)     (233,877)        (92,158)
Net cash provided by financing activities.      8,767       130,378        990,451       416,951         912,632

                                                                AS OF DECEMBER 31,
                                                        -----------------------------------   AS OF SEPTEMBER 30,
                                                          1997       1998         1999               2000
                                                        --------- -----------  ------------  -------------------
                                                                                                (UNAUDITED)
                                                                        (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and short-term investments.   $  4,378  $   64,450   $   767,357   $          913,130
Net property and equipment...........................      3,014      59,145       237,542              568,286
Total assets.........................................      8,074     139,419     1,147,606            2,241,793
Long-term obligations, including current portion.....        783     142,879       375,049            1,338,454
Total stockholders' equity (net capital deficiency)..      6,498     (24,706)      690,291              667,440

                                                                AS OF DECEMBER 31,
                                                        -----------------------------------  AS OF SEPTEMBER 30,
                                                          1997        1998         1999             2000
                                                        ---------  -----------  -----------  ------------------
OTHER OPERATING DATA:
Homes and businesses passed..........................    278,000    6,023,217   29,000,000          47,000,000
Lines installed......................................         26        3,922       57,000             205,000

--------------
  (1) EBITDA consists of net loss excluding net interest, taxes, depreciation and amortization, non-cash stock-based compensation expense and other non-operating income or expenses. We have provided EBITDA because it is a measure of financial performance commonly used in the telecommunications industry as well as to enhance an understanding of our operating results. EBITDA should not be construed as either:

       o an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance; or

       o an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

      EBITDA as calculated by us may be calculated differently than EBITDA for other companies. See our consolidated financial statements and the related notes thereto contained elsewhere in this prospectus.

  (2) For purposes of determining the deficiency of earnings available to cover fixed charges, "earnings" included pre-tax loss from operations adjusted for fixed charges. "Fixed charges" included interest expense, capitalized interest, amortization of debt discount and financing costs, and that portion of rent expense which we believe to be representative of interest. In view of our limited operating history and due to additional interest charges (including amortization of debt discount and debt issuance costs) with respect to our existing debt securities, the deficiency of earnings available to cover fixed charges should not be considered indicative of the deficiency of earnings available to cover fixed charges in the future.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THE ACCURACY OF WHICH INVOLVES RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS FOR MANY REASONS INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. WE DISCLAIM ANY OBLIGATION TO UPDATE INFORMATION CONTAINED IN ANY FORWARD-LOOKING STATEMENT. SEE "--FORWARD LOOKING STATEMENTS."

OVERVIEW

     We believe we are a leading provider of high-speed Internet access and related communications services which we sell to businesses and consumers directly or indirectly through Internet service providers, telecommunications carriers and other Internet resellers. These services include a range of high-speed, high-capacity gateways for connecting end-users to the Internet and corporate networks using traditional 2-wire copper telephone wiring. The technology that makes this possible is commonly referred to as "digital subscriber line" or "DSL."

     We sell our services directly to business and consumer end-users through our direct and telephone sales force and our website. We also sell our services to Internet service providers and telecommunications carriers, who resell our services to their business and consumer end-users. Our other customers are large companies with established brand names or other organizations that resell our Internet access services.

     We have a relatively short operating history because we were incorporated in October 1996. We introduced our services commercially in the San Francisco Bay Area in December 1997. As of December 31, 2000, we believe we have one of the largest nationally deployed digital subscriber line networks based on our 2,000 operational central offices which pass more than 47 million homes and businesses. We are also planning to close approximately 250 central offices. When these closings are completed, our network will pass more than 40 million homes and businesses.

     As of December 31, 2000, we had 274,000 high-speed Internet access lines in service using digital subscriber line technology. We have received orders for our services from more than 250 Internet service provider and telecommunications carrier customers.

     As of December 31, 2000, we had deployed our network in a total of 120 targeted population centers in the United States, but we plan on reducing this number to 109 targeted population centers in 2001. When we complete our planned closure of approximately 250 central offices, we expect that our network will pass 40% of homes and 45% of businesses in the United States. We are also developing a variety of services that are enhanced or enabled by our high-speed network and we are entering into business arrangements in order to bring a variety of additional service offerings to our customers and their end-users.

     Since our inception, we have generated significant net losses and we continue to experience negative cash flow. As of September 30, 2000, we had an accumulated deficit of approximately $680 million. We expect these losses and negative cash flow to continue at least through 2002.

     RECENT DEVELOPMENTS

     On December 12, 2000, we announced our expected results for the quarter ending December 31, 2000, as well as for 2001, in light of our restructuring and other recent events. For the fourth quarter of 2000, we expect that revenue will be between $60 and $65 million. We expect fourth quarter EBITDA losses to be in the range of $180 to $190 million, which includes our projected restructuring charge of up to $20 million. We announced that our estimated fourth quarter capital expenses would be approximately $100 million and that we expected the number of installed lines to be 270,000 at 2000 year end. For 2001, we announced that we expect our aggregate installed lines will be 440,000 to 460,000 at 2001 year end and our expected revenue will be $380 to $390 million. We also announced that our EBITDA losses in total for 2001 are expected to be $450 to $470 million and that our total capital expenses are projected to be approximately $250 million in 2001. These numbers do not give effect to Staff Accounting Bulletin 101, which will be adopted in the fourth quarter of 2000. Finally, we announced that we expect our monthly cash burn rate to decrease to less than $60 million by the end of 2001. At this lowered cash burn rate, we expect our current funding to last into 2002. This is based on the assumption that there will not be an ultimate unfavorable outcome in the securities litigation in which we are involved prior to January 2002.

     In mid-October, 2000, shortly before our quarterly earnings release, we learned that nine of our Internet service provider customers were unable to give us reasonable assurances of payment. As a result, we announced on October 17, 2000, that we did not recognize the revenue generated by those customers in the third quarter of 2000. The aggregate revenue associated with such Internet service provider customers that was not recognized was approximately $11.4 million. With respect to several other delinquent Internet service provider customers, including Flashcom, partial payments were made and/or payment schedules agreed to.

     Subsequent to October 17, 2000, Flashcom, which had made a $1.25 million payment shortly before October 17, 2000, and had agreed to a payment schedule at that time, refused to adhere to their payment schedule. In light of these new events, we did not recognize $7.5 million of revenue attributable to Flashcom for the third quarter of 2000. Subsequent to November 1, 2000, we learned that four additional Internet service provider customers did not appear to have sufficient long-term financial resources (without the infusion of additional capital) to assure us that they would be able to make timely payment for our services. Accordingly, we did not recognize revenue earned from those four Internet service providers during the third quarter of 2000, except for $3.8 million of cash payments that we received from those four Internet service providers during this period. The total revenue for these Internet service provider customers, including Flashcom, that we did not recognize in the third quarter of 2000 is $10.4 million. As a result, the revenue for the quarter ended September 30, 2000, was reduced to $56.3 million compared to the $66.7 million reported in our October 17, 2000 earnings release.

     On January 8, 2001, we announced, in our fourth quarter and year-end operating statistics, that a total of nineteen Internet service provider customers had been placed on non-revenue recognition status by us because they were unable to assure us that they would be able to make timely payment for our services. As of December 31, 2000, these Internet service provider customers account for approximately 92,000 of our total 274,000 installed lines. Although we have stopped taking orders from some of these nineteen Internet service provider customers, we are continuing to install previously accepted orders from certain of these Internet service provider customers. As we continue to install the previously accepted orders from certain of these Internet service provider customers, we expect the number of installed lines served by these nineteen Internet service providers will continue to grow.

     We have terminated our contracts with some of these Internet service provider customers who have become delinquent in their payments to us. We may also decide to disconnect end-users that are purchasing our services from delinquent Internet service provider customers. If this occurs, there can be no assurance that these end-users will continue to purchase our services from us or from another one of our Internet service provider customers. Even if we are able to move these end-users to other Internet service provider customers or to our network, it will require a significant amount of our resources, which may impair our ability to install new lines as they are ordered. Any of these circumstances could adversely affect our business.

     Four of these nineteen Internet service provider customers, Flashcom, Zyan Communications, Relay Point and Fastpoint, have filed for bankruptcy protection. As of December 31, 2000, these four Internet service provider customers represent more than half of the lines served through these nineteen Internet service provider customers. We also expect to see more bankruptcies among our Internet service provider customers. These bankruptcies will make it more difficult to migrate lines away from bankrupt Internet service provider customers. It is also possible that the bankruptcy courts will require that we continue providing our services to bankrupt Internet service provider customers or that we continue installing new orders for lines served by bankrupt Internet service providers during the bankruptcy proceedings.

     We expect that we will not be able to recognize some or all of the revenue associated with one or more additional Internet service provider customers in the future. We are in the process of exploring a variety of alternatives with respect to delinquent Internet service provider customers, including sending notices of termination of service and arranging for the direct transfer of lines to our network or to our other Internet service provider customers. However, in light of the financial position of many of these Internet service provider customers, should the particular Internet service provider customer become subject to reorganization or bankruptcy proceedings, no assurance can be given that we will be able to collect payments owed to us or retain payments or other consideration (including lines) already received by us.

     On October 31, 2000, at the regularly-scheduled meeting of our Board of Directors, Mr. Robert Knowling Jr., our then Chairman of the Board, President and Chief Executive Officer, presented his business plan to address the business challenges facing us. Mr. Knowling told the Board that if it wished to pursue a different course or wanted new leadership, he would tender his resignation. After consideration of our needs, the Board decided that we should follow a business plan different from the one proposed by Mr. Knowling. In light of the Board's decision, the Board and Mr. Knowling agreed that he should resign.

     After our October 17, 2000 earnings release, several of our shareholders have filed class action lawsuits against the Company and its officers alleging violations of federal securities laws. Several other shareholders have filed similar lawsuits since that time. In addition, some of the purchasers of our $500 million aggregate principal amount of convertible senior notes that we sold in September 2000 have filed complaints in California Superior Court alleging fraud and deceit and violations of State securities laws. The relief sought in these lawsuits includes rescission of their purchases of the convertible notes and unspecified damages.

     These lawsuits, the financial difficulties faced by some of our Internet service provider customers and the limited availability of additional capital funding pose significant challenges to management and the success of our business. In response to these challenges, we recently announced a new top level, organization-wide business plan for our company for 2001, which includes the following steps:

     o we plan on closing 250 underproductive or not fully built-out central offices and holding the size of our network at approximately 1,750 central offices, which will significantly reduce our capital expenditures;

     o we are reducing our workforce by 800 positions, approximately 25 percent of our workforce;

     o we are closing a facility in Alpharetta, Georgia and consolidating offices in Manassas, Virginia, Santa Clara, California and Denver, Colorado;

     o we are restructuring our Covad Business Solutions division, formerly BlueStar.net, to streamline our direct sales and marketing channel; and

     o we are evaluating and intend to implement other reductions in operating costs.

     In connection with this restructuring, we estimate that we will report a charge of up to $20 million in the quarter ending December 31, 2000, substantially all of which will require the future expenditure of cash. In addition, due to this restructuring plan and our current operating environment, we are currently performing an analysis to determine if any of our long-lived assets, including intangibles, might be impaired. This analysis may ultimately result in the recognition of non-cash impairment losses in our financial statements for periods ending after September 30, 2000.

     We are currently aware of Staff Accounting Bulletin 101. "Revenue Recognition in Financial Statements," which was issued in December 1999 by the Securities and Exchange Commission. SAB 101 provides that, in certain circumstances, revenues received at the inception of a service arrangement have to be deferred and recognized on a straight-line basis over the term of the contract or the expected term of the customer relationship, whichever is longer, provided that all other criteria for revenue recognition have been met. SAB 101 also limits, if necessary, the deferral of incremental direct costs associated with the origination of a customer arrangement to an amount that is no greater than the amount of up-front revenues that have been deferred. Due to the complexities of implementing SAB 101, the SEC has deferred the implementation date of SAB 101 until the quarter ending December 31, 2000, with retroactive application to January 1, 2000, which will require adjustments consistent with SAB 101 with respect to our quarterly financial information for each of the three quarters in the period ended September 30, 2000. In October 2000, the SEC issued further interpretive guidance on the implementation of SAB 101. Our analysis of the impact of implementing SAB 101 is still in process. However, although SAB 101 will substantially alter the timing of recognition of certain revenues and treatment of certain costs in our consolidated financial statements, it will not affect our consolidated cash flows. Accordingly, we believe that the implementation of SAB 101 for the year ending December 31, 2000 will have a material adverse effect on our consolidated financial position and results of operations, but will not affect our consolidated cash flows.

RESULTS OF OPERATIONS

  THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

     REVENUES

     We recorded revenues of $56.3 million for the three months ended September 30, 2000 compared to $19.1 million for the three months ended September 30, 1999. Revenues were $156.3 million for the nine months ended September 30, 2000, compared to $35.6 million for the nine months ended September 30, 1999. These increases are attributable to growth in the number of customers and end-users resulting from our increased sales and marketing efforts and the expansion of our national network, offset by $21.8 million of revenues associated with delinquent Internet service provider customers that were not recognized during the third quarter of 2000, as described above. We expect revenues to increase in future periods as we expand our network within our existing regions, deploy networks in new regions and increase our sales and marketing efforts in all of our regions.

     Our consumer-grade services have lower profit margins than our business-grade services. In recent months, the number of orders that we have received for consumer-grade services have been greater than the number of orders we have received for business-grade services.

                                         SEPTEMBER      DECEMBER 31,                                  SEPTEMBER
                                            30,            1999         MARCH 31,      JUNE 30,         30,
                                            1999                          2000           2000           2000
                                        -------------  -------------- -------------- -------------  -------------
Total Installed Business Lines.......         26,387          44,840         67,912        93,301        112,367
                                        -------------  -------------- -------------- -------------  -------------
Total Installed Consumer Lines.......          4,613          12,160         25,088        44,699         92,633
                                        -------------  -------------- -------------- -------------  -------------
Total Installed Lines................         31,000          57,000         93,000       138,000        205,000
                                        -------------  -------------- -------------- -------------  -------------

     We expect that the percentage of our revenues which we derive from our consumer services will continue to increase and will likely reduce our overall profit margins. We also expect to reduce prices periodically in the future to respond to competition and to generate increased sales volume.

     Due to the recent deterioration in the financial condition of several of our Internet service provider customers, we did not recognize revenue from transactions with 19 Internet service provider customers that occurred during the third and fourth quarters of 2000. As of December 31, 2000, these nineteen Internet service provider customers accounted for approximately 92,000 of our 274,000 total installed lines. The amount of revenue we did not recognize attributable to transactions with Internet service provider customers for which we are not recognizing revenue is $21.8 million in the third quarter of 2000. Revenue from these transactions will be recognized when cash is received and after all previously recorded accounts receivable have been paid.

     NETWORK AND PRODUCT COSTS

     We recorded network and product costs of $58.1 million for the three months ended September 30, 2000 and $16.7 million for the three months ended September 30, 1999. Network and product costs were $133.1 million for the nine months ended September 30, 2000 and $32.2 million for the nine months ended September 30, 1999. These increases are attributable to the expansion of our networks and increased orders resulting from our sales and marketing efforts. We expect network and product costs to increase significantly in future periods due to increased sales activity and expected revenue growth.

     SALES, MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES

     Sales, marketing, general and administrative expenses consist primarily of salaries, expenses for the development of our business, the development of corporate identification, promotional and advertising materials, and sales commissions. Sales, marketing, general and administrative expenses were $123.5 million for the three months ended September 30, 2000 and $37.7 million for the three months ended September 30, 1999. Sales, marketing, general and administrative expenses were $311.4 million for the nine months ended September 30, 2000 and $80.8 million for the nine months ended September 30, 1999. These increases are attributable to growth in headcount in all areas of our company, continued expansion of our sales and marketing efforts, deployment of our networks and building of our operating infrastructure, offset by SBC's $20.0 million reimbursement to us for general and administrative expenses. Sales, marketing, general and administrative expenses are expected to increase significantly as we continue to expand our business.

     DEPRECIATION AND AMORTIZATION

     Depreciation and amortization includes:

     o    depreciation of network costs and related equipment;

     o    depreciation of information systems, furniture and fixtures;

     o amortization of improvements to central offices, regional data centers, network operations center facilities and corporate facilities;

     o    amortization of capitalized software costs; and

     o    amortization of intangible assets.

     Depreciation and amortization was approximately $32.9 million for the three months ended September 30, 2000 and $10.6 million for the three months ended September 30, 1999. Depreciation and amortization was approximately $74.6 million for the nine months ended September 30, 2000 and $23.9 million for the nine months ended September 30, 1999. These increases were due to the increase in equipment and facilities placed in service throughout the periods. We expect depreciation and amortization to increase as we increase our capital expenditures to expand our networks.

     GOODWILL AND OTHER INTANGIBLE ASSETS

     In January 1999, we recorded intangible assets of $28.7 million from the issuance of preferred stock to AT&T Ventures, NEXTLINK and Qwest. Amortization of these assets was $2.1 and $6.3 million during the three and nine months ended September 30, 2000, respectively. Annual amortization of these assets will be approximately $8.4 million in each of the years through the year ending December 31, 2001, decreasing to approximately $1.2 million per year for each subsequent year through the year ending December 31, 2004.

     In connection with the Laser Link acquisition completed in the first quarter of 2000 (as discussed in Note 4 to the Unaudited Condensed Consolidated Financial Statements), we recorded on our consolidated balance sheet a total of approximately $398.6 million of goodwill and other intangible assets in March 2000. Goodwill was determined based on the residual difference between the amount paid for Laser Link and the values assigned to identified tangible and intangible assets.

     In connection with the BlueStar acquisition completed in the third quarter of 2000 (as discussed in Note 4 to the Unaudited Condensed Consolidated Financial Statements), we recorded on our consolidated balance sheet a total of approximately $123.1 million of goodwill and other intangible assets in September 2000. Goodwill was determined based on the residual difference between the amount paid for BlueStar and the values assigned to identified tangible and intangible assets.

     We are amortizing goodwill and other intangible assets on a straight-line basis over their estimated useful lives which range from three to five years. For the three and nine months ended September 30, 2000, amortization of goodwill and other intangible assets was $20.7 million and $44.2 million, respectively.

     DEFERRED COMPENSATION

     Through September 30, 2000, we recorded a total of approximately $19.2 million of deferred compensation, with an unamortized balance of approximately $7.6 million on our September 30, 2000 consolidated balance sheet. This deferred compensation is the result of us granting stock options and other awards to our employees, certain of our directors, and certain contractors with exercise prices per share below the fair values per share at the dates of grant. We are amortizing the deferred compensation over the vesting period of the applicable option using a graded vesting method. Amortization of deferred compensation was $0.7 million for the three months ended September 30, 2000 and $1.0 million for the three months ended September 30, 1999. Amortization of deferred compensation was $2.6 million for the nine months ended September 30, 2000 and $3.9 million for the nine months ended September 30, 1999.

     INTEREST INCOME AND EXPENSE

     Interest income and expense, net consists primarily of interest income on our cash, cash equivalent and short term investment balances and interest expense associated with our debt. Net interest expense for the three and nine months ended September 30, 2000, was $16.2 million and $36.0 million, respectively. Net interest expense during this period consisted primarily of interest expense on the 1998 notes, the 1999 notes, the 2000 notes, and capital lease obligations partially offset by interest income earned primarily from the investment of the proceeds raised from the issuance of the 1998 notes, the 1999 notes, and the 2000 notes. Net interest expense for the three and nine months ended September 30, 1999, was $7.3 million and $19.6 million, respectively. Net interest expense during this period consisted primarily of interest expense on the 1998 notes and capital lease obligations, partially offset by interest income earned primarily from the investment of the proceeds raised from the issuance of the 1998 notes. We expect net interest expense to increase significantly in future periods.

     INCOME TAXES

     We made no provision for taxes because we operated at a loss for the three and the nine months ended September 30, 2000 and 1999.

     THREE YEARS ENDED DECEMBER 31, 1999

     REVENUES

     We recorded revenues of $66.5 million for the year ended December 31, 1999, $5.3 million for the year ended December 31, 1998, and $26,000 for the year ended December 31, 1997. The increase in revenues in all periods is attributable to growth in the number of customers and end-users resulting from its increased sales and marketing efforts and the expansion of its national network. We expect revenues to increase in future periods as we expand our network within our existing regions, deploy networks in new regions and increase our sales and marketing efforts in all of our regions.

     NETWORK AND PRODUCT COSTS

     We recorded network and product costs of $55.3 million for the year ended December 31, 1999, $4.6 million for the year ended December 31, 1998, and $54,000 for the year ended December 31, 1997. The increase in network costs in all periods is attributable to the expansion of our network and increased orders resulting from sales and marketing efforts. We expect network and product costs to increase significantly in future periods due to increased sales activity and expected revenue growth.

     SALES, MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES

     Sales, marketing, general and administrative expenses were $140.4 million for the year ended December 31, 1999, $31.0 million for the year ended December 31, 1998, and $2.4 million for the year ended December 31, 1997. Sales, marketing, general and administrative expenses consist primarily of salaries, expenses for the development of business, the development of corporate identification, promotional and advertising materials, expenses for the establishment of our management team, and sales commissions. The increase in sales, marketing, general and administrative expense for all years is attributable to growth in headcount in all areas of our continued expansion of our sales and marketing efforts, deployment of its network, expansion of our facilities and building of our operating infrastructure. In addition, in 1999, sales, marketing, general and administrative increased over 1998 due to our advertising campaign initiated in 1999. Sales, marketing, general and administrative expenses are expected to increase significantly as we continue to expand our business.

     DEFERRED COMPENSATION

     Through December 31, 1999, we recorded a total of approximately $15.6 million of deferred compensation, with an unamortized balance of approximately $6.5 million remaining on its December 31, 1999 consolidated balance sheet. Deferred compensation is a result of our granting stock options to our employees, certain of our directors, and certain contractors with exercise prices per share below the fair values per share for accounting purposes of our common stock at the dates of grant. We are amortizing the deferred compensation over the vesting period of the applicable option using a graded vesting method. Amortization of deferred compensation was $4.8 million for the year ended December 31, 1999, $4.0 million for the year ended December 31, 1998, and $295,000 for the year ended December 31, 1997.

     DEPRECIATION AND AMORTIZATION

     Depreciation and amortization includes:

     o    depreciation of network costs and related equipment;

     o    depreciation of information systems, furniture and fixtures;

     o amortization of improvements to central offices, regional data centers and network operations center facilities and corporate facilities;

     o    amortization of capitalized software costs; and

     o    amortization of intangible assets.

     In January 1999, we recorded intangible assets of $28.7 million from the issuance of preferred stock to AT&T Ventures, NEXTLINK (now XO Communications) and Qwest. Amortization of these assets was $8.2 million during the year ended December 31, 1999, and is included in depreciation and amortization on the accompanying consolidated statement of operations. Annual amortization of these assets will be approximately $8.4 million in each of the years in the two-year period ending December 31, 2001, decreasing to approximately $1.2 million per year for each subsequent year through the year ending December 31, 2004, decreasing to approximately $1.2 million per year for each subsequent year through the year ending December 31, 2004.

     Depreciation and amortization was approximately $37.6 million for the year ended December 31, 1999, $3.4 million for the year ended December 31, 1998, and $70,000 for the year ended December 31, 1997. The increase for both years was due to the addition of equipment and facilities placed in service throughout the year as well as amortization of intangible assets recorded in 1999. We expect depreciation and amortization to increase significantly as we increase our capital expenditures to expand our network.

     NET INTEREST INCOME AND EXPENSE

     Net interest expense for the years ended December 31, 1999, 1998 and 1997 was $23.8 million, $10.4 million and ($155,000), respectively. Net interest expense during these periods consisted primarily of interest expense on our 13 1/2% senior discount notes due 2008 issued in March 1998 and our 12 1/2% senior notes due 2009 issued in February 1999 and capital lease obligations. Net interest expense was partially offset by interest income earned primarily from the investment of the proceeds raised from the issuance of the 1998 notes and the 1999 notes as well as our initial public offering and our issuance of preferred stock to AT&T Ventures, NEXTLINK (now XO Communications) and Qwest. We expect interest expense to increase significantly over time, primarily because the 1998 notes and 1999 notes mature in 2008 and 2009, respectively, because we issued $425.0 million of new long-term debt in January 2000 and because of the interest expense which will be attributable to the convertible notes.

     INCOME TAXES

     We made no provision for taxes because we operated at a loss for the years ended December 31, 1999, 1998 and 1997.

QUARTERLY FINANCIAL INFORMATION

     The following table presents certain unaudited consolidated statements of operations data for our most recent eight quarters. This information has been derived from our audited and unaudited consolidated financial statements. In our opinion, this information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                             DEC. 31,   MAR. 31,  JUNE 30,  SEPT. 30,  DEC. 31,   MAR. 31,  JUNE 30,   SEPT. 30,
                               1998      1999       1999      1999       1999       2000      2000       2000
                             --------  --------  ---------  --------  --------- ----------  ---------  ----------
                                                           (DOLLARS IN THOUSANDS)
Revenues..................   $ 2,766   $ 5,596   $ 10,833   $19,141   $ 30,918  $  41,807   $ 58,160   $  56,341
Operating Expenses:
Network and products costs     2,246     4,960     10,565    16,694     23,128     31,349     43,614      58,122
Sales, marketing, general
   and administrative.....    13,812    18,113     24,976    37,697     59,586     85,445    102,462     123,538
Depreciation and
   amortization...........     2,058     4,647      8,671    10,593     13,691     17,432     24,285      32,883
Amortization of goodwill
   and other intangible
   assets.................        --        --         --        --         --      3,350     20,103      20,718
Amortization of deferred
   compensation...........     1,302     1,653      1,234     1,008        873      1,186        725         697
Write-off of in-process
   technology.............        --        --         --        --         --      3,726         --          --
                             --------  --------  ---------  --------  --------- ----------  ---------  ----------
Total operating expenses..    19,418    29,373     45,446    65,992     97,278    142,488    191,189     235,958
Loss from operations......   (16,652)  (23,777)   (34,613)  (46,851)   (66,360)  (100,681)  (133,029)   (179,617)
Net interest income
   (expense)..............    (3,208)   (5,127)    (7,239)   (7,254)    (4,176)    (7,543)   (12,237)    (16,200)
Other income..............        --        --         --        --         --        999     13,788         981
                             --------  --------  ---------  --------  --------- ----------  ---------  ----------
Net loss..................  $(19,860) $(28,904) $ (41,852) $(54,105) $ (70,536) $(107,225) $(131,478)  $(194,836)
Preferred dividends.......        --    (1,146)        --        --         --         --         --          --
                             --------  --------  ---------  --------  --------- ----------  ---------  ----------
Net loss attributable to    $(19,860) $(30,050) $ (41,852) $(54,105) $ (70,536) $(107,225) $(131,478)  $(194,836)
   common stockholders....
Net loss per share........  $  (1.22) $  (0.37) $   (0.41) $  (0.47) $   (0.53) $   (0.73) $   (0.86)  $   (1.25)
                             ========  ========  =========  ========  ========= ==========  =========  ==========

     We have generated increasing revenues in most of the last eight quarters, reflecting increases in the number of customers and end-users. Our network and product costs have increased in every quarter, reflecting costs associated with customer and end-user growth and the deployment of our network in existing and new regions. Our selling, marketing, general and administrative expenses have increased in every quarter and reflect sales and marketing costs associated with the acquisition of customers and end-users, including sales commissions, and the development of regional and corporate infrastructure. Depreciation and amortization has increased in each quarter, primarily reflecting the purchase of equipment associated with the deployment of our networks. We have experienced increasing net losses on a quarterly basis as we increased operating expenses and increased depreciation as a result of increased capital expenditures, and we expect to sustain increasing quarterly losses for at least the next several years. See "Risk Factors--We have a history of losses and expect increasing losses in the future." Our annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors. Factors that may affect our operating results include:

     o the bankruptcy or other financial difficulties experienced by our Internet service provider customers;

     o our ability to collect "past-due" receivables from certain key customers;

     o receipt of timely payment from our Internet service provider and other customers;

     o the willingness, timing and ability of traditional telephone companies to provide us with central office space;

     o the rate at which traditional telephone companies can provide us telephone wires over which we sell our service;

     o    the rate at which customers subscribe to our services;

     o decreases in the prices for our services due to competition, volume-based pricing and other factors;

     o our ability to retain Internet service provider, enterprise and telecommunications carrier customers and limit end-user churn rates;

     o the success of our relationships with strategic partners, and other potential third parties in generating significant subscriber demand;

     o    the financial condition of our customers;

     o the ability to order or deploy our services on a timely basis to adequately satisfy end-user demand;

     o delays in the commencement of operations in new regions and the generation of revenue because certain network elements have lead times that are controlled by traditional telephone companies and other third parties;

     o the mix of line orders between consumer end-users and business end-users (which typically have higher margins);

     o the amount and timing of capital expenditures and other costs relating to the expansion of our network;

     o the ability to develop and commercialize new services by us or our competitors;

     o the impact of regulatory developments, including interpretations of the 1996 Telecommunications Act; and

     o    our ability to successfully operate our network.

     Many of these factors are outside of our control. In addition, we plan to increase operating expenses to fund operations, sales, marketing, general and administrative activities and infrastructure, including increased expenses associated with our relationships with strategic partners. If these expenses are not accompanied by an increase in revenues, we could experience a material adverse effect on our business, prospects, operating results and financial condition and our ability to service and repay our indebtedness. See "Risk Factors--Our operating results are likely to fluctuate in future periods and, therefore, are difficult to predict."

LIQUIDITY AND CAPITAL RESOURCES

     Our operations have required substantial capital investment for the procurement, design and construction of our central office cages, the purchase of telecommunications equipment and the design and development of our networks. Capital expenditures were approximately $384.6 million for the nine months ended September 30, 2000. We expect that our capital expenditures related to the purchase of infrastructure equipment necessary for the development and expansion of our networks and the development of new regions will be less in future periods while capital expenditures related to the addition of subscribers in existing regions will increase.

     From our inception through September 30, 2000, we financed our operations primarily through private placements of $10.6 million of equity securities, $129.3 million in net proceeds raised from the issuance of the 1998 notes, $150.2 million in net proceeds raised from our initial public offering, $60.0 million in net proceeds raised from strategic investors, $205.0 million in net proceeds raised from the issuance of the 1999 notes, $568.8 million in net proceeds raised from our public offering on November 3, 1999, $413.3 million in net proceeds from the issuance of the 2000 notes and $484.5 million in net proceeds from the issuance of the convertible notes in September 2000. As of September 30, 2000, we had an accumulated deficit of $679.7 million, and cash, cash equivalents, and short-term investments of $913.1 million. Subsequent to September 30, 2000, we received cash of $150.0 million in connection with our agreement with SBC to take a minority ownership position in us.

     Net cash used in our operating activities was $273.6 million for the nine months ended September 30, 2000. The net cash used for operating activities during this period was primarily due to net losses and increases in current assets, offset by non-cash expenses and increases in accounts payable and accrued liabilities.

     Net cash used in our investing activities was $92.2 million for the nine months ended September 30, 2000. The net cash used for investing activities during this period was primarily due to purchases of property and equipment, the acquisition of businesses and equity investments, and the net proceeds received from the sale of investments.

     Net cash provided by financing activities for the nine months ended September 30, 2000 was $912.6 million, which primarily related to the net proceeds of $413.3 million from the issuance of the 2000 notes with an aggregate principal amount of $425.0 million and $484.5 million from the issuance of the convertible notes with an aggregate principal amount of $500.0 million.

     We expect to experience substantial negative cash flow from operating activities and negative cash flow before financing activities for at least the next two years due to continued development, commercial deployment and addition of new end-users to our networks. We may also make investments in and acquisitions of businesses that are complementary to ours to support the growth of our business. Our future cash requirements for developing, deploying and enhancing our networks and operating our business, as well as our revenues, will depend on a number of factors including:

     o the number of regions entered, the timing of entry and services offered;

     o    network development schedules and associated costs;

     o the rate at which customers and end-users purchase and pay for our services and the pricing of such services;

     o    the financial condition of our customers;

     o the level of marketing required to acquire and retain customers and to attain a competitive position in the marketplace;

     o the rate at which we invest in engineering and development and intellectual property with respect to existing and future technology;

     o    pending litigation;

     o    existing and future technology; and

     o    unanticipated opportunities.

     We will be required to raise additional capital, the timing and amount of which is uncertain. We expect to raise additional capital through debt or equity financings, depending on market conditions, to finance the continued development, commercial deployment and expansion of our networks and for funding operating losses or take advantage of unanticipated opportunities. We believe that current capital market conditions, particularly for our industry, reduce our ability to obtain such additional financing. In addition, the distressed financial condition of our Internet service provider customer channel that we reported with our third quarter results, and the legal proceedings against us which followed the announcement of our earnings results for the third quarter, may make it more difficult for us to access capital markets. If we are unable to obtain required additional capital or are required to obtain it on terms less satisfactory than we desire, we may be required to delay the expansion of our business or take or forego actions, any or all of which could harm our business.

     In addition, we may wish to selectively pursue possible acquisitions of or investments in businesses, technologies or products complementary to ours in the future in order to expand our geographic presence and achieve operating efficiencies. We may not have sufficient liquidity, or we may be unable to obtain additional debt or equity financing on favorable terms or at all, in order to finance such an acquisition or investment.

After consideration of the distressed financial condition of our Internet service provider customer channel and after discussion with our legal counsel regarding the potential impact of the various lawsuits filed against us by certain shareholders and purchasers of our convertible notes, as described above, we believe that our current cash, cash equivalents and short-term investments, including the proceeds received from our recently completed stock purchase agreement with SBC, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures into the first quarter of 2002. This is based on the assumption that there will not be an ultimate unfavorable outcome in the securities litigation in which we are involved prior to January 2002. If necessary, we will develop a contingency plan to address any material adverse developments arising in the securities litigation.

FORWARD-LOOKING STATEMENTS

     The statements contained in this prospectus that are not historical facts are "forward-looking statements" (as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects,"

"intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Examples of such forward-looking statements include but are not limited to:

     o our plans to expand our existing networks or to commence service in new metropolitan statistical areas;

     o estimates regarding the timing of launching our service in new metropolitan statistical areas;

     o expectations regarding the time frames, rates, terms and conditions for implementing "line sharing;"

     o expectations regarding the extent to which enterprise customers roll out our service;

     o expectations regarding our relationships with our strategic partners and other potential third parties;

     o    expectations as to pricing for our services in the future;

     o expectations as to the impact of our TeleSurfer service offerings on our margins;

     o the possibility that we may obtain significantly increased sales volumes;

     o the impact of our national advertising campaign on brand recognition and operating results;

     o plans to make strategic investments and acquisitions and the affect of such investments and acquisitions;

     o estimates and expectations of future operating results, including expectations regarding our monthly burn rate and the number of installed lines;

     o    plans to develop and commercialize value-added services;

     o    our anticipated capital expenditures;

     o plans to enter into business arrangements with broadband-related service providers;

     o    expectations regarding the commencement of our voice service;

     o    the effect of regulatory reform and regulatory litigation;

     o    the effect of other litigation currently pending; and

     o other statements contained in this prospectus regarding matters that are not historical facts.

     These statements are only estimates or predictions and cannot be relied upon. We can give you no assurance that future results will be achieved. Actual events or results may differ materially as a result of risks facing us or actual results differing from the assumptions underlying such statements. Such risks and assumptions that could cause actual results to vary materially from the future results indicated, expressed or implied in such forward-looking statements include our ability to:

     o    successfully market our services to current and new customers;

     o    collect receivables from certain key customers;

     o generate customer demand for our services in the particular regions where we plan to market services;

     o    successfully defend our company against certain pending litigation;

     o retain end-users that are serviced by delinquent Internet service provider customers;

     o successfully reduce our operating costs and overhead in light of the financial circumstances of many of our Internet service provider customers while continuing to provide good customer service;

     o    successfully continue to increase the number of business-grade lines;

     o    achieve favorable pricing for our services;

     o    respond to increasing competition;

     o    manage growth of our operations; and

     o access regions and negotiate suitable interconnection agreements with the traditional telephone companies, all in a timely manner, at reasonable costs and on satisfactory terms and conditions consistent with regulatory, legislative and judicial developments.

     All written and oral forward-looking statements made in connection with this prospectus which are attributable to us or persons acting on our behalf are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our exposure to financial market risk, including changes in interest rates and marketable equity security prices, relates primarily to our investment portfolio and outstanding debt obligations. We typically do not attempt to reduce or eliminate our market exposure on our investment securities because a substantial majority of our investments are in fixed-rate, short-term securities. We do not have any derivative instruments. The fair value of our investments portfolio or related income would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due mainly to the short-term nature of the substantial majority of our investment portfolio. In addition, substantially all of our outstanding indebtedness at June 30, 2000 including our 1998 notes, our 1999 notes, our 2000 notes and our convertible notes, is fixed-rate debt.

                                    BUSINESS

     THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. WE DISCLAIM ANY OBLIGATION TO UPDATE INFORMATION CONTAINED IN ANY FORWARD-LOOKING STATEMENT. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--FORWARD LOOKING STATEMENTS."

OVERVIEW

     We believe we are a leading provider of broadband communications services, which we sell to businesses and consumers directly or through Internet service providers, enterprises, telecommunications carriers and other customers. These services include a range of high-speed, high capacity Internet and network access services using digital subscriber line ("DSL") technology, and related value-added services. We sell these services directly to business and consumer end-users through our sales force, telesales and our website. Internet service providers purchase our services in order to provide high-speed Internet access to their business and consumer end-users. Branded virtual service providers purchase turnkey broadband or dial-up services from us and sell these services to their existing customers or affinity groups. Enterprise customers purchase our services directly or indirectly from us to provide employees with high-speed remote access to the enterprise's local area network ("RLAN access"), which improves employee productivity and reduces network connection cost. Telecommunications carrier customers purchase our services for resale to their Internet service provider affiliates, Internet users and enterprise customers.

     As of December 31, 2000, we believe we have one of the nation's largest DSL networks based on our 2,000 operational central offices which pass more than 47 million homes and businesses. We also plan to close approximately 250 central offices. When these closings are completed, our network will pass more than 40 million homes and businesses. As of December 31, 2000, we had 274,000 DSL based high-speed access lines in service and we had received orders for our services from more than 250 Internet service provider, enterprise, and telecommunications carrier customers, including AT&T Corporation, XO Communications (formerly NEXTLINK Communications, Inc. and Concentric Network Corporation), EarthLink, Inc., UUNET Technologies (an MCI WorldCom company) and Verio, Inc., which was acquired by Nippon Telephone and Telegraph.

     As of December 31, 2000, we have deployed our network in a total of 120 metropolitan statistical areas, but we plan on reducing this number to 109 metropolitan statistical areas in 2001. When we complete our planned closure of 250 central offices, we expect that our network will pass 40% of homes and 45% of businesses in the United States.

     We are also developing a variety of services that are enhanced or enabled by our network and entering into business arrangements with broadband-related service providers in order to bring a variety of value-added service offerings to our customers and their end-users.

INDUSTRY BACKGROUND

     GROWING MARKET DEMAND FOR BROADBAND COMMUNICATIONS BANDWIDTH SERVICES

     High-speed connectivity has become important to small- and medium-sized businesses and consumers due to the dramatic increase in Internet usage. According to International Data Corporation, the number of Internet users worldwide reached approximately 196 million in 1999 and is forecasted to grow to approximately 502 million by 2003. The popularity of the Internet with consumers has driven the rapid proliferation of the Internet as a commercial medium. Businesses are increasingly establishing Web sites and corporate intranets and extranets to expand their customer reach and improve their communications efficiency. Consumers are increasingly using the Internet to carry out commercial transactions. International Data estimates that the value of goods and services sold world wide via the Internet will increase from $111 billion in 1999 to over $1.3 trillion in 2003. Accordingly, to remain competitive, small- and medium-sized businesses increasingly need high-speed Internet connections to maintain complex Web sites, access critical business information and communicate more effectively with employees, customers and business partners. Broadband connections are also becoming increasingly important to businesses and consumers as rich Internet content--such as multi-media advertising, news and entertainment--and on-line consumer transactions and e-commerce become more widely available and widely used.

     The demand for broadband communications services for RLAN access is also growing rapidly. Over the past ten years, high-speed local area networks have become increasingly important to enterprises to enable employees to share information, send e-mail, search databases and conduct business. We believe that a large majority of personal computers used in enterprises are connected to local area networks. Enterprises are now seeking to extend this same high-speed connectivity to employees accessing the local area networks from home to improve employee productivity and reduce operating costs. The number of home office households on the Internet grew from 12.0 million at the end of 1997 to an estimated 27 million by the end of 1999 and is expected to grow to 30.2 million households by 2002. At the beginning of the year 2000, only 3.7% of these users accessed the Internet through a broadband connection of any type.

     As use of the Internet, intranets and extranets increases, we expect the market size for both small- and medium-sized business and consumer Internet and RLAN access to continue to grow rapidly causing the demand for broadband communications services to also grow rapidly. However, the full potential of Internet and local area network applications cannot be realized without removing the performance bottlenecks of the existing public switched telephone network. Increases in telecommunications bandwidth have significantly lagged improvements in microprocessor performance over the last ten years. Since 1988, microprocessor performance has improved nearly 80-fold, while the fastest consumer modem connection has improved from 9.6 kilobits per second to 56.6 kilobits per second, a factor of six. According to industry analysts, there are nearly 40 million personal computers in U.S. homes today, and most of them can only connect to the Internet or their corporate local area network by low-speed analog lines. Higher speed connections are available, including:

     o INTEGRATED SERVICES DIGITAL NETWORKS--An ISDN line provides standard interfaces for digital communication networks and is capable of carrying data, voice, and video over digital circuits. ISDN protocols are used worldwide for connections to public ISDN networks or to attach ISDN devices to compatible PBX systems.

     o T1 LINE AND FRACTIONAL T1--These are telephone industry terms for a digital transmission link with a capacity of 1.544 megabits per second or portions thereof.

     o FRAME-RELAY--A high-speed packet-switched data communications protocol.

     o CABLE MODEM--Internet access over hybrid fiber coaxial cable.

     While these services have recently experienced dramatic growth in the U.S., they are frequently expensive, complex to order, install and maintain, and in some cases are not as widely available as DSL technology.

     EMERGENCE OF DSL TECHNOLOGY

     DSL technology first emerged in the 1990s and is commercially available today to address performance bottlenecks of the public switched telephone network. DSL equipment, when deployed at each end of standard copper telephone lines, increases the data carrying capacity of copper telephone lines from analog modem speeds of 56.6 kilobits per second, for the fastest consumer modems, and ISDN speeds of 128 kilobits per second to DSL speeds of up to 6 megabits per second depending on the length and condition of the copper line. Recent advances in semiconductor technology and digital signal processing algorithms and falling equipment prices have made the widespread deployment of DSL technology more economical over time. We anticipate that equipment prices will continue to fall as a result of continued advances in semiconductor technologies and increases in equipment production volumes.

     Because DSL technology reuses the existing copper plant, it is significantly less expensive to deploy on a broad scale than alternative technologies, such as cable modems, wireless data and satellite data. As a result, a significant portion of the investment in a DSL network is success-based, requiring a comparatively lower initial fixed investment. Subsequent variable investments in DSL technology are directly related to the number of paying customers.

     IMPACT OF REGULATORY DEVELOPMENTS

     The passage of the 1996 Telecommunications Act created a legal framework for competitive telecommunications companies to provide local analog and digital communications services in competition with the traditional telephone companies. The 1996 Telecommunications Act eliminated a substantial barrier to entry for competitive telecommunications companies by enabling them to leverage the existing infrastructure built by the traditional telephone companies, which required a $200 billion investment by these telephone companies and their ratepayers, rather than constructing a competing infrastructure at significant cost. The 1996 Telecommunications Act requires traditional telephone companies, among other things:

     o to allow competitive telecommunications companies to lease telephone wires on a line by line basis;

     o to provide central office space for the competitive telecommunications companies' DSL and other equipment required to connect to the leased telephone wires;

     o to lease access on their inter-central office fiber backbone to link the competitive telecommunications companies' equipment; and

     o to allow competitive telecommunications companies to electronically connect into their operational support systems to place orders and access their databases.

     The 1996 Telecommunications Act, as interpreted by the Federal Communications Commissions (FCC), in particular emphasized the need for competition-driven innovations in the deployment of advanced telecommunications services, such as DSL services.

OUR COMPETITIVE STRENGTHS

     We were formed to capitalize on the substantial business opportunity created by the growing demand for broadband Internet and network access, the commercial availability of low-cost DSL technology and the passage of the 1996 Telecommunications Act. Key aspects of our solution to provide broadband communications services include:

     o an attractive value proposition that provides high-speed connections at similar or lower prices than alternative high-speed technologies currently available to customers;

     o a rapid network deployment and service rollout with significant increases in line installations to date;

     o a widely available, continuously connected, secure network that facilitates deployment of Internet and intranet applications; and

     o a management team experienced in the data communications, telecommunications and personal computer industries.

     ATTRACTIVE VALUE PROPOSITION. We offer higher bandwidth digital connections than alternative services at similar or lower prices that do not vary with usage. For business Internet users, our high-end services offer bandwidth comparable to that offered by T1 and frame-relay circuits at approximately 25% of the cost. For the RLAN market, our mid-range services are three to six times the speed of ISDN lines and up to ten times the speed of analog modems at monthly rates similar to or lower than those for heavily used ISDN lines. We believe that many of our enterprise customers can justify deploying lines to their employees if their productivity improves by only a few hours per month based on increases in the number of hours worked and decreases in commute time and time spent waiting for information. For consumer Internet users, our consumer services are comparably priced to current cable modem services. Unlike cable modems, the speed of our service does not decrease when more users are added.

     WE HAVE LEVERAGED OUR FIRST-MOVER ADVANTAGE TO RAPIDLY EXPAND OUR NETWORK AND GROW OUR NUMBER OF LINES INSTALLED. We were the first to widely roll out DSL services on a commercial basis, making DSL service available for purchase in the San Francisco Bay Area in December 1997. We believe that we have leveraged our first-mover advantage to rapidly expand our network into our targeted metropolitan regions and grow our number of line installations. We believe that our 1,750 central offices will be one of the nation's largest DSL networks and will pass over more than 40 million homes and businesses. As of December 31, 2000, we had 274,000 lines in service nationwide.

     WIDELY AVAILABLE, ALWAYS-CONNECTED SECURE NETWORK. Our strategy of providing blanket coverage in each region we serve is designed to ensure that our services are available to the vast majority of our customers' end-users. Our network provides 24-hour, always-on connectivity, unlike ISDN lines and analog modems which require customers to dial-up each time for Internet or RLAN access. Also, because we use dedicated connections from each end-user to the Internet service provider or enterprise network, our customers can reduce the risk of unauthorized access. These factors are important to our customers because any Internet service they market to their end-users must actually be available for them to purchase and be secure enough to not risk their own reputation or business with any security lapses.

     EXPERIENCED MANAGEMENT TEAM. Our management team includes individuals with extensive experience in the data communications, telecommunications and personal computer industries, including Frank Marshall, Interim Chief Executive Officer and Director (former Vice President at Cisco Systems); Catherine Hemmer, Executive Vice President and Chief Operations Officer (former Vice President, Network Reliability and Operations at U S WEST Communications, Inc., former General Manager, Network Provisioning at Ameritech Corporation and former Vice President, Network Services at MFS); John McDevitt, Executive Vice President, Sales and Marketing (former Vice President of Sales and Marketing at Danly IEM and former Business Director at Praxair, Inc.); Mark Perry, Executive Vice President and Chief Financial Officer (former Vice President and Corporate Officer, Finance & Administration of U S WEST Communications, Inc.); Robert Davenport, III, President and Chief Executive Officer, Covad Communications International, B.V. (former Senior Vice President and Chief Operating Officer of Tele-Communications, Inc.'s Internet Services subsidiary TCI.NET); Frank Thomas, Chief Information Officer (former Managing Partner at Olive, LLP and Vice President, Network Operations for U S West Communications, Inc.); Dhruv Khanna, Executive Vice President, General Counsel and Secretary (Covad founder and former in-house counsel for Intel Corporation); Jane Marvin, Executive Vice President of Human Resources (former Vice President of Human Resources for the General Business Services unit of Ameritech Corporation); Terry Moya, Executive Vice President, External Affairs (former Vice President & Chief Financial Officer, Capital Management, Network Operations and Technologies at U S WEST Communications, Inc.); and Michael Lach, Executive Vice President, Corporate Development and Business Integration (former Vice President, Customer Provisioning and Maintenance of Ameritech Corporation).

BUSINESS STRATEGY

     Our objective is to become the leading nationwide provider of broadband services and a critical element in the proliferation of e-commerce and other applications that are enabled or enhanced by broadband communications. The key elements of our strategy to achieve this objective are as follows:

     COST CONTAINMENT INITIATIVES. We have adopted a new business plan that includes the following steps:

     o closing approximately 250 underproductive or not fully built-out central offices and holding the size of our network at approximately 1,750 central offices, which will significantly reduce our capital expenditures;

     o reducing our workforce by approximately 800 employees, which represents approximately 25 percent of our workforce;

     o closing a facility in Alpharetta, Georgia and consolidating offices in Manassas, Virginia, Santa Clara, California and Denver, Colorado;

     o restructuring our Covad Business Solutions division, formerly BlueStar.net, to streamline our direct sales and marketing channel; and

     o evaluating and implementing other cost reduction strategies.

     ROLL OUT SERVICE RAPIDLY IN OUR TARGETED METROPOLITAN STATISTICAL AREAS. As of September 30, 2000, we had introduced our services in 120 of the top metropolitan statistical areas nationwide but we plan on reducing this number to 109 metropolitan statistical areas in 2001. When we complete our planned closure of 250 central offices, we expect that our network will pass 40% of homes and 45% of businesses in the United States.

     ESTABLISH AND MAINTAIN SALES AND MARKETING RELATIONSHIPS WITH LEADING INTERNET SERVICE PROVIDERS, TELECOMMUNICATIONS CARRIERS AND OTHER DSL RESELLERS. We principally target Internet service providers, telecommunications carriers and other DSL resellers that can offer their end-users cost and performance advantages for Internet access using our services. We primarily provide connections to Internet service providers, which then offer high-speed Internet access using our network. In other cases, we provide wholesale DSL and Internet access services for resale by our customers. In this way we:

     o carry the traffic of multiple Internet service providers, telecommunications carriers and other customers in any region, increasing our volume and reducing our costs;

     o leverage our selling efforts through the sales and support staff of these Internet service providers, telecommunications carriers and other customers;

     o offer Internet service providers, telecommunications carriers and other customers an alternative, since the traditional telephone company typically provides its own retail Internet access services in competition with our customers; and

     o provide Internet service providers, telecommunications carriers and other customers a high-speed service offering to compete with cable-based Internet access.

     SELL DIRECTLY TO BUSINESS AND CONSUMER END-USERS. We also provide high-speed access, Internet access and virtual private networks directly to business and consumer end-users. We started selling directly to business end-users upon the closing of the BlueStar acquisition in September of 2000. Our strategy is to initially sell in our smaller markets, utilizing a combination of direct salespeople, telesales and websales. We plan to expand our direct sales efforts into other markets over time.

     DEVELOP AND COMMERCIALIZE VALUE-ADDED SERVICES. We intend to introduce value-added services to our customers and leverage the value of the network access we offer today. Offering services such as voice over DSL, DSL plus Internet Protocol (DSL + IP), and our Virtual Broadband Service Provider (VBSP) offering will allow us to bundle service offerings to our customers and improve the quality of content delivery to their end-users as well as reduce costs. We believe this is an important part of our strategy and will allow us to build upon our success to date in adding and retaining subscribers. We have announced agreements to sell a complete ISP solution through Avon Products and Sony Electronics.

     ACQUIRE AND ENTER INTO BUSINESS ARRANGEMENTS WITH NETWORK AND BROADBAND-RELATED SERVICE PROVIDERS. We believe that the pace of deployment of our network can be increased by acquiring and entering into business arrangements with other network service providers, some of which may be located outside of the United States. We also believe our network deployment will enable the delivery of a variety of broadband-related services and content that are desired by our customers. We expect to make these services available to our customers through acquiring and entering into business arrangements with leading providers of broadband-related services or content. For example, we recently acquired Laser Link.Net, Inc. ("Laser Link"). This acquisition will allow us to better provide DSL and IP services on a wholesale basis and better enable us to serve customers who do not wish to maintain any network facilities. Our acquisition of BlueStar Communications Group, Inc. ("BlueStar") will expand our selling capabilities in smaller cities and rural areas, increase our distribution methods, and will improve our ability to deliver enhanced broadband solutions to small businesses.

     TAKE ADVANTAGE OF NEW REGULATORY DEVELOPMENTS. In late 1999, the FCC required the major local phone companies to provide us, and other competitive local carriers, with "line sharing." This allows us to provide our services over the same telephone wire used by the traditional telephone companies to provide analog voice services. In addition, some of the SBC Communications, Inc./Ameritech Corp. merger conditions adopted by the FCC in October 1999 also contain provisions on line sharing and provide for reductions in costs for telephone wires in certain circumstances. In many cases, line sharing would allow us to provision our asymmetric DSL services on the same telephone wire as the existing local phone companies' voice services. Currently, we provide almost all of our DSL services over a separate additional telephone wire. Beginning in 2001, we will generally provision new orders for our consumer-grade services over line-shared telephone wires. Asymmetric DSL and standard telephone service can exist on a single line and most, if not all, of the traditional telephone companies provision their own asymmetric services on the same line as existing voice services.

     We see line sharing as an important opportunity for us for three primary reasons. First, line sharing should significantly reduce the monthly recurring charges we incur for telephone loops. Second, line sharing should reduce the time it takes traditional telephone companies to deliver telephone loops because the telephone loop will already exist. Third, line sharing should resolve lack of telephone loop problems that we have encountered when ordering telephone loops in some areas of the country. We began implementing line sharing in almost all of the states, and we have entered into interim line sharing agreements with Qwest Communications International, Inc., BellSouth Corporation and Verizon Communications (other than Texas). In connection with the agreements that we announced with SBC Communications, Inc. on September 11, 2000, we also agreed to the terms and conditions for line sharing with SBC. We recently received a decision from the Texas Public Utilities Commission implementing line sharing in Texas.

OUR SERVICE OFFERINGS

     We offer six business-grade services under the TeleSpeed brand to connect our customers' end-users to our regional data centers and two consumer-grade service offerings called TeleSurfer and TeleSurfer Pro. In March 2000, we introduced two new services--DSL+IP and VBSP. We also offer business consumers Virtual Private Network (VPN) technology over DSL. In addition, Internet service provider and enterprise customers may purchase backhaul services from us to connect their facilities to our regional data centers.

     TELESPEED SERVICES

     Our TeleSpeed services connect individual end-users on conventional telephone wires to our DSL equipment in their serving central office and from there to our network serving that metropolitan statistical area. A traditional telephone company's infrastructure consists of numerous central offices which are connected by a fiber optic backbone to a regional office that routes local and long distance traffic. Each central office collects the individual telephone wires from end-users' premises in the neighborhood.

     The particular TeleSpeed service available to an end-user depends in large part on the user's distance to the central office. We believe that substantially all, if not all, of our potential end-users in our target markets generally can be served with one of our services. We estimate that approximately 70% of end-users are within 18,000 feet of a central office and can be served by at least our TeleSpeed 384 service. However, the specific number of potential end-users for the higher speeds will vary by central office and by region and will be affected by line quality. The chart below compares the performance and markets for each of our intraregional end-user services as of July 1, 2000:

                                           MAXIMUM        MAXIMUM       RANGE*
   INTRAREGIONAL                          SPEED TO      SPEED FROM      (FEET)
     SERVICES                             END-USER       END-USER                         MARKET USAGE
--------------------                     ------------  --------------  ----------  -----------------------------
TeleSpeed 144........................     144 Kbps       144 Kbps       35,000     ISDN replacement
TeleSpeed 192........................     192 Kbps       192 Kbps       18,000     Business Internet, RLAN
TeleSpeed 384........................     384 Kbps       384 Kbps       18,000     Business Internet, RLAN
TeleSpeed 768........................     768 Kbps       768 Kbps       13,500     Business Internet
TeleSpeed 1.1........................     1.1 Mbps       1.1 Mbps       12,000     Business Internet
TeleSpeed 1.5S.......................     1.5 Mbps       1.5 Mbps       15,000     High-speed Web access

--------------
     * Estimated maximum distance from the end-user to the central office.

     Prices for our end-user services may vary depending upon the performance level of the service. For example, our TeleSpeed 144 and 192 services are our lowest priced end-user services and our TeleSpeed 1.1 and 1.5 services are our highest priced end-user services. Our prices also vary across regions and for high volume customers that are eligible for volume discounts. See "Risk Factors--We may experience margins on sales of our services, which may impair our ability to achieve profitability or positive cash flow" for a discussion of the risks associated with our ability to sustain current price levels in the future.

     TELESPEED 144. Our TeleSpeed 144 service operates at up to 144 kilobits per second in each direction, which is similar to the performance of an ISDN line. This service, which can use existing ISDN equipment at the end-user site, is targeted at the ISDN replacement market where its per month flat rate can compare favorably to ISDN services from the traditional telephone company when per-minute usage charges apply. It is also the service that we offer on telephone wires that are either too long to carry our higher speed services or are served by digital loop carrier systems or similar equipment where a continuous copper connection is not available from the end-user site to a central office.

     TELESPEED 192. This service provides one and a half to three times the performance of ISDN lines at similar or lower price points to heavily-used ISDN lines.

     TELESPEED 384. This service provides three to six times the performance of ISDN lines at similar price points to heavily-used ISDN lines.

     TELESPEED 768. This service provides one-half the bandwidth of a T1 data circuit at substantially less than one-half of the monthly price that we estimate is typical for T1 service. The target market for the TeleSpeed 768 service is small businesses needing moderate speed access to the Internet but who have previously been unable to afford the price of such service. The service also competes favorably from a price/performance standpoint with traditional fractional T1 and frame-relay services for these same customers.

     TELESPEED 1.1. This service provides over two-thirds the bandwidth of a T1 data circuit at less than one-half of the monthly price that we estimate is typical for T1 service. The target market for the TeleSpeed 1.1 service is small businesses needing T1-level access to the Internet which have previously been unable to afford the price of such service. The service also competes favorably from a price/performance standpoint with traditional fractional T1 and frame-relay services for these same customers.

     TELESPEED 1.5S. This service provides bandwidth comparable to a T1 data circuit at less than one-half of the monthly price that we estimate is typical for T1 service. The service also provides the highest performance of any TeleSpeed service to stream video or other multimedia content to end-user locations.

     TELESPEED REMOTE. TeleSpeed Remote provides high-speed network access for end-users located in remote regions to their corporate networks. This service is targeted at businesses that want high-speed remote office connections at a lower cost than ISDN or frame-relay services. For example, this service can provide a corporation's employees located in Boston high-speed access to their corporate network located in San Francisco.

       TELESURFER SERVICES

                                                     MAXIMUM         MAXIMUM
   INTRAREGIONAL                                     SPEED TO       SPEED FROM      RANGE*
      SERVICES                                       END-USER        END-USER       (FEET)        MARKET/USAGE
---------------------                              -------------  ---------------  ----------  ------------------
TeleSurfer ADSL.................................     608 Kbps        128 Kbps       12,000         Consumer
TeleSurfer Pro ADSL.............................     1.5 Mbps        384 Kbps       12,000         Consumer

--------------
    * Estimated maximum distance from the end-user to the central office.

     TELESURFER ADSL. This consumer-grade service is an asymmetric service, offering up to 608 kilobits per second downstream and up to 128 kilobits per second upstream. This service is the base consumer service. The target market for this service is consumers using either dial-up analog or ISDN connections for web browsers.

     TELESURFER PRO ADSL. This is a premium consumer-grade asymmetric service, offering up to 1.5 megabits per second downstream and up to 384 kilobits per second upstream. The target market for this service is consumers using analog or ISDN connections for web browsers.

     DSL + IP

     This service currently bundles Internet protocol services with our existing TeleSurfer services. We also plan to offer it with our TeleSpeed services. The additional Internet protocol services include end-user authentication, authorization and accounting, Internet protocol address assignment and management, domain name service and Internet protocol routing and connectivity.

     VBSP

     This additional service provides a complete solution for organizations and businesses that want to offer broadband Internet services to their customers without having to develop their own Internet capabilities. We will provide Internet services to end-users under the brand name of our customer. Our Internet services will be a turnkey solution that includes registration, connection and Internet software, web sites, network authentication, electronic mail, billing and reporting, news and personal web-space for end-users and end-user service and technical support.

     VPN OVER DSL

     In August 1999 we introduced our VPN over DSL service. This service uses the public Internet backbone or a private data network, combined with DSL connections, as a channel for sharing information and applications within a closed circle of users in different locations. We offer two levels of VPN over DSL service.

     COVAD BRANCH OFFICE. This service is available for remote or branch offices that require high-speed inter-office connectivity across multiple locations.

       COVAD TELEWORKER. This service is available for telecommuters and other remote users who need secure access to their corporate network and the Internet from home.

     OTHER SERVICES

     We also provide a DS3 backhaul service from our regional network to an Internet service provider or enterprise customer site. This service aggregates all individual end-users in a metropolitan statistical area and transmits the packet information to the customer on a single high-speed line. The service utilizes an asynchronous transfer mode (ATM) protocol that efficiently handles the high data rates involved and operates at up to 45 megabits per second. In addition to monthly service charges, we impose non-recurring order set-up charges for Internet service provider and RLAN end-users for our DS3 backhaul service. Customers must also purchase a DSL modem from us or a third party for each end-user of our services.

CUSTOMERS

     We offer our services to Internet service providers, branded virtual service providers, enterprises, telecommunications carriers and other DSL resellers. As of December 31, 2000, we had more than 274,000 DSL lines in service and we had received orders for our services from more than 250 Internet service provider, enterprise and telecommunications carrier customers. The following is a list of selected Internet service provider, enterprise, telecommunications carrier and other customers:

SELECTED INTERNET SERVICE PROVIDER CUSTOMERS                 SELECTED BRANDED VSPS      SELECTED TELECOMMUNICATIONS CARRIERS
--------------------------------------------                 ---------------------      ------------------------------------
Earthlink, Inc.                                              Avon Products              AT&T Corporation
Prodigy Communications Corporation                           Sony Corp.                 Qwest Communications International, Inc.
UUNET Technologies                                                                      SBC Communications, Inc.
Verio, Inc.
XO Communications

     Our agreements with Internet service providers and other DSL resellers generally have terms of one year and are nonexclusive. We do not require Internet service providers to generate a minimum number of end-users and generally grant volume discounts based on order volume. We serve Internet service providers who provide their own Internet access service and have started serving Internet service providers who choose to obtain access to the Internet through us. In both cases, the Internet service providers purchase our services on a wholesale basis and sell such services under their own brand.

     We have recently started to sign agreements with branded virtual service providers. In these agreements a well branded company would utilize Covad as the underlying ISP by which it may provide service to an existing base of customers who are potential purchasers of high-speed internet service. We expect that the rollout of these services will require several months of work before they are marketed and sold to the branded company's incumbent customer base.

     Our practice with respect to our enterprise customers has been to enter into an arrangement or a negotiated price to install the service initially to a small number of end-users. An enterprise customer decides whether to implement a broad rollout of our services after evaluating the results of this initial phase of deployment. To date, a typical enterprise customer's initial phase of deployment and its decision to roll out our service to additional end-users has taken at least six months, and has generally taken longer than we originally expected. As of September 30, 2000, a substantial majority of our enterprise customers had not yet rolled out our services broadly to their employees.

       We will not receive significant revenue from an enterprise customer until and unless these rollouts occur. During the lengthy sales cycle for an enterprise customer, we incur significant expenses in advance of the receipt of revenues. We also enter into customer agreements with telecommunications carriers, including competitive telecommunications companies and interexchange carriers. Under these agreements our telecommunication carrier customers typically resell our services to their new and existing customers. These carriers currently market our Internet and RLAN services primarily to small, medium and enterprise businesses that purchase voice services from them.

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SALES AND MARKETING

     BUSINESS AND CONSUMER INTERNET. For the business and consumer Internet access markets, we sell our service to Internet service providers, telecommunications carriers and others. These customers can either combine our lines with their Internet access services, or purchase wholesale Internet access services from us, and resell the combination to their existing and new end-users. We address these markets through sales and marketing personnel dedicated to the Internet service provider sales channel. We supplement our sales efforts to Internet service providers through training programs and marketing programs that include promotions and sales incentives designed to encourage the Internet service providers to sell our services instead of those of our competitors.

     REMOTE LOCAL AREA NETWORK. We market our RLAN services to businesses through a direct sales force, augmented by marketing programs with value-added resellers and interexchange carriers. The sales force is directed to deal directly with the chief information officer and the telecommunications manager responsible for remote access within an enterprise. We augment our sales efforts to RLAN customers through partnerships with value-added resellers, including systems integrators that can offer our TeleSpeed service as part of a complete work-at-home solution to businesses.

     THIRD-PARTY RELATIONSHIPS. A key element of our strategy is to enter into relationships with leading telecommunications companies, including competitive telecommunications carriers and interexchange carriers, pursuant to which those companies resell our TeleSpeed and TeleSurfer services to their customers. For example, we have entered into a commercial agreement with AT&T providing for the purchase and resale of our services, primarily to their small business and enterprise customers. We believe that these indirect sales channels will enable us to penetrate our target markets more rapidly and eventually will generate the majority of sales of our services.

     BRANDING AND MARKETING PROGRAMS. In October 1999 we commenced a branding and advertising effort to educate the market about our broadband service offerings and increase recognition of our brand. This program, which uses television, print and radio advertising on both a national and regional basis, is intended to inform the market about the availability of our service, differentiate the products and services offered by our Company and simplify the process through which these products and services are ordered.

     We are also pursuing several types of joint marketing arrangements with our Internet service provider, telecommunications carrier customers and other DSL resellers. In addition, certain of our equipment suppliers have promoted our services through seminars to corporate information technology managers in the San Francisco Bay Area. We also support our sales efforts with marketing efforts that include advertising programs through radio and other popular media, attendance at trade shows and presentations at industry conferences. See "Risk Factors--Our business will suffer if our Internet service providers, telecommunications carriers and other third parties are not successful in the marketing and sale of our services."

SERVICE DEPLOYMENT AND OPERATIONS

     Internet service providers, telecommunications carriers and corporate information technology managers typically have had to assemble their digital communications connections using multiple service and equipment suppliers, leading to additional work, cost and coordination problems. With our services, we emphasize a one-stop service solution for our customers. This service solution includes:

     o extending our network to customers and end-users with various needs and configuration requirements;

     o    end-user premise wiring and DSL modem configuration;

     o    ongoing network monitoring and customer reporting;

     o    customer service and technical support; and

     o    operational support system.

     EXTENDING OUR NETWORK TO CUSTOMERS AND END-USERS. We work with our Internet service provider, enterprise, telecommunications carrier and other customers to extend our network to each customer premise and each end-user premise bordering circuits from the traditional telephone company or a competitive telecommunications company, interconnecting the customers and end-users to our network, testing the circuits, configuring customer routers or switches and end-user routers and monitoring the circuits from the network operations center.

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

     END-USER PREMISES WIRING AND DSL MODEM CONFIGURATION. We use our own and subcontracted field service crews and trucks to perform any required inside wiring and to configure DSL modems at each end-user site.

     NETWORK MONITORING. We monitor our network from our network operations center, which helps us to identify and correct network problems. We have also developed network capability to provide Internet service provider, enterprise and telecommunications carrier customers direct monitoring of their end-users for more efficient monitoring of their own network performance.

     CUSTOMER REPORTING. We communicate regularly with our customers about the status of their end-users. We also operate a toll-free customer care help line. Additionally, we provide Web-based tools to allow individual Internet service providers and enterprise information technology managers and telecommunications carriers to monitor their end-users directly, to place orders for new end-users, to enter trouble tickets on end-user lines and to communicate with us on an ongoing basis.

     CUSTOMER SERVICE AND TECHNICAL SUPPORT. We provide 24x7 on-line support to our Internet service provider customers and enterprise information technology managers. The Internet service provider and information technology manager and telecommunications carriers serve as the initial contact for service and technical support, and we provide the second level of support. For customers using our VBSP offering, we will provide the first level of support for their end-users.

     OPERATIONAL SUPPORT SYSTEM. We have developed what we believe to be the industry-leading operational support system for DSL networks. Our operational support system is based on web interfaces and is highly automated. These features are intended to and should allow us to scale our businesses rapidly because they eliminate many manual processes such as line testing, network path configuration, equipment configuration, order taking and verification, billing and telephone wire supplier management.

NETWORK ARCHITECTURE AND TECHNOLOGY

     The key design principles of our network attempt to provide the following attributes which we believe are important requirements of our existing and potential customers:

     ROBUST NETWORK SECURITY. Modem access to enterprise networks presents significant security risks, since any telephone can be used to attempt to access such a network simply by dialing the telephone number. As a result, enterprises expend significant effort and resources to prevent unauthorized access. Enterprises also typically limit remote access users to reading e-mail or other non-sensitive applications. Our network is designed to ensure secure availability of all internal applications and information for remote locations. Our permanent virtual circuit network architecture connects individual end-users at fixed locations to a single enterprise, which reduces the possibility of unauthorized access and allows our customers to safely transmit sensitive information and applications over our TeleSpeed lines.

     CONSISTENT AND SCALABLE PERFORMANCE. We believe that eventually public packet networks will evolve to replace the over 40 million modems currently connected to circuit switched networks that have been deployed in the U.S. As such, we designed our network for scalability and consistent performance to all users as the networks grow. We have designed a "star topology" network similar to the most popular local area network architecture currently used in high-performance enterprise networks. In this model, new capacity is added automatically as each new user receives a new line. We also use asynchronous transfer mode equipment in our network that implements packet switching directly in silicon circuits rather than slower router-based designs that implement switching in router software.

       INTELLIGENT END-TO-END NETWORK MANAGEMENT. Because the customers' and end users' lines are continuously connected, they can also always be monitored. We have visibility from the Internet service provider or enterprise site across the network and into the end-user's home or business. Because our network is centrally managed, we can identify and dynamically enhance network quality, service and performance and address network problems promptly.

     FLEXIBILITY. We have designed our network to be flexible in handling various types of network traffic, starting with data, but able to accommodate voice and video. This flexibility will allow us to directly offer, or enter into arrangements with other entities to offer, not only value-added services such as voice over DSL, but also control the prioritization of content delivery within our national network.

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

     The primary components of our network is the network operations center, our high-speed private metropolitan networks, central office spaces, including digital subscriber line access multiplexers (DSLAMs), copper telephone lines and DSL modems.

     NETWORK OPERATIONS CENTERS. Our entire network is managed from two network operations centers. We provide end-to-end network management using advanced network management tools on a 24x7 basis, which enhances our ability to address performance or connectivity issues before they affect the end-user experience. From the network operations centers, we can monitor the equipment and circuits in each metropolitan network (including the asynchronous transfer mode equipment), each central office (including DSLAMs) and potentially individual end-user lines (including the DSL modems). One network operations center is located in the San Francisco Bay Area and the second network operations center is on the East Coast.

     PRIVATE METROPOLITAN NETWORK. We operate our own private metropolitan network in each region that we enter. The network consists of high-speed asynchronous transfer mode communications circuits that we lease to connect our asynchronous transfer mode hubs, our equipment in individual central offices and our Internet service provider, enterprise and telecommunications carrier customers. This network operates at a speed of 45 to 155 megabits per second.

     CENTRAL OFFICE SPACES. Through our interconnection agreements with the traditional telephone companies, we seek to secure space in every central office where we intend to offer service. These central office spaces are designed to offer the same high reliability and availability standards as the traditional telephone company's other central office space. We require access to these spaces for our equipment and for persons employed by, or under contract with, us. We place DSLAMs in our central office spaces to provide the high-speed DSL signals on each copper line to our end-users. As of September 30, 2000, we had 2,000 central office spaces operational. We plan to close approximately 250 underproductive or not fully built-out central offices. In addition, we have a significant number of additional spaces under construction as well as other spaces on order from various traditional telephone companies.

     TELEPHONE WIRES. We lease the telephone wires running to end-users from the traditional telephone companies under terms specified in our interconnection agreements. We lease lines that, in numerous cases, must be specially conditioned by the traditional telephone companies to carry digital signals, usually at an additional charge relative to that for voice grade telephone wires. The price we are obligated to pay for these lines currently varies from $4 to $70 per month per line with additional one-time charges in some cases for installation, modification or removal of lines.

     DSL MODEMS AND ON-SITE CONNECTION. We buy our DSL modems from our suppliers for resale to our Internet service provider or enterprise customers for use by their end-users. We configure and install these modems along with any required on-site wiring needed to connect the modem to the copper line leased from the traditional telephone company. We are also pursuing a program of ongoing network development. Our service development and engineering efforts focus on the design and development of new technologies and services to increase the speed, efficiency, reliability and security of our network and to facilitate the development of network applications by third parties that will increase the use of our network. See "Risk Factors--The scalability and speed of our network remain largely unproven."

COMPETITION

     The markets for business and consumer Internet access and network access services are intensely competitive. We expect that these markets will become increasingly competitive in the future. The principal bases of competition in our markets include:

     o    price/performance;

     o    breadth of service availability;

     o    reliability of service;

     o    network security;

     o    ease of access and use;

     o    service bundling;

     o    content bundling;

     o    customer support;

     o    brand recognition;

     o    operating experience;

     o    relationships with Internet service providers and other third parties;
          and

     o    capital resources.

     We face competition from traditional telephone companies, cable modem service providers, competitive telecommunications companies, traditional and new national long distance carriers, Internet service providers, on-line service providers and wireless and satellite service providers.

     TRADITIONAL TELEPHONE COMPANIES. All of the largest traditional telephone companies in our target markets have begun offering DSL services. As a result, the traditional telephone companies represent strong competition in all of our target service areas, and we expect this competition to intensify. The traditional telephone companies have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, own the telephone wires themselves and can bundle digital data services with their existing voice services to achieve economies of scale in serving their customers. Certain of the traditional telephone companies have aggressively priced their consumer DSL services as low as $19-$29 per month, placing pricing pressure on our TeleSurfer services. The traditional telephone companies are also in a position to offer service from central offices where we are unable to secure space and offer service because of asserted or actual space restrictions.

     CABLE MODEM SERVICE PROVIDERS. Cable modem service providers such as AT&T, Excite@Home, Cox, Time Warner, Road Runner and MediaOne (and their respective cable partners) are deploying high-speed Internet access services over hybrid fiber coaxial cable networks. Hybrid fiber coaxial cable is a combination of fiber optic and coaxial cable, and has become the primary architecture utilized by cable operators in recent and ongoing upgrades of their systems. Where deployed, these networks provide similar and in some cases higher-speed Internet access than we provide. They also offer these services at lower price points than our TeleSurfer services. We believe the cable modem service providers face a number of challenges that providers of DSL services do not face. For example, different regions within a metropolitan statistical area may be served by different cable modem service providers, making it more difficult to offer the blanket coverage required by potential business customers. Also, much of the current cable infrastructure in the U.S. must be upgraded to support cable modems, a process which we believe is significantly more expensive and time-consuming than the deployment of DSL-based networks.

     COMPETITIVE TELECOMMUNICATIONS COMPANIES. Many competitive telecommunications companies such as NorthPoint Communications, Rhythms NetConnections and Network Access Solutions offer high-speed digital services using a business strategy similar to ours. Some of these competitors have begun offering DSL-based access services and others are likely to do so in the future. Companies such as XO Communications have extensive fiber networks in many metropolitan areas, primarily providing high-speed digital and voice circuits to large corporations. They also have interconnection agreements with the traditional telephone companies pursuant to which they have acquired central office space in many markets targeted by us. Further, certain of our customers have made investments in our competitors.

     NATIONAL INTEREXCHANGE CARRIERS. Interexchange carriers, such as AT&T, Sprint, WorldCom, Qwest, Level 3 and Global Crossing have deployed large-scale Internet access networks and ATM networks, sell connectivity to businesses and residential customers, and have high brand recognition. They also have interconnection agreements with many of the traditional telephone companies and a number of spaces in central offices from which they are currently offering or could begin to offer competitive DSL services.

     INTERNET SERVICE PROVIDERS. Internet service providers such as Genuity, UUNET Technologies (acquired by MCI WorldCom), EarthLink Network, Concentric Network Corporation (now XO Communications), and PSINet provide Internet access to residential and business customers, generally using the existing public switched telephone network at integrated services digital network speeds or below. Some Internet service providers such as UUNET Technologies in California and New York and InterAccess have begun offering DSL-based services. To the extent we are not able to recruit Internet service providers as customers for our service, Internet service providers could become competitive DSL service providers.

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

     ON-LINE SERVICE PROVIDERS. On-line service providers include companies such as AOL, Yahoo!, CompuServe (acquired by AOL), MSN (a subsidiary of Microsoft Corp.) and Web TV (a subsidiary of Microsoft Corp.) that provide, over the Internet and on proprietary online services, content and applications ranging from news and sports to consumer video conferencing. These services are designed for broad consumer access over telecommunications-based transmission media, which enable the provision of digital services to the significant number of consumers who have personal computers with modems. In addition, they provide Internet connectivity, ease-of-use and consistency of environment. Many of these on-line service providers have developed their own access networks for modem connections. If these on-line service providers were to extend their access networks to DSL or other high-speed service technologies, they would become competitors of ours.

     WIRELESS AND SATELLITE DATA SERVICE PROVIDERS. Wireless and satellite data service providers are developing wireless and satellite-based Internet connectivity. We face competition from terrestrial wireless services including future third-generation wireless networks, two Gigahertz (Ghz) and 28 Ghz wireless cable systems (Multi-channel Microwave Distribution System (MMDS) and Local Multi-channel Distribution System (LMDS)), and 18 Ghz, 39 Ghz and 50 Ghz point-to-point and point-to-multi-point microwave systems. For example, the FCC is currently considering new rules to permit MMDS licensees to use their systems to offer two-way services, including high-speed data, rather than solely to provide one-way video services. The FCC also recently auctioned spectrum for LMDS services in all markets. This spectrum is expected to be used for wireless cable and telephony services, including high-speed digital services. In addition, companies such as Teligent Inc., Advanced Radio Telecom Corp. and WinStar Communications, Inc., hold point-to-point microwave licenses to provide fixed wireless services such as voice, data and videoconferencing.

     We also may face competition from satellite-based systems. Motorola Satellite Systems, Inc., Hughes Communications (a subsidiary of General Motors Corporation), Globalstar, Lockheed, Teledesic and others have filed applications with the FCC for global satellite networks which can be used to provide broadband voice and data services, and the FCC has authorized several of these applicants to operate their proposed networks.

INTERCONNECTION AGREEMENTS WITH TRADITIONAL TELEPHONE COMPANIES

     A critical aspect of our business is our interconnection agreements with the traditional telephone companies. These agreements cover a number of aspects including:

     o the price we pay to lease access to the traditional telephone company's telephone wires;

     o the special conditioning the traditional telephone company provides on certain of these lines to enable the transmission of digital signals;

     o the price and terms of central office space for our equipment in the traditional telephone company's central offices and remote terminals;

     o the price we pay and access we have to the traditional telephone company's transport facilities;

     o the operational support systems and interfaces that we can use to place orders, report network problems and monitor the traditional telephone company's response to our requests;

     o the dispute resolution process that we use to resolve disagreements on the terms of the interconnection contract; and

     o the term of the interconnection agreement, its transferability to successors, its liability limits and other general aspects of the traditional telephone company relationship.

       As of September 30, 2000, we have entered into interconnection agreements with or otherwise obtained interconnection rights from the different major traditional telephone companies in all the states covering our metropolitan statistical areas. Traditional telephone companies do not in many cases agree to our requested provisions in interconnection agreements and we have not consistently prevailed in obtaining all of our desired provisions in such agreements either voluntarily or through the interconnection arbitration process. We cannot be sure that we will be able to continue to sign interconnection agreements with existing or other traditional telephone companies. The traditional telephone companies are also permitting competitive telecommunications companies to adopt previously signed interconnection agreements. In certain instances, we have adopted the interconnection agreement of another competitive telecommunications company. Other competitive telecommunications companies

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

have also adopted the same or modified versions of our interconnection agreements, and may continue to do so in the future.

     Many of our interconnection agreements have a term of three years. We will have to renegotiate these agreements when they expire. Although we expect to renew the interconnection agreements that require renewal and believe the 1996 Telecommunications Act and the agreements themselves limit the ability of traditional telephone companies not to renew such agreements, we may not succeed in extending or renegotiating our interconnection agreements on favorable terms. Additionally, disputes have arisen and will likely arise in the future as a result of differences in interpretations of the interconnection agreements. For example, we are in litigation proceedings with certain of the traditional telephone companies. These disputes have delayed our deployment of our network. They have also adversely affected our service to our customers and our ability to enter into additional interconnection agreements with the traditional telephone companies in other states. Finally, the interconnection agreements are subject to state commission, FCC and judicial oversight. These government authorities may modify the terms of the interconnection agreements in a way that hurts our business.

GOVERNMENT REGULATION

     OVERVIEW. Our services are subject to a variety of federal regulations. With respect to certain activities and for certain purposes, we have submitted our operations to the jurisdiction of state and local authorities who may also assert more extensive jurisdiction over our facilities and services. The FCC has jurisdiction over all of our services and facilities to the extent that we provide interstate and international services. To the extent we provide identifiable intrastate services, our services and facilities are subject to state regulations. Rates for the services and network elements we purchase from the traditional local telephone companies are generally determined by the States consistent with federal law. In addition, local municipal government authorities also assert jurisdiction over our facilities and operations. The jurisdictional reach of the various federal, state and local authorities is subject to ongoing controversy and judicial review, and we cannot predict the outcome of such review.

     FEDERAL REGULATION. We must comply with the requirements of the Communications Act of 1934, as amended by the 1996 Telecommunications Act, as well as the FCC's regulations under the statute. The 1996 Telecommunications Act eliminates many of the pre-existing legal barriers to competition in the telecommunications and video programming communications businesses, preempts many of the state barriers to local telecommunications service competition that previously existed in state and local laws and regulations, and sets basic standards for relationships between telecommunications providers. The law delegates to the FCC and the states broad regulatory and administrative authority to implement the 1996 Telecommunications Act.

     Among other things, the 1996 Telecommunications Act removes barriers to entry in the local telecommunications market. It does this by preempting certain state and local laws that are barriers to competition and by requiring traditional telephone companies to provide nondiscriminatory access and interconnection to potential competitors, such as cable operators, wireless telecommunications providers, interexchange carriers and competitive telecommunications companies such as us.

       Regulations promulgated by the FCC under the 1996 Telecommunications Act specify in greater detail the requirements of the 1996 Telecommunications Act imposed on the traditional telephone companies to open their networks to competition by providing competitors interconnection, central office and remote terminal space, access to unbundled network elements, retail services at wholesale rates and nondiscriminatory access to telephone poles, ducts, conduits, and rights-of-way. The requirements enable companies such as us to interconnect with the traditional telephone companies in order to provide local telephone exchange services and to use portions of the traditional telephone companies' existing networks to offer new and innovative services such as our TeleSpeed and TeleSurfer services. In January 1999, the U.S. Supreme Court ruled on challenges to the FCC regulations. Although the U.S. Supreme Court upheld most of the FCC's authority and its regulations, it required the FCC to reexamine and redefine which unbundled network elements the traditional telephone companies must offer. The FCC issued its revised list of unbundled network elements in September 1999. The 1996 Telecommunications Act also allows the Regional Bell Operating Companies (RBOCs), which are the traditional telephone companies created by AT&T's divestiture of its local exchange business, to enter the long distance market within their own local service regions upon meeting certain requirements. The remaining RBOCs include BellSouth, Verizon (formerly Bell Atlantic Corporation), Ameritech Corporation, U S WEST Communications, Inc. (recently acquired by Qwest) and SBC Communications, Inc. The timing of the various RBOCs' entry into their respective in-region long distance service businesses is extremely uncertain. In December 1999, Atlantic's (now Verizon) application to provide in-region

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

long distance services in New York state was granted by the FCC. The
FCC recently granted Southwestern Bell Telephone Company's application to provide in-region long distance service in Texas. Given the FCC's grant of the New York and Texas applications, the FCC is likely to thereafter grant similar applications by Verizon and the other RBOCs in other states. The timing of the various RBOCs' in-region long distance entry will likely affect the level of cooperation we receive from each of the RBOCs. The approval of such entry will likely adversely affect the level of cooperation.

     In addition, the 1996 Telecommunications Act provides relief from the earnings restrictions and price controls that have governed the local telephone business for many years. Traditional telephone company tariff filings at the FCC have been subjected to increasingly less regulatory review. However, precisely when and to what extent the traditional telephone companies will secure pricing flexibility or other regulatory freedom for their services is uncertain. For example, under the 1996 Telecommunications Act, the FCC is considering eliminating certain regulations that apply to the traditional telephone companies' provision of services that are competitive with ours. The timing and the extent of regulatory freedom and pricing flexibility and regulatory freedom granted to the traditional telephone companies will affect the competition we face from the traditional telephone companies' competitive services. Pursuant to recent merger conditions, SBC and Verizon have established in-region separate affiliates to provide DSL services. Those affiliates will be subject to less regulation than if the services were provided on an integrated basis.

     Further, the 1996 Telecommunications Act provides the FCC with the authority to forbear from regulating entities such as us who are classified as "non-dominant" carriers. The FCC has exercised its forbearance authority. As a result, we are not obligated to obtain prior certificate approval from the FCC for our interstate services or file tariffs for such services. We have determined not to file tariffs for our interstate services. We provide our interstate services to our customers on the basis of contracts rather than tariffs. We believe that it is unlikely that the FCC will require us to file tariffs for our interstate services in the future.

     On March 18, 1999, the FCC adopted rules to make it easier and less expensive for competitive telecommunications companies to obtain central office space and to require traditional telephone companies to make new alternative arrangements for obtaining central office space. However, in March 2000, the U.S. Court of Appeal for the District of Columbia issued a decision casting doubt on whether new entrants will be able to locate certain kinds of equipment in the traditional local telephone companies central offices. The FCC's rules on location of new entrant's equipment in central offices remain somewhat uncertain, and have not been uniformly implemented. In the March 1999 announcement, the FCC also provided notice of proposed rule-making to determine whether carriers should be able to provide asymmetric DSL over the same line over which traditional telephone companies provide voice service. On November 18, 1999, the FCC required the traditional local phone companies to provide us and other competitive local carriers with line sharing access. If implemented by the traditional local phone companies these rules could materially lower the price we pay to lease access to the traditional telephone company's telephone wires. While we believe that these rules are advantageous to us, the traditional telephone companies may balk at, delay, or thwart the implementation of such rules.

     In its March 2000 ruling, the federal appeals court struck portions of the FCC's new rules concerning the location of new entrants' equipment in traditional local telephone companies' central offices, and has required the FCC to reconsider and review those rules. In particular, the appeals court has required the FCC to revise its rules concerning the types of equipment that we may collocate on the traditional telephone company premises and the steps that traditional telephone companies may take to separate their equipment from our equipment. The traditional telephone companies may implement the court's ruling and any subsequent FCC rules in a manner that impairs our ability to obtain collocation space and collocate the equipment of our choice on their premises. Such actions by the traditional telephone companies could adversely affect our business and disrupt our existing network design, configuration and services.

     On July 18, 2000, the United States Court of Appeals for the Eighth Circuit struck down the FCC's total element long run incremental cost methodology, which the FCC previously required state commissions to use in setting the prices for collocation and for unbundled network elements we purchase from the traditional telephone companies. The Court also rejected an alternative cost methodology based on "historical costs," which was advocated by the traditional telephone companies. In rejecting the FCC's cost methodology, the court held that it is permissible for the FCC to prescribe a forward-looking incremental cost methodology that is based on actual incremental costs under the 1996 Telecommunications Act.

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     The Eighth Circuit's decision creates some additional uncertainty concerning the prices that we are obligated to pay the traditional telephone companies for collocation and unbundled network elements. Although the FCC has appealed the Eighth Circuit's decision, it may also adopt new rules to reflect the cost methodology that was approved by the Eighth Circuit. It is uncertain whether the Eighth Circuit's decision will be affirmed by the United States Supreme Court. It is also uncertain whether the FCC and state commissions will implement a new cost methodology as a result of this decision.

     The impact of these judicial and regulatory decisions on the prices we pay to the traditional telephone companies for collocation and unbundled network elements is highly uncertain. There is a risk that any new prices set by the regulators could be materially higher than current or currently expected prices. If we are required to pay higher prices to the local telephone companies for collocation and unbundled network elements, it could have a material adverse effect on our business.

     Any changes in applicable federal law and regulations, in particular, changes in its interconnection agreements with traditional telephone companies, the prospective entry of the RBOCs into the in-region long distance business and grant of regulatory freedom and pricing flexibility to the traditional telephone companies, could harm our business.

     STATE REGULATION. To the extent we provide identifiable intrastate services or have otherwise submitted ourselves to the jurisdiction of the relevant state telecommunications regulatory commissions, we are subject to such jurisdiction. In addition, certain states have required prior state certification as a prerequisite for processing and deciding an arbitration petition for interconnection under the 1996 Telecommunications Act. As of December 31, 1999, we were authorized under state law to operate as a competitive local exchange carrier in 34 states, and intend to obtain authorization in the other states necessary to cover our 165 targeted metropolitan statistical areas. We have pending arbitration proceedings in different states for interconnection arrangements with the relevant traditional telephone companies. We have concluded arbitration proceedings in a number of states by entering into interconnection agreements with the relevant traditional telephone companies. We have filed tariffs in certain states for intrastate services as required by state law or regulation. We are also subject to periodic financial and other reporting requirements of these states with respect to our intrastate services.

     The different state commissions have various proceedings to determine the rates, charges and terms and conditions for unbundled network elements (unbundled network elements are the various portions of a traditional telephone company's network that a competitive telecommunications company can lease for purposes of building a facilities-based competitive network, including telephone wires, central office collocation space, inter-office transport, operational support systems, local switching and rights of way), as well as the discount for wholesale services that we purchase from the relevant traditional telephone company. The rates set forth in many of our interconnection agreements are interim rates and will be prospectively, and, in some cases, retroactively, affected by the permanent rates set by the various state commissions for such unbundled network elements as unbundled loops and interoffice transport. We have participated in unbundled network element rate proceedings in several states in an effort to reduce these rates. If any state commission decides to increase unbundled network element rates our operating results could suffer. The applicability of the various state regulations on our business and compliance requirements will be further affected by the extent to which our services are determined to be intrastate services. Jurisdictional determinations of our services as intrastate services could harm our business.

       LOCAL GOVERNMENT REGULATION. We may be required to obtain various permits and authorizations from municipalities in which we operate our own facilities. The issue of whether actions of local governments over the activities of telecommunications carriers, including requiring payment of franchise fees or other surcharges, pose barriers to entry for competitive telecommunications companies which may be preempted by the FCC is the subject of litigation. Although we rely primarily on the unbundled network elements of the traditional telephone companies, in certain instances we deploy our own facilities, including fiber optic cables, and therefore may need to obtain certain municipal permits or other authorizations. The actions of municipal governments in imposing conditions on the grant of permits or other authorizations or their failure to act in granting such permits or other authorizations could harm our business.

     The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Other existing federal regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals, which could change, in varying degrees, the manner in which communications companies operate in the U.S. In particular, several bills pending in the

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106th Congress would significantly alter or repeal pro-competitive FCC rules and portions of the 1996 Telecommunications Act. Passage of any these bills could adversely affect our business. The ultimate outcome of these proceedings and the ultimate impact of the 1996 Telecommunications Act or any final regulations adopted pursuant to the 1996 Telecommunications Act or our business cannot be determined at this time but may well be adverse to our interests. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business and we can give you no assurance that such future regulation or regulatory changes will not harm our business. See "Risk Factors--Rejections of our applications for central office space by traditional telephone companies are likely to delay the expansion of our network and the rollout of our services" and "Our services are subject to government regulation, and changes in current or future laws or regulations could adversely affect our business."

INTELLECTUAL PROPERTY

     We regard certain aspects of our products, services and technology as proprietary and attempt to protect them with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. These methods may not be sufficient to protect our technology. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently.

     Currently we have one patent and a number of patent applications pending, and intend to prepare additional applications and to seek additional patent protection for our systems and services to the extent possible. The pending and any future patents may not be issued to us, and if issued, they may not protect our intellectual property from competition which could seek to design around or invalidate these patents.

     Further, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries. The global nature of the Internet makes it virtually impossible to control the ultimate destination of our proprietary information. Steps taken by us may not prevent misappropriation or infringement of our intellectual property rights, and litigation may be necessary in the future to enforce our intellectual property rights to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources.

     In addition, others may sue us with respect to infringement of their intellectual property rights. We were recently sued by Verizon (formerly Bell Atlantic) for an alleged infringement of a patent issued to them in September 1998 entitled "Variable Rate and Variable Mode Transmission System." On February 18, 2000, we were granted a summary judgment ruling in the Verizon lawsuit. The court ruled that we had not infringed on Verizon's patent. Bell Atlantic has filed a notice of appeal of this decision and, while we expect that we will prevail on appeal, the outcome of such an appeal is inherently uncertain. Such lawsuits, including an appeal in the Bell Atlantic lawsuit, could significantly harm our business.

     A manufacturer of telecommunications hardware named "COVID" has filed an opposition to our trademark application for the mark "COVAD and design". Covid has also filed a complaint in the United States District Court for the District of Arizona, alleging claims for false designation of origin, infringement and unfair competition. We do not believe that this lawsuit or the opposition to our trademark application have merit, but these legal proceedings are unpredictable and there is no guarantee we will prevail. If we do not succeed, it could limit our ability to provide our services under the "COVAD" name.

EMPLOYEES

       As of September 30, 2000, we had approximately 3,000 employees, excluding temporary personnel and consultants. In connection with our recently-announced restructuring, we are reducing our workforce by approximately 800 employees. None of our employees are represented by a labor union, and we consider our relations with our employees to be good. Our ability to achieve our financial and operational objectives depends in large part upon the continued service of our senior management and key technical, sales, marketing, legal and managerial personnel, and our continuing ability to attract and retain highly qualified technical, sales, marketing, legal and managerial personnel. Competition for such qualified personnel is intense, particularly in software development, network engineering and product management. In addition, in the event that our employees unionize,

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we could incur higher ongoing labor costs and disruptions in our operations in the event of a strike or other work stoppage.

PROPERTIES

     We are headquartered in Santa Clara, California in facilities under leases that will expire beginning on or before July 14, 2002. We also lease office space in many of the metropolitan statistical areas in which we conduct operations.

     We are in the process of consolidating our office space in Santa Clara as well as our office spaces in Denver, Colorado and Virginia. In connection with our recently-announced restructuring, we are closing a facility in Alpharetta, Georgia.

     We also lease central office space from the traditional telephone company in each region that we operate or plan to operate under the terms of our interconnection agreements and obligations imposed by state public utilities commissions and the FCC. While the terms of these leases are perpetual, the productive use of our central office space is subject to the terms of our interconnection agreements which expire on or before March 2001. We will increase our central office space if we chose to expand our network geographically.

LEGAL PROCEEDINGS

     We are engaged in a variety of negotiations, arbitrations and regulatory and court proceedings with multiple traditional telephone companies. These negotiations, arbitrations and proceedings concern the traditional telephone companies' denial of physical central office space to us in certain central offices, the cost and delivery of central office spaces, the delivery of transmission facilities and telephone lines, billing issues and other operational issues. In connection with the agreements with SBC Communications, Inc that we announced on September 11, 2000, we settled all of our pending litigation against SBC affiliates Southwestern Bell and Pacific Bell. This settlement also resolves our commercial arbitration proceeding against Pacific Bell.

     Several of our shareholders have filed class action lawsuits against us, our former president and Chief Executive Officer, Robert E. Knowling, and our current executive vice president and Chief Financial Officer, Mark H. Perry. These lawsuits were filed in the United States District Court for the Northern District of California. The complaints in these matters allege violations of federal securities laws on behalf of persons who purchased our securities, including those who purchased common stock and those who purchased convertible notes, during the periods from September 7, 2000 to October 17, 2000 or September 7, 2000 to November 14, 2000. The relief sought includes monetary damages and equitable relief. In addition, three purchasers of the convertible notes have filed complaints in California Superior Court for the County of Santa Clara. These complaints allege fraud and deceit, negligence and violations of state securities laws in connection with our sale of the convertible notes. The relief sought includes rescission of their purchases of approximately $90 million in aggregate principal amount of convertible notes and unspecified damages, including punitive damages. The plaintiff in one of these matters has requested a trial date in August 2001, but we intend to oppose this request. One of the plaintiffs in these matters has also sought a writ of attachment for the full amount of its rescission claims for its purchases of convertible notes. On December 11, 2000, this request for a writ of attachment was denied. Three additional purchasers have indicated that they intend to file similar lawsuits. Although we do believe that we have strong defenses in these lawsuits, the ultimate outcome of these litigation matters is inherently unpredictable and there is no guarantee we will prevail.

     We recently filed a lawsuit against BellSouth TeleCommunications and its subsidiaries in federal court. We are pursuing antitrust and other claims in this lawsuit arising out of BellSouth's conduct as a supplier of central office space, transmission facilities and telephone lines.

     We have also filed a lawsuit against Verizon and its affiliates in federal court. We are pursuing antitrust and other claims in this lawsuit. In addition, Verizon has separately filed suit against us asserting infringement of a patent issued to them in September 1998 entitled "Variable Rate and Variable Mode Transmission System." However, on February 18, 2000 the court issued a summary judgment ruling holding that we had not infringed Verizon's patent. Verizon has filed a notice of appeal and, while we expect that we will prevail on an appeal, the outcome of such an appeal is inherently uncertain.

     A group of our former employees have filed a complaint against us in California Superior Court, alleging that they were terminated wrongfully and are entitled to various amounts arising from their employment with us. We

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

believe that we do not owe these employees any money, but litigation is unpredictable and we cannot guarantee that we will prevail in this matter. Another employee has filed a complaint against us in California Superior Court, alleging that he was terminated wrongfully based on his age. We also believe that we do not owe this employee any money.

     A manufacturer of telecommunications hardware named "COVID" has filed an opposition to our trademark application for the mark "COVAD and design" and is seeking to cancel our registration of the COVAD trademark. We do not believe that this opposition has merit, but trademark proceedings are unpredictable and there is no guarantee we will prevail. If we do not succeed, it could limit our ability to provide our services under the "COVAD" name. COVID has also filed a complaint in the United States District Court for the District of Arizona, alleging claims for false designation of origin, infringement and unfair competition. COVID is seeking an injunction to stop us from using the COVAD trademark, as well as an award of monetary damages. We do not believe that these claims have any merit, but the outcome of litigation is unpredictable and we cannot guarantee that we will prevail.

     A former LaserLink.net shareholder has filed a complaint against us in the Supreme Court for the State of New York. He is seeking damages arising out of our alleged failure to register the Covad shares that he received in exchange for his LaserLink.net shares. We do not believe that his claims have any merit, but we cannot assure you that we will prevail in this matter.

     Four of our nineteen distressed Internet service provider customers have filed for bankruptcy protection. It is likely that these bankruptcies will impair our ability to collect the amounts owed to us and to migrate these lines to other Internet service provider customers or to our own network. One bankruptcy court has ordered Zyan Communications to prepay us for our future services on a weekly basis beginning in January 2001. It is possible that additional bankruptcy courts will require that we continue providing services to bankrupt Internet service provider customers during the bankruptcy proceedings.

     Failure to resolve these various legal disputes and controversies without excessive delay and cost and in a manner that is favorable to us could significantly harm our business. We are not currently engaged in any other legal proceedings that we believe could have a material adverse effect on our business, prospects, operating results and financial condition. We are, however, subject to state commission, FCC and court decisions as they relate to the interpretation and implementation of the 1996 Telecommunications Act, the interpretation of competitive telecommunications company interconnection agreements in general and our interconnection agreements in particular. In some cases, we may be deemed to be bound or we may otherwise be significantly impacted by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to our agreements. The results of any of these proceedings could harm our business.

BLUESTAR ACQUISITION

     On September 25, 2000, we completed our acquisition of BlueStar Communications Group Inc., a provider of broadband and Internet services for small and medium-sized businesses throughout the Southeastern United States. Under the acquisition agreement, we issued approximately 6.1 million shares of our common stock and assumed approximately 226,000 stock options for all of BlueStar's outstanding common and preferred shares, stock options and warrants, plus assumption of all outstanding BlueStar debt. Up to 5.0 million additional shares of our common stock may be issued to the BlueStar shareholders if certain performance targets are met by BlueStar over the 2001 fiscal year. We anticipate that this acquisition will accelerate the national expansion of our network and will provide the following benefits:

     o speed to market in implementing our direct sales strategy in Tier 3 markets;

     o    a large, experienced direct sales force;

     o    access to BlueStar's customer base; and

     o increased ability to provide enhanced broadband solutions to small businesses.

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

SBC COMMUNICATIONS, INC. AGREEMENTS

     On September 11, 2000, we announced various agreements with SBC Communications, Inc. ("SBC"):

     o We announced a commercial agreement in which SBC will provide $600 million in resale revenue to us over six years starting October 1, 2000, with approximately $23 million of revenue in the first year and increasing revenue commitments each year during the life of the contract. Upon a change of control as defined in the contract, SBC's aggregate revenue commitment is reduced to $100 million during an initial period of the contract, and is terminated after the initial period. This agreement also provides incentives for SBC to sell business lines provided by us, and we announced that SBC will begin marketing both symmetric business service DSL and asymmetric consumer service DSL provided by us throughout the United States.

     o We announced SBC's plans to take a minority ownership position in us for $150 million, pending regulatory approval. Under this agreement, SBC acquired 9,373,169 shares or approximately six percent of our outstanding shares and is not permitted to sell such shares until November 3, 2001, unless we experience a change of control.

     o We announced that, regarding pending legal matters, our antitrust suit against SBC and Pacific Bell and our arbitrations against SBC affiliates, Southwestern Bell and Pacific Bell, were settled, including Pacific Bell's claim for alleged past due service fees. In addition, we announced the resolution of several critical issues in line sharing disputes in Texas, Kansas, Illinois, Michigan, Ohio, Wisconsin, Indiana, Connecticut and California, plus key issues in pending interconnection arbitrations in Texas and Kansas.

     o We announced that performance standards in all 13 SBC states were agreed upon, which we expect will further reduce regulatory disputes. Standards for SBC performance were agreed upon so that both companies will operate under a standard set of measures and remedies in all SBC states, which include California, Nevada, Texas, Oklahoma, Arkansas, Kansas, Missouri, Ohio, Indiana, Michigan, Wisconsin, Illinois and part of Connecticut. These standards include stand-alone and line-shared loop provisioning intervals, collocation intervals, repair and maintenance, and access to loop plant data. In addition, we agreed upon a 13-state line sharing price consisting of a $10 non-recurring charge and a $5.75 monthly recurring charge for all physical elements of the line sharing UNE, including installation.

     o We announced the agreement to continue joint OSS development to support SBC's resale of our products, including the fully automatic loop ordering provisioning process pioneered by us. By working closely with SBC, we intend to simplify the ordering process and improve DSL provisioning times. Our OSS system currently is integrated with Pacific Bell and has shown improved installation rates of 25 percent and higher.

     o We also announced in-region agreements that include continued access to neighborhood gateways utilized in SBC's recently announced "Project Pronto," competitively neutral terms and conditions for spectrum management and agreements regarding the collocation of equipment in SBC central offices.

LOOP HOLDINGS EUROPE ASP

     On September 8, 2000 we entered into an acquisition agreement with Loop Holdings Europe AsP, a Danish entity which owns preferred shares representing 70% of Loop Telecom, S.A. (a 50% voting interest), a Spanish full-service broadband service provider for small and medium-sized businesses. Loop Holdings was acquired for $15 million in cash, a note for $15 million payable six months after the closing and a note for $20 million payable one year after closing. This acquisition closed on September 21, 2000.

CONVERTIBLE NOTE OFFERING

     On September 25, 2000, we consummated the private placement of $500 million principal amount of five year 6% convertible senior notes. The convertible notes were sold to initial purchasers at a price of 100% for resale under Rule 144A of the Securities Act of 1933, as amended. Net proceeds from the convertible notes were approximately $484.5 million after discounts, commissions, and other transaction costs of approximately $15.5 million. The convertible notes are convertible into our common stock at a conversion price of $17.775, subject to certain adjustments, and were issued pursuant to an indenture dated as of September 25, 2000, between us and the United States Trust Company of New York.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers, and their respective ages as of January 1, 2001, are as follows:

NAME                                AGE    POSITION
Frank Marshall...................   53     Interim Chief Executive Officer and Director
Mark H. Perry....................   50     Executive Vice President and Chief Financial Officer
Robert Davenport, III............   40     President and Chief Executive Officer, Covad Communications
                                           International, B.V.
Catherine Hemmer.................   41     Executive Vice President and Chief Operating Officer
Frank Thomas.....................   42     Chief Information Officer
John McDevitt....................   48     Executive Vice President, Sales and Marketing
Dhruv Khanna.....................   40     Executive Vice President, General Counsel and Secretary
Jane Marvin......................   40     Executive Vice President, Human Resources
Terry Moya.......................   41     Executive Vice President, External Affairs
Michael Lach.....................   38     Executive Vice President, Corporate Development and Business Integration
Robert E. Dupuis.................   46     Executive Vice President
Chuck Haas.......................   40     Executive Vice President
Charles McMinn...................   48     Chairman of the Board of Directors
Robert Hawk......................   60     Director
Hellene Runtagh..................   51     Director
Daniel Lynch.....................   58     Director
Rich Shapero.....................   51     Director
Larry Irving.....................   43     Director

     FRANK MARSHALL has served as a member of our board of directors since October 1997 and has served as our Interim Chief Executive Officer since October 2000. Mr. Marshall currently serves on the board of directors of PMC-Sierra, Inc. and several private companies. Mr. Marshall also serves on the technical advisory board of several high technology private companies. He is a member of the InterWest Partners Advisory Committee and a Venture Partner at Sequoia Capital. From 1992 to 1997, Mr. Marshall served as Vice President of Engineering and Vice President and General Manager, Core Business Unit of Cisco Systems, Inc. From 1982 to 1992, he served as Senior Vice President, Engineering at Convex Computer Corporation.

     MARK H. PERRY joined us in August 2000 as our Chief Financial Officer and Executive Vice President, Finance. Prior to joining us, he was with U S WEST Communications. He began in 1996 as its Vice President and Corporate Officer, Finance & Administration and subsequently became its Vice President, Operations and Merger Integration. From 1995 to 1996, he was U S WEST Communications' Managing Director with Cable Plus, a cable television/telecommunications joint venture that consisted of ten operating companies. From 1994 to 1995, he was the Vice President, Finance of Comcast International. From 1988 to 1994 he served in a variety of management roles with U S WEST Communications, including Assistant Corporate Controller and Chief Auditor, Vice President and Chief Financial Officer of the Cable Communications Division. From 1976 to 1988, he was with RCA Records Division, where he served in several management positions.

     ROBERT DAVENPORT, III joined us in January 1999. He served as our Vice President, Business Development until February 1999 and served as our Executive Vice President, Business Development from February 1999 to August 2000, at which time he began serving as President and Chief Executive Officer, Covad Communications International, B.V. Prior to joining us, Mr. Davenport was Senior Vice President and Chief Operating Officer at Tele-Communications, Inc.'s Internet Services subsidiary, TCI.NET from 1997 to 1999. Between 1995 and 1997, Mr. Davenport was with Tele-Communications, Inc., as Vice President, Finance and Development for the Telephony Services subsidiary. From 1992 to 1995, he was Managing Partner of RD Partners, LLC, a private investment firm focused on leveraged equity investments.

     CATHERINE HEMMER joined us in August 1998. She served as our Vice President, Operations until February 1999 and served as our President, Network Services from February 1999 to September 1999, and currently serves as our Executive Vice President and Chief Operating Officer. From 1996 to August 1998, she was Vice President, Network Reliability and Operations at U S WEST Communications, Inc. From 1995 to 1996, she served as General

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

Manager, Network Provisioning at Ameritech Services, Inc., a telecommunications company. From 1987 to 1995, she served in various capacities, including Vice President, Network Services, at MFS Telecom, Inc. From 1981 to 1987, she served in various management roles at MCI Communications Inc. (now MCI Worldcom, Inc.), providing management information systems support for the network operations organization.

     JOHN MCDEVITT has served as our Executive Vice President, Sales and Marketing since July 2000. Prior to joining us, he was Vice President of Sales and Marketing for Danly IEM from 1998 to June 2000. From 1996 to 1998, Mr. McDevitt served as Business Director with Praxair, Inc. Between 1978 and 1996, Mr. McDevitt was with Liquid Carbonic Corporation, where he served as Vice President of Sales and Marketing, General Manager and as a National and Regional Manager.

     FRANK THOMAS joined us in March 2000. He served as a Vice President, ILEC Relations from March 2000 to June 2000. He served as our acting Chief Information Officer from June 2000 to August 2000 and has served as our Chief Information Officer since August 2000. Prior to joining us, he was the Managing Partner, Consulting for Olive, LLP from 1998 to March of 2000. From 1996 to 1998, he served as Vice President, Network Operations for U S WEST Communications, Inc. From 1991 to 1996, he served as a Director and Senior Director, Information Systems and as a Network Operations Manager, Information Systems with Eli Lilly & Company.

     DHRUV KHANNA is one of our founders. He served as our Vice President, General Counsel and Secretary from October 1996 until February 1999 and has served as our Executive Vice President, General Counsel and Secretary since that date. He was an in-house counsel for Intel Corporation's communications products division and its Senior Telecommunications Attorney between 1993 and 1996. Between 1987 and 1993, Mr. Khanna was an associate at Morrison & Foerster, LLP, where his clients included Teleport Communications Group (now AT&T Corp.), McCaw Cellular Communications, Inc. (now AT&T Wireless), and Southern Pacific Telecom (now Qwest Communications International, Inc.). Mr. Khanna has extensive experience with regulatory matters, litigation and business transactions involving the RBOCs and other telecommunications companies. While at Intel, he helped shape the computer industry's positions on the Telecommunications Act of 1996 and the FCC's rules implementing the 1996 Act.

     JANE MARVIN joined us in April 1999 as our Executive Vice President, Human Resources. Prior to joining us, from August 1995 to April 1999, Ms. Marvin was Vice President, Human Resources for the General Business, Small Business and Enhanced Business Services units and Director, Leadership and Executive Development of Ameritech Corporation. In these capacities, she re-engineered and streamlined multiple HR processes and drove corporate-wide change initiatives. From 1991 to 1995, Ms. Marvin was Human Resources Director with the Pepsi Cola Company, a division of Pepsico Inc., where she improved business processes in the areas of recruitment, selection, training, and compensation. From 1984 to 1991, Ms. Marvin worked in progressively broader HR leadership roles at DataGeneral Corporation, a provider of enterprise hardware and software solutions.

     TERRY MOYA joined us in July 1999 as our Executive Vice President, External Affairs. Prior to joining us, from January 1999 to July 1999, Terry served as Vice President & Chief Financial Officer, Capital Management, Network/Operations and Technologies at U S WEST Communications, Inc. From August 1998 to January 1999, Terry served as Vice President, Operations for U S WEST Communications, Inc., where he managed over $2 billion in capital expenditures and over $320 million in engineering and construction transaction costs. From February 1997 to August 1998, Terry served as Vice President, Construction, Operations and Technologies and led the outside plant construction contracting organization for U S WEST Communications, Inc. From August 1992 to February 1997, Terry spent time in over a half dozen foreign countries establishing and improving several different lines of business for U S WEST Communications, Inc. These countries include Poland, Russia, the Czech Republic, Hungary, Brazil and the United Kingdom. Prior to August 1992, Terry was at KPMG Peat Marwick, LLP in New Orleans.

     MICHAEL LACH joined us in January 2000 as our Executive Vice President, Business Integration and in August 2000 he began serving as our Executive Vice President, Corporate Development and Business Integration. Prior to joining us, from May 1997 to December 1999, Mr. Lach was Vice President, Customer Provisioning and Maintenance of Ameritech Corporation, where he was responsible for the installation and repair of residential phone lines across a five-state region. From October 1995 to May 1997, Mr. Lach was General Manager, Network Operations West of Ameritech Corporation, where he was responsible for provisioning and maintaining central offices and the transport network in a three state region. From September 1994 to October 1995, Mr. Lach was Division Manager, Technical Support of Ameritech Corporation, where he supported the development and

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implementation of new products for residential and business customers. From
March 1993 to August 1994, Mr. Lach was Director, Business Development for Siemens Stromberg-Carlson, Inc. From January 1984 to February 1993, Mr. Lach served in various management roles with Ameritech Corporation relating to its network.

     ROBERT E. DUPIUS has served as our Executive Vice President since December 2000. He previously served as President, Chief Executive Officer and as Chairman of the Board of Directors of BlueStar Communications Group, Inc. From August 1998 to April 1999, Mr. Dupuis was an executive on staff with Crosspoint Ventures Partners, a venture capital firm with substantial investments in us and in the telecommunications industry. In August 1998, Mr. Dupuis was the President and Chief Executive Officer of Able Telecom, a construction company specializing in telecommunications. From May 1996 to January 1998, Mr. Dupuis served as Chief Executive Officer and President of RMD Americas, a wireless communications company with international operations. From June 1992 through April 1996, Mr. Dupuis served as Vice President and General Manager of Comsat International and as Vice President of Sales and Marketing of Comsat World Systems.

     CHARLES HAAS is a founder of the Company and has been serving as our Executive Vice President since December 2000. He served as the Company's Vice President, Sales and Marketing from May 1997 until November 1998 and has served in various other roles. Mr. Haas has over fourteen years of sales and business development experience with Intel where he held various positions from July 1982 to April 1997. At Intel Mr. Haas served as manager of corporate business development, focusing on opportunities in the broadband computer communications area, and played a principal in the development of the Company's Residential Broadband strategy for telephone and satellite companies (DSL, Fiber-to-the-Curb and satellite modems).

     CHARLES MCMINN is a founder of the Company and has been the Chairman of the Board of Directors since October 2000. Mr. McMinn previously served as our Chairman of the Board of Directors from July 1998 to September 1999. He served as the Company's President, Chief Executive Officer and as a member of its Board of Directors from October 1996 to July 1998. Mr. McMinn has over 20 years of experience in creating, financing, operating and advising high technology companies. From November of 1999 to October 2000, Mr. McMinn served as Chief Executive Officer and founder of Certive Corporation and he is still a member of Certive's board of directors. From July 1995 to October 1996, and from August 1993 to June 1994, Mr. McMinn managed his own consulting firm, Cefac Consulting, which focused on strategic development for information technology and communications businesses. From June 1994 to November 1995, he served as Principal, Strategy Discipline, at Gemini Consulting. From August 1992 to June 1993, he served as President and Chief Executive Officer of Visioneer Communications, Inc. and from October 1985 to June 1992 was a general partner at InterWest Partners, a venture capital firm. Mr. McMinn began his Silicon Valley career as the product manager for the 8086 microprocessor at Intel.

     ROBERT HAWK has served as a member of our board of directors since April 1998. Mr. Hawk is President of Hawk Communications and recently retired as President and Chief Executive Officer of U S WEST Multimedia Communications, a regional telecommunications service provider, where he headed the cable, data and telephony communications business from May 1996 to April 1997. He was president of the Carrier Division of U S West Communications, Inc., from September 1990 to May 1996. Prior to that time, Mr. Hawk was Vice President of Marketing and Strategic Planning for CXC Corporation. Prior to joining CXC Corporation, Mr. Hawk was director of Advanced Systems Development for AT&T/American Bell. He currently serves on the boards of PairGain Technologies, Inc., COM21, Inc., Concord Communications, Inc., Radcom, Ltd., Efficient Networks, Inc. and several privately held companies.

     DANIEL LYNCH has served as a member of our board of directors since April 1997. Mr. Lynch is also a founder of CyberCash, Inc. and has served on its board of directors since August 1994. From December 1990 to December 1995, he served as chairman of the board of directors of Softbank Forums, a provider of education and conference services for the information technology industry. Mr. Lynch founded Interop Company in 1986, which is now a division of ZD Comdex and Forums. Mr. Lynch is a member of the Association for Computing Machinery and the Internet Society. He is also a member of the Board of Trustees of the Santa Fe Institute, the Bionomics Institute and CommerceNet. He previously served as Director of the Information Processing Division for the Information Sciences Institute in Marina del Rey, where he led the Arpanet team that made the transition from the original NCP protocols to the current TCP/IP based protocols. He has served as a member of the board of directors of Exodus Communications since January 1998. Mr. Lynch previously served as a member of the board of directors at UUNET Technologies, Inc., from April 1994 until August 1996.

     RICH SHAPERO has served as a member of our board of directors since July 1997. Mr. Shapero has been a general partner of Crosspoint Venture Partners, L.P., a venture capital investment firm, since April 1993. From January 1991 to June 1992, he served as Chief Operating Officer of Shiva Corporation, a computer network company. Previously, he was a Vice President of Sun Microsystems, Inc., Senior Director of Marketing at AST Research, Inc., and held marketing and sales positions at Informatics General Corporation and UNIVAC's Communications Division. Mr. Shapero serves as a member of the board of directors of Sagent Technology, Inc., a provider of real-time eBusiness intelligence, and several privately held companies.

     HELLENE RUNTAGH has served as a member of our board of directors since November 1999. Ms. Runtagh has served as Executive Vice President of Universal Studios since January 1999. In this capacity, she is responsible for overseeing the activities of the Universal Studios Operations Group, Universal Studios Consumer Products Group, Universal Studios Corporate Marketing and Sponsorships, and the Spencer Gift retail operations, Universal Studios' worldwide information technology, and Seagram's global sourcing and real estate operations. From February 1997 to January 1999, she held the position of senior vice president of reengineering effort at Universal. Previously, Ms. Runtagh spent 25 years at General Electric, where she served as President and Chief Executive Officer of GE Information Services from 1989 to 1996 and held general management roles with GE's capital and software businesses.

     LARRY IRVING has served as a member of our Board of Directors since April 2000. Mr. Irving is the President and CEO of UrbanMagic.com, an Internet portal for the African American community scheduled to be launched later this year. Prior to joining UrbanMagic.com, Mr. Irving served for almost seven years as Assistant Secretary of Commerce for Communications and Information, where he was a principal advisor to the President, Vice President and Secretary of Commerce on domestic and international communications and information policy issues, including the development of policies related to the Internet and Electronic Commerce. He was a point person in the Administration's successful efforts to reform the United States' telecommunications law, which resulted in the passage of the Telecommunications Act of 1996. Mr. Irving is widely credited with popularizing the term "Digital Divide" and was the principal author of the landmark Federal survey, FALLING THROUGH THE NET, which tracked access to telecommunications and information technologies, including computers and the Internet, across racial, economic, and geographic lines. In recognition of his work to promote policies and develop programs to ensure equitable access to advanced telecommunication and information technologies, Irving was named one of the fifty most influential persons in the "Year of the Internet" by Newsweek Magazine. Prior to joining the Clinton-Gore Administration, Mr. Irving served ten years on Capitol Hill, most recently as Senior Counsel to the U.S. House of Representatives Subcommittee on Telecommunications and Finance. He also served as Legislative Director, Counsel and Chief of Staff (acting) to the late Congressman Mickey Leland (D-Texas). During the previous three years, Mr. Irving was associated with the Washington, D.C. law firm of Hogan & Hartson, specializing in communications law, antitrust law and commercial litigation.

CLASSIFIED BOARD

     The board of directors is divided into three classes. The term of office and directors consisting of each class is as follows:

       CLASS            DIRECTORS                   TERM OF OFFICE
       Class I          Daniel Lynch                o    expires at the annual meeting of
                        Rich Shapero                     stockholders in 2003 and at each third
                        Larry Irving                     succeeding annual meeting thereafter

       Class II         Frank Marshall              o    expires at the annual meeting of
                        Hellene Runtagh                  stockholders in 2001 and at each third
                                                         succeeding annual meeting thereafter

       Class III        Robert Hawk                 o    expires at the annual meeting of
                        Charles McMinn                   stockholders in 2002 and at each third
                                                         succeeding annual meeting thereafter

     The classification of directors has the effect of making it more difficult to change the composition of the board of directors.

BOARD COMMITTEES

     In April 1998, our board of directors established an audit committee and a compensation committee. The audit committee consists of three of our outside directors, Mr. Lynch, Mr. Hawk and Ms. Runtagh. The audit committee's primary responsibilities include:

     o conducting a post-audit review of the financial statements and audit findings;

     o    reviewing our independent auditors proposed audit scope and approach;
          and

     o reviewing on a continuous basis the adequacy of our system of internal accounting controls.

     The compensation committee consists of two of our outside directors, Ms. Runtagh and Mr. Shapero. The primary responsibilities of the compensation committee include:

     o reviewing and determining the compensation policy for our executive officers and directors, and other employees as directed by the board of directors;

     o reviewing and determining all forms of compensation to be provided to our executive officers; and

     o reviewing and making recommendations to our board of directors regarding general compensation goals and guidelines for our employees and the criteria by which bonuses to our employees are determined.

     We also have a pricing committee and management compensation committee. The pricing committee currently consists of two outside directors, Messrs. Shapero and Irving. The function of the pricing committee is to set the price for the sale of our common stock to third-parties. The function of the management compensation committee, which consists solely of one inside director, Mr. Marshall, is to review and determine the compensation policy for employees other than our executive officers and directors and to review and determine all forms of compensation for such employees.

DIRECTOR COMPENSATION

     Except for grants of stock options subject to vesting and restricted stock subject to repurchase, directors generally do not receive compensation for services provided as a director or committee member. New directors will receive a stock option grant to purchase 60,000 shares of common stock which will vest over four years. We do not pay additional amounts for committee participation or special assignments of the Board of Directors, except for reimbursement of expenses in attending Board and committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between the Board of Directors or the Compensation Committee and the Board of Directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Mr. Shapero is affiliated with Crosspoint Venture Partners L.P., which was a party along with the Company, to a Series C Preferred Stock and Warrant Subscription Agreement dated February 23, 1998. See "--Certain Relationships and Related Transactions." Mr. McMinn is a member of the Board of Directors of DishnetDSL, a DSL provider in India, and Certive Corporation. We are a minority investor in both of these companies.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer or was one of our four other most highly compensated executive officers during the fiscal year ended December 31, 2000 as well as two individuals who would have been one of our most highly compensated executive officers but for the fact that the individuals were not serving as an executive officer at the end of the fiscal year ended December 31, 2000 (collectively, the "Named Executive Officers"). All share numbers have been adjusted in light of the 3-for-2 stock split, effected in the form of a stock dividend, effective March 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                                                    ----------------------------
                                           ANNUAL COMPENSATION       RESTRICTED     SECURITIES
   NAME AND PRINCIPAL              FISCAL  -----------------------   STOCK         UNDERLYING         ALL OTHER
        POSITION                    YEAR    SALARY        BONUS      AWARDS($)   OPTIONS/SARS(#)    COMPENSATION
--------------------------         ------  ----------   ----------  ----------   ---------------    --------------
Frank Marshall..................    2000   $       1           --          --            60,000                --
   Interim Chief Executive
     Officer
   and Director

Robert Knowling, Jr.............    2000   $ 500,000    $ 250,000          --           450,000(25) $     250,810(21)
   Former Chairman, Board of        1999   $ 399,996    $ 500,000          --                --     $     750,420(8)
   Directors, President and         1998   $ 180,768(2) $ 250,000          --         4,725,000     $     750,343(9)
   Chief Executive Officer(1)

Robert Davenport, III...........    2000   $ 350,000           --          --           152,500     $     150,360(15)
   Executive Vice President,        1999   $ 183,077(6) $  91,667          --           450,001     $         171(19)
   Business Development             1998          --           --          --                --                --

Catherine Hemmer................    2000   $ 350,000           --          --           175,000     $      87,860(16)
   Chief Operating Officer          1999   $ 180,769    $ 109,500   $ 882,500(17)            --     $         240(19)
                                    1998   $  58,359(4) $  56,000          --           437,713     $      84,363(11)

Robert E. Dupuis................    2000   $  82,192(3)        --          --           250,000     $          94(19)
   Executive Vice President         1999          --           --          --                --                --
                                    1998          --           --          --                --                --

Mark H. Perry...................    2000   $ 122,808(5)        --   $ 194,400(22)       275,000     $         276(19)
   Executive Vice President and     1999          --           --          --                --                --
   Chief Financial Officer          1998          --           --          --                --                --

John McDevitt...................    2000   $ 134,863(7)        --          --           250,000     $         198(19)
   Executive Vice President,        1999          --           --          --                --                --
   Sales and Marketing               1998         --           --          --                --                --

Dhruv Khanna....................    2000   $ 275,000           --          --            52,501     $         270(19)
   Executive Vice President,        1999   $ 176,923    $  80,000          --                --               180(19)
   General Counsel and Secretary    1998   $ 147,835           --          --                --               145(19)

Robert Roblin...................    2000   $ 126,575(23)       --          --            75,000
   Former Executive, Vice           1999   $ 232,692    $ 140,250   $ 882,500(17)            --   $           405(19)
     President                      1998   $  21,154(18)$   9,493          --           562,500   $              (19)
   Sales and Marketing(13)                                                                        $            74(19)

Joseph Devich...................    2000   $ 278,630(24)       --          --            75,000   $       150,210(10)
   Former Executive Vice            1999   $ 167,308    $ 101,250   $ 882,500(17)                 $           210(19)
     President,
   Corporate Services(14)           1998   $  52,981(20)$  20,137          --           380,622   $        76,961(12)

--------------
     (1) On November 1, 2000, we announced the resignation of Mr. Knowling. Frank Marshall has been appointed to replace Mr. Knowling on an interim basis and Mr. Knowling received compensation provided for by his employment agreement.
     (2) Pro rated based on an annual salary of $400,000 from hiring date of July 8, 1998.
     (3) Pro rated based on an annual salary of $300,000 from hiring date of September 22, 2000.
     4) Pro rated based on an annual salary of $160,000 from hiring date of August 10, 1998.
     (5) Pro rated based on an annual salary of $275,000 from hiring date of July 21, 2000.
     (6) Pro rated based on an annual salary of $200,000 from hiring date of January 20, 1999.
     (7) Pro rated based on an annual salary of $275,000 from hiring date of July 5, 2000.
     (8) Includes $750,000 for the final installment of Mr. Knowling's sign-on bonus as well as $420 for term life insurance premium.
     (9) Includes $750,000 for the first installment of Mr. Knowling's sign-on bonus as well as $343 for term life insurance premium.
     (10) Includes the outstanding balance of $150,000 on a note which was forgiven in connection with Mr. Devich's resignation as well as $210 for term life insurance premium.
     (11) Includes a payment of $84,275 as a sign-on bonus as well as $88 for term life insurance premium.
     (12) Includes a payment of $76,883 as a sign-on bonus as well as $78 for term life insurance premium.
     (13) On May 12, 2000, we announced the resignation of Mr. Roblin. John McDevitt has been appointed to replace Mr. Roblin.
     (14) Mr. Devich resigned from the Company in December 2000.

     (15) Includes the balance of $150,000 on a $600,000 note which is forgivable over four years as well as premium payments for Mr. Davenport's term life insurance.
     (16) Includes the balance of $87,500 on a $350,000 note which is forgivable over four years as well as premium payments for Ms. Hemmer's term life insurance.
     (17) This value is based upon the closing price of $29.416 for 30,000 shares granted on November 3, 1999 to Mr. Roblin, Ms. Hemmer and Mr. Devich. As of December 31, 1999, all of these shares were unvested and valued at $1,118,750 based on a closing price of $37.29. Twenty-five percent of these shares will vest on the four consecutive anniversaries of the grant date.
     (18) Pro rated based on an annual salary of $220,000 from hiring date of November 16, 1998.
     (19) The dollar amount in this column represents premium payments the Company made for executive's term life insurance policies.
     (20) Pro rated based on an annual salary of $150,000 from hiring date of August 13, 1998.
     (21) Includes the outstanding balance of $250,000 on a note which was forgiven in connection with Mr. Knowling's resignation and premium payments for Mr. Knowling's term life insurance.
     (22) This value is based upon the closing price of $19.44 for 10,000 shares granted on July 21, 2000 to Mr. Perry.
     (23) Pro rated based on an annual salary of $350,000 through resignation in May 2000.
     (24) Pro rated based on an annual salary of $300,000 through resignation in December 2000.
     (25) Includes 450,000 options to purchase common stock which were granted in February 2000 and voluntarily rescinded in September 2000.

       OPTION / SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options granted to Named Executive Officers during the fiscal year ended December 31, 2000. All share numbers have been adjusted in light of the 3-for-2 stock split, effected in the form of a stock dividend, effective March 31, 2000.

                                                  INDIVIDUAL GRANTS
                                -----------------------------------------------------
                                                PERCENT OF
                                                  TOTAL                                 POTENTIAL REALIZABLE
                                  NUMBER OF       OPTIONS                             ---------------------------
                                 SECURITIES     GRANTED TO                              VALUE AT ASSUMED ANNUAL
                                 UNDERLYING     EMPLOYEES     EXERCISE                   RATES OF STOCK PRICE
                                   OPTIONS      IN FISCAL       PRICE    EXPIRATION     APPRECIATION FOR OPTION
 NAME                           GRANTED(#)(1)   2000(%)(2)    PER SHARE     DATE              TERM($)(3)
-------                         -------------- -------------  ---------- ------------ ---------------------------
                                                                                           5%            10%
Frank Marshall................         60,000        0.4371%  $  56.625      2/15/08  $  1,622,155   $ 3,885,343
Robert Davenport, III.........         52,500        0.3825%  $   56.63      2/15/08  $  1,419,511   $ 3,399,975
                                      100,000        0.7285%  $   15.69      8/11/08  $    749,128   $ 1,794,291
Catherine Hemmer..............         75,000        0.5464%  $   56.63      2/15/08  $  2,027,873   $ 4,857,108
                                      100,000        0.7285%  $    1.59     12/08/08  $     76,097   $   182,265
Robert E. Dupuis..............        250,000        1.8213%  $  15.130      9/22/10  $  1,805,975   $ 4,325,625
Mark H. Perry.................        200,000        1.4570%  $   19.44      7/21/08  $  1,856,347   $ 4,446,273
                                       75,000        0.5464%  $  1.5938     12/08/08  $     57,073   $   136,699
John McDevitt.................        150,000        1.0928%  $   18.50       7/5/08  $  1,324,939   $ 3,173,459
                                      100,000        0.7285%  $  1.5938      12/8/08  $     76,097   $   182,265
Dhruv Khanna..................         52,501        0.3825%  $   56.63      2/15/08  $  1,419,538   $ 3,400,040
Robert Roblin.................         75,000        0.5464%  $   56.63      7/11/00  $  2,027,873   $ 4,857,108
Joseph Devich.................         75,000        0.5464%  $   56.63      1/03/01  $  2,027,873   $ 4,857,108
Robert Knowling(4)............        450,000        3.2783%  $   56.63      2/15/08  $ 12,167,236   $29,142,645


--------------
     (1) The material terms of the option grants are as follows: (i) the options consist of qualified and nonqualified stock options; (ii) all have an exercise price equal to the fair market value on the date of grant; (iii) all have an 8-year term and become exercisable over a four-year period, with 12.5% of the option shares vesting on the six-month anniversary of the grant date and the remainder vesting in 42 equal monthly installments; (iv) the options are not transferable and (v) all options are otherwise subject to the terms and provisions of our 1997 Stock Plan. See "--1997 Stock Plan."
     (2) Based on options covering an aggregate of 13,726,759 shares we granted during 2000 pursuant to our 1997 Stock Plan.
     (3) These amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The potential realizable values are calculated by assuming that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the granted options. The assumed 5% and 10% rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future stock price growth.
     (4) Includes 450,000 options to purchase common stock which were granted in February 2000 and voluntarily rescinded in September 2000.

     AGGREGATED OPTION / SAR EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION /SAR VALUES

     The following table sets forth information with respect to the exercise of stock options during the year ended December 31, 2000 and the number and year-end value of shares of our common stock underlying the unexercised options held by the Named Executive Officers. None of the Named Executive Officers exercised or held stock appreciation rights during the year ended December 31, 2000. All share numbers have been adjusted in light of the 3-for-2 stock split, effected in the form of a stock dividend, effective March 31, 2000.

                             OPTIONS EXERCISED             NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                   DURING 2000            UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                            ---------------------------         OPTIONS AT                  OPTIONS AT
                               SHARE                        DECEMBER 31, 2000          DECEMBER 31, 2000($)(2)
                            ACQUIRED ON     VALUE        ------------------------  ------------------------------
NAME                        EXERCISE(#)  REALIZED($)(1)  EXERCISABLE UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------                     -----------  --------------  ----------  ------------  -------------- ---------------
Robert Knowling (4)......      318,913  $11,704,610.12   2,338,275            --   $2,833,521.65              --
Robert Davenport, III....       52,500   $2,988,519.15     182,394       367,608              --              --
Catherine Hemmer.........           --              --     200,956       324,258              --              --
Robert E. Dupuis.........           --              --      24,338       277,022              --              --
Mark H. Perry............           --              --          --       275,000              --              --
Frank Marshall...........           --              --      62,373        68,127   $      56,915              --
John McDevitt............           --              --          --       250,000              --              --
Dhruv Khanna.............           --              --      10,937        41,564              --              --
Robert Roblin............      119,973   $3,066,806.98          --            --              --              --
Joseph Devich............       78,375   $2,094,213.39      46,744       237,244   $2,833,521.65              --

--------------
  (1) Value represents the fair market value at exercise minus the exercise price.
  (2) Value represents the difference between the exercise price and the market value (i.e., closing price) of common stock of $1.656 on December 29, 2000. An option is "in-the-money" if the market value of the common stock exceeds the exercise price.

       EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

       All twelve of our Section 16 officers, except our Interim Chief Executive Officer, have entered into severance agreements with us under which the benefits would be triggered by a change of control. In general, a change of control for the purposes of these agreements, is defined as either (i) the acquisition of 20% of outstanding common stock of the Company; (ii) an unapproved 25% change in the composition of the board; or (iii) stockholder approval of a merger without 80% continuity of interest or of sale or other disposition of substantially all of our assets.

       These agreements provide for a one-year employment term for these officers upon a qualifying "change in control" and provide that such officer's compensation and benefits cannot be reduced during the one-year term. In addition, these contracts provide a basic severance benefit equal to two times the sum of such officer's base salary and target bonus. Should an officer be terminated within one year of a change in control, without cause or should the officer terminate employment for "good reason" within that period, in addition to the severance payment described above, such officer shall be entitled to (i) a pro rata bonus for the year of termination; (ii) distribution of deferred compensation; (iii) cash in lieu of any forfeited retirement/401(k) benefits; and (iv) two years medical and other insurance benefits. Moreover, under certain circumstances, such officer may defer severance and deferred compensation payment upon six months advance notice. These agreements may also provide additional rights including, but not limited to, legal fee reimbursement, interest on delinquent payments, a board hearing if terminated "for cause," and no obligation to mitigate damages.

       In December 2000, we entered into written employment agreements with Mark Perry, our Executive Vice President and Chief Financial Officer, John McDevitt, our Executive Vice President, Sales and Marketing, Michael Lach, our Executive Vice President, Corporate Development and Business Integration, Terry Moya, our Executive Vice President, External Affairs, Jane Marvin, our Executive Vice President, Human Resources, and Catherine Hemmer, our Executive Vice President and Chief Operating Officer. These agreements have a 12-month term, except for Ms. Hemmer's agreement, which has an 18-month term. If we terminate any of these officers without cause (as that term is defined in the agreement), or if an officer resigns for good reason (as that term is defined in the agreement), we must continue to pay their annual salary through the term of the agreement, plus a pro rated portion of their bonus. In the event of a change of control (as that term is defined in the agreement), these employment agreements are null and void.

     In 1998, we entered into a written employment agreement with Robert Knowling, Jr., the former Chairman of the Board of Directors, President and Chief Executive Officer, who resigned on November 1, 2000. In connection with his resignation, Mr. Knowling will continue to receive compensation in the form of a $500,000 annual base salary for a period of two years and a $250,000 annual bonus for two years, so long as Mr. Knowling does not become employed by one of our direct competitors. Mr. Knowling received (i) a signing bonus of $1,500,000, one half of which was paid when he began working for us, and the remaining half of which was paid once he worked for us for one full year (July 1999), and (ii) stock options to purchase 4,725,000 shares of our common stock at an exercise price of $0.45 per share. As provided in the agreement, in August 1998 we loaned Mr. Knowling $500,000 pursuant to a Note Secured by Deed of Trust that bears no interest during his employment. The loan has been forgiven in connection with his resignation. See "Certain Relationships and Related Transactions--Employee Loans."

     With respect to all options granted under our 1997 Stock Plan, in the event that we merge with or into another corporation resulting in a change of control involving a shift in 50% or more of the voting power of our capital stock, or the sale of all or substantially all of our assets, the options will fully vest and become exercisable one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause or in the event the successor corporation refuses to assume the options. See "--1997 Stock Plan."

     We have also entered into restricted stock purchase agreements with certain of our officers and directors. The shares of our common stock issued pursuant to these restricted stock purchase agreements are subject to our right of repurchase which lapses in accordance with the vesting schedule of the agreements. The agreements also include similar provisions to the stock options, providing for accelerated vesting in the event of a change of control. See "Certain Relationships and Related Transactions--Issuance of Common Stock."

     1997 STOCK PLAN

     STRUCTURE

     The 1997 Plan consists of three types of equity incentive programs: (i) qualifying stock options ("Incentive Stock Options") intended to qualify within the meaning of Section 422 of the Code; (ii) non-qualifying stock options (or "Non-Statutory Stock Options") not intended to qualify within the meaning of
Section 422 of the Code; and (iii) stock purchase rights ("SPRs") for shares of common stock.

     ADMINISTRATION

     The Plan is administered by our Board of Directors or a committee appointed by the Board of Directors and consisting of non-employee directors within the meaning of Section 16(b) of the Exchange Act and outside directors within the meaning of Section 162(m) of the Code (referred to as the "Administrator"). Subject to the provisions of the Plan, the Administrator has the authority, in its discretion: (i) to determine the fair market value of our common stock; (ii) to select the employees, directors or consultants to whom options and SPRs may be granted under the Plan; (iii) to determine the number of shares of common stock to be covered by each option and SPR granted under the Plan; (iv) to approve forms of agreement for use under the Plan; (v) to determine the terms and conditions of any option or SPR granted under the Plan such as the exercise price, the time or times when options or SPRs may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions; (vi) to reduce the exercise price of any option or SPR to the then current fair market value; (vii) to institute an option exchange program; (viii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan; (ix) to prescribe, amend and rescind rules and regulations relating to the Plan; (x) to modify or amend each option or SPR; (xi) to allow optionees to satisfy withholding tax obligations by electing to have us withhold from the shares to be issued upon exercise of an option or SPR that number of shares having a fair market value equal to the amount required to be withheld; (xii) to authorize any person to execute on behalf of us any instrument required to effect the grant of an option or SPR previously granted by the Administrator; and (xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

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     ELIGIBILITY

     All employees, directors and consultants are eligible to participate in the 1997 Plan. Incentive Stock Options may be granted only to employees (including officers and directors). Non-Statutory Stock Options and SPRs may be granted to employees, directors and consultants. To the extent that the aggregate fair market value of the shares with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year (under all plans of the Company and any parent or subsidiary) exceed $100,000, such options are treated as Non-Statutory Stock Options. No optionee may be granted, in any fiscal year, options to purchase more than 2,000,000 shares; provided that, in connection with his or her initial service, an optionee may be granted options to purchase up to an additional 2,000,000 shares that shall not count against such limit.

     SECURITIES SUBJECT TO THE PLAN

     The number of shares of our common stock which are reserved for issuance under the Plan is 35,092,635 shares, plus an annual increase on the first day of each fiscal year equal to the lesser of (i) 3% of the outstanding shares on such date or (ii) an amount determined by our Board of Directors, with the total increase being capped at 20,000,000 shares and an additional 5,000,000 and 10,000,000 shares for the Year 2000 and Year 2001, respectively. As of January 1, 2000, there were 11,478,826 shares available for issuance under the Plan, which includes the 3% annual increase of 4,400,533 shares and 5,000,000 additional shares.

     These shares may be authorized, but unissued, or reacquired common stock. If an option or SPR expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an option exchange program, the unpurchased shares that were subject thereto may become available for future grant or sale under the Plan.

     TERMS AND CONDITIONS OF OPTIONS

     Each option granted pursuant to the Plan is evidenced by a written stock option agreement (an "Option Agreement") between the optionee and us and is subject to the following terms and conditions:

     TERM OF OPTIONS. The term of each option is stated in each Option Agreement. In the case of an Incentive Stock Option, the term is ten years from the date of grant or such shorter terms as may be provided in the Option Agreement. In the case of an Incentive Stock Option granted to an optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent of the total combined voting power of all classes of stock of us or any parent or subsidiary, the term of the Incentive Stock Option is five years from the date of grant or such shorter term as may be provided in the Option Agreement.

     EXERCISE PRICE. The per share exercise price for the shares to be issued pursuant to the exercise of an option is determined by the Administrator, subject to the following: (i) in the case of an Incentive Stock Option (A) granted to an employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of us or any parent or subsidiary, the per share exercise price may be no less than 110% of the fair market value per share on the date of grant and
(B) granted to any employee other than an employee described in (A) immediately preceding, the per share exercise price may be no less than 100% of the fair market value per share on the date of grant; (ii) in the case of a Non-Statutory Stock Option, the per share exercise price maybe determined by the Administrator; and (iii) in the case of a Non-Statutory Stock Option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the per share exercise price may be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a merger or other corporate transaction.

     WAITING PERIOD AND EXERCISE DATES. At the time an option is granted, the Administrator fixes the period within which the option may be exercised (i.e., vests) and determines any conditions that must be satisfied before the option may be exercised. Options generally vest at a rate of 12.5% of the shares subject to the option on the date six months following the grant date and 1/48th of the shares subject to the option at the end of each one-month period thereafter and generally expire eight years from the date of grant. Unless the Administrator provides otherwise, vesting of options granted under the 1997 Plan are tolled during any unpaid leave of absence.

     FORM OF CONSIDERATION. The Administrator determines the acceptable form of consideration for exercising an option, including the method of payment. In the case of an Incentive Stock Option, the Administrator determines the

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acceptable form of consideration at the time of grant. Such consideration may consist entirely of (a) cash; (b) check; (c) promissory note; (d) other shares that (i) in the case of shares acquired upon exercise of an option, have been owned by the optionee for more than six months on the date of surrender, and
(ii) have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which such option is exercised, consideration received by us under a cashless exercise program implemented by us in connection with the Plan, a reduction in the amount of any liability to the optionee, including any liability attributable to the optionee's participation in any company-sponsored deferred compensation program or arrangement, any combination of the foregoing methods of payment; or (e) any other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws.

     EXERCISE OF OPTION. Any option granted under the Plan is exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Exercise of an option in any manner shall result in a decrease in the number of shares thereafter available, both for purposes of the Plan and for sale under the option, by the number of shares as to which the option is exercised.

     TERMINATION OF RELATIONSHIP. If an optionee ceases to be an employee, director or consultant, other than upon the optionee's death or disability, the optionee may exercise his or her option within such period of time as is specified in the Option Agreement to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the Option Agreement). In the absence of a different specified time in the Option Agreement, the option remains exercisable for three months following the optionee's termination. If, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option revert to the Plan. If, after termination, the optionee does not exercise his or her option within the time specified by the Administrator, the option terminates, and the shares covered by such option revert to the Plan.

     DISABILITY OF OPTIONEE. If an optionee ceases to be an employee, director or consultant as a result of the optionee's disability, the optionee may exercise his or her option within such period of time as is specified in the Option Agreement to the extent the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the Option Agreement). In the absence of a different specified time in the Option Agreement, the option will remain exercisable for twelve months following the optionee's termination. If, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option revert to the Plan. If, after termination, the optionee does not exercise his or her option within the time specified, the option will terminate, and the shares covered by such option revert to the Plan.

     DEATH OF OPTIONEE. If an Optionee dies while an employee, director or consultant, the option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such option as set forth in the Option Agreement), by the optionee's estate or by a person who acquires the right to exercise the option by bequest or inheritance, but only to the extent that the option is vested on the date of death. In the absence of a specified time in the Option Agreement, the option will remain exercisable for twelve months following the optionee's termination. If, at the time of death, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the Plan. The option may be exercised by the executor or Administrator of the optionee's estate or, if none, by the person(s) entitled to exercise the option under the optionee's will or the laws of descent or distribution. If the option is not so exercised within the time specified, the option terminates, and the shares covered by such option revert to the Plan.

     BUYOUT PROVISIONS. The Administrator may at any time offer to buy out for a payment in cash, shares or otherwise an option previously granted based on such terms and conditions as the Administrator establishes and communicates to the optionee at the time that such offer is made.

     STOCK PURCHASE RIGHTS

     RIGHTS TO PURCHASE. Stock purchase rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer SPRs under the Plan, it will advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related at the offer, including the number of shares that the offeree will be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The

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offer will be accepted by execution of a restricted stock purchase agreement in the form determined by the Administrator.

     REPURCHASE OPTION. Unless the Administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with us for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option will lapse at a rate determined by the Administrator.

     OTHER PROVISIONS. The restricted stock purchase agreement will contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

     RIGHTS AS A STOCKHOLDER. Once the SPR is exercised, the purchaser will have the rights equivalent to those of a stockholder, and will be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent.

     NON-TRANSFERABILITY OF OPTIONS AND STOCK PURCHASE RIGHTS

     Unless determined otherwise by the Administrator, an option or SPR may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

     ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET
SALE

     CHANGES IN CAPITALIZATION. Subject to any required action by stockholders, the number of shares of common stock covered by each outstanding option and SPR, and the number of shares of common stock that have been authorized for issuance under the Plan but as to which no options or SPRs have yet been granted or that have been returned to the Plan upon cancellation or expiration of an option or SPR, as well as the price per share of common stock covered by each such outstanding option or SPR, will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us.

       DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation, the Administrator will notify each optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an optionee to have the right to exercise his or her option until ten days prior to such transaction as to all of the optioned stock covered thereby, including shares as to which the option would not otherwise be exercisable. In addition, the Administrator may provide that any repurchase option applicable to any shares purchased upon exercise of an option or SPR will lapse as to all such shares, provided the proposed dissolution or liquidation take place at the time and in the manner contemplated. To the extent it has not been previously exercised, an option or SPR will terminate immediately prior to the consummation of such proposed action.

     MERGER OR ASSET SALE. In the event of a merger of us with or into another corporation, or the sale of substantially all of our assets, each outstanding option and SPR will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option or SPR, the optionee will fully vest in and have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable. If an option or stock repurchase right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator will notify the Optionee in writing or electronically that the option or SPR shall be fully vested and exercisable for a period of fifteen days from the date of such notice, and the option or SPR shall terminate upon the expiration of such period.

     ACCELERATION IN CONNECTION WITH CHANGE OF CONTROL. All stock options and SPRs to officers, employees, directors and consultants provide that in the event the Company merges with or into another corporation resulting in a change of control involving a shift in 50% or more of the voting power of our capital stock, or the sale of all or substantially all of our assets, the options will fully vest and become exercisable one year after the change of control. In the event the individual is constructively terminated or terminated without cause or in the event that the successor

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corporation refuses to assume or substitute the options, the options or SPRs will fully vest and become exercisable at that time.

     AMENDMENT AND TERMINATION OF THE PLAN

     The Board may at any time amend, alter, suspend or terminate the Plan; provided that we are required to obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable laws.

     FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. No information is provided with respect to persons who are not citizens or residents of the United States, or foreign, state or local tax laws, or estate, gift and excise tax considerations. In addition, the tax consequences to a particular participant may be affected by matters not discussed herein.

     NON-STATUTORY STOCK OPTIONS

     Under current federal income tax law, the grant of a Non-Statutory Stock Option has no tax effect on us or the optionee to whom it is granted. If the shares of common stock received on the exercise of a Non-Statutory Stock Option are not subject to restrictions on transfer or risk of forfeiture, the exercise of the Non-Statutory Stock Option will result in ordinary income to the optionee equal to the excess of the fair market value of the shares at the time of exercise over the option price. The optionee's tax basis in the shares will be equal to the aggregate exercise price paid by the optionee plus the amount of taxable income recognized upon the exercise of the option. Upon any subsequent disposition of the shares, any gain or loss recognized by the optionee will be treated as capital gain or loss and will be long-term capital gain or loss if the shares are held for more than one year after exercise. At the time of recognition of ordinary income by the optionee upon exercise, we will normally be allowed to take a deduction for federal income tax purposes in an amount equal to such recognized income.

     INCENTIVE STOCK OPTIONS

     The federal income tax consequences associated with Incentive Stock Options are generally more favorable to the optionee and less favorable to us than those associated with Non-Statutory Stock Options. Under current federal income tax law, the grant of an Incentive Stock Option does not result in income to the optionee or in a deduction for us at the time of the grant. Generally, the exercise of an Incentive Stock Option will not result in income for the optionee if the optionee does not dispose of the shares within two years after the date of grant nor within one year after the date of exercise. If these requirements are met, the basis of the shares of common stock upon a later disposition will be the option price, any gain on the later disposition will be taxed to the optionee as long-term capital gain, and we will not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an adjustment to regular taxable income in determining alternative minimum taxable income, which could cause the optionee to be subject to the alternative minimum tax. If the optionee disposes of the shares before the expiration of either of the holding periods described above (a "Disqualifying Disposition"), the optionee will have compensation taxable as ordinary income, and the Company will normally be entitled to a deduction, equal to the lesser of (a) the fair market value of the shares on the exercise date minus the option price, or (b) the amount realized on the disposition minus the option price. If the price realized in any such Disqualifying Disposition of the shares exceeds the fair market value of the shares on the exercise date, the excess will be treated as long-term or short-term capital gain, depending on the optionee's holding period for the shares.

     STOCK PURCHASE RIGHTS

     Under current federal income tax law, the grant of an SPR has no tax effect on us or the individual to whom it is granted. The income tax consequences resulting from a purchase of restricted stock pursuant to the exercise of a stock purchase right will vary depending on whether the purchaser makes an election under Section 83(b) of the Code. Such election maybe made within 30 days of the date the restricted stock is purchased with respect to some or all of the shares of restricted stock purchased. If no election is made, the participant will not recognize any income as a result of the purchase of shares subject to the transfer restrictions and forfeiture provisions (i.e., our repurchase right) described above. The participant will recognize compensation income when the transfer restrictions or

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forfeiture provisions lapse or are otherwise removed in an amount equal to the difference between the purchase price paid for such shares and the fair market value of such shares when such restrictions lapse or are otherwise removed. In addition, any dividends paid on any shares while such shares are subject to transfer restrictions and forfeiture provisions will be considered compensation income and not dividend income.

     If the participant makes an election under Section 83(b) of the Code, the participant recognizes compensation income when he or she purchases the shares in an amount equal to the difference between the fair market value of such shares at the time of purchase (determined without regard to the transfer restrictions) and the purchase price paid for such shares. The participant recognizes no additional income upon the subsequent lapse or removal of the transfer restrictions or forfeiture provisions with respect to such shares, and any dividends paid on the shares while such shares are subject to the transfer restrictions and forfeiture provisions will be taxed as dividend (rather than compensation) income.

     In general, we are entitled to a deduction in the amount of the compensation income recognized by the participant at the time the participant recognizes such income, provided certain reporting requirements are timely met.

     If and to the extent any shares are forfeited (i.e., repurchased by us), the participant will be allowed to deduct--as an ordinary deduction if no
Section 83(b) election was made or as a capital loss if such an election was made--an amount equal to the difference, if any, between the purchase price paid for the shares and the amount received as a result of the forfeiture. The participant will recognize a capital gain or loss upon the subsequent sale or other taxable disposition of such shares (other than a sale to us as a result of the forfeiture provisions), in an amount equal to the difference between the proceeds realized from the sale or other disposition and the sum of (a) the purchase price paid for such shares plus (b) in the case of a gain taxable to a participant who made a Section 83(b) election, the amount of gross income taxable as compensation to such participant as a result of the purchase of the shares.

     We are not entitled to any deduction corresponding to any capital gains realized by a participant.

     $1,000,000 LIMIT ON DEDUCTIBLE COMPENSATION

     Section 162(m) of the Code provides that any publicly-traded corporation will be denied a deduction for compensation paid to certain executive officers to the extent that the compensation exceeds $1,000,000 per officer per year. However, the deduction limit does not apply to "performance-based compensation," as defined in Section 162(m). Compensation is performance-based compensation if
(i) the compensation is payable on account of the attainment of one or more performance goals; (ii) the performance goals are established by a compensation committee of the board of directors consisting of "outside directors"; (iii) the material terms of the compensation and the performance goals are disclosed to and approved by the stockholders in a separate vote; and (iv) the compensation committee certifies that the performance goals have been satisfied. We believe that the stock options granted under the plan (unless granted for purchase prices below the fair market value of the stock subject to the options) will satisfy the requirements to be treated as performance-based compensation, and accordingly will not be subject to the deduction limit of Section 162(m) of the Code. We believe, however, that it is unlikely that SPRs granted under the Plan, or the purchase of restricted stock there under, will qualify as performance-based compensation. Our ability to deduct compensation attributable to the purchase of restricted stock under stock purchase rights will therefore probably be subject to the limit of Section 162(m) of the Code.

     EXCESS PARACHUTE PAYMENTS

     Under Section 4999 of the Code, certain officers, stockholders, or highly-compensated individuals ("Disqualified Individuals") will be subject to an excise tax (in addition to federal income taxes) of 20% of the amount of certain "excess parachute payments" which they receive as a result of a change in control of us. Furthermore, Section 280G of the Code prevents us from taking a deduction for any "excess parachute payments." The cash out or acceleration of the vesting of stock options or restricted stock upon a change in control may cause the holders of such stock options and restricted stock who are Disqualified Individuals to recognize certain amounts as "excess parachute payments" on which they must pay the 20% excise tax, and for which we will be denied a tax deduction.

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     SPECIAL RULES; WITHHOLDING OF TAXES

     Special tax rules may apply to a participant who is subject to Section 16 of the Exchange Act. Other special tax rules will apply if a participant exercises a stock option by delivering shares of common stock which he or she already owns, or through a "cashless exercise."

     PARTICIPATION IN THE PLAN

     As of December 31, 2000, 25,807,746 shares of common stock were subject to outstanding options and SPRs under the Plan, 39,160,366 options had been issued under the Plan (net of cancelled options), and 5,332,802 shares of common stock remained available for future issuance.

     The actual benefits, if any, to the holders of stock options issued under the 1997 Plan are not determinable as all grants to be made under the 1997 Plan are discretionary and, prior to exercise, the value, if any, of such stock options to their holders is represented by the difference between the market price of a share of our common stock on the date of exercise and the exercise price of a holder's stock option. During the fiscal year ended December 31, 2000: (i) options to purchase 13,726,759 shares of common stock were issued pursuant to the 1997 Plan; (ii) options to purchase 420,000 shares of common stock were issued pursuant to the 1997 Plan to the current directors who are not executive officers, as a group (7 persons); (iii) options to purchase 3,357,504 shares of common stock were issued to current executive officers, as a group (12 persons); and (iv) options to purchase 9,949,255 shares of common stock were issued pursuant to the 1997 Plan to all other employees and consultants, including current officers who are not executive officers, as a group. The closing price of the common stock on December 29, 2000 was $1.66 per share.

     The 1997 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     1998 EMPLOYEE STOCK PURCHASE PLAN

     The 1998 Employee Stock Purchase Plan was adopted by our Board of Directors in December 1998, and approved by the stockholders in January 1999. A total of 2,250,000 shares of our common stock have been reserved for issuance under this plan, plus annual increases equal to the lesser of (i) 2% of the outstanding shares on such date or (ii) an amount determined by the Board of Directors. To date, 1,119,796 shares have been issued under the 1998 Employee Stock Purchase Plan.

     The 1998 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), contains consecutive, overlapping, twenty-four month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first offering period which commenced on the first trading day after the Company's initial public offering (January 22, 1999) and ends on the last trading day on or before October 31, 2000.

     Employees are eligible to participate if they are customarily employed by us or any of our participating subsidiaries for at least 30 hours per week and more than five months in any calendar year. However, no employee may be granted a right to purchase stock under the 1998 Employee Stock Purchase Plan (i) to the extent that, immediately after the grant of the right to purchase stock, the employee would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (ii) to the extent that his or her rights to purchase stock under all our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year. The 1998 Employee Stock Purchase Plan permits participants to purchase our common stock through payroll deductions of up to 12% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but excludes payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 5,000 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each purchase period. The price of stock purchased under the 1998 Employee Stock Purchase Plan is generally 85% of the lower of the fair market value of our common stock (i) at the beginning of the offering period or (ii) at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current

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offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment.

     Rights to purchase stock granted under the 1998 Employee Stock Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan. The 1998 Employee Stock Purchase Plan provides that, in the event we merge with or into another corporation or sell substantially all of our assets, each outstanding right to purchase stock may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding rights to purchase stock, the offering period then in progress will be shortened and a new exercise date will be set.

     Our Board of Directors has the authority to amend or terminate the 1998 Employee Stock Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the Employee Stock plan. Our Board of Directors may terminate an offering period on any exercise date if it determines that the termination of the plan is in our best interests and the best interest of our stockholders. The Board of Directors may in its sole discretion amend the plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants. Unless sooner terminated by our Board of Directors, the plan will automatically terminate ten years from the effective date of our initial public offering.

     LASER LINK.NET, INC. 1997 STOCK PLAN

     On March 20, 2000, pursuant to the Agreement and Plan of Merger dated as of March 8, 2000, Laser Link.Net, Inc. was acquired in a merger of Lightsaber Acquisition Co. ("Lightsaber"), our wholly-owned subsidiary, with Laser Link in which Lightsaber was the surviving entity (the "Merger"). As part of the Merger, we agreed to assume the Laser Link.Net, Inc. 1997 Stock Option Plan (the "Laser Link Plan") and each outstanding option under the Laser Link Plan. As a result, we will issue shares of our common stock, subject to adjustment in the number of shares and exercise price of the original options, upon exercise of outstanding stock options previously issued under the Laser Link Plan. In the Merger, each share of Laser Link common stock was converted into .173535 share of our common stock (the "Exchange Ratio").

     PURPOSE OF THE LASER LINK PLAN. The purpose of the Laser Link Plan is to provide additional incentive to officers, key employees, directors and consultants and to align their interests with those of the shareholders. The Laser Link Plan is not subject to the Employee Retirement Income Act of 1974.

     STRUCTURE. The Laser Link Plan consists of two types of equity incentive programs: (i) qualifying stock options ("Incentive Stock Options") intended to qualify within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) non-qualifying stock options (or "Non-Statutory Stock Options") not intended to qualify within the meaning of Section 422 of the Code.

     ADMINISTRATION. The Laser Link Plan is administered by either our Board of Directors or an Option Committee consisting of outside directors appointed by the Board of Directors (the "Administrator"). Subject to the provisions of the Laser Link Plan, the Administrator has the authority, in its discretion: (i) to select the employees, directors or consultants to whom options may be granted under the Laser Link Plan; (ii) to determine the number of shares of common stock to be covered by each option granted under the Laser Link Plan; (iii) to determine the time or times at which options may be granted and whether those options are Incentive Stock Options or Non-Statutory Stock Options; (iv) to determine the price at which options are exercisable, the rate of exercisability and the duration of each option; and (v) to prescribe, amend and rescind rules and regulations relating to the Laser Link Plan.

     ELIGIBILITY. All key employees, directors and important consultants are eligible to participate in the Laser Link Plan. However, in view of the Merger, it is anticipated that no further options will be granted under the Laser Link Plan.

     Under the Laser Link Plan Incentive Stock Options may be granted only to employees (including officers and directors who are employees). Non-Statutory Stock Options may be granted to employees, directors and consultants of our. No optionholder may be granted options to purchase more than 90% of the shares authorized for issuance under the Laser Link Plan.

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     SECURITIES SUBJECT TO THE LASER LINK PLAN. As of the date of the Merger,
10,000,000 shares of Laser Link's common stock, par value $0.01, were reserved for issuance under the Laser Link Plan. After the Merger, based on the Exchange Ratio, a maximum of 1,735,350 shares of our common stock will be available for issuance under the Laser Link Plan.

     TERMS AND CONDITIONS OF OPTIONS. Each option granted pursuant to the Laser Link Plan is evidenced by a written stock option agreement (an "Option Agreement") between the optionholder and Laser Link and is subject to the following terms and conditions:

     EXERCISE OF OPTIONS AND FORM OF CONSIDERATION. Options shall vest upon the exercisability dates, as set forth in the Option Agreement for each option grant. Options not subject to Deferral Agreements (as described below) became fully vested and exercisable on the closing of the Merger.

     Many optionholders have entered into written agreements with our deferring the acceleration of the exercisability of their options ("Deferral Agreements"). The Deferral Agreements postpone the acceleration of vesting that would have occurred on the closing of the Merger under the terms of the Option Agreements. Options subject to the Deferral Agreements will become fully vested upon the first anniversary of the Merger, unless the optionholder has (a) been terminated "for cause," as defined in the Deferral Agreements; (b) resigned, other than (i) death or disability; (ii) a change in location of the optionholder's employment beyond the 50 mile radius of the current location of Laser Link.Net, Inc. or
(iii) a material diminution in the optionholder's duties. Pending the first anniversary of the closing of the Merger, the options will continue to vest as set forth in the Option Agreements.

     Exercise of an option in any manner shall result in a decrease in the number of shares thereafter available under the option by the number of shares as to which the option is exercised. An optionholder may exercise an option by giving written notice to the Secretary of our accompanied by payment of the option price for the total number of options exercised. Payment may consist of cash, check, cash from a brokerage firm in a cashless exercise or-unless prohibited by the Administrator-shares of our or a combination thereof.

     Pursuant to the terms of the Merger, and irrespective of Deferral Agreements, during the escrow period as provided by the Merger agreement, 10% of the shares issued upon the exercise of an option will be deposited into an escrow fund. The escrow fund is intended to serve as security for the indemnification of our, among others, from and against damages, as defined by the Merger agreement, arising out of any breach of or default in any representation, warranty, covenant or agreement given or made by Laser Link.Net, Inc. in connection with the Merger. Accordingly, the escrow fund will be available to compensate our for such damages, and, in such event, an optionholder may not receive all of the option shares he would otherwise receive. The escrow period expires on the first anniversary of the effective time of the merger, when all shares not applied in satisfaction of the indemnification obligations will be distributed, subject to the terms of the Merger, in accordance with each shareholder's percentage of the escrow fund as determined by the terms of the Merger.

     TERM OF OPTIONS. In general, the term of each option is ten years from the date of grant or such shorter terms as may be provided in the Option Agreement. This term is not extended by the Deferral Agreements.

     EXERCISE PRICE. The per share exercise price for the shares issued pursuant to the Laser Link Plan is at least equal to the fair market value of the Laser Link's common stock on the date of the grant. Pursuant to the terms of the Merger, the exercise price listed in your option agreement has been adjusted by accounting for any post-grant Laser Link stock splits, if applicable, dividing the exercise price by the Exchange Ratio and rounding the quotient up to the nearest whole cent.

     WAITING PERIOD AND EXERCISE DATES. At the time options were granted, the Administrator fixed the period within which the option vests and determined any conditions that must be satisfied before the option may be exercised. Most options will vest at a rate of 25% of the shares subject to the option grant on each anniversary of the grant.

     All Option Agreements provided that any unvested options were accelerated upon a "change of control," including a transaction such as the closing of the Merger. However, with respect to optionholders who executed Deferral Agreements, this acceleration will not occur until March 20, 2001, the one-year anniversary of the closing of the Merger, and is subject to the terms of the Laser Link Plan, the Option Agreements and the Deferral Agreements.

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     TERMINATION OF RELATIONSHIP. If an optionholder ceases to be an employee, director or consultant, other than upon the optionholder's death or disability, the optionholder may exercise his or her option within three months of such termination (but in no event later than the termination date of such option as set forth in the Option Agreement). If, on the date of termination, the optionholder is not vested as to his or her entire option, the shares covered by the unvested portion of the option revert to the Laser Link Plan. If, after termination, the optionholder does not exercise his or her option within three months, the option terminates.

     DISABILITY OF OPTIONHOLDER. If an optionholder ceases to be an employee, director or consultant as a result of the optionholder's disability, the optionholder may generally exercise his or her option within twelve months following the optionholder's termination (but in no event later than the termination date of such option as set forth in the Option Agreement). If, on the date of termination, the optionholder is not vested as to his or her entire option, the shares covered by the unvested portion of the option revert to the Laser Link Plan. If, after termination, the optionholder does not exercise his or her option within twelve months, the option will terminate.

     DEATH OF OPTIONHOLDER. If an optionholder dies while an employee, director or consultant, the option may generally be exercised within twelve months following the optionholder's death (but in no event later than the termination date of such option as set forth in the Option Agreement), by the optionholder's heirs, executor or administrator, but only to the extent that the option is vested on the date of death. If, at the time of death, the optionholder is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the Laser Link Plan. If the option is not so exercised within the time specified, the option terminates.

     NON-TRANSFERABILITY OF OPTIONS. Options granted under the Laser Link Plan are not transferable otherwise than by will or the laws of descent and distribution, and are exercisable during the lifetime of the optionholder only by the optionholder including, for this purpose, the optionholder's legal guardian or custodian in the event of disability. Until the option price has been paid in full pursuant to due exercise of the option and the purchased shares are delivered, an optionholder does not have any rights as a shareholder of our. We reserve the right not to deliver the shares purchased by virtue of the exercise of an option during any period of time in which our deems, in its sole discretion, that such delivery would violate a federal, state, local or securities exchange rule, regulation or law.

     ADJUSTMENTS UPON CHANGES IN CAPITALIZATION AND CONTROL

     CHANGES IN CAPITALIZATION. In the event of any change in the outstanding shares of the common stock of our by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Administrator deems in its sole discretion to be similar circumstances, the number and kind of shares subject to an option and the option price of such shares shall be appropriately adjusted in a manner to be determined in the sole discretion of the Administrator.

     ACCELERATION IN CONNECTION WITH A CHANGE OF CONTROL. All Option Agreements provide that the vesting of options accelerate upon a "change of control," including a transaction such as the closing of the Merger. Thus, options not subject to the Deferral Agreements became fully vested upon the closing of the Merger on March 20, 2000.

     With respect to options subject to Deferral Agreements, while all options vested at the closing of the Merger are not subject to deferral and unvested options continue to vest at the rate set forth in the Option Agreements, unvested options will become fully vested upon the first anniversary of the Merger, March 20, 2001, unless the optionholder has (a) been terminated "for cause," as defined in the Deferral Agreements; (b) resigned, other than (i) death or disability; (ii) a change in location of the optionholder's employment beyond the 50 mile radius of the current location of Laser Link.Net, Inc. or
(iii) a material diminution in the optionholder's duties. Pending the first anniversary of the closing of the Merger, the options will continue to vest as set forth in the Option Agreements.

     AMENDMENT AND TERMINATION OF THE LASER LINK PLAN. The Board may at any time amend, alter, suspend or terminate the Laser Link Plan; provided that our is required to obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable laws and that no such action shall affect options granted under the Laser Link Plan prior to the actual date on which such action occurred.

     ARBITRATION. Any disputes or disagreements between optionholders and us shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration optionholders must attempt to resolve such

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disputes or disagreements with our amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration.

     Optionholders and our shall equally share the costs charged by the American Arbitration Association or its successor, but optionholders and our shall otherwise be solely responsible for their own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on optionholders and our. Further, neither optionholders nor our shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.

     FEDERAL INCOME TAX MATTERS. The Laser Link Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ERISA and is not qualified under Section 401(a) of the Code.

     NON-STATUTORY STOCK OPTIONS. Under current federal income tax law, the grant of a Non-Statutory Stock Option has no tax effect on our or the optionholder to whom it is granted. If the shares of common stock received on the exercise of a Non-Statutory Stock Option are not subject to restrictions on transfer or risk of forfeiture, the exercise of the Non-Statutory Stock Option will result in ordinary income to the optionholder equal to the excess of the fair market value of the shares at the time of exercise over the option price. The optionholder's tax basis in the shares will be equal to the aggregate exercise price paid by the optionholder plus the amount of taxable income recognized upon the exercise of the option. Upon any subsequent disposition of the shares, any gain or loss recognized by the optionholder will be treated as capital gain or loss and will be long-term capital gain or loss if the shares are held for more than one year after exercise. At the time of recognition of ordinary income by the optionholder upon exercise, our will normally be allowed to take a deduction for federal income tax purposes in an amount equal to such recognized income.

     INCENTIVE STOCK OPTIONS. The federal income tax consequences associated with Incentive Stock Options are generally more favorable to the optionholder and less favorable to our than those associated with Non-Statutory Stock Options. Under current federal income tax law, the grant of an Incentive Stock Option does not result in income to the optionholder or in a deduction for our at the time of the grant. Generally, the exercise of an Incentive Stock Option will not result in income for the optionholder if the optionholder does not dispose of the shares within two years after the date of grant nor within one year after the date of exercise. If these requirements are met, the basis of the shares of common stock upon a later disposition will be the option price, any gain on the later disposition will be taxed to the optionholder as long-term capital gain, and our will not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an adjustment to regular taxable income in determining alternative minimum taxable income, which could cause the optionholder to be subject to the alternative minimum tax. If the optionholder disposes of the shares before the expiration of either of the holding periods described above (a "Disqualifying Disposition"), the optionholder will have compensation taxable as ordinary income, and our will normally be entitled to a deduction, equal to the lesser of (a) the fair market value of the shares on the exercise date minus the option price, or (b) the amount realized on the disposition minus the option price. If the price realized in any such Disqualifying Disposition of the shares exceeds the fair market value of the shares on the exercise date, the excess will be treated as long-term or short-term capital gain, depending on the optionholder's holding period for the shares.

       SPECIAL RULES; WITHHOLDING OF TAXES. Special tax rules may apply to a participant who is subject to Section 16 of the Exchange Act. Other special tax rules will apply if a participant exercises a stock option by delivering shares of common stock which he or she already owns, or through a "cashless exercise."

     We may take whatever steps it deems appropriate to comply with any applicable withholding tax obligation, including requiring any participant to pay the amount of any applicable withholding tax to our in cash. We may, in our discretion, authorize "cashless withholding."

     BLUESTAR COMMUNICATIONS GROUP, INC. 2000 STOCK INCENTIVE PLAN

     On September 25, 2000, pursuant to the Agreement and Plan of Merger dated as of June 15, 2000, BlueStar Communications Group, Inc. ("BlueStar") was acquired in a merger of Covad Acquisition Corp. ("CAC"), our wholly owned subsidiary, with BlueStar in which CAC was the surviving entity (the "Merger"). As part of the Merger, we agreed to assume the BlueStar Communications Group, Inc. 2000 Stock Incentive Plan (the "BlueStar Plan") and each outstanding option under the BlueStar Plan.

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     As a result, we will issue shares of our common stock, subject to adjustment in the number of shares and exercise price of the original options, upon exercise of outstanding stock options previously issued under the BlueStar Plan. In the Merger, each share of BlueStar common stock was converted into .053 share of our common stock (the "Exchange Ratio"). In light of the Exchange Ratio, there are 207,146 shares of our common stock subject to the BlueStar Plan.

     In general, the BlueStar Plan consists of five types of equity incentive programs: (i) the Discretionary Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of common stock; (ii) the Salary Investment Option Grant Program under which eligible employees may elect to have a portion of their base salary invested each year in special options; (iii) the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered the Company (or any parent or subsidiary); (iv) the Automatic Option Grant Program under which eligible non-employee Board members shall automatically receive options at periodic intervals to purchase shares of common stock; and (v) the Director Fee Option Grant Program under which non-employee Board members may elect to have all or any portion of their annual retainer fee otherwise payable in cash applied to a special option grant.

     The persons eligible to participate in the Discretionary Option Grant and Stock Issuance Programs include (i) employees; (ii) non-employee members of the Board or the board of directors of any parent or subsidiary; and (iii) consultants and other independent advisors who provide services to the Company (or any parent or subsidiary). Only employees who are Section 16 Insiders or other highly compensated individuals participate in the Salary Investment Option Grant Program. Only non-employee Board members may participate in the Automatic Option Grant and Director Fee Option Grant Programs.

     No one person participating in the BlueStar Plan may receive options, separately exercisable stock appreciation rights and direct stock issuances for more than 53,000 shares of common stock (in the aggregate) per calendar year. The stock issuable under the BlueStar Plan includes shares of authorized but unissued or reacquired common stock. The maximum number of shares of common stock initially reserved for issuance over the term of the BlueStar Plan shall not exceed 452,541 shares.

     As of the date of the Merger, 7,027,077 shares of BlueStar's common stock, par value $0.01, were reserved for issuance under existing options granted under the BlueStar Plan. It is anticipated that no further options will be granted or shares will be issued under the BlueStar Plan. After the Merger, based on the Exchange Ratio, a maximum of 1,251,182 shares of the Company's common stock will be issuable pursuant to existing options granted under the BlueStar Plan.

     While the BlueStar Plan provides for automatic share increase each year through 2005 based on the outstanding common stock, the Company does not intend to avail itself of this increased availability since it anticipates that no further options will be granted under the BlueStar Plan.

     LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     Our Amended and Restated Certificate of Incorporation limits the liability of our directors to the maximum extent permitted by Delaware law, and our Bylaws provide that we will indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by law. We also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. Our Board of Directors believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


SERIES C PREFERRED STOCK AND WARRANT SUBSCRIPTION AGREEMENT

       On February 20, 1998, we entered into a Series C Preferred Stock and Warrant Subscription Agreement (the "Subscription Agreement") with Warburg, Pincus Ventures, L.P. ("Warburg") & Crosspoint Venture Partners 1996 ("Crosspoint") and Intel Corporation ("Intel"). Under this agreement, Warburg and Crosspoint unconditionally agreed to purchase an aggregate of 8,646,214 shares of our Series C Preferred Stock and warrants to purchase an aggregate of 7,094,250 shares of our Series C Preferred Stock for an aggregate purchase price of $16.0 million at a date that we were to determine but, in any event, not later than March 11, 1999. We agreed to either call this commitment or complete an alternate equity financing of at least $16.0 million by March 11, 1999. A proposed alternate equity financing providing for a price per share greater than or equal to $1.8511 and including securities that were equal in right with, or more favorable to us than, our Series C Preferred Stock as set forth in our Amended and Restated Certificate of Incorporation required unanimous approval by a majority of our disinterested directors. In consideration of this commitment, we issued to Warburg and Crosspoint warrants to purchase an aggregate of 2,541,222 shares of our common stock at a purchase price of $0.0022 per share. The parties agreed that the stock purchases by AT&T Ventures and NEXTLINK Communications Inc. (now XO Communications) constituted an alternate equity financing (see below). As a result, we did not issue and sell our Series C Preferred Stock to Warburg and Crosspoint. Messrs. Henry Kressel and Joseph Landy, two of our former directors, are affiliated with Warburg, and Mr. Shapero, one of our current directors, is affiliated with Crosspoint.

       On April 24, 1998, the Subscription Agreement was amended pursuant to an Assignment and Assumption Agreement to which we were a party along with Warburg, Crosspoint and Mr. Hawk. By the terms of this agreement, Warburg and Crosspoint assigned to Mr. Hawk their obligation to purchase 54,022 shares of our Series C Preferred Stock and 44,338 warrants to purchase Series C Preferred Stock for an aggregate purchase price of $100,001.65. On the same date, Mr. Hawk purchased 54,022 shares of our Series C Preferred Stock at a price per share of $1.8511. As a result of this amendment, the aggregate obligation of Warburg and Crosspoint to purchase our Series C Preferred Stock and warrants to purchase Series C Preferred Stock was reduced from 8,646,214 shares to 8,592,192 shares and from 7,094,250 shares to 7,049,911 shares, respectively, for an aggregate purchase price of $15.9 million (reduced from $16.0 million). On the same date, the Amended and Restated Stockholder Rights Agreement dated March 11, 1998 (the "Stockholder Rights Agreement") was amended to add Mr. Hawk as a party.

       The warrants to purchase our common stock issued upon the signing of the Subscription Agreement had five-year terms (but had to be exercised prior to the closing of our initial public offering), had purchase prices of $0.0015 per share, were immediately exercisable and contained net exercise provisions. Prior to our initial public offering, Warburg and Crosspoint exercised their warrants to purchase Series C Preferred Stock for 3,048,907 and 762,364 shares of our common stock.

       On March 11, 1998, we amended the Stockholder Rights Agreement, to extend the rights held by Warburg, Crosspoint, and Intel to our warrants to purchase common stock, Series C Preferred Stock and warrants to purchase Series C Preferred Stock issued or issuable to Warburg, Crosspoint and Intel pursuant to the Subscription Agreement (see below).

THE INTEL STOCK PURCHASE

       As provided in the Subscription Agreement, Intel purchased 540,216 shares of our Series C Preferred Stock and warrants to purchase 443,250 shares of our Series C Preferred Stock for an aggregate purchase price of $1.0 million concurrently with the issuance of our 1998 notes in March 1998. We did not have any obligation to issue the warrants to purchase Series C Preferred Stock to Intel until such time as Warburg and Crosspoint funded their respective commitments under the Subscription Agreement. The parties agreed that our initial public offering constituted an alternate equity financing and, therefore, we did not issue the warrants to purchase Series C Preferred Stock to Intel. In connection with its agreement to purchase such Series C Preferred Stock and warrants to purchase Series C Preferred Stock, we issued to Intel warrants to purchase an aggregate of 238,167 shares of our common stock at a purchase price of $0.0015 per share. Prior to our initial public offering, Intel exercised its warrants for 238,167 shares of our common stock.

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TRANSACTIONS IN CONNECTION WITH THE FORMATION OF THE DELAWARE HOLDING COMPANY

       We were originally incorporated in California as Covad Communications Company ("Covad California") in October 1996. In July 1997, we were incorporated in Delaware as part of our strategy to operate through a holding company structure and to conduct substantially all of our operations through subsidiaries. To effect the holding company structure, in July 1997 we entered into an Exchange Agreement with the existing holders of the common stock and Series A Preferred Stock of Covad California to acquire all of such stock in exchange for a like number of shares of our common and preferred stock, so that after giving effect to the exchange Covad California became our wholly-owned subsidiary. In addition, we entered into an Assumption Agreement pursuant to which we assumed certain outstanding obligations of Covad California, including a $500,000 demand note issued to Warburg and certain commitments to issue stock options to two of our consultants.

       In connection with the Exchange Agreement, Mr. McMinn, our Chairman of the Board of Directors, and two of our current officers, Mr. Khanna and Mr. Hass, each exchanged 6,750,000 shares of common stock of Covad California, originally purchased for $.0019 per share, for a like number of our shares of common stock pursuant to restricted stock purchase agreements. In addition, Mr. Lynch, one of our directors, exchanged 324,000 shares of common stock of Covad California, originally purchased for $0.148 per share, for a like number of our shares of common stock pursuant to a restricted stock purchase agreement. The common stock issued to Messrs. McMinn, Khanna, Haas and Lynch are generally subject to vesting over a period of four years. This vesting is subject to acceleration upon a change of control involving a merger, sale of all or substantially all our assets or a shift in 50% or more of the voting power of our capital stock. Our repurchase rights lapse one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause, or in the event the successor corporation refuses to assume the agreements.

ISSUANCE OF COMMON STOCK

       On July 15, 1997, we issued 2,531,250 shares of our common stock to Mr. Rex Cardinale, one of our former officers, for a purchase price of $0.148 per share. On August 30,1997, we issued 776,250 shares of our common stock to Mr. Laehy, one of our former officers, for a purchase price of $0.0222 per share. On October 14, 1997, we issued 324,000 shares of our common stock to Mr. Marshall, our Chief Executive Officer and one of our directors, for a purchase price of $0.0222 per share. On April 24, 1998, we issued 216,000 shares of our common stock to Mr. Hawk, one of our directors, for a purchase price of $0.296 per share. On August 28, 1998, we issued 90,000 shares of our common stock to Mr. Hawk for a purchase price of $2.555 per share. The shares of our common stock issued to Messrs. Cardinale, Laehy, Marshall, and Hawk were issued pursuant to restricted stock purchase agreements which contain vesting and change of control provisions similar to those contained in the above-described restricted stock purchase agreements of Messrs. McMinn, Khanna, Haas and Lynch.

ISSUANCE OF SERIES A PREFERRED STOCK

       On June 30, 1997 Covad California issued 225,000 shares of Series A Preferred Stock to each of Messrs. McMinn, Khanna and Haas and 450,000 shares of Series A Preferred Stock to Mr. Lynch for a purchase price of $0.222 per share. In July 1997, these shares were exchanged for a like number of our shares of Series A Preferred Stock pursuant to the Exchange Agreement.

ISSUANCE OF SERIES B PREFERRED STOCK

       In July 1997, we sold an aggregate of 25,500,001 shares of our Series B Preferred Stock, of which 18,000,000 shares were sold to Warburg, 4,500,000 shares were sold to Crosspoint and 3,000,001 shares were sold to Intel. The purchase price of our Series B Preferred Stock was $0.333 per share. A portion of the purchase price of the Series B Preferred Stock was paid by cancellation of a $500,000 demand note issued to Warburg in June 1997. Messrs. Kressel and Landy, each of whom formerly served as members of our Board of Directors, are affiliated with Warburg. Mr. Shapero, who currently serves on our Board of Directors, is affiliated with Crosspoint. On February 12, 1998, we sold an additional 150,003 shares of Series B Preferred Stock at a purchase price of $0.666 per share to Mr. Marshall.

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

THE STRATEGIC INVESTMENTS AND RELATIONSHIPS

       In January 1999, we received equity investments from AT&T Ventures, NEXTLINK Communications Inc.(now XO Communications) and Qwest Communications International, Inc. AT&T Ventures purchased an aggregate of 2,250,874 shares of our Series C-1 Preferred Stock at $1.8511 per share and an aggregate of 1,736,112 shares of our Series D-1 Preferred Stock at $12.00 per share. These purchases represent an aggregate investment of $25 million, of which $11 million was invested by AT&T Venture Fund II, LP and $14 million was invested by two affiliated funds. NEXTLINK Communications Inc. (now XO Communications) purchased 1,800,699 shares of our Series C-1 Preferred Stock at $1.8511 per share and 925,926 shares of our Series D-1 Preferred Stock at $12.00 per share, representing an investment of $20 million. Qwest Communications International, Inc. purchased 1,350,523 shares of our Series C-1 Preferred Stock at $1.8511 per share and 1,041,667 shares of our Series D-1 Preferred Stock at $12.00 per share, representing an aggregate investment of $15 million. At the completion of our initial public offering, our Series C-1 Preferred Stock converted into our class B common stock on a one-for-one basis. The Series D-1 Preferred Stock also converted into our class B common stock at that time on a one-for-one basis. These strategic investors have agreed not to transfer any of our Series C-1 Preferred Stock, Series D-1 Preferred Stock or class B common stock to any non-affiliated third party until January 2000. They have also each agreed not to acquire more than 10% of our voting stock without our consent until January 2002. In addition, until January 2002, they have agreed to vote any voting securities they hold as recommended by our Board of Directors. Since this time, all of our class B common stock has been converted into our common stock.

       Concurrently with these strategic equity investments, we entered into commercial agreements with AT&T Corp., NEXTLINK Communications Inc. (now XO Communications) and Qwest Communications International, Inc. These agreements provide for the purchase, marketing and resale of our services at volume discounts, our purchase of fiber optic transport bandwidth at volume discounts, collocation of network equipment and development of new DSL services. These agreements have terms ranging from six months to several years subject to earlier termination in certain circumstances. We cannot predict the number of line orders that AT&T Corp., NEXTLINK Communications Inc. (now XO Communications) or Qwest Communications International, Inc. will generate, if any, whether line orders will be below our expectations or the expectations of, AT&T Corp., NEXTLINK Communications Inc. (now XO Communications) or Qwest Communications International, Inc. or whether AT&T Corp., NEXTLINK Communications Inc. (now XO Communications) or Qwest Communications International, Inc. will discontinue selling our services entirely.

       On September 11, 2000, we entered into an agreement with SBC Communications, Inc. in which SBC purchased 9,373,169 shares of our common stock for $150 million. SBC has agreed not to transfer any of our common stock until September 11, 2001, and, after that period, SBC agreed to offer us the first opportunity to purchase shares that it intends to sell. SBC also agreed for a period of five years to vote its shares for the nominees to our Board of Directors either as recommended by the Board of Directors or in the proportion to the votes cast by our other shareholders, at SBCs choice. SBC also agreed that it would not acquire any material number of additional shares of our common stock for a period of five years without our prior consent.

       Concurrently with this equity investment, we entered into the following other agreements with SBC:

       o A commercial agreement in which SBC will provide $600 million in resale revenue to us over six years starting October 1, 2000, with approximately $23 million of revenue in the first year and increasing revenue commitments each year during the life of the contract. Upon a change of control as defined in the contract, SBC's aggregate revenue commitment is reduced to $100 million during an initial period of the contract, and is terminated after the initial period. This agreement also provides incentives for SBC to sell business lines provided by us, and we announced that SBC will begin marketing both symmetric business service DSL and asymmetric consumer service DSL provided by Covad throughout the United States.

       o A settlement of pending legal matters, our antitrust suit against SBC and Pacific Bell and our arbitrations against SBC affiliates, Southwestern Bell and Pacific Bell, including Pacific Bell's claim for alleged past due service fees. The settlement also resolves of several critical issues in line sharing disputes in Texas, Kansas, Illinois, Michigan, Ohio, Wisconsin, Indiana, Connecticut and California, plus key issues in pending interconnection arbitration in Texas and Kansas.

       o An agreement to continue joint OSS development to support SBC's resale of our products, including the fully automatic loop ordering provisioning process pioneered by us.

       o In region agreements that include continued access to neighborhood gateways utilized in SBC's recently announced "Project Pronto," competitively neutral terms and conditions for spectrum management and agreements regarding the collocation of equipment in SBC central offices.

BLUESTAR ACQUISITION

       On September 25, 2000, we completed our acquisition of BlueStar Communications Group, Inc. Our current Chairman of the Board of Directors, Charles McMinn, was a member of BlueStar's Board of Directors and a BlueStar shareholder when this acquisition occurred, however, he was not a member of our Board of Directors at that time. Two of our directors, Robert Hawk and Richard Shapero, were also shareholders of BlueStar when this acquisition took place and Mr. Shapero was also a member of BlueStar's Board of Directors. Both Mr. Shapero and Mr. Hawk did not participate in meetings of our Board of Directors concerning the review and approval of the BlueStar acquisition.

EQUIPMENT LEASE FINANCING

       Through December 31, 1999, we incurred a total of $865,000 of equipment lease financing obligations (including principal and interest) through a sale lease-back transaction with Charter Financial, Inc. ("Charter Financial"). Through December 31, 1999, we made total payments of approximately $525,000 to Charter Financial on these obligations. Warburg, a principal stockholder of us at the time this transaction was entered into, owns a majority of the capital stock of Charter Financial. We believe that the terms of the lease financing with Charter Financial were completed at rates similar to those available from alternative providers. Our belief that the terms of the sale lease-back arrangement are similar to those available from alternative providers is based on the advice of its our officers who reviewed at least two alternative proposals and who reviewed and negotiated the terms of the arrangement with Charter Financial.

VENDOR RELATIONSHIP

       Crosspoint, who was one of our principal stockholders, previously owned approximately 12% of the capital stock of Diamond Lane, one of our vendors. Payments to Diamond Lane in 1999 totaled approximately $51,539,000. We believe that the terms of our transactions with Diamond Lane were completed at rates similar to those available from alternative vendors. This belief is based on our management team's experience in obtaining vendors and the fact that we sought competitive bidders before entering into the relationship with Diamond Lane.

REGISTRATION RIGHTS

       Certain holders of our common stock are entitled to registration rights. Pursuant to the Stockholder Rights Agreement holders of 30,112,927 shares of common stock and holders of 6,379,177 shares of class B common stock (collectively, the "Rights Holders") are entitled to certain rights with respect to the registration under the Securities Act of the shares of common stock held by them or issuable upon conversion of the class B common stock. Commencing January 2000, the class B common stock became convertible into common stock at the election of the holder. As of April 2000, all class B common stock had been so converted.

       The Rights Holders are entitled to demand, "piggy-back" and S-3 registration rights, subject to certain limitations and conditions. The number of securities requested to be included in a registration involving the exercise of demand and "piggy-back" rights are subject to a pro rata reduction based on the number of shares of common stock held by each Rights Holder and any other security holders exercising their respective registration rights to the extent that the managing underwriter advises that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering. The registration rights terminate as to any Rights Holder at the later of (i) three years after our initial public offering or (ii) such time as such Rights Holder may sell under Rule 144 in a three month period all registrable securities then held by such Rights Holder.

       Pursuant to the Warrant Registration Rights Agreement dated March 11, 1999, between us and Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated, holders of the warrants that were issued in connection with our 1998 note offering in March 1998 are entitled to certain registration rights with respect to the shares of common stock issuable upon exercise of such warrants. The warrant holders are entitled to demand and "piggy-back" registration rights, subject to certain limitations and conditions. Like the Rights Holders, the number of securities that a warrant holder may request to be included in a registration involving an exercise of its demand or "piggy-back" rights is subject to a pro rata reduction. Such a reduction will be based upon the number of shares held by each warrant holder and any other security holders exercising their respective registration rights to the extent that the managing underwriter advises us that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering.

EMPLOYMENT AGREEMENTS

       In 1998, we entered into a written employment agreement with Robert Knowling, Jr., the former Chairman of the Board of Directors, President and Chief Executive Officer, who resigned on November 1, 2000. Mr. Knowling will continue to receive compensation in the form of a $500,000 annual base salary for a period of two years and a $250,000 annual bonus for two years, so long as Mr. Knowling does not become employed by one of our direct competitors. Mr. Knowling received (i) a signing bonus of $1,500,000, one half of which was paid when he began working for us, and the remaining half of which was paid once he worked for us for one full year in July 1999, and (ii) stock options to purchase 4,725,000 shares of our common stock at an exercise price of $0.45 per share. Mr. Knowling has agreed to be bound by customary confidentiality provisions. As provided in the agreement, in August 1998 we loaned Mr. Knowling $500,000 pursuant to a Note Secured by Deed of Trust that bears no interest during his employment. The loan has been forgiven in connection with his resignation. See "Certain Relationships and Related Transactions--Employee Loans."

       In December 2000, we entered into written employment agreements with Mark Perry, our Executive Vice President and Chief Financial Officer, John McDevitt, our Executive Vice President, Sales and Marketing, Michael Lach, our Executive Vice President, Corporate Development and Business Integration, Terry Moya, our Executive Vice President, External Affairs, Jane Marvin, our Executive Vice President, Human Resources, and Catherine Hemmer, our Executive Vice President and Chief Operating Officer. These agreements have a 12-month term, except for Ms. Hemmer's agreement, which has an 18-month term. If we terminate any of these officers without cause (as that term is defined in the agreement), or if an officer resigns for good reason (as that term is defined in the agreement), we must continue to pay their annual salary through the term of the agreement, plus a pro rated portion of their bonus. In the event of a change of control (as that term is defined in the agreement), these employment agreements are null and void.

       With respect to all options granted under our 1997 Stock Plan, in the event that we merge with or into another corporation resulting in a change of control involving a shift in 50% or more of the voting power of our capital stock, or the sale of all or substantially all of our assets, the options will fully vest and become exercisable one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause or in the event the successor corporation refuses to assume the options. See "--1997 Stock Plan."

       We have also entered into restricted stock purchase agreements with certain of the Company's officers and directors. The shares of our common stock issued pursuant to these restricted stock purchase agreements are subject to the Company's right of repurchase which lapses in accordance with the vesting schedule of the agreements. The agreements also include similar provisions to the stock options, providing for accelerated vesting in the event of a change of control. See "Certain Relationships and Related Transactions--Issuance of Common Stock."

EMPLOYEE LOANS

       In August 1998, we loaned Robert Knowling, Jr., our former Chairman of the Board, President and Chief Executive Officer, pursuant to his employment agreement, the principal amount of $500,000 pursuant to a Note Secured by Deed of Trust, which was secured by certain real property of Mr. Knowling. As of November 1, 2000, the outstanding balance of $250,000 on this note was forgiven in connection with Mr. Knowling's resignation from his position with the Company.

       In August 1998, we loaned Joseph Devich, one of our former officers, the principal amount of $200,000 pursuant to a Note Secured by Deed of Trust, which was secured by certain real property of Mr. Devich. Half of the principal amount of this note was forgiven on Mr. Devich's first anniversary with the Company and the other half was forgiven in connection with Mr. Devich's resignation from the Company.

       In October 1998, we loaned Catherine Hemmer, our Executive Vice President and Chief Operating Officer, and her husband, one of the Company's employees, the principal amount of $600,000 pursuant to a Note Secured By Deed of Trust, which was secured by certain real property of the Hemmers. The outstanding principal balance of this note becomes due in four equal annual installments commencing August 10, 1999, with the last installment due on August 10, 2002. No interest is charged on the note. This note has provisions for forgiveness based upon continued employment of each of the Hemmers and is subject to acceleration in certain events.

       In April 2000, we loaned Jane Marvin, one of our officers, the principal amount of $500,000 for the purchase of a principal residence. The loan is secured by such principal residence. The principal balance of the loan is due and payable in four equal annual installments beginning at the first year anniversary of the commencement of Ms. Marvin's employment, and no interest will be charged for the loan. Furthermore, the loan will be forgiven based upon her continued employment and is subject to acceleration in certain events. In addition, in December 1999, we loaned Ms. Marvin $80,705.46 pursuant to a note secured by a pledge of shares of our common stock. The entire principal balance of this note becomes due and payable in one lump sum on the earlier to occur of October 2000 or the sale of the pledged shares. Interest is payable on the note at a rate of 5.89% per annum, compounded semiannually.

       In May 1999, we loaned Robert Davenport, one of our officers, the principal amount of $600,000 for the purchase of a principal residence. The loan is secured by such principal residence. The outstanding principal balance of this note becomes due in four equal installments commencing January 20, 2000, with the last installment due on January 20, 2003. No interest is charged on the note. The note has provisions for forgiveness based upon continued employment and is subject to acceleration in certain events.

       In January 2000, we committed to extend a loan to Michael Lach, one of our officers, in the principal amount of $200,000, for the purchase of a principal residence. The loan will be secured by such principal residence. The loan will provide that the principal balance will be due and payable in four equal annual installments, beginning at the first year anniversary of the commencement of Mr. Lach's employment. No interest will be charged on this loan. The loan will have provisions for forgiveness based on continued employment and is subject to acceleration in certain events.

       In August 2000, we loaned John McDevitt, one of our officers, the principal amount of $100,000 pursuant to a note. The entire principal balance of the note becomes due and payable in one lump sum in August 2001. Interest is payable on the note at a rate of 6.60% per annum, compounded semiannually. In addition, in January 2001, we loaned Mr. McDevitt $500,000 for the purchase of a principal residence. The loan is secured by such principal residence. The principal balance of the loan is due and payable in four equal annual installments beginning at the first year anniversary of the commencement of Mr. McDevitt's employment. No interest will be charged on this loan. The loan will be forgiven based upon his continued employment and is subject to acceleration in certain events.

       In October 2000, we loaned Terry Moya, one of our officers, the principal amount of $35,000 pursuant to a note secured by a pledge of shares of our Common Stock. The entire principal balance of this note becomes due and payable on the earlier to occur of October 2005 or the sale of the pledged shares. Interest is payable at a rate of 6.60% per annum, compounded semiannually.

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


                             PRINCIPAL SHAREHOLDERS

       The following table sets forth certain information regarding ownership of our common stock as of December 31, 2000 by:

             (i)  each Named Executive Officer,
             (ii) each of our directors,
             (iii)all of our executive officers and directors as a group, and
             (iv) all persons known to us to beneficially own 5% or more of our common stock.

       Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of December 31, 2000 as described in the footnotes below. Percentage ownership is calculated pursuant to SEC Rule 13d-3(d)(1). Except as otherwise indicated, the address of each of the persons in this table, other than the selling stockholders, is as follows: c/o Covad Communications Group, Inc., 4250 Burton Drive, Santa Clara, California 95054.

                                                                          SHARES BENEFICIALLY OWNED PRIOR TO THE
                                                                                      OFFERING
                                                                          -------------------------------------
BENEFICIAL OWNER                                                               NUMBER            PERCENTAGE
----------------                                                          ------------------   ----------------
SBC Communications, Inc. (1)...........................................           9,373,169               5.24%
Charles McMinn.........................................................           3,637,569               2.03%
Robert Knowling Jr. (9)................................................           2,250,780               1.25%
Robert Roblin .........................................................              32,693                  *
Catherine Hemmer (2)...................................................             382,165                  *
Joseph Devich..........................................................              77,336                  *
Robert Davenport, III (3)..............................................             216,723                  *
Dhruv Kharna (14)......................................................           5,347,994               2.99%
Robert Dupuis (11).....................................................              81,066                  *
John McDevitt (12).....................................................              23,957                  *
Mark Perry (13)........................................................              32,682                  *
Robert Hawk (4)........................................................             249,463                  *
Daniel Lynch (5).......................................................             529,916                  *
Frank Marshall (6).....................................................             615,606                  *
Rich Shapero (7).......................................................              25,623                  *
Hellene Runtagh (8)....................................................              31,123                  *
Larry Irving (10)......................................................              12,499                  *
All current executive officers and directors as a group (19 persons)...          18,421,214              10.30%

--------------

*    Represents beneficial ownership of less than 1% of our outstanding stock.

(1) Based on a Form 13G filed November 6, 2000 with the Securities and Exchange Commission by SBC Communications, Inc.
(2) Includes 357,592 shares of common stock subject to options exercisable within 60 days of December 31, 2000. Includes 130,319 shares of our common stock beneficially owned by Ms. Hemmer's husband which may be attributable to Ms. Hemmer.
(3) Includes 211,357 shares of common stock subject to options exercisable within 60 days of December 31, 2000.
(4) Includes 45,873 shares of common stock subject to options exercisable within 60 days of December 31, 2000.
(5) Includes 66,123 shares of common stock subject to options exercisable within 60 days of December 31, 2000.
(6) Includes 66,123 shares of common stock subject to options exercisable within 60 days of December 31, 2000.
(7) Includes 25,623 shares of common stock subject to options exercisable within 60 days of December 31, 2000.
(8) Includes 24,373 shares of common stock subject to options exercisable within 60 days of December 31, 2000.
(9) Includes 2,114,530 shares of common stock subject to options exercisable within 60 days of December 31, 2000.
(10) Includes 12,499 shares of common stock subject to options exercisable within 60 days of December 31, 2000.
(11) Includes 28,661 shares of common stock subject to options exercisable within 60 days of December 31, 2000.
(12) Includes 23,957 shares of common stock subject to options exercisable within 60 days of December 31, 2000.
(13) Includes 32,282 shares of common stock subject to options exercisable within 60 days of December 31, 2000.
(14) Includes 13,124 shares of common stock subject to options exercisable within 60 days of December 31, 2000.

                             SELLING SECURITYHOLDERS

     All of the convertible notes and shares of common stock issued upon conversion of the convertible notes are being offered by the selling securityholders listed in the table below. Only those shares of common stock issued upon conversion of the convertible notes or otherwise listed below may be offered by the selling securityholders. We issued the convertible notes in a private placement transaction exempt from registration under the Securities Act of 1933.

     No offer or sale under this prospectus may be made by a holder of the convertible notes, or the shares of common stock issued upon conversion of the convertible notes unless that holder is listed in the table below or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the registration statement has become effective. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us.

     The selling securityholders may offer and sell, from time to time, any or all of their convertible notes or common stock issued upon conversion of the convertible notes. Because the selling securityholders may offer all or only some portion of the securities, no estimate can be given as to the amount or percentage of these convertible notes and shares of common stock that will be held by the selling securityholders upon termination of the offering.

     The following table lists:

     o    the name of each selling securityholder;

     o the amount of each type of security beneficially owned by that holder before the offering; and

     o the amount of securities being offered for sale by that selling securityholder.

     The information in the table reflects the most recent information furnished to us by the identified selling securityholder. Unless otherwise disclosed in the footnotes to the table, no selling securityholder has indicated that it has held any position, office or other material relationship with us or our affiliates during the past three years.

                                                                   CONVERTIBLE NOTES
                                                                -------------------------
                                                                 PRINCIPAL    PRINCIPAL        COMMON STOCK
                                                                 AMOUNT OF    AMOUNT OF   -----------------------
       NAME OF SELLING                                          CONVERTIBLE   CONVERTIBLE  NUMBER OF   NUMBER OF
       SECURITYHOLDER                                              NOTES         NOTES       SHARES     SHARES
------------------------------                                     OWNED        OFFERED      OWNED      OFFERED
                                                                ------------  ----------- -----------  ----------


                       DESCRIPTION OF CERTAIN INDEBTEDNESS

1998 NOTES

       We have outstanding $260.0 million in aggregate principal amount at maturity of our 1998 notes. These 1998 notes mature on March 15, 2008 and are accreting in value through March 15, 2003 at a rate of 13 1/2% per annum, compounded semi-annually. After March 15, 2003, the 1998 notes will bear interest at a rate of 13 1/2% per annum, payable in cash semi-annually in arrears on March 15 and September 15 of each year until maturity commencing September 15, 2003. The 1998 notes may be redeemed at our option, in whole or in part, at any time on or after March 15, 2003, at a premium declining to par on March 15, 2006 plus accrued and unpaid interest through the redemption date. In the event of a change of control, the holders of the 1998 notes will have the right to require us to purchase the 1998 notes at a price equal to 101% of the aggregate principal amount or accreted value thereof, as applicable, plus accrued and unpaid interest, if any, to the date of purchase.

       The indenture relating to the 1998 notes contains certain covenants, that, among other things, limit our ability and the ability of our subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell our assets or assets of any subsidiary, conduct certain lines of business, issue or sell equity interests of our subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, we are required to offer to purchase the 1998 notes at a price equal to 100% of the principal amount or accreted value thereof, as applicable, plus accrued and unpaid interest, if any, to the date of purchase with the proceeds of certain asset sales.

1999 NOTES

       We have outstanding $215.0 million in aggregate principal amount of our 1999 notes. These 1999 notes mature on February 15, 2009 and bear interest at a rate of 12 1/2% per annum, payable in cash semi-annually in arrears on February 15 and August 15 of each year until maturity commencing August 15, 1999. The 1999 notes may be redeemed at our option, in whole or in part, at any time on or after February 15, 2004, at a premium declining to par on February 15, 2007, plus accrued and unpaid interest through the redemption date. In the event of a change of control, the holders of the 1999 notes will have the right to require us to purchase the 1999 notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

       The indenture relating to the 1999 notes contains certain covenants, that, among other things, limit our ability and the ability of our subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell our assets or assets of any subsidiary, conduct certain lines of business, issue or sell equity interests of our subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, we are required to offer to purchase the 1999 notes at a price equal to 100% of the principle amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain asset sales.

2000 NOTES

       We have outstanding $425.0 million in aggregate principal amount of our 2000 notes. These 2000 notes mature on February 15, 2010 and bear interest at a rate of 12% per annum, payable in cash semi-annually in arrears on February 15 and August 15 of each year until maturity commencing August 15, 2000. The 2000 notes may be redeemed at our option, in whole or in part, at any time on or after February 15, 2005, at a premium declining to par on February 15, 2008, plus accrued and unpaid interest through the redemption date. In the event of a change of control, the holders of the 2000 notes will have the right to require us to purchase the 2000 notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

       The indenture relating to the 2000 notes contains certain covenants, that, among other things, limit our ability and the ability of our subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell our assets or assets of any subsidiaries, conduct certain lines of business, issue or sell equity interests of our Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, we are required to offer to purchase the 2000 notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain asset sales.

                        DESCRIPTION OF CONVERTIBLE NOTES

     The convertible notes are governed by an indenture dated as of September 25, 2000, between Covad Communications Group, Inc. and United States Trust Company of New York, as trustee. You may request a copy of the indenture and the registration rights agreement relating to the convertible notes from the trustee.

     We have summarized portions of the indenture below, but this summary is not complete. You should read the indenture, because it defines your rights as a holder of the convertible notes. In this section, the terms the "Company", "Covad", "we", "our" and words of similar import refer only to Covad Communications Group, Inc., a Delaware corporation, and its successors under the indenture and not to any of its subsidiaries.

GENERAL

     The convertible notes are our unsecured general obligations and will be convertible into our capital stock as described under "--Conversion of the convertible notes." The convertible notes are limited to $500,000,000 aggregate principal amount and will mature on September 15, 2005 unless earlier redeemed at our option, converted at your option or repurchased at your option upon a Change of Control.

     The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness, or the issuance or repurchase of securities by us. The indenture contains no covenants or other provisions to afford protection to you in the event of a highly leveraged transaction or a Change of Control, except to the extent described below under "--Repurchase at Your Option."

     The convertible notes bear interest at the annual rate of 6% from September 25, 2000, or from the most recent payment date to which interest has been paid or duly provided for, payable semi-annually in arrears on March 15 and September 15, beginning on March 15, 2001, to holders of record at the close of business on the preceding March 1 and September 1, respectively, except:

     o that the interest payable upon redemption or repurchase, unless the date of redemption or repurchase is an interest payment date, will be payable to the person to whom principal is payable; and

     o in the case of any convertible note, or portion of any convertible note, that is converted into our capital stock during the period from, but excluding, a record date for any interest payment date to, but excluding, that interest payment date either:

          o if the convertible note, or portion of the convertible note, has been called for redemption on a redemption date that occurs during that period, or is to be repurchased in connection with a Change of Control on a repurchase date, as defined below, that occurs during that period, we will not be required to pay interest on that interest payment date in respect of any convertible note, or portion of any convertible note, that is so redeemed or repurchased; or

          o if otherwise, any convertible note or portion of any convertible note that is not called for redemption is submitted for conversion during that period must be accompanied by funds equal to the interest payable on that interest payment date on the principal amount so converted.

     See "--Conversion of the Convertible Notes."

     Interest will be payable at the office maintained by us for these purposes in the Borough of Manhattan, the City of New York, which is presently an office or agency of the trustee and may, at our option, be paid either:

     o by check mailed to the address of the person entitled to the interest as it appears in the convertible note register, provided that a holder of convertible notes with an aggregate principal amount in excess of $10 million will be paid by wire transfer in immediately available funds if the holder files a written election with the trustee on or before the relevant record date; or

     o by transfer to an account maintained by that person located in the U.S.; PROVIDED, however, that payments to The Depository Trust Company, New York, New York, which is referred to as "DTC", will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

     Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

FORM, DENOMINATION AND REGISTRATION

     We are issuing the convertible notes in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples of $1,000.

     GLOBAL NOTE, BOOK-ENTRY FORM. The convertible notes that are sold to "qualified institutional buyers," or QIBs, as defined in Rule 144A under the Securities Act of 1933, will be evidenced by one or more global notes, which were deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     QIBs that are participants in DTC may hold their interests in a global note directly through DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that specified persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global note to those persons may be limited.

     QIBs that are not participants may beneficially own interests in a global note held by DTC only through participants, or specified banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly. So long as Cede, as the nominee of DTC, is the registered owner of a global note, Cede for all purposes will be considered the sole holder of the global note. Except as provided below, owners of beneficial interests in a global note will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive registered form, and will not be considered the holders of the global note.

     Payment of interest on and the redemption or repurchase price of a global note will be made to Cede, the nominee for DTC as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. None of Covad, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     We have been informed by DTC that, with respect to any payment of interest on, or the redemption price or repurchase price of, a global note, DTC's practice is to credit participants' accounts on the relevant interest, repurchase or redemption payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through that participant will be the responsibility of that participant, as is now the case with securities held for the accounts of customers registered in "street name."

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and specified banks, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge that beneficial interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that beneficial interest, may be affected by the lack of a physical certificate evidencing that beneficial interest.

     None of Covad, the trustee, or any registrar, paying agent or conversion agent under the indenture, will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that DTC will take any action permitted to be taken by a holder of convertible notes, including, without limitation, the presentation of convertible notes for exchange as described below, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the convertible notes represented by the global note as to which the participants have given direction.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and

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settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include specified other organizations. Some of these participants, or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     Although DTC has agreed to the above procedures in order to facilitate transfers of interests in a global note among participants, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days, we will cause the convertible notes to be issued in definitive registered form in exchange for global notes.

     CERTIFICATED NOTES. QIBs may request that certificated notes be issued in exchange for convertible notes represented by a global note. Furthermore, certificated convertible notes may be issued in exchange for convertible notes represented by a global note if we do not appoint a successor depositary within 90 days.

CONVERSION OF THE CONVERTIBLE NOTES

     Any registered holder of convertible notes may, at any time until the close of business on the business day before the date of repurchase, redemption or final maturity of the convertible notes, as appropriate, convert the principal amount of any convertible notes or portions of convertible notes, in denominations of $1,000 or integral multiples of $1,000, into our common stock, at a current conversion price of $17.775 per share of common stock (equal to a conversion rate of 56.2588 shares per $1,000 principal amount of the convertible notes), subject to adjustment as described below. Except as described below, no payment or other adjustment will be made upon conversion of any convertible notes for interest accrued on the convertible notes or for dividends on any common stock issued upon conversion of the convertible notes. If any convertible notes not called for redemption are converted between a record date and the next interest payment date, those convertible notes must be accompanied by funds equal to the interest payable on the next interest payment date on the principal amount so converted. We are not required to issue fractional shares of common stock upon conversion of the convertible notes and, instead will, at our election, either pay a cash adjustment based on the market price of common stock on the last business day before the date of conversion or round the number of shares of common stock issued upon conversion of the convertible notes up to the nearest whole share. In the case of convertible notes called for redemption or tendered for repurchase, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption or repurchase, unless we default in the payment of the redemption or repurchase price. A convertible note that you elect to have repurchased upon a Change of Control may be converted only if you withdraw your election to have your convertible notes repurchased in accordance with the terms of the indenture before the close of business on the third business day before the repurchase date.

       The current conversion price of $17.775 per share of common stock is subject to adjustment upon specified events, including:

     (1) the issuance of our common stock as a dividend or distribution on the common stock;

     (2) the issuance to all holders of common stock of rights or warrants to purchase or subscribe for common stock at less than the Current Market Price, as defined in the indenture;

     (3)  specified subdivisions and combinations of the common stock;

     (4) the distribution to all holders of common stock of capital stock, other than common stock, or evidences of our indebtedness or of assets, including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash;

     (5) distributions with respect to shares of common stock consisting of cash, excluding any cash that is distributed upon a reclassification, change, merger, combination, sale or conveyance and excluding any quarterly cash dividend on the common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

          (x) the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion price under this clause (5), as adjusted to reflect subdivisions or combinations of the common stock, and

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          (y)  2.5% of the average of the last reported sale price of the common stock during the ten trading days immediately before the date of declaration of that dividend, and excluding any dividend or distribution with respect to the common stock in connection with the liquidation, dissolution or winding up of Covad.

     If an adjustment is required to be made as set forth in this clause (5) as a result of a distribution that is a quarterly dividend, that adjustment would be based on the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded under this clause (5). If an adjustment is required to be made as set forth in this clause (5) as a result of a distribution that is not a quarterly dividend, that adjustment would be based on the full amount of the distribution;

     (6) payment in respect of a tender offer or exchange offer by us or our subsidiaries for the common stock, other than any tender offer or exchange offer that is made and consummated for any and all shares of common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the Current Market Price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made under the tender or exchange offer; and

     (7) payment in respect of a tender offer or exchange offer for the common stock, other than any tender offer or exchange offer that is made and consummated for any and all shares of common stock, by a person other than us or our subsidiaries in which, as of the closing date of the offer, the board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if:

          (x) the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; PROVIDED, that in the case of any offer or whose ownership percentage of the common stock is 15% or more before the commencement of the tender offer or exchange offer, this requirement would not be met unless the tender offer or exchange offer would increase the offeror's ownership of common stock by more than 10% of the total shares of common stock outstanding;

          (y) the cash and value of any other consideration included in the payment per share of common stock exceeds the Current Market Price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made under the tender or exchange offer; and

          (z) the average of the daily Closing Price, as defined in the indenture, per share of the common stock for the 10 consecutive Trading Days, as defined in the indenture, ending ten Trading Days before the public announcement of the tender offer or exchange offer (the "Pre-Offer Reference Price") exceeds 110% of the average of the daily Closing Price per share of the common stock for the ten Trading Days commencing ten Trading Days following the last day tenders or exchanges may be made in connection with the tender offer or exchange offer (the "Post-Offer Reference Price"). The adjustment referred to in this clause (7) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to that offer disclose a plan or an intention to cause us to engage in a consolidation or merger of or a sale of all or substantially all of our assets. The conversion price will be adjusted under this clause (7) based on the difference between the Pre-Offer Reference Price and the Post-Offer Reference Price.

     In the case of:

     o    any reclassification of the common stock; or

     o a consolidation, merger or combination or a sale or conveyance to another person of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of common stock will be entitled to receive stock, other securities, other property or assets, including cash, with respect to or in exchange for all shares of common stock, then the holders of the convertible notes then outstanding will generally be entitled after these events to convert their convertible notes into the kind and amount of shares of stock, other securities or other property or assets, including cash, which they would have owned or been entitled to receive upon the reclassification, consolidation, merger, combination, sale or conveyance if the convertible notes had been converted into common stock immediately before that reclassification, consolidation, merger, combination, sale or conveyance assuming, that a holder of convertible notes would not have exercised any rights of election as to the stock, other securities or other property or assets, including cash, receivable in connection with that transaction.

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     If we make a taxable distribution to holders of common stock or in specified other circumstances requiring an adjustment to the conversion price, the holders of convertible notes may, in specified circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend; in specified other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock. See "Certain United States Federal Income and Estate Tax Consequences."

     We may, from time to time, and to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 days, in which case we will give at least 15 days' notice of the reduction, if the board of directors has made a determination that the reduction would be in our best interests, which determination will be conclusive. We may, at our option, make any reductions in the conversion price, in addition to those set forth above, as the board of directors deems advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event treated as dividends or distributions of, or rights to acquire, stock for income tax purposes. See "Certain United States Federal Income and Estate Tax Consequences."

     No adjustment in the conversion price will be required unless that adjustment would require a change of at least 1% in the conversion price then in effect; PROVIDED that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any common stock or any securities convertible into or exchangeable for common stock.

OPTIONAL REDEMPTION

     PROVISIONAL REDEMPTION

     The convertible notes are not entitled to any sinking fund. At any time prior to September 18, 2003, we may redeem some or all of the convertible notes on at least 30 days' notice at a provisional redemption price equal to 103.00% if:

     o the shelf registration statement covering resales of the convertible notes and the common stock issuable upon conversion is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date; and

     o the Current Market Value of our common stock equals or exceeds 150% of the conversion price then in effect for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the date the notice of the provisional redemption is mailed. The "Current Market Value" means the average of the high and low sale prices of our common stock, as reported on the Nasdaq National Market or any national securities exchange on which our common stock is then listed, on such trading day.

     Upon any provisional redemption, we will make an additional payment (the "interest make-whole payment") with respect to the convertible notes that are redeemed. The interest make-whole payment will equal the sum of:

     (1) the present value of the aggregate amount of the interest that would otherwise have accrued from the provisional redemption date through but not including September 18, 2003 (the "interest make-whole period"); and

     (2) liquidated damages, if any, to the provisional redemption date.

     We will calculate the present value by using the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the interest make-whole period, as of the date the notice of provisional redemption is mailed. We will pay the interest make-whole payment on all convertible notes we call for provisional redemption, including those convertible notes that are converted into our common stock after the date the notice of provisional redemption is mailed and prior to the provisional redemption date.

     In addition, we will pay interest on the convertible notes being redeemed, including those convertible notes that are converted into our capital stock after the date that the notice of provisional redemption is mailed and prior to the provisional redemption date. This interest will include interest accrued and unpaid to, but excluding, the provisional redemption date. If the provisional redemption date is an interest payment date, we will pay the interest

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to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the provisional redemption price.

     NON-PROVISIONAL REDEMPTION

     At any time on or after September 18, 2003, we may redeem the convertible notes on at least 30 days' notice as a whole or, from time to time, in part at the following prices, expressed as a percentage of the principal amount, together with accrued interest to, but excluding, the date fixed for redemption:

     o    if redeemed during any period beginning on a date specified below:

                   DATE                                     REDEMPTION PRICE
            September 18, 2003                                  101.50%
            September 15, 2004                                  100.00%

provided that any accrued interest becoming due on the date fixed for redemption will be payable to the holders of record on the relevant record date of the convertible notes being redeemed.

     REDEMPTION GENERALLY

     If less than all of the outstanding convertible notes are to be redeemed, the trustee will select the convertible notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot or by another method that the trustee considers fair and appropriate. If a portion of a holder's convertible notes is selected for partial redemption and that holder converts a portion of that holder's convertible notes, the converted portion will be deemed to be of the portion selected for redemption.

     We may not give notice of any redemption of convertible notes if a default in payment of interest or premium on the convertible notes or any other Event of Default, as defined below, has occurred and is continuing.

REPURCHASE AT YOUR OPTION

     If a Change of Control occurs, you will have the right to require that we repurchase all of your convertible notes not previously called for redemption, or any portion of those convertible notes that is equal to $1,000 or a whole multiple of $1,000. The repurchase date will be a business day no earlier than 30 days nor later than 60 days after the date that we give you notice of a Change of Control and will be specified in that notice. The repurchase price will be equal to 100% of the principal amount of the convertible notes to be repurchased. We will also pay interest accrued and unpaid to, but excluding, the repurchase date.

     Within 30 days after the occurrence of a Change of Control, we are required to give you notice of the occurrence of the Change of Control and of your resulting repurchase right. To exercise the repurchase right, you must deliver, prior to the close of business on the third business day immediately preceding such repurchase date, written notice to the trustee of your exercise of the repurchase right, together with the convertible notes with respect to which your right is being exercised. Notice will be irrevocable, except that the convertible notes may be converted by you at any time up until the close of business on the first business day immediately preceding the scheduled repurchase date by delivering a notice of withdrawal on the third business day immediately preceding the scheduled repurchase date. We will not pay interest accrued and unpaid on any of the convertible notes converted.

     A "Change of Control" will be deemed to have occurred at such time after the original issuance of the convertible notes when any of the following has occurred:

     (1) a "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act) of more than 50% of the total voting power of our then outstanding voting stock or common stock, including by way of merger, consolidation or otherwise;

     (2) a majority of the members of our board of directors are not Continuing Directors;

     (3) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and our subsidiaries (taken as a whole) to any such "person" or "group" (as defined above); or

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     (4) the adoption of a plan relating to our liquidation or dissolution.

     "Continuing Directors" means, as of any date of determination, any member of our board of directors who (i) was a member of the board on March 11, 1998 or
(ii) was nominated for election to the board with the affirmative vote of a majority of the Continuing Directors who were members of the board at the time of such nomination or election or who was elected or appointed in the ordinary course by Continuing Directors or other directors so elected or appointed.

     However, a Change of Control will be deemed not to have occurred if the closing sale price per share of our capital stock for any five trading days within:

     o the period of 10 consecutive trading days ending immediately after the later of the Change of Control or the public announcement of the Change of Control, in the case of a Change of Control under the first clause above, or

     o the period of 10 consecutive trading days ending immediately before the Change of Control, in the case of a Change of Control under the second, third, fourth and fifth clauses above,

equals or exceeds 110% of the conversion price of the convertible notes in effect on each such trading day.

     Rule 13e-4 under the Exchange Act, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the convertible notes. We will comply with this rule to the extent applicable at that time.

     We may, to the extent permitted by applicable law and other indentures, at any time purchase the convertible notes in the open market or by tender at any price or by private agreement. Any convertible note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any convertible notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

     The foregoing provisions would not necessarily protect holders of the convertible notes if we are involved in highly leveraged or other transactions that may adversely affect holders.

     If a Change of Control were to occur, we cannot assure you that we would have sufficient funds to pay the repurchase price for all the convertible notes tendered by the holders. Our existing indentures contain, and any future credit agreements or other agreements relating to other indebtedness to which we become a party may contain, restrictions or prohibitions on our ability to repurchase convertible notes or may provide that an occurrence of a Change of Control constitutes an event of default under, or otherwise requires payment of amounts borrowed under, those agreements. If a Change of Control occurs at a time when we are prohibited from repurchasing the convertible notes, we could seek the consent of our then existing lenders and note holders to the repurchase of the convertible notes or could attempt to refinance the borrowings that contain the prohibition. If we do not obtain such a consent or repay the borrowings, we would remain prohibited from repurchasing the convertible notes. In that case, our failure to repurchase tendered convertible notes would constitute an Event of Default under the indenture and may constitute a default under the terms of other indebtedness that we may enter into from time to time.

     The repurchase rights of the holders of convertible notes could discourage a potential acquirer. The Change of Control repurchase feature, however, is not the result of management's knowledge of any specific effort to obtain control by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. The term Change of Control is limited to specified transactions and may not include other events that might adversely affect our financial condition, nor would the requirement that we offer to repurchase the convertible notes upon a Change of Control necessarily afford you of the convertible notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving.

EVENTS OF DEFAULT; NOTICE AND WAIVER

     An "Event of Default" is defined in the indenture as being:

     o a default in payment of the principal of, or any premium on, the convertible notes upon redemption, repurchase or otherwise;

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     o    a default for 30 days in payment of any installment of interest, including any liquidated damages, on the convertible notes;

     o a default by us for 60 days after notice in the observance or performance of any other covenants in the indenture; or

     o specified events involving bankruptcy, insolvency or reorganization, as defined in the indenture.

     The indenture provides that the trustee may withhold notice to you of any default, if the trustee considers it to be in the interest of the holders of the convertible notes to do so, except for defaults in payment of principal or any premium or interest, including any liquidated damages, with respect to the convertible notes.

     The indenture provides that if an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the convertible notes then outstanding may declare the principal of, any premium, and accrued interest, including any liquidated damages, on the convertible notes to be due and payable immediately. In the case of specified events of bankruptcy or insolvency, the principal of, any premium, and accrued interest, including any liquidated damages, on the convertible notes will automatically become and be immediately due and payable. However, if we cure all defaults, except the nonpayment of principal of, any premium, and interest, including any liquidated damages, on any of the convertible notes that have become due by acceleration, and specified other conditions are met, with specified exceptions, the declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount of the convertible notes then outstanding.

     The indenture provides that any payment of principal, any premium, or interest, including any liquidated damages, that is not made when due will accrue interest, to the extent legally permissible, at an annual rate of 7% from the date on which the payment was required under the terms of the indenture until the date of payment.

     The holders of a majority in principal amount of the convertible notes then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

     The indenture provides that no holder of the convertible notes may pursue any remedy under the indenture, except for a default in the payment of principal, any premium, including upon redemption, or interest, including any liquidated damages, on the convertible notes, unless that holder has previously given to the trustee written notice of a continuing Event of Default, and the holders of at least 25% in principal amount of the outstanding convertible notes have made a written request, and offered reasonable indemnity, to the trustee to pursue the remedy, and the trustee has not received from the holders of a majority in principal amount of the outstanding convertible notes a direction inconsistent with the request and failed to comply with the request within 60 days after receipt of the request.

MODIFICATION OF THE INDENTURE

     The indenture contains provisions permitting us and the trustee, with the consent of the holders of a majority in principal amount of the convertible notes at the time outstanding, to modify the indenture or any supplemental indenture or the rights of the holders of the convertible notes, except that these modifications may not:

     o    extend the fixed maturity of any convertible note;

     o reduce the rate or extend the time for payment of interest on the convertible notes;

     o reduce the principal amount of the convertible notes, or any premium on the convertible notes;

     o    reduce any amount payable upon redemption of the convertible notes;

     o after the occurrence of a Change of Control, change our obligation to repurchase any convertible note because of that Change of Control in a manner adverse to the holders of the convertible notes;

     o impair the right of a holder to institute suit for the payment of any convertible note;

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     o    change the currency in which the convertible notes are payable; or

     o impair the right to convert the convertible notes into capital stock subject to the terms set forth in the indenture;

without the consent of each holder of a convertible note so affected. Also, we may not reduce the percentage of convertible notes whose holders are required to consent to any modifications of the indenture or any supplemental indenture without the consent of the holders of all of the convertible notes then outstanding. The indenture provides that we will not be obligated to repurchase any convertible notes upon the occurrence of a Change of Control if, before the occurrence of that Change of Control, the holders of at least a majority in principal amount of the outstanding convertible notes have waived our obligation to repurchase any convertible notes as a result of that Change of Control. The indenture also provides for specified modifications of its terms without the consent of the holders of the convertible notes.

INFORMATION CONCERNING THE TRUSTEE

     United States Trust Company of New York is trustee under the indenture and paying agent, conversion agent, registrar and custodian with regard to the convertible notes. United States Trust Company of New York also acts as trustee for some of our other outstanding notes.

NOTICES

     We will give notice concerning any optional redemption, repurchase or Change of Control by release made to Reuters Economic Services and Bloomberg Business News.

GOVERNING LAW

     The indenture and the convertible notes will be governed by, and construed in accordance with, the law of the State of New York.

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                          DESCRIPTION OF CAPITAL STOCK

     The following summary describes the material terms of our capital stock. However, it does not purport to be complete and is qualified in its entirety by the actual terms of our capital stock contained in our Amended and Restated Certificate of Incorporation and other agreements referenced below.

     As of December 31, 2000 our authorized capital stock currently consists of 600,000,000 shares of common stock (including 10,000,000 shares of class B common stock) and 5,000,000 shares of preferred stock. As of December 31, 2000, there were 847 holders of record of common stock and no holders of class B common stock. The common stock and preferred stock each have a par value of $0.001 per share. As of December 31, 2000, there were 178,855,807 shares of common stock outstanding. As of December 31, 2000, options to purchase 27,872,447 shares of common stock at a weighted average exercise price of $18.81 per share were outstanding.

COMMON STOCK

     The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Subject to preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all our remaining assets after payment of liabilities and satisfaction of preferential rights of any outstanding series of preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

CLASS B COMMON STOCK

     Although there are 10,000,000 shares of class B common stock authorized, there is, currently, no class B common stock outstanding.

PREFERRED STOCK

     The board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series without any further action or vote by the stockholders. In addition, the board of directors is authorized, without stockholder approval, to fix the rights, preferences, privileges, and restrictions granted to or imposed upon such preferred stock, including:

     o    dividend rights;

     o    conversion rights;

     o    terms of redemption;

     o    liquidation preferences;

     o    voting rights;

     o    sinking fund terms; and

     o the number of shares constituting any series or the designation of such series.

     As a result, the board of directors could issue additional preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. Issuing preferred stock could also have the effect of delaying, deferring or preventing a change in control or the removal of our management. We have no present plan to issue any shares of preferred stock.

WARRANTS

     In connection with the issuance of our senior discount notes in March 1998, we issued warrants to purchase an aggregate of 11,370,969 shares of our common stock with exercise prices of $0.0015 per share. We also issued to a consultant a five-year warrant to purchase 303,750 shares with an exercise price of $0.4445 per share. This warrant is immediately exercisable. In April 1999, we issued a warrant to purchase 450,000 shares of common stock to a customer. This warrant vested with respect to 225,000 shares on April 1, 2000 and will vest with respect to the

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remaining 225,000 shares on April 1, 2001, subject to the customer achieving certain performance goals. The exercise price for 225,000 of the shares is $48.4375. The exercise price for the remaining 225,000 shares will be the fair market value of the common stock on the ten trading days preceding the second vesting date.

REGISTRATION RIGHTS

     Certain holders of our common stock are entitled to registration rights. Pursuant to the Stockholder Rights Agreement holders of 29,859,175 shares of common stock and the former holders of 6,379,177 shares of class B common stock (collectively, the "Rights Holders") are entitled to certain rights with respect to the registration under the Securities Act of the shares of common stock held by them or issued as a result of the conversion of the class B common stock. The 6,379,177 shares of class B common stock have been converted into 14,353,147 shares of common stock. The Rights Holders are entitled to demand, "piggy-back" and S-3 registration rights, subject to certain limitations and conditions. The number of securities requested to be included in a registration involving the exercise of demand and "piggy-back" rights are subject to a pro rata reduction based on the number of shares of common stock held by each Rights Holder and any other security holders exercising their respective registration rights to the extent that the managing underwriter advises that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering. The registration rights terminate as to any Rights Holder at the later of (i) three years after our initial public offering or (ii) such time as such Rights Holder may sell under Rule 144 in a three month period all registrable securities then held by such Rights Holder.

     Pursuant to the Warrant Registration Rights Agreement dated March 11, 1998, between us and Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated, holders of warrants that remain outstanding after this offering are entitled to certain registration rights with respect to the shares of common stock issuable upon exercise of such warrants. Like the Rights Holders, the number of securities that a warrant holder may request to be included in any registration is subject to a pro rata reduction. Such a reduction will be based on the number of shares held by each warrant holder and any other security holders exercising their respective registration rights to the extent that the managing underwriter advises us that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering.

     Pursuant to the Stock Purchase Agreement dated September 11, 2000 between us and SBC Communications, Inc., SBC is entitled to a single demand and unlimited "piggyback" registration rights, subject to certain limitations and conditions. The number of securities requested to be included in a registration are subject to a pro rata reduction based on the number of shares of common stock that SBC wishes to include in the registration statement and any other shares to be included in the offering to the extent that the managing underwriter advises that the total number of securities requested to be included in the underwriting would materially and adversely affect the success of the offering. These registration rights terminate six years after the closing of the Stock Purchase Agreement.

     Pursuant to the Resale Registration Rights Agreement dated September 25, 2000, among us, Bear Stearns & Co., Inc., Morgan Stanley & Co., Incorporated, Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc. and Goldman Sachs & Co., we agreed to do the following, at our expense:

     o file with the SEC not later than the date 90 days after the earliest date of original issuance of any of the convertible notes a registration statement on such form as we deem appropriate covering resales by holders of all convertible notes and the common stock issuable upon conversion of the convertible notes;

     o use our reasonable best efforts to cause such registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the convertible notes; and

     o use our reasonable best efforts to keep the registration statement effective until the earliest of:

          o two years after the last date of original issuance of any of the convertible notes;

          o the date when the holders of the convertible notes and the common stock issuable upon conversion of the convertible notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

          o the date when all of the convertible notes and the common stock issuable upon conversion of the convertible notes of those holders that complete and deliver in a timely manner the selling

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               securityholder election and questionnaire are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.

ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR CHARTER, BYLAWS, DELAWARE LAW, OUR STOCKHOLDER PROTECTION RIGHTS PLAN AND OUR CHANGE IN CONTROL AGREEMENTS.

     As noted above, our board of directors, without stockholder approval, has the authority under our charter to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of the common stock holders and could be issued with terms calculated to delay or prevent a change of control of our company or make removal of management more difficult.

     ELECTION AND REMOVAL OF DIRECTORS. Our charter and bylaws provide for the division of our board of directors into three classes with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. Our directors may be removed only for cause.

     This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. See "Management--Classified Board."

     STOCKHOLDER MEETINGS AND WRITTEN CONSENT. Under our bylaws, the stockholders may not call a special meeting of the stockholders of our company. Rather, only our board of directors, the chairman of our board of directors and the President or Chief Executive Officer may call special meetings of our stockholders. Our charter provides that stockholders may not act by written consent. As a result, stockholders can only act at a meeting.

     REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee thereof.

     SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW. We are subject to
Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

     o prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder,

     o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans, or

     o on or after the consummation date the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66?% of the outstanding voting stock that is not owned by the interested stockholder.

     For purposes of Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally a person who, together with affiliates and associates of such person,

     o    owns 15% or more of the corporation's voting stock or

     o is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation as any time within the prior three years.

     These charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of our company.

     STOCKHOLDER PROTECTION RIGHTS PLAN. In addition, our Board of Directors has adopted a Stockholder Protection Rights Plan under which stockholders received one right for each share of our common stock owned by them. The rights become exercisable, in most circumstances, upon the accumulation by a person or group of 15% or more of

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

the our outstanding shares of common stock. Each right entitles the holder to purchase from us, as provided by the Stockholder Protection Rights Agreement, one one-thousandth of a share of Participating Preferred Stock, par value $.001 per share, for $400.00 subject to adjustment. The Rights Plan is not intended to, and will not, prevent a takeover of Covad at a full and fair price. However, the rights may cause substantial dilution to a person or group acquiring 15% of more of our common stock unless the rights are first redeemed by the board of directors.

     CHANGE IN CONTROL AGREEMENTS. Twelve of our officers have entered into severance agreements with us under which the benefits would be triggered by a change of control. In general, a change of control for the purposes of these agreements, is defined as either (i) the acquisition of 20% of outstanding common stock of the Company; (ii) an unapproved 25% change in the composition of the board; or (iii) stockholder approval of a merger without 80% continuity of interest or of sale or other disposition of substantially all of our assets.

     These agreements provide for a one-year employment term for these officers upon a qualifying "change in control" and provide that such officer's compensation and benefits cannot be reduced during the one-year term. In addition, these contracts provide a basic severance benefit equal to two times the sum of such officer's base salary and target bonus. Should an officer be terminated within one year of a change in control, without cause or should the officer terminate employment for "good reason" within that period, in addition to the severance payment described above, such officer shall be entitled to (i) a pro rata bonus for the year of termination; (ii) distribution of deferred compensation; (iii) cash in lieu of any forfeited retirement/401(k) benefits; and (iv) two years medical and other insurance benefits. Moreover, under certain circumstances, such officer may defer severance and deferred compensation payment upon six months advance notice. These agreements may also provide additional rights including, but not limited to, legal fee reimbursement, interest on delinquent payments, a board hearing if terminated "for cause," and no obligation to mitigate damages.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Boston Equiserve.

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                         SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of a substantial number of shares of our common stock in the public market, or the appearance that such shares are available for sale, could adversely affect prevailing market prices for our common stock and our ability to raise capital through an offering of equity securities.

     As of December 31, 2000 we had 178,855,807 shares of common stock outstanding and no class B common stock outstanding. Of these shares, the 5,013,466 shares of common stock sold in this offering will be freely tradable in the public market without restriction under the Securities Act, unless such shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In addition, 89,432,727 shares of our common stock (the "Restricted Shares") were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold or may have been sold in the public market only if they are registered or if they qualify for an exemption from registration, such as Rule 144 or 701 under the Securities Act, which are summarized below.

     STOCK PLANS. In addition, as of December 31, 2000 we have 31,218,424 shares of our common stock reserved for issuance pursuant to options under our 1997 Stock Plan, of which 25,807,746 shares were subject to outstanding options as of December 31, 2000, and we have approximately 1.1 million shares of our common stock reserved for issuance pursuant to our 1998 Employee Stock Purchase Plan. As of December 31, 2000, we have approximately 2.1 million shares that are subject to options that we assumed in connection with our acquisitions of Laser Link.Net and BlueStar. Accordingly, shares underlying vested options will be eligible for resale in the public market at various times.

     WARRANTS. We also have 460,933 shares underlying outstanding warrants. The shares underlying these warrants will be eligible for resale in the public market upon expiration of their one-year holding period under Rule 144. However, to the extent that warrant holder effects a "cashless" exercise of this warrant, the underlying shares would be eligible for sale in the public markets.

     CONVERTIBLE NOTES. Pursuant to the $500 million of convertible notes due 2005, we may issue up to 28,129,395 shares of our common stock. After registration and upon conversion, these shares will be eligible for resale in the public market.

     SBC COMMUNICATIONS. We sold 9,373,169 shares of our common stock to SBC Communications, Inc. SBC has agreed not to transfer any of these shares until September 11, 2001, and, after that period, SBC agreed to offer us the first opportunity to purchase shares that it intends to sell. After September 11, 2001, these shares will be eligible for resale in the public market.

     BLUESTAR. In connection with our acquisition of BlueStar Communications Group, Inc., we issued 8.0 million shares of our common stock to BlueStar's shareholders, some of which are freely tradable by the new shareholders. Up to
5.0 million additional shares may be issued to the BlueStar shareholders if certain performance targets are met by our BlueStar subsidiary in fiscal year 2001. A significant number of these BlueStar shareholders entered into lock-up agreements, pursuant to which such shareholders promised not to sell their shares until either 6 months or 12 months after the closing of the acquisition. We may, in our sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements entered into as part of the BlueStar acquisition. If BlueStar shareholders were to sell their shares of our common stock, it could adversely affect our stock price.

     LASER LINK. In connection with our acquisition of Laser Link, the former shareholders of Laser Link agreed that 10% of the shares issued in the transaction would be held in escrow until March 2001. Moreover, two shareholders holding an aggregate of approximately 3,000,000 shares, have agreed that 30% of their shares will be held in escrow. Approximately 17% of these escrowed shares were released on September 20, 2000 and October 31, 2000, the remaining 66% of the escrowed shares were released in November 2000. The sale of these shares could adversely affect the price of our stock.

REGISTRATION RIGHTS

     Certain holders of our common stock are entitled to registration rights. Pursuant to the Stockholder Rights Agreement holders of 29,859,175 shares of common stock and the former holders of 6,379,177 shares of class B common stock (collectively, the "Rights Holders") are entitled to certain rights with respect to the registration under the Securities Act of the shares of common stock held by them or issuable upon conversion of the class B common

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

stock. The 6,379,177 shares of class B common stock have been converted into 14,353,147 shares of common stock. The Rights Holders are entitled to demand, "piggy-back" and S-3 registration rights, subject to certain limitations and conditions. The number of securities requested to be included in a registration involving the exercise of demand and "piggy-back" rights are subject to a pro rata reduction based on the number of shares of common stock held by each Rights Holder and any other security holders exercising their respective registration rights to the extent that the managing underwriter advises that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering. The registration rights terminate as to any Rights Holder at the later of (i) three years after our initial public offering or (ii) such time as such Rights Holder may sell under Rule 144 in a three month period all registrable securities then held by such Rights Holder.

     Pursuant to the Warrant Registration Rights Agreement dated March 11, 1998, between us and Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated, holders of warrants that remain outstanding after this offering are entitled to certain registration rights with respect to the shares of common stock issuable upon exercise of such warrants. Like the Rights Holders, the number of securities that a warrant holder may request to be included in any registration is subject to a pro rata reduction. Such a reduction will be based on the number of shares held by each warrant holder and any other security holders exercising their respective registration rights to the extent that the managing underwriter advises us that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering.

     In connection with our acquisition of LaserLink.net, we agreed to register 5,013,466 shares of our common stock that were issued to the former shareholders of LaserLink.net. There is currently an S-1 registration statement in effect covering those shares and we intend to keep that registration statement in effect until March 20, 2001.

     Pursuant to the Stock Purchase Agreement dated September 11, 2000 between us and SBC Communications, Inc., SBC is entitled to a single demand and unlimited "piggyback" registration rights, subject to certain limitations and conditions. The number of securities requested to be included in a registration are subject to a pro rata reduction based on the number of shares of common stock that SBC wishes to include in the registration statement and any other shares to be included in the offering to the extent that the managing underwriter advises that the total number of securities requested to be included in the underwriting would materially and adversely affect the success of the offering. These registration rights terminate six years after the closing of the Stock Purchase Agreement.

     Pursuant to the Resale Registration Rights Agreement dated September 25, 2000, among us, Bear Stearns & Co., Inc., Morgan Stanley & Co., Incorporated, Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc. and Goldman Sachs & Co., we agreed to do the following, at our expense:

     o file with the SEC not later than the date 90 days after the earliest date of original issuance of any of the convertible notes a registration statement on such form as we deem appropriate covering resales by holders of all convertible notes and the common stock issuable upon conversion of the convertible notes;

     o use our reasonable best efforts to cause such registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the convertible notes; and

     o use our reasonable best efforts to keep the registration statement effective until the earliest of:

          o two years after the last date of original issuance of any of the convertible notes;

          o the date when the holders of the convertible notes and the common stock issuable upon conversion of the convertible notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

          o the date when all of the convertible notes and the common stock issuable upon conversion of the convertible notes of those holders that complete and deliver in a timely manner the selling securityholder election and questionnaire are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.

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

     Summary of Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

               (i) one percent of the number of shares of common stock then outstanding; or

               (ii) the average weekly trading volume of the common stock during the our calendar weeks preceding the required filing of a Form 144 with respect to such sale.

     Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701, persons who purchase shares upon exercise of options granted prior to the effective date of our initial public offering became entitled to sell such shares 90 days after the effective date of our initial public offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

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        CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

       The following is a general discussion of certain U.S. federal income and estate tax consequences to beneficial owners of the convertible notes or underlying common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the code), U.S. Treasury Regulations (regulations), Internal Revenue Service (IRS) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect, or different interpretation.

       This discussion is for general information only and does not address all aspects of U.S. federal income and estate taxation that may be relevant to beneficial owners of the convertible notes or common stock. This discussion does not describe the tax consequences:

     o    arising under the laws of any foreign, state or local jurisdiction;

     o that may be relevant to particular beneficial owners in light of their personal circumstances, such as holders subject to the U.S. federal alternative minimum tax; or

     o to certain types of beneficial owners who may be subject to special rules such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who hold the convertible notes or common stock in connection with a straddle, hedging or conversion transaction for U.S. federal income tax purposes, or persons that have a functional currency other than the U.S. dollar.

This discussion assumes that each holder has acquired the convertible notes on their original issuance at their original offering price and holds the convertible notes and common stock received upon conversion thereof as capital assets within the meaning of Section 1221 of the code. Based upon the description of the DTC's book-entry procedures contained in the section entitled "Description of Convertible Notes--Form, Denomination and Registration," this discussion further assumes that upon issuance and throughout the term, all convertible notes will be in registered form within the meaning of the code and the applicable regulations, so that interest paid to Non-U.S. holders of the convertible notes should qualify as "portfolio interest" if, as discussed below in the section entitled "--Non-U.S. Holders--Payment of Interest," certain additional conditions and certification requirement are satisfied. We have not sought any ruling from the IRS with respect to statements made and the conclusions reached in this discussion and there can be no assurance that the IRS will agree with such statements and conclusions.

     For purposes of this discussion, the term U.S. holder means a beneficial owner who or that:

     o    is a citizen or resident of the United States;

     o is a corporation or partnership created or organized in or under the laws of the United States or a political subdivision thereof;

     o is an estate the income of which is subject to U.S. federal income taxation regardless of its source;

     o is a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one more U.S. persons, within the meaning of Section 7701(a)(30) of the code (U.S. persons), have authority to control all substantial decisions of the trust; or

     o is otherwise subject to U.S. federal income taxation on a net income basis in respect of the convertible notes or common stock.

As used herein, a non-U.S. holder means a beneficial owner who or that is not a U.S. holder. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFERING, AND THEIR OWNERSHIP AND DISPOSITION OF THE CONVERTIBLE NOTES, INCLUDING CONVERSION OF THE CONVERTIBLE NOTES, OR COMMON STOCK, INCLUDING THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

U.S. HOLDERS

       INTEREST ON CONVERTIBLE NOTES. Interest paid on a Convertible Note will be taxable to a U.S. holder as ordinary interest income, at the time that such interest is accrued or actually or constructively received, in accordance with such U.S. holder's method of accounting for U.S. federal income tax purposes. We expect that the convertible notes will not be issued with original issue discount, within the meaning of the code.

       CONVERSION OF CONVERTIBLE NOTES. A U.S. holder of a Convertible Note generally will not recognize gain or loss on the conversion of the Convertible
Note into common stock. Such U.S. holder's aggregate tax basis in the common stock received upon conversion of the Convertible Note will be equal to the U.S. holder's adjusted tax basis in the note at the time of conversion, less any portion of that basis allocable to cash received in lieu of a fractional share. The holding period of the common stock received upon conversion of a Convertible Note generally will include the period during which the U.S. holder held such Convertible Note prior to the conversion.

       Cash received in lieu of a fractional share of common stock should be treated as a payment in exchange for such fractional share. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will be capital gain or loss equal to the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. See "--Sale or Exchange of Convertible Notes or Common Stock." below.

       ADJUSTMENT OF CONVERSION RATE. The conversion rate of the convertible notes is subject to adjustment in certain circumstances. Under Section 305(c) of the code, adjustments that have the effect of increasing or decreasing the proportionate interest of U.S. holders of the convertible notes in our assets or earnings (for example, an adjustment following a distribution of property by us to our stockholders) may in some circumstances give rise to deemed distribution to U.S. holders. Similarly, a failure to adjust the conversion rate of the convertible notes to reflect a stock dividend or other event increasing the proportionate interest of shareholders of outstanding common stock can in some circumstances give rise to deemed distributions to such shareholders. Deemed distributions will be treated as a dividend, return of capital or capital gain in accordance with the earnings and profits rules discussed under "--Distributions on Common Stock" below.

       DISTRIBUTIONS ON COMMON STOCK. Distributions on common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid to U.S. holders that are U.S. corporations may qualify for the dividends-received deduction. Noncorporate taxpayers and certain corporations are not entitled to the dividends-received deduction.

       To the extent, if any, that a U.S. holder receives a distribution on common stock that would otherwise constitute a dividend for U.S. federal income tax purposes but that exceeds our current and accumulated earnings and profits, such distribution will be treated first as a non-taxable return of capital reducing the U.S. holder's tax basis in the common stock. Any such distributions in excess of the U.S. holder's tax basis in the common stock will be treated as capital gain.

       SALE OR EXCHANGE OF CONVERTIBLE NOTES OR COMMON STOCK. In general, subject to the discussion under "Market Discount" below:

       o a U. S. Holder of a Convertible Note will recognize capital gain or loss upon the sale, redemption, retirement or other disposition of the Convertible Note measured by the difference between the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest) and such U.S. Holder's adjusted tax basis in the Convertible Note; and

       o a U.S. Holder of common stock received upon conversion of a Convertible Note will recognize capital gain or loss upon the sale, exchange, redemption or other disposition of the common stock under rules similar to the computation of gain or loss on the disposition of the convertible notes.

       However, special rules may apply to a redemption of common stock which may result in the proceeds of the redemption being treated as a dividend. In general, the maximum tax rate for noncorporate taxpayers on a long-term capital gain is 20% but only if the convertible notes or common stock have been held for more than 12 months at the time of disposition.

       MARKET DISCOUNT. The resale of convertible notes may be affected by the impact of the market discount provisions of the code on a purchaser. For this purpose, the market discount on a Convertible Note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the Convertible Note immediately after its acquisition, other than at original issue, exceeds the purchaser's adjusted tax basis in the Convertible Note. Subject to a de minimis exception, these provisions generally require a U.S. holder who acquires a Convertible Note at a market discount to treat as ordinary income any gain recognized on the disposition of such Convertible Note to the extent of the accrued market discount on such Convertible Note at the time of disposition, unless the U.S. holder elects to include accrued market discount in income currently. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the Convertible Note at the time of acquisition, or at the election


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of the U.S. holder, under a constant yield method. A U.S. holder who acquires a
Convertible Note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Convertible Note with market discount. In addition, a U.S. holder that does not elect to include market discount currently in income and receives common stock upon conversion of the Convertible Note, will have to treat the amount of accrued market discount not previously included in income with respect to the Convertible Note through the date of conversion as ordinary income upon the disposition of the common stock.

NON-U.S. HOLDERS

       PAYMENTS OF INTEREST. Generally, payments of interest on the convertible notes to, or on behalf of, a non-U.S. holder will not be subject to U.S. federal withholding tax pursuant to the portfolio interest exemption if:

     o the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

     o    the non-U.S. Holder is not:

     o a controlled foreign corporation for U.S. federal income tax purposes that is related to us through stock ownership; or

     o a bank that received the Convertible Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

     o the non-U.S. holder provides a statement in compliance with applicable requirements of the regulations signed under penalties of perjury that includes its name and address and certifies that it is not a U.S. person or an exemption is otherwise established.

Recently finalized regulations provide alternative methods for satisfying the certification requirement described in the last bullet point above. The regulations also would require, in the case of convertible notes held by a foreign partnership, that (i) the certification described in the last bullet point be provided by the foreign partnership and its partners and (ii) the partnership provide certain additional information, including a TIN. A look-through rule would apply in the case of tiered partnerships. If these requirements cannot be satisfied, a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable, on interest payments on the convertible notes.

       CONVERSION OF CONVERTIBLE NOTES. A non-U.S. holder generally will not be subject to U.S. federal income tax on the conversion of a Convertible Note into common stock. To the extent a non-U.S. holder receives cash in lieu of a fractional share on the conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a Convertible Note or common stock. See "--Sale or Exchange of convertible notes or Common Stock" below.

       ADJUSTMENT OF CONVERSION RATE. The conversion rate of the Convertible
Note is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to a non-U.S. holders of the convertible notes. In such case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of common stock. See "--Distributions on Common Stock" below.

       DISTRIBUTION ON COMMON STOCK. Distributions on common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid on common stock held by a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30%, or lower treaty rate, if applicable.

       SALE OR EXCHANGE OF CONVERTIBLE NOTES OR COMMON STOCK. In general, a non-U.S. holder will not be subject to U.S. federal withholding tax on gain recognized upon the sale or other disposition, including a redemption, of a Convertible Note or common stock received upon conversion thereof unless:

     o the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 or more days in the taxable year in which the gain is realized and certain other conditions are satisfied,

     o the non-U.S. holder is a subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates; or

     o we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes and a Non-U.S. holder exceeds certain ownership thresholds.

       We believe that we have not been and we do not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

       U.S. ESTATE TAX. Convertible notes owned or treated as owned by an individual who is not a citizen or resident of the United States, for U.S. federal estate tax purposes, at the time of death (nonresident decedent) will not be included in the nonresident decedent's gross estate for U.S. federal estate tax purposes, provided that, at the time of death, the nonresident decedent does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock and payments with respect to such convertible notes would not have been effectively connected with the conduct of a trade or business in the United States by the nonresident decedent. Common stock beneficially owned or treated as owned by a nonresident decedent will be included in the nonresident decedent's gross estate for U.S. federal estate tax purposes as a result of the nonresident decedent's death. Subject to applicable treaty limitations, if any, a nonresident decedent's estate may be subject to U.S. federal estate tax on property included in the estate for U.S. federal estate tax purposes.

IRS REPORTING AND BACKUP WITHHOLDING

       Certain noncorporate U.S. holders may be subject to IRS reporting and backup withholding at a rate of 31% on payments of interest on the convertible notes, dividends on common stock and proceeds from the sale or other disposition of the convertible notes or common stock. Backup withholding will only be imposed where the noncorporate U.S. holder:

     o fails to furnish its taxpayer identification number (TIN), which would ordinarily be his or her social security number;

     o    furnishes an incorrect TIN;

     o is notified by the IRS that he or she has failed to properly report payments of interest or dividends; or

     o under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding.

We must also institute backup withholding on payments made to a U.S. holder if instructed to do so by the IRS. A failure to provide us with a correct TIN may also subject a U.S. holder to penalties imposed by the IRS.

       We will report annually to the IRS and to each non-U.S. holder any interest and dividends paid with respect to a Convertible Note or common stock, respectively, held by such Non-U.S. holder. Such payments can also be subject to backup withholding. However, a non-U.S. holder will not be subject to IRS reporting or backup withholding if the payor has received appropriate certification statements from or on behalf of the non-U.S. holder and provided that the payor does not have actual statements from or on behalf of the non-U.S. holder and provided that the payor does not have actual knowledge that the non-U.S. holder is a U.S. person.

       The payment of the proceeds from the disposition of the convertible notes or common stock to or through the U.S. office of any U.S. or foreign broker will be subject to IRS reporting and possibly backup withholding unless the owners certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Convertible Note or common stock to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to IRS reporting or backup withholding. For this purpose, a U.S. related person is:

     o    a controlled foreign corporation for U.S. federal income tax purposes;

     o a non-U.S. person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from the activities that are effectively connected with the conduct of a U.S. trade or business; or

     o a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business.

       In the case of the payment of proceeds from the disposition of convertible notes or common stock to or through a non-U.S. office of a broker that is a U.S. related person, the regulations require IRS reporting on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person, absent actual knowledge that the payee is a U.S. person.

       Any amounts withheld under the backup withholding rules from a payment to the holder will be allowed as a credit against such holder's U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed.

       Holders of the convertible notes or common stock should consult their own tax advisors regarding their qualifications for exemption from U.S. federal withholding and backup withholding and the procedure for obtaining such exemption, including procedures for establishing the recipient's status as a non-U.S. holder, if applicable.

                              PLAN OF DISTRIBUTION

       The securities being offered by this prospectus may be sold from time to time to purchasers directly by the selling securityholders listed in the table set forth in "Selling Securityholders" or, alternatively, through underwriters, broker-dealers or agents. The selling securityholders may offer the securities at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     o on any national securities exchange or quotation service on which the convertible notes or common stock may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in transactions otherwise than on an exchange or over-the-counter market; and

     o    through the writing of options.

       In connection with sales of the securities, the selling securityholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell the securities short and deliver them to close out the short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

       The selling securityholders and any of their brokers, dealers or agents who participate in the distribution of the securities may be deemed to be "underwriters," and any profits on the sale of the securities by them and any discounts, commissions, or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

       To the best knowledge of Covad, there are no plans, arrangements or understandings between any selling securityholders and any broker, dealer, agent or underwriter regarding the sale of the securities by the selling securityholders.

       At any time a particular offer of the securities is made, a revised prospectus or supplement, if required, will be distributed that will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Any supplement and, if necessary, a post-effective amendment to the registration statements, of which this prospectus is a part, will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

       Covad has agreed to indemnify the selling securityholders against specified liabilities under the Securities Act of 1933 and to pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                       WHERE YOU CAN FIND MORE INFORMATION

       We have filed with the Securities and Exchange Commission a registration statement on Form S-1, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copy of these documents filed as an exhibit to the registration statement or otherwise filed by us with the Securities and Exchange Commission ("SEC") for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

       We are subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. The registration statement, including the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the registration statement and the reports, proxy and information statements and other information that we file with the SEC may be obtained from the SEC's Internet address at http://www.sec.gov.

                                  LEGAL MATTERS

       The validity of the securities offered hereby will be passed upon for us by Irell & Manella LLP, Los Angeles, California.


                                     EXPERTS

       The consolidated financial statements of Covad Communications Group, Inc. as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an emphasis paragraph describing conditions that adversely affect the Company's consolidated results of operations and liquidity subsequent to December 31, 1999 as described in Note 10 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

       The consolidated financial statements of the BlueStar Communications Group, Inc. as of December 31, 1998 and 1999 and for the years ended December 31, 1998 and December 31, 1999 included in this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

       The consolidated financial statements of Laser Link.Net, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, appearing in this Prospectus and Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                            ------
COVAD COMMUNICATIONS GROUP, INC.
   ANNUAL FINANCIAL STATEMENTS

     Report of Ernst & Young LLP, Independent Auditors...................................................     F-2
     Consolidated Balance Sheets at December 31, 1998 and 1999...........................................     F-3
     Consolidated Statements of Operations for the years ended December 31, 1997, 1998 and 1999..........     F-4
     Consolidated Statements of Stockholders' Equity (Net Capital Deficiency) for the years ended
       December 31, 1997, 1998 and 1999..................................................................     F-5
     Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999..........     F-6
     Notes to Consolidated Financial Statements..........................................................     F-7

INTERIM FINANCIAL STATEMENTS (UNAUDITED)

     Condensed Consolidated Balance Sheet at September 30, 2000..........................................    F-19
     Condensed Consolidated Statements of Operations for the three and nine months ended September 30,
       2000 and 1999.....................................................................................    F-20
     Condensed Consolidated Statements of Cash Flows for the nine months ended September 30,
       2000 and 1999.....................................................................................    F-21
     Notes to Condensed Consolidated Financial Statements................................................    F-22

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

     Overview............................................................................................    F-30
     Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the year ended
       December 31, 1999.................................................................................    F-31
     Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the nine months
       ended September 30, 2000..........................................................................    F-32
     Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information..................    F-33

LASER LINK.NET, INC.
   ANNUAL FINANCIAL STATEMENTS

     Report of Independent Accountants...................................................................    F-37
     Balance Sheets at December 31, 1999 and 1998........................................................    F-38
     Statements of Operations for the years ended December 31, 1997, 1998 and 1999.......................    F-39
     Statements of Stockholders' Equity for the years ended December 31, 1997, 1998 and 1999.............    F-40
     Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999.......................    F-41
     Notes to Financial Statements.......................................................................    F-42

BLUESTAR COMMUNICATIONS GROUP, INC.
   ANNUAL FINANCIAL STATEMENTS

     Report of Independent Public Accountants............................................................    F-49
     Consolidated Balance Sheets at December 31, 1998 and December 31, 1999..............................    F-50
     Consolidated Statements of Operations for the years ended December 31, 1998 and 1999................    F-51
     Consolidated Statements of Stockholders' Equity for the years ended December 31, 1998 and 1999......    F-52
     Consolidated Statements of Cash Flows for the years ended December 31, 1998 and 1999................    F-53
     Notes to Consolidated Financial Statements..........................................................    F-54

INTERIM FINANCIAL STATEMENTS

     Condensed Consolidated Balance Sheets at December 31,1999 and June 30, 2000.........................    F-64
     Condensed Consolidated Statements of Operations for the three and six months ended
       June 30, 1999 and 2000............................................................................    F-65
     Condensed Consolidated Statements of Stockholders' Equity for the six months ended
       June 30, 2000.....................................................................................    F-66
     Condensed Consolidated Statements of Cash Flows for the six months ended
       June 30, 1999 and 2000............................................................................    F-67
     Notes to Condensed Consolidated Financial Statements................................................    F-68

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders of
Covad Communications Group, Inc.

       We have audited the accompanying consolidated balance sheets of Covad Communications Group, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated January 21, 2000, except for Note 9, as to which the date is April 3, 2000, as discussed in Note 10, a substantial number of the Company's Internet service provider customers have experienced financial difficulties and certain of them have filed for bankruptcy protection. Furthermore, several of the Company's shareholders and purchasers of its convertible notes have filed lawsuits against the Company and certain of its current and former officers alleging violations of federal and state securities laws. The relief sought in these lawsuits includes rescission of certain convertible note sales completed by the Company in September 2000 and unspecified damages. The distressed financial condition of the Company's Internet service provider customer channel has adversely affected, and may continue to adversely affect, the Company's consolidated results of operations and liquidity subsequent to December 31, 1999. In addition, the ultimate outcome, if unfavorable, of the aforementioned securities litigation may exacerbate this situation in the future. Note 10 also describes management's plans to address certain of these issues.

       In our opinion, the consolidated financial statements referred to herein present fairly, in all material respects, the consolidated financial position of Covad Communications Group, Inc. as of December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.


                                               /s/ Ernst & Young LLP

Walnut Creek, California
January 21, 2000, except for Notes 9 and 10, as to which the dates are April 3, 2000 and January 9, 2001, respectively

                        COVAD COMMUNICATIONS GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
             (AMOUNTS IN 000'S, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                               DECEMBER 31,
                                                                                         -------------------------
                                        ASSETS                                             1998          1999
                                                                                         ----------  -------------
CURRENT ASSETS:
   Cash and cash equivalents.........................................................    $  64,450   $    216,038
   Accounts receivable, net of allowances for uncollectibles of $220 and $2,857 at
     December 31, 1998 and 1999......................................................        1,933         15,393
   Short-term investments............................................................           --        551,319
   Unbilled revenue..................................................................          663          5,419
   Inventories.......................................................................          946          8,547
   Prepaid expenses..................................................................        1,183          6,048
   Other current assets..............................................................          514          1,219
                                                                                         ----------  -------------
     Total current assets ...........................................................       69,689        803,983
PROPERTY AND EQUIPMENT:
   Networks and communication equipment..............................................       55,189        233,260
   Computer equipment................................................................        4,426         24,057
   Furniture and fixtures............................................................        1,119          4,383
   Leasehold improvements............................................................        1,887          6,884
   Land..............................................................................           --          1,120
                                                                                         ----------  -------------
                                                                                            62,621        269,704
Less accumulated depreciation and amortization.......................................       (3,476)       (32,162)
                                                                                         ----------  -------------
     Net property and equipment......................................................       59,145        237,542
OTHER ASSETS:
   Restricted cash...................................................................          225         63,308
   Deposits .........................................................................          337          1,131
   Deferred debt issuance costs, net ................................................        8,112         12,369
   Deferred charge, net..............................................................           --         20,529
   Other long term assets............................................................        1,911          8,744
                                                                                         ----------  -------------
                                                                                            10,585        106,081
                                                                                         ----------  -------------
     Total Assets....................................................................    $ 139,419   $  1,147,606
                                                                                         ==========  =============

                           LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
CURRENT LIABILITIES:
   Accounts payable..................................................................    $  14,975   $     20,790
   Unearned revenue..................................................................          551          5,238
   Accrued network costs.............................................................        1,866          8,798
   Other accrued liabilities.........................................................        3,854         47,440
   Current portion of capital lease obligations......................................          263            268
                                                                                         ----------  -------------
     Total current liabilities.......................................................       21,509         82,534
Long-term debt, net of discount......................................................      142,300        374,737
Long-term capital lease obligations..................................................          316             44
                                                                                         ----------  -------------
     Total liabilities...............................................................      164,125        457,315

Commitments and contingencies (see notes 4 and 8)

STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY):
Preferred stock ($0.001 par value):
   Authorized shares--30,000,000 at December 1998 and 5,000,000 at December 31,1999..           --             --
   Issued and outstanding shares--27,369,243 at December 31, 1998 and 0 at
     December 31, 1999...............................................................           18             --
Common Stock ($0.001 par value):
   Authorized shares--65,000,000 at December 31, 1998 and 190,000,000 at December 31,
     1999 ...........................................................................           --             --
   Issued and outstanding shares--26,491,494 at December 31, 1998 and
     132,331,316 at December 31, 1999................................................           12             82
Common Stock--Class B ($0.001 par value)
   Authorized shares--0 at December 31, 1998 and 10,000,000 at December 31, 1999 ....           --             --
   Issued and outstanding shares--0 at December 31, 1998 and 6,379,177 at
     December 31, 1999...............................................................           --              6
Additional paid-in capital...........................................................       30,685        851,589
Deferred compensation................................................................       (4,688)        (6,513)
Accumulated other comprehensive income, net of tax effect............................           --         91,257
Accumulated deficit .................................................................      (50,733)      (246,130)
                                                                                         ----------  -------------
     Total stockholders' equity (net capital deficiency).............................      (24,706)       690,291
                                                                                         ----------  -------------
     Total liabilities and stockholders' equity (net capital deficiency).............    $ 139,419   $  1,147,606
                                                                                         ==========  =============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        COVAD COMMUNICATIONS GROUP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             (AMOUNTS IN 000'S, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                YEAR ENDED DECEMBER 31,
                                                                        -----------------------------------------
                                                                           1997          1998           1999
                                                                        ------------ -------------  -------------
Revenues.............................................................   $        26  $      5,326   $     66,488
Operating expenses:
   Network and product costs.........................................            54         4,562         55,347
   Sales, marketing, general and administrative......................         2,374        31,043        140,372
   Amortization of deferred compensation.............................           295         3,997          4,768
   Depreciation and amortization.....................................            70         3,406         37,602
                                                                        ------------ -------------  -------------
     Total operating expenses........................................         2,793        43,008        238,089
                                                                        ------------ -------------  -------------
Loss from operations.................................................        (2,767)      (37,682)      (171,601)
Interest income (expense):
   Interest income...................................................           167         4,778         20,676
   Interest expense..................................................           (12)      (15,217)       (44,472)
                                                                        ------------ -------------  -------------
   Net interest income (expense).....................................           155       (10,439)       (23,796)
                                                                        ------------ -------------  -------------
Net loss.............................................................        (2,612)      (48,121)      (195,397)
Preferred dividends..................................................            --            --         (1,146)
                                                                        ------------ -------------  -------------
Net loss attributable to Common Stockholders.........................   $     (2,61) $    (48,121)  $   (196,543)
                                                                        ============ =============  =============
Net loss per share--basic and diluted.................................   $    (0.35) $      (3.75)  $      (1.83)
                                                                        ============ =============  =============
   Weighted average shares used in computing net loss per
     share--basic and diluted.........................................    7,360,978    12,844,203    107,647,812
                                                                        ============ =============  =============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        COVAD COMMUNICATIONS GROUP, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            (NET CAPITAL DEFICIENCY)
                    (AMOUNTS IN 000'S, EXCEPT SHARE AMOUNTS)


                                        CONVERTIBLE PREFERRED
                                                STOCK            COMMON STOCK                                     ADDITIONAL OTHER
                                        -----------------------  -------------           PAID-IN     DEFERRED      COMPREHENSIVE
                                          SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL    COMPENSATION      INCOME
                                       -----------  ---------- -----------  ----------  ---------  ------------  ----------------
Initial issuance of Common Stock.....          --   $      --  27,000,000   $      12   $     38   $        --   $            --
Repurchase of Common Stock...........          --          --  (5,423,166)         (3)        (7)           --                --
Issuance of Common Stock.............          --          --   3,985,875           2         66            --                --
Issuance of Series A Preferred Stock    1,125,000           1          --          --        249            --                --
Issuance of Series B Preferred Stock
   (net of $43 of financing costs)...  25,500,002          17          --          --      8,440            --                --

Deferred compensation ...............          --          --          --          --        906          (906)               --
Amortization of deferred.............          --          --          --          --         --           295                --
Net loss.............................          --          --          --          --         --            --                --
                                       -----------  ---------- -----------  ----------  ---------  ------------  ----------------
Balances at December 31, 1997 .......  26,625,002          18  25,562,709          11      9,692          (611)               --
Issuance of Common Stock.............          --          --     928,785           1        570            --                --
Issuance of Series B Preferred Stock.     150,003          --          --          --        100            --                --
Issuance of Series C Preferred Stock.     594,238          --          --          --      1,100            --                --
Issuance of Common Stock warrants as
   part of debt offering issuance
   costs.............................          --          --          --          --      2,928            --                --
Issuance of Common Stock warrants
   pursuant to debt offering.........          --          --          --          --      8,221            --                --
Deferred compensation ...............          --          --          --          --      8,074        (8,074)               --
Amortization of deferred compensation          --          --          --          --         --         3,997                --
Net loss.............................          --          --          --          --         --            --                --
                                       -----------  ---------- -----------  ----------  ---------  ------------  ----------------
Balances at December 31, 1998........  (27,369,24)         18  26,491,494          12     30,685        (4,688)               --
Issuance of Common Stock ............          --          --  48,999,989          33    725,708            --                --
Issuance of Common Stock upon                                  15,652,382
   exercise of warrants..............          --          --                      10         (5)           --                --
Issuance of Series C and D Preferred
   Stock.............................   9,568,766           6          --          --     59,994            --                --
Deferred charge related to issuance
   of

   Series C and D Preferred Stock ...          --          --          --          --     28,700            --                --
Conversion of Series A, Series B and
   Series C Preferred Stock to

   Common Stock......................  (27,369,24)        (18) 41,053,864          27         (9)           --                --
Conversion of Series C1 and D1
   Preferred stock...................  (9,568,766)         (6)  6,379,177           6         --            --                --
Preferred dividends .................          --          --     133,587          --        (77)           --                --
Conversion of convertible Preferred
   Stock.............................          --          --          --          --         --            --                --
Deferred compensation................          --          --          --          --      6,593        (6,593)               --
Amortization of deferred compensation          --          --          --          --         --         4,768                --
Unrealized gains (losses) on
   investments.......................          --          --          --          --         --            --            91,257
Net loss.............................          --          --          --          --         --            --                --
                                       -----------  ---------- -----------  ----------  ---------  ------------  ----------------
Balances at December 31, 1999........          --          --  138,710,493  $     88    $851,589   $    (6,513)  $        91,257
                                       ===========  ========== ===========  ==========  =========  ============  ================



                                                      STOCKHOLDERS'
                                                       EQUITY (NET
                                        ACCUMULATED     CAPITAL
                                          DEFICIT      DEFICIENCY)
                                        -----------  ---------------
Initial issuance of Common Stock.....   $       --   $           50
Repurchase of Common Stock...........           --              (10)
Issuance of Common Stock.............           --               68
Issuance of Series A Preferred Stock            --              250
Issuance of Series B Preferred Stock
   (net of $43 of financing costs)...                         8,457

Deferred compensation ...............                            --
Amortization of deferred.............                           295
Net loss.............................       (2,612)          (2,612)
                                        -----------  ---------------
Balances at December 31, 1997 .......       (2,612)           6,498
Issuance of Common Stock.............           --              571
Issuance of Series B Preferred Stock.           --              100
Issuance of Series C Preferred Stock.           --            1,100
Issuance of Common Stock warrants as
   part of debt offering issuance
   costs.............................           --            2,928
Issuance of Common Stock warrants
   pursuant to debt offering.........           --            8,221
Deferred compensation ...............           --               --
Amortization of deferred compensation           --            3,997
Net loss.............................      (48,121)         (48,121)
                                        -----------  ---------------
Balances at December 31, 1998........      (50,733)         (24,706)
Issuance of Common Stock ............           --          725,741
Issuance of Common Stock upon
   exercise of warrants..............           --                5
Issuance of Series C and D Preferred
   Stock.............................           --           60,000
Deferred charge related to issuance
   of

   Series C and D Preferred Stock ...           --           28,700
Conversion of Series A, Series B and
   Series C Preferred Stock to

   Common Stock......................           --               --
Conversion of Series C1 and D1
   Preferred stock...................           --               --
Preferred dividends .................           --              (77)
Conversion of convertible Preferred
   Stock.............................           --               --
Deferred compensation................           --               --
Amortization of deferred compensation           --            4,768
Unrealized gains (losses) on
   investments.......................           --           91,257
Net loss.............................     (195,397)        (195,397)
                                        -----------  ---------------
Balances at December 31, 1999........   $ (246,130)  $      690,291
                                        ===========  ===============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        COVAD COMMUNICATIONS GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (Amounts in 000's)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                 ----------------------------------
                                                                                    1997      1998        1999
                                                                                 ----------  --------  ------------
OPERATING ACTIVITIES:

Net loss........................................................................ $   (2,612) $(48,121) $  (195,397)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization................................................         70     3,406       37,602
   Loss on disposition of equipment.............................................         --        --          358
   Amortization of deferred compensation........................................        295     3,997        4,768
   Accreted interest and amortization of debt discount and deferred debt
     issuance costs.............................................................         --    16,009       20,269

   Net changes in operating assets and liabilities:
     Accounts receivable........................................................        (25)   (1,908)     (13,460)
     Unbilled revenue...........................................................         (4)     (659)      (4,756)
     Inventories................................................................        (43)     (903)      (7,601)
     Prepaid expenses and other current assets..................................       (369)   (1,328)      (5,570)
     Accounts payable...........................................................        651    14,324        5,815
     Unearned revenue...........................................................          7       544        4,687
     Other current liabilities..................................................        135     5,585       50,518
                                                                                 ----------  --------  ------------
       Net cash used in operating activities....................................     (1,895)   (9,054)    (102,767)

INVESTING ACTIVITIES:
Purchase of restricted investment...............................................       (210)      (15)     (73,435)
Redemption of restricted investments............................................         --        --       13,214
Purchase of investments.........................................................                   --     (460,062)
Deposits........................................................................        (31)     (306)        (794)
Long-term assets................................................................         --    (1,428)      (6,833)
Purchase of property and equipment..............................................     (2,253)  (59,503)    (208,186)
                                                                                 ----------  --------  ------------
       Net cash used in investing activities....................................     (2,494)  (61,252)    (736,096)

Financing Activities:
Net proceeds from issuance of long-term debt and warrants.......................         --   129,328      205,049
Principal payments under capital lease obligations..............................        (48)     (238)        (267)
Proceeds from Common Stock issuance, net of repurchase..........................        108       571      725,746
Proceeds from preferred stock issuance..........................................      8,707     1,200       60,000
Offering costs related to Common Stock offering.................................         --      (483)         (77)
       Net cash provided by financing activities................................      8,767   130,378      990,451
                                                                                 ----------  --------  ------------
       Net increase in cash and cash equivalents................................      4,378    60,072      151,588
Cash and cash equivalents at beginning of year..................................         --     4,378       64,450
                                                                                 ----------  --------  ------------
Cash and cash equivalents at end of year........................................ $    4,378  $ 64,450  $   216,038
                                                                                 ==========  ========  ============

Supplemental Disclosures Of Cash Flow Information:
Cash paid during the year for interest.......................................... $        9  $     99  $    13,257
                                                                                 ==========  ========  ============

Supplemental Schedule On Non-Cash Investing And Financing Activities:
Equipment purchased through capital lease....................................... $      831  $     34  $         --
                                                                                 ==========  ========  ============
Warrants issued for equity commitment........................................... $       --  $  2,928  $         --
                                                                                 ==========  ========  ============


    The accompanying notes are an integral part of thesefinancial statements.

                        COVAD COMMUNICATIONS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Nature of Operations and Summary of Significant Accounting Policies

ORGANIZATION AND NATURE OF OPERATIONS

     Covad Communications Group, Inc. (the "Company") is a high-speed Internet and network access provider offering digital subscriber line ("DSL") services to Internet Service Provider ("ISP") and enterprise customers. ISPs purchase the Company's services in order to provide high-speed Internet access to their business and consumer end-users. Enterprise customers purchase the Company's services to provide employees with remote access to their Local Area Networks to improve employee productivity and reduce operating costs. The Company's services are provided over standard copper telephone lines at considerably faster speeds than available through a standard modem.

     The Company's operations are subject to significant risks and uncertainties including competitive, financial, developmental, operational, growth and expansion, technological, regulatory, and other risks associated with an emerging business.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     The consolidated financial statements of the Company include the accounts of all of its wholly-owned subsidiaries. There were no intercompany accounts and transactions which required elimination.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ materially from those estimates.

     INITIAL PUBLIC OFFERING

     In January 1999, the Company completed an initial public offering of 20,182,500 shares of Common Stock at a purchase price of $8 per share. Net proceeds to the Company aggregated approximately $150.2 million. In connection with the offering, all of the preferred stock outstanding automatically converted into 41,053,864 shares of Common Stock and 6,379,177 shares of Class B Common Stock (which are convertible into 14,353,148 shares of Common Stock). The Company's Board of Directors and stockholders also approved an amendment to the Company's Articles of Incorporation to increase the total number of shares which the Company is authorized to issue to 205,000,000 shares, of which 200,000,000 is Common Stock and 5,000,000 is preferred stock.

     REVENUE RECOGNITION

     Revenue related to installation of service and sale of customer premise equipment is recognized when equipment is delivered and installation is completed. Revenue from monthly recurring service is recognized in the month the service is provided. Revenue recognized for which the customer has not been billed is recorded as unbilled revenue until the period such billings are made. Amounts billed in advance of providing services are recorded as unearned revenue until the period such services are provided. For the year ended December 31, 1998, one customer accounted for approximately 17% of the Company's revenue. For the year ended December 31, 1999, two customers accounted for 15% and 14% percent of the Company's revenues.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments, with a maturity of three months or less from the date of original issuance, to be cash equivalents.

                        COVAD COMMUNICATIONS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)



     RESTRICTED CASH

     As of December 31, 1998, the Company had $225,000, in commercial deposits held in the Company's name but restricted as security for certain of the Company's capital lease financing arrangements. As of December 31, 1999, the Company had $63,308,000 (net of an unrealized loss of $918,000) in U.S. Treasury investments and commercial deposits for the payment of interest on the Company's 1999 notes and as security for certain lease financing arrangements.

     CONCENTRATION OF CREDIT RISK AND CREDIT RISK EVALUATIONS

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, restricted cash, short-term investments and accounts receivable. The Company's cash and investment policies limit cash equivalents, restricted cash and short-term investments to short-term, investment grade instruments. Cash and cash equivalents, restricted cash and short-term investments are held with various domestic financial institutions with high credit standing. The Company has not experienced any significant losses on its cash and cash equivalents, restricted cash or short-term investments. The company conducts business with companies in various industries, primarily in the United States. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base. In addition, the Company typically offers its customers credit terms. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. Allowances are maintained for potential credit issues and such losses to date have been within management's expectations.

     INVENTORIES

     Inventories are stated at the lower of cost or market and consist primarily of customer premise equipment. Costs are based on the "first-in, first-out" method.

     PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

       Leasehold improvements...............................    15 years or life of the lease
       Electronic communication equipment...................    2 to 5 years
       Furniture and fixtures...............................    3 to 7 years
       Computer equipment...................................    3 years
       Office equipment.....................................    2 to 5 years
       Computer software....................................    2 to 7 years

     SOFTWARE DEVELOPMENT COSTS

     The Company capitalizes costs associated with the design, deployment and expansion of the Company's network including internally and externally developed software in accordance with Financial Accounting Standard Board No. 86 "Software Development Costs" ("FAS 86") and Statement of Position 98-1 "Accounting for Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), respectively. Costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. Capitalized external software costs include the actual costs to purchase software from vendors. Capitalized internal software costs generally include personnel and related costs incurred in the enhancement and implementation of purchased software packages. Capitalized internal labor costs for the years ending December 31, 1997, 1998 and 1999 were $139,000, $3,063,000 and $15,733,000, respectively. Capitalized interest cost for the years ending December 31, 1997, 1998 and 1999 were none, $908,000 and $2,756,000, respectively.

                        COVAD COMMUNICATIONS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


     EQUIPMENT UNDER CAPITAL LEASES

     The Company leases certain of its equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease, whichever is less. Assets under capital lease are amortized over the lease term or useful life of the assets.

     ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 ("APB 25") and makes the pro forma disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS123").

     ADVERTISING COSTS

     The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 1997, 1998 and 1999 was $120,000, $1,500,000 and $25,798,000, respectively.

     INCOME TAXES

     Due to the Company's overall loss position, there is no provision for income taxes for 1997, 1998 or 1999.

     The reconciliation of income tax computed at the US federal statutory rate to income tax expense is as follows:

                                                                          DECEMBER 31,
                                                         ------------------------------------------------
                                                              1997             1998            1999
                                                         ---------------  --------------- ---------------
       Federal at 34%, statutory......................   $     (757,000)  $  (16,363,000) $  (66,435,000)
       Nondeductible interest.........................               --          911,000       2,050,000
       Losses with no current benefits................          757,000       15,436,000      64,306,000
       Other..........................................               --           16,000          79,000
                                                         ---------------  --------------- ---------------
       Provision......................................   $           --   $           --  $           --
                                                         ===============  =============== ===============

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows:

                                                                                  DECEMBER 31,
                                                                         --------------------------------
                                                                              1998             1999
                                                                         ---------------  ---------------
       Deferred tax assets:
          Net operating loss carryforwards............................   $   16,000,000       45,462,000
          Accrued interest............................................               --       15,977,000
          Other.......................................................        2,500,000        1,846,000
                                                                         ---------------  ---------------
            Total Net deferred tax assets.............................       18,500,000       63,285,000
       Valuation allowance............................................      (18,500,000)     (26,782,000)
                                                                         ---------------  ---------------
            Total tax deferred assets.................................               --       36,503,000
       Unrealized gain on investments.................................               --      (36,503,000)
                                                                         ---------------  ---------------
            Net deferred tax assets...................................   $           --               --
                                                                         ===============  ===============

     Realization of the Company's deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $8,282,000 during 1999.

     As of December 31, 1999, the Company had federal net operating loss carryforwards for federal tax purposes of approximately $219.5 million which expire in the years 2012 through 2019, if not utilized. The Company also had

                        COVAD COMMUNICATIONS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

net operating losses carryforwards for state income tax purposes of approximately $122.3 million expiring in year 2004, if not utilized.

     The tax benefits associated with employee stock options provide a deferred tax benefit of $14.5 million for the year-ended December 31, 1999. The deferred tax benefit has been offset by a valuation allowance and will be credited to additional paid-in capital when realized.

     The utilization of the net operating loss is subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value for financial instruments:

     CASH, CASH EQUIVALENTS AND RESTRICTED CASH. The carrying amount approximates fair value.

     SHORT TERM INVESTMENT. The fair values of short-term investments were estimated based on quoted market prices.

     BORROWINGS. The fair values of borrowings, including long-term debt, capital lease obligations and other obligations, were estimated based on quoted market prices, where available, or by discounting the future cash flows using estimated borrowing rates at which similar types of borrowing arrangements with the same remaining maturities could be obtained by the Company. For all borrowings outstanding at December 31, 1998 and 1999, fair value approximates recorded value.

     LOSS PER SHARE

     Basic loss per share is computed by dividing income or loss applicable to common shareholders by the weighted average number of shares of the Company's Common Stock, after giving consideration to shares subject to repurchase, outstanding during the period.

     Diluted loss per share is determined in the same manner as basic loss per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method. The diluted loss per share amount is the same as basic loss per share which has not been reported because the Company has a net loss and the impact of the assumed exercise of the stock options and warrants and the assumed is not dilutive.

     The consolidated financial statements applicable to the prior periods have been restated to reflect a three-for-two stock split effective May 1999.

                        COVAD COMMUNICATIONS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     The following table presents the calculation of basic and diluted net income (loss) per share (in thousands, except share and per share amounts):

                                                                      YEAR ENDED DECEMBER 31,
                                                           ----------------------------------------------
                                                               1997            1998            1999
                                                           --------------  --------------  --------------
                                                               (IN 000'S, EXCEPT SHARE AND PER SHARE
                                                                             AMOUNTS)
       Net loss..........................................  $      (2,612)  $     (48,121)  $    (195,397)
       Preferred dividends...............................             --              --          (1,146)
                                                           --------------  --------------  --------------
       Net loss attributable to common stockholders......  $      (2,612)  $     (48,121)  $    (196,543)
                                                           ==============  ==============  ==============
       Basic and diluted:
          Weighted average shares of Common Stock
            outstanding..................................     24,797,854      25,886,940     115,675,656
          Less: Weighted average shares subject to
            repurchase...................................     17,436,876      13,042,737       8,027,844
                                                           --------------  --------------  --------------
       Weighted average shares used in computing basic         7,360,978      12,844,203     107,647,812
          and diluted net loss per share.................
                                                           ==============  ==============  ==============
       Basic and diluted net loss per share..............  $       (0.35)  $       (3.75)  $       (1.83)
                                                           ==============  ==============  ==============

     If the Company had reported net income, the calculation of historical diluted earnings per share would have included an additional 8,574,189, 43,282,296 and 26,517,674 common equivalent shares related to the outstanding stock options and warrants not included above (determined using the treasury stock method) for the years ended December 31, 1997, 1998 and 1999, respectively.

     KEY SUPPLIERS

     The Company is dependent on limited source suppliers for certain equipment used to provide its services. The Company has generally been able to obtain an adequate supply of equipment. In addition, the Company believes that there are alternative suppliers for the equipment used to provide its services. However, an extended interruption in the supply of equipment currently obtained from limited source suppliers could adversely affect the Company's business and results of operations.

     ACCOUNTS RECEIVABLE ALLOWANCE

     The Company's reserve for uncollectible accounts receivable was $220,000 and $2,857,000 at December 31, 1998 and 1999, respectively. No significant charges were made against this reserve as of December 31, 1999.

     BUSINESS SEGMENTS

     For management purposes, the Company is viewed as one entity with a Chief Executive Officer ("CEO"), who is the Chief Operating Decision Maker. Financial position and results of operations for the entity are provided to the CEO in a format similar to the accompanying financial statements. The Company's management makes financial decisions and allocates resources based on these financial statements.

     SHORT-TERM INVESTMENTS

     At December 31, 1999, all of the Company's investments were classified as available for sale. Investments were also classified as short-term, as their maturing date was less than one year from the balance sheet date. Management determines the appropriate classification of investments at the time of purchase and reevaluates such designation at the end of each period. Unrealized gains and losses on short-term investments as of December 31, 1999, are included as a separate component of stockholders' equity, net of any related tax effect. The amount of realized gains or losses for the years ended December 31, 1997, 1998 and 1999 was not significant.

                      COVAD COMMUNICATIONS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     The following table summarizes the Company's investments:

                                                                             DECEMBER 31, 1999
                                                           ------------------------------------------------------
                                                                           GROSS          GROSS
                                                           AMORTIZED     UNREALIZED    UNREALIZED
                                                              COST         GAINS         LOSSES      FAIR VALUE
                                                           -----------  -------------  ------------  ------------
                                                                            (AMOUNT IN $000'S)
       Commercial paper.................................   $  373,007   $        125           --    $   373,132
       Corporate notes..................................       53,767             --          (596)       53,171
       Equity securities................................       32,200         92,816            --       125,016
                                                           -----------  -------------  ------------  ------------
          Total available for sale securities...........   $  458,974   $     92,914   $      (596)  $   551,319
                                                           ===========  =============  ============  ============

     The company also had a net unrealized loss of $168,000 on cash and cash equivalents and an unrealized loss of $920,000 on long term U.S. Treasury investments, classified as Restricted Cash on the Company's balance sheet.

2.   Debt

     On March 11, 1998, the Company completed a private placement (the "1998 Private Offering") through the issuance of 260,000 units (the "Units"), each unit consisting of $1,000 in principal amount at maturity of 13 1/2% Senior Discount Notes due 2008 (the "1998 notes") and one warrant, initially exercisable to purchase 43.7346 shares of Common Stock, $0.001 par value, of the Company (the "Unit Warrants"). Net proceeds from the 1998 Private Offering were approximately $129.6 million, after transaction costs of approximately $5.5 million.

     The principal amount of the 1998 notes will accrete from the date of issuance at the rate of 13 1/2% per annum through March 15, 2003, compounded semi-annually, and thereafter bear interest at the rate of 13 1/2% per annum, payable semi-annually, in arrears on March 15 and September 15 of each year, commencing on September 15, 2003. The 1998 notes are unsecured senior obligations of the Company that will mature on March 15, 2008. The 1998 notes will be redeemable at the option of the Company at any time after March 15, 2003 plus accrued and unpaid interest thereon, if any, to the redemption date.

     The 1998 notes were originally recorded at approximately $126.9 million, which represents the $135.1 million in gross proceeds less the approximate $8.2 million value assigned to the Unit Warrants, which is included in additional paid-in capital. The value assigned to the Unit Warrants, representing debt discount, is being amortized over the life of the 1998 notes. Debt issuance costs were incurred through the issuance of additional warrants associated with the commitment of equity by certain investors. The debt issuance costs are also being amortized over the life of the 1998 notes. For the years ended December 31, 1998 and 1999, the accretion of the 1998 notes and the amortization of debt discount and debt issuance costs was $16.0 million and $22.3 million, respectively, of which $15.1 million and $21.0 million, respectively, is included in interest expense and $900,000 and $1.3 million, respectively, is capitalized in property, plant and equipment.

     The Unit Warrants have ten year terms, have exercise prices of $0.0015 per share (subject to adjustment in certain events), contain net exercise provisions and are currently exercisable.

     On February 18, 1999, the Company completed the issuance of $215.0 million senior debt notes (the "1999 notes"). Net proceeds from the 1999 notes were approximately $205.0 million after transaction costs of approximately $9.9 million, which are being amortized over the life of the notes. Amortization expense related to the transaction cost was $827,000 for year ended December 31,1999. The principal amount of the 1999 notes bears interest at the rate of 12 1/2% per annum through February 15, 2009, compounded semi-annually, and thereafter bears interest at the rate of 12 1/2% per annum, payable semi-annually, in arrears on February 15 and August 15 of each year, commencing on August 15, 1999. The 1999 notes are unsecured senior obligations of the Company that will mature on February 15, 2009. The notes will be redeemable at the option of the Company at any time after February 15, 2004 at stated redemption prices plus accrued and unpaid interest thereon.

     The Company purchased approximately $74.1 million of government securities from the net proceeds, representing sufficient funds to pay the first six scheduled interest payments on the 1999 notes. These government securities are pledged as security for repayment of interest on the 1999 notes.

                        COVAD COMMUNICATIONS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     On June 1, 1999, the Company completed an offer to exchange all outstanding 12 1/2% senior notes due February 15, 2009 for 12 1/2% senior notes due February15, 2009, which have been registered under the Securities Act of 1933.

3.   Capital Leases

     The Company has entered into capital lease arrangements to finance the acquisition of certain operating assets, two of which have bargain purchase options. The original principal value of these leases totaled $865,000 as of December 31, 1999, and was equivalent to the fair value of the assets leased.

     Future minimum lease payments under capital leases are as follows:

YEAR ENDING DECEMBER 31,
-------------------------
   2000.............................................................................  $     294,000
   2001.............................................................................         44,000
   2002.............................................................................          4,000
   Thereafter.......................................................................             --
                                                                                      --------------
                                                                                            342,000
Less amount representing interest...................................................        (30,000)
Less current portion................................................................       (268,000)
                                                                                      --------------
     Total long-term portion........................................................  $      44,000
                                                                                      ==============

     Accumulated amortization for equipment under capital leases is reflected in accumulated depreciation and amortization for property and equipment.

4.   Operating Leases

     The Company leases vehicles, equipment, and office space under various operating leases. Future minimum lease payments by year under operating leases are as follows:

YEAR ENDING DECEMBER 31,
-------------------------
   2000.............................................................................      5,852,000
   2001.............................................................................      5,713,000
   2002.............................................................................      5,023,000
   2003.............................................................................      3,875,000
   2004.............................................................................      3,292,000
   Thereafter.......................................................................      2,326,000
                                                                                      --------------
     Total..........................................................................  $  26,081,000
                                                                                      ==============

     Rental expense on operating leases totaled $131,000, $1,507,000 and $4,302,000 for the years ended December 31, 1997, 1998, and 1999, respectively.

5.   Stockholders' Equity

STRATEGIC INVESTMENT

     In January 1999, the Company entered into strategic relationships with AT&T Corp. ("AT&T"), NEXTLINK Communications, Inc. (now XO Communications) and Qwest Communications Corporation ("Qwest"). As part of these strategic relationships, the Company received equity investments totaling approximately $60 million. The Company recorded intangible assets of $28.7 million associated with these transactions which will be amortized over periods of three to six years. For the year ended December 31, 1999, amortization expense totaled $8.2 million.

INITIAL PUBLIC OFFERING

     On January 27, 1999, the Company completed the initial public offering
(IPO) of 20,182,500 shares of the Company's Common Stock at a price of $8.00 per share. Net proceeds to the Company from the offering were

                        COVAD COMMUNICATIONS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

$150.2 million after deducting underwriting discounts and commissions and offering expenses payable by the Company. As a result of the offering, 41,053,864 shares of the Common Stock and 6,379,177 shares of the Class B Common Stock (which are convertible into 14,353,148 shares of Common Stock) were issued upon the conversion of Preferred Stock, 133,587 shares of Common Stock were issued for cumulative but unpaid dividends on Series A and Series B Preferred Stock and 4,049,439 shares of Common Stock were issued upon the exercise of common warrants.

SECONDARY OFFERING

     On June 23, 1999, the Company completed a public offering of 12,937,500 shares of Common Stock sold by certain stockholders of the Company. The Company did not sell any shares in this offering. Accordingly, there were no net proceeds to the Company from this offering. The Company incurred offering expenses of approximately $600,000.

SECOND PUBLIC OFFERING

     On November 3, 1999 the Company completed a public offering of 22,425,000 shares of Common Stock sold by the Company and certain stockholders of the Company. The net proceeds to the Company from this offering were $568.8 million after deducting underwriting discounts and commissions and offering expenses.

COMMON STOCK

     Shares of Common Stock outstanding at December 31, 1998 and December 31,1999 were 26,491,494 and 132,331,316 shares, respectively, of which 10,739,437 and 6,679,313 shares, respectively, remain subject to repurchase provisions which generally lapse over a four-year period from the date of issuance. Shares of Class B Common Stock outstanding at December 31, 1998 and December 31, 1999 were 0 and 6,379,177, respectively, of which no shares remain subject to repurchase.

     Common Stock reserved for future issuance as of December 31, 1999 is as follows:

Outstanding options.............................................    24,522,633
Options available for grant.....................................     1,905,080
Employee stock purchase plan....................................     2,872,836
Warrants outstanding............................................     1,995,041
                                                                   ------------
       Total....................................................    31,295,590
                                                                   ============

PREFERRED STOCK DIVIDENDS

     The holders of Series A, Series B and Series C were entitled to receive in any fiscal year, dividends at the rate of $0.0111 per share, $0.0267 per share and $0.1487 per share, respectively, payable in preference and priority to any payment of dividends on Common Stock. The rights to such dividends were cumulative and accrue to the holders to the extent they were not declared or paid and were payable, in cash or Common Stock, only in the event of a liquidation, dissolution or winding up of the Company, or other liquidity event (as defined in the Certificate of Incorporation). The cumulative dividends at December 31, 1998 and December 31,1999 for Preferred Stock were approximately $1,085,000 and $ 1,146,000, respectively, which were converted into 133,587 shares of Common Stock in connection with the IPO.

6.   Employee Benefit Plans

DEFINED CONTRIBUTION PLAN

     Effective September 1, 1997, the Company adopted a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code which covers substantially all employees. Eligible employees may contribute amounts to the plan, via payroll withholding, subject to certain limitations. The Company does not match contributions by plan participants.

                        COVAD COMMUNICATIONS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1998 EMPLOYEE STOCK PURCHASE PLAN

     In January 1999, the Company adopted the 1998 Employee Stock Purchase Plan. The Company has reserved a total of 3,375,000 shares of Common Stock for issuance under the plan. Eligible employees may purchase Common Stock at 85% of the lesser of the fair market value of the Company's Common Stock on the first day of the applicable twenty-four month offering period or the last day of the applicable six month purchase period.

STOCK OPTION PLANS

     In 1997, the Company adopted the Covad Communications Group, Inc. 1997 Stock Plan (the "Plan"). The Plan provides for the grant of stock purchase rights and options to purchase shares of Common Stock to employees and consultants from time to time as determined by the Board of Directors. The options expire from two to eight years after the date of grant. As of December 31, 1999 the Plan has reserved 34,920,770 shares of the Company's Common Stock for sale and issuance under the Plan at prices to be determined by the Board of Directors.

     The following table summarizes stock option activity for the year ended December 31, 1997, 1998 and December 31, 1999:

                                                                         NUMBER OF
                                                                         SHARES OF        OPTION PRICE
                                                                       COMMON STOCK         PER SHARE
                                                                      ---------------- --------------------
       Granted....................................................          8,648,438  $    0.022 - $ 0.03
       Exercised..................................................            (13,500)         -- - $ 0.02
       Cancelled..................................................            (60,750) $    0.022 - $ 0.03
                                                                      ---------------- --------------------
       Balance as of December 31, 1997............................          8,574,188  $    0.022 - $ 0.03

       Granted....................................................         21,077,955  $    0.067 - $ 5.44
       Exercised..................................................           (466,863) $    0.022 - $ 0.45
       Cancelled..................................................         (1,627,730) $    0.022 - $ 5.29
                                                                      ---------------- --------------------
       Balance as of December 31, 1998............................         27,557,550  $    0.022 - $ 5.44

       Granted....................................................          8,774,658  $    0.007 - $44.67
       Exercised..................................................         (8,012,683) $    0.007 - $38.17
       Cancelled..................................................         (3,796,892) $    0.147 - $43.42
                                                                      ---------------- --------------------
       Balance as of December 31, 1999............................         24,522,633  $   0.0007 - $44.67
                                                                      ================ ====================

     The following is a summary of the status of stock options outstanding at December 31, 1999:

                                 OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                    -----------------------------------------------  -------------------------------
                                      WEIGHTED-        WEIGHTED-                        WEIGHTED-
    EXERCISE          NUMBER OF      AVERAGE LIFE       AVERAGE         NUMBER OF   AVERAGE EXERCISE
   PRICE RANGE         SHARES         REMAINING     EXERCISE PRICE       SHARES          PRICE
------------------- --------------  ------------- -----------------  -------------  ----------------
 $ .007 - $ 6.33       16,509,627            6.1  $           1.14      3,592,692   $          1.05
 $ 1.33 - $12.67        1,704,315            7.0  $           7.55        326,487   $          7.55
 $12.67 - $19.00           25,614            7.1  $          18.61          2,757   $         18.61
 $19.00 - $25.33           34,500            7.1  $          20.96          5,502   $         20.91
 $25.33 - $31.67        2,944,256            7.4  $          28.41        166,840   $         28.38
 $31.67 - $38.00        1,754,922            7.5  $          34.50         65,499   $         36.21
 $38.00 - $44.33        1,534,774            7.3  $          40.69        151,818   $         40.23
 $44.33 - $50.67           14,625            5.6  $          44.67          2,432   $         44.67
                    --------------  ------------- -----------------  -------------  ----------------
                       24,522,633            6.5  $           9.79      4,314,027   $          4.57
                    ==============  ============= =================  =============  ================

     During the year ended December 31, 1997, the Company recorded deferred compensation of $906,000 as a result of granting stock options and issuing restricted stock with exercise or issue prices per share below the revised fair value per share of the Company's Common Stock at the date of grant or issuance. This amount was recorded as

                        COVAD COMMUNICATIONS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

a reduction of stockholders' equity and is being amortized as a charge to operations over the vesting period of the applicable options using a graded vesting method. Such amortization was $295,000 for the year ended December 31, 1997. During the year ended December 31, 1998, the company recorded additional deferred compensation of approximately $8.1 million. Amortization of deferred compensation during this same period was approximately $4.0 million. During the year ended December 31, 1999, the Company recorded additional deferred compensation of approximately $6.6 million. Amortization of deferred compensation during this same period was approximately $4.8 million.

STOCK-BASED COMPENSATION

     Pro forma information regarding the results of operations and net loss per share is required by FAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options using the fair value method of FAS 123. The fair value of each option granted is estimated on the date of grant using the Black Scholes valuation model.

     The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercised price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value of the estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For the years ended December 31, 1997, 1998 and 1999, the fair value of the Company's stock-based awards to employees was estimated using the following weighted average assumptions:

                                                       1997     1998      1999
                                                      -------  --------  -------
Expected life of options in years..................      4.0       4.0      4.0
Volatility.........................................    123.5%    123.5%   123.5%
Risk-free interest rate............................      7.0%      7.0%     7.0%
Expected dividend yield............................     0.00%     0.00%    0.00%

     The weighted average fair value of stock options granted during the years ended December 31, 1997, 1998 and 1999 was $0.11, $0.91 and $9.79 per share, respectively. For pro forma purposes, the estimated fair value of the Company's stock-based awards to employees is amortized over the options' vesting period which would result in an increase in net loss of approximately $12,000, $1.7 million and $35.2 million for the years ended December 31, 1997, 1998 and 1999, respectively. The result of applying FAS 123 to the Company's option grants was not material to the results of operations or loss per share for the year ended December 31, 1997 and would have increased the net loss per share by $0.20 per share and $0.49 per share for the year ended December 31, 1998 and 1999, respectively.

     The pro forma impact of options on the net loss for the years ended December 31, 1997, 1998, and 1999 is not representative of the effects on net loss for future years, as future years will include the effects of additional years of stock option grants.

7.   Related Party Transactions

     The Company purchases equipment from a supplier which is partially owned by an investor in the Company. Purchases from this supplier totaled $85,000, $5,844,000 and $45,695,000 for the years ending December 31, 1997, 1998 and
1999, respectively. During 1999, an unrelated party acquired this supplier, as such, the Company had no financial interest in them by year end December 31,1999. In addition, the Company acquired an interest in a new supplier. Purchases from this new supplier totaled $3,401,000 for the year ended December 31, 1999.

                        COVAD COMMUNICATIONS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8.   LEGAL PROCEEDINGS

     The Company is engaged in a variety of negotiations, arbitrations and regulatory and court proceedings with multiple traditional telephone companies. These negotiations, arbitrations and proceedings concern the traditional telephone companies' denial of physical central office space to the Company in certain central offices, the cost and delivery of central office spaces, the delivery of transmission facilities and telephone lines, billing issues and other operational issues. For example, the Company is currently involved in commercial arbitration proceedings with Pacific Bell over these issues. The Company has also filed a lawsuit against Pacific Bell and certain of its affiliates, including SBC Communications, in federal court. The Company is pursuing a variety of contract, tort, and antitrust and other claims, such as violations of the Telecommunications Act, in these proceedings. In November 1998, the Company prevailed in its commercial arbitration proceeding against Pacific Bell. The arbitration panel found that Pacific Bell breached its interconnection agreement with the Company and failed to act in good faith on multiple counts. The arbitration panel ruled in favor of awarding the Company direct damages, as well as attorneys fees and costs of the arbitration. Pacific Bell is currently attempting to have the decisions vacated. Meanwhile, the arbitration panel is evaluating the Company's claim.

     The Company also filed a lawsuit against Verizon (formerly Bell Atlantic) and its affiliates in federal court and is pursuing antitrust and other claims in this lawsuit. In addition, Verizon has separately filed suit against the Company asserting infringement of a patent issued to them in September 1998 entitled "Variable Rate and Variable Mode Transmission System." However, on February 18, 2000 the Court issued a summary judgment ruling holding that the Company had not infringed Verizon's patent. Verizon has filed a notice of appeal with respect to the court's ruling. While the Company expects that it would prevail on an appeal, the outcome of such an appeal is uncertain.

     A former employee of the Company has filed a complaint against the Company in California Superior Court, alleging that he was terminated wrongfully and is entitled to commissions and other amounts arising from his employment. This suit has been settled for a nominal amount.

     Another employee has filed a complaint against the Company in California Superior Court, alleging that he was terminated wrongfully based on his age. The Company also believes that it does not owe this employee any money. Litigation is unpredictable and there is no guarantee the Company will prevail. Failure to resolve these various legal disputes and controversies without excessive delay and cost and in a manner that is favorable, could significantly harm the business.

     The Company is not currently engaged in any other legal proceedings that it believes could have a material adverse effect on the Company's business, prospects, operating results and financial condition. The Company is subject to state commission, FCC and court decisions as they relate to the interpretation and implementation of the 1996 Telecommunications Act, the interpretation of competitive telecommunications company interconnection agreements in general and the Company's interconnection agreements in particular. In some cases, the Company may be deemed to be bound by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to our agreements. The results of any of these proceedings could harm the business.

9.   SUBSEQUENT EVENTS

     On January 28, 2000, the Company completed a private placement of $425.0 million aggregate principal amount of the Company's 12% senior notes (the "2000 notes") due 2010. The 2000 notes are unsecured senior obligations of the Company maturing on February 15, 2010 and are redeemable at the option of the Company any time after February 15, 2005 at stated redemption prices plus accrued and unpaid interest thereon. Net proceeds from the 2000 notes were approximately $413.3 million, after discounts, commissions and other transaction costs of approximately $11.7 million. The discount and debt issuance costs are being amortized over the life of the 2000 notes. These notes were sold in a private placement under Rule 144A and Regulation S under the Securities Act of 1933, as amended.

     The Company has filed a registration statement covering an offer to exchange new registered 12% senior notes due February 15, 2010 for all outstanding 12% senior notes due February 15, 2010.

                        COVAD COMMUNICATIONS GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     On February 15, 2000 the Company's Board of Directors adopted a Stockholder Protection Rights Plan under which stockholders received one right for each share of the Company's Common Stock or Class B Common Stock owned by them. The rights become exercisable, in most circumstances, upon the accumulation by a person or group of 15% or more of the Company's outstanding shares of Common Stock. Each right entitles the holder to purchase from the Company, as provided by the Stockholder protection Rights Agreement, one one-thousandth of a share of Participating Preferred Stock, par value $.001 per share, for $400.00, subject to adjustment.

     On March 7, 2000, the Company announced a 3-for-2 stock split, which was effectuated through a stock dividend. The Company's Common Stock began trading on a split adjusted basis on April 3, 2000. All share and per share numbers in the accompanying consolidated financial statements have been retroactively adjusted to reflect this split.

     On March 20, 2000 the Company completed the acquisition of Laser Link.Net, a leading provider of branded internet access, based in Media, Pennsylvania in a transaction to be accounted for as a purchase. Under the acquisition agreement, the Company issued 6.45 million shares of common stock and stock options for all Laser Link.Net outstanding common shares and stock options, plus assumption of all outstanding debt. The Company anticipates that this acquisition will allow the Company to provide a turnkey broadband access solution to companies and affinity groups who want to offer broadband internet services to their customers, members, or affiliates. Laser Link.Net currently provides a similar service using dial-up access. The total consideration related to the acquisition, was approximately $407.5 million.

10.  RECENT DEVELOPMENTS

     As disclosed in Note 7 to the Company's unaudited condensed consolidated financial statements as of September 30, 2000 and for the three and nine month periods ended September 30, 1999 and 2000, appearing in this Prospectus and Registration Statement, a substantial number of the Company's Internet service provider customers have experienced financial difficulties and certain of them have filed for bankruptcy protection during 2000. Furthermore, as disclosed in
Note 7 to such unaudited condensed consolidated financial statements, several of the Company's shareholders and purchasers of its convertible notes have filed lawsuits against the Company and certain of its current and former officers in 2000 alleging violations of federal and state securities laws. The relief sought in these lawsuits includes rescission of certain convertible note sales completed by the Company in September 2000 and unspecified damages. The distressed financial condition of the Company's Internet service provider customer channel has adversely affected, and may continue to adversely affect, the Company's consolidated results of operations and liquidity subsequent to December 31, 1999. In addition, the ultimate outcome, if unfavorable, of the aforementioned securities litigation may exacerbate this situation in the future. Accordingly, if necessary, the Company will develop a contingency plan to address any material adverse developments in this litigation.

     As disclosed in Note 8 to the Company's unaudited condensed consolidated financial statements as of September 30, 2000, and for the three and nine month periods ended September 30, 1999 and 2000, appearing in this Prospectus and Registration Statement, the Company announced a comprehensive restructuring plan during the fourth quarter of 2000 that involves a curtailment of network expansion plans, the closing of certain facilities, the consolidation of various offices, a significant workforce reduction and other cost reduction strategies.

                        COVAD COMMUNICATIONS GROUP, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In thousands)
                                   (Unaudited)

                                                                                                    September 30,
                                                                                                       2000
                                                                                                   --------------
                                             ASSETS
Current assets:
       Cash and cash equivalents.................................................................  $     762,898
       Accounts receivable, net..................................................................         29,585
       Short-term investments....................................................................        150,232
       Unbilled revenue..........................................................................         13,170
       Inventories...............................................................................         20,132
       Prepaid expenses and other current assets.................................................         33,114
                                                                                                   --------------
             Total current assets................................................................      1,009,131
Property and equipment, net......................................................................        568,286
Restricted cash..................................................................................         39,178
Investment in unconsolidated investees...........................................................         85,065
Goodwill and other intangible assets, net........................................................        477,519
Other assets, net................................................................................         62,614
                                                                                                   --------------
             Total assets........................................................................  $   2,241,793
                                                                                                   ==============

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
       Accounts payable..........................................................................  $      50,032
       Unearned revenue..........................................................................         10,393
       Accrued network costs.....................................................................         17,022
       Other accrued liabilities.................................................................        123,452
       Note payable..............................................................................         35,000
       Current portion of capital lease obligations..............................................            910
                                                                                                   --------------
             Total current liabilities...........................................................        236,809
Long-term debt, net..............................................................................      1,319,592
Long-term capital lease obligations..............................................................             14
Other long-term liabilities......................................................................         17,938
                                                                                                   --------------
             Total liabilities...................................................................      1,574,353

Stockholders' equity:
       Common stock..............................................................................            145
       Common stock--Class B.....................................................................             --
       Additional paid-in capital................................................................      1,348,394
       Deferred compensation.....................................................................         (7,553)
       Accumulated other comprehensive income....................................................          6,123
       Accumulated deficit.......................................................................       (679,669)
                                                                                                   --------------
             Total stockholders' equity..........................................................        667,440
                                                                                                   --------------
             Total liabilities and stockholders' equity..........................................  $   2,241,793
                                                                                                   ==============


   The accompanying notes are an integral part of these financial statements.

                        COVAD COMMUNICATIONS GROUP, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                                Three Months Ended         Nine Months Ended
                                                                  September 30,              September 30,
                                                             -------------------------  -------------------------
                                                                2000          1999         2000         1999
                                                             ------------  -----------  -----------  ------------
Revenues..................................................   $    56,341   $   19,141   $  156,308   $    35,570
Operating expenses:
       Network and product costs..........................        58,122       16,694      133,085        32,219
       Sales, marketing, general and administrative.......       123,538       37,697      311,444        80,786
       Depreciation and amortization......................        32,883       10,593       74,600        23,911
       Amortization of goodwill and other intangible
         assets...........................................        20,718           --       44,171            --
       Amortization of deferred compensation..............           697        1,008        2,609         3,895
       Write-off of in-process technology.................            --           --        3,726            --
                                                             ------------  -----------  -----------  ------------
             Total operating expenses.....................       235,958       65,992      569,635       140,811
                                                             ------------  -----------  -----------  ------------
Loss from operations......................................      (179,617)     (46,851)    (413,327)     (105,241)
Interest income (expense):
       Interest income....................................        10,136        4,770       37,316        12,864
       Interest expense...................................       (26,336)     (12,024)     (73,296)      (32,484)
                                                             ------------  -----------  -----------  ------------
       Net interest expense...............................       (16,200)      (7,254)     (35,980)      (19,620)

Other income..............................................           981           --       15,768            --
                                                             ------------  -----------  -----------  ------------
Net loss..................................................   $  (194,836)  $  (54,105)  $ (433,539)  $  (124,861)

       Preferred dividends................................            --           --           --        (1,146)
                                                             ------------  -----------  -----------  ------------
Net loss attributable to common stockholders..............   $  (194,836)  $  (54,105)  $ (433,539)  $  (126,007)
                                                             ============  ===========  ===========  ============
Basic and diluted net loss per common share...............   $     (1.25)  $    (0.47)  $    (2.85)  $     (1.27)
                                                             ============  ===========  ===========  ============
Weighted average shares used in computing basic and
   diluted net loss per share.............................       155,931      115,624      152,031        99,553
                                                             ============  ===========  ===========  ============

   The accompanying notes are an integral part of these financial statements.

                        COVAD COMMUNICATIONS GROUP, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                            NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                                         ------------------------
                                                                                            2000         1999
                                                                                         ------------  ----------
OPERATING ACTIVITIES:

Net cash used in operating activities..................................................  $  (273,614)  $ (65,721)

INVESTING ACTIVITIES:

Cash acquired through acquisitions.....................................................        4,040          --
Acquisition of businesses and equity investments, net of cash acquired.................      (29,929)         --
Net sale (purchase) of investments.....................................................      315,953     (20,000)
Purchase of restricted cash............................................................           --     (74,353)
Redemption of restricted cash..........................................................       13,438      13,214
Purchase of property and equipment.....................................................     (384,628)   (145,607)
Increase in other assets...............................................................      (11,032)     (7,131)
                                                                                         ------------  ----------
Net cash used in investing activities..................................................      (92,158)   (233,877)

FINANCING ACTIVITIES:

Net proceeds from issuance of long-term debt...........................................      898,017     205,049
Principal payments under capital lease obligations.....................................         (224)       (197)
Proceeds from common stock issuance, net of offering costs.............................       14,839     152,176
Proceeds from preferred stock issuance.................................................           --      60,000
Payment of preferred dividends.........................................................           --         (77)
                                                                                         ------------  ----------
Net cash provided by financing activities..............................................      912,632     416,951
                                                                                         ------------  ----------
Net increase in cash and cash equivalents..............................................      546,860     117,353
Cash and cash equivalents at beginning of period.......................................      216,038      64,450
                                                                                         ------------  ----------
Cash and cash equivalents at end of period.............................................  $   762,898   $ 181,803
                                                                                         ============  ==========

                                                                                         ============  ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
       Cash paid for interest..........................................................  $    54,788   $  13,257
                                                                                         ============  ==========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
       Common stock issued for preferred dividends.....................................  $        --   $   1,069
                                                                                         ============  ==========
       Issuance of common stock for acquisition of businesses..........................  $   480,301   $      --
                                                                                         ============  ==========
       Issuance of notes payable in exchange for equity interest in
         Loop Holdings EuropeAsP......................................................   $    35,000   $      --
                                                                                         ============  ==========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        COVAD COMMUNICATIONS GROUP, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.     BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ materially from those estimates. The unaudited condensed consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

       The unaudited condensed consolidated financial statements as of September 30, 2000 and for the three and nine months ended September 30, 2000 and 1999 are unaudited, but include all normal recurring adjustments and accruals which are necessary to fairly state the Company's consolidated financial position, results of operations and cash flows for the periods presented. Operating results for the three and nine months ended September 30, 2000 and 1999 are not necessarily indicative of results that may be expected for any future periods.

       The information included in this report should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

       The unaudited condensed consolidated financial statements applicable to the prior periods have been restated to reflect a three-for-two stock split effective April 2000.

       Certain September 30, 1999 amounts have been reclassified to conform to the current year presentation.

       NET LOSS PER SHARE

       Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of the Company's common stock, after giving consideration to shares subject to repurchase, outstanding during the period.

       Diluted net loss per share is determined in the same manner as basic net loss per share except that the number of shares is increased assuming the exercise of dilutive stock options and warrants using the treasury stock method. Diluted net loss per share is the same as basic net loss per share because the Company has a net loss and the impact of the assumed exercise of the stock options and warrants is not dilutive.

       The following table presents the calculation of basic and diluted net loss per share for the three and nine months ended September 30, 2000 and 1999 (in thousands, except per share amounts):

                                                                THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                   SEPTEMBER 30,             SEPTEMBER 30,
                                                              ------------------------  -------------------------
                                                                 2000         1999         2000         1999
                                                              -----------  -----------  -----------  ------------
Net loss...................................................   $ (194,836)  $  (54,105)  $ (433,539)  $  (124,861)
   Preferred dividends.....................................           --           --           --        (1,146)
                                                              -----------  -----------  -----------  ------------
Net loss attributable to common stockholders...............   $ (194,836)  $  (54,105)  $ (433,539)  $  (126,007)
Basic and diluted:
   Weighted average shares of common stock outstanding.....      158,524      122,753      156,119       108,031
     Less: Weighted average shares subject to repurchase...       (2,593)      (7,129)      (4,088)       (8,478)
                                                              -----------  -----------  -----------  ------------
Weighted average shares used in computing basic and
diluted net loss per share.................................      155,931      115,624      152,031        99,553
                                                              ===========  ===========  ===========  ============
Basic and diluted net loss per share.......................   $    (1.25)  $    (0.47)  $    (2.85)  $     (1.27)
                                                              ===========  ===========  ===========  ============

                        COVAD COMMUNICATIONS GROUP, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)


2.     COMPREHENSIVE INCOME

       Comprehensive income for the three and nine months ended September 30, 2000 and 1999 is as follows (in thousands):

                                                                THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                  SEPTEMBER 30,              SEPTEMBER 30,
                                                             -------------------------  -------------------------
                                                                2000          1999         2000         1999
                                                             ------------  -----------  ------------ ------------
Net loss..................................................   $  (194,836)  $  (54,105)  $  (433,539) $  (124,861)
   Unrealized holding gains (losses)......................       (21,157)      (8,940)      (85,134)      16,698
                                                             ------------  -----------  ------------ ------------
Comprehensive income......................................   $  (215,993)  $  (63,045)  $  (518,673) $  (108,163)
                                                             ============  ===========  ============ ============


3.     SHORT-TERM INVESTMENTS

       At September 30, 2000, all of the Company's investments were classified as available for sale. Investments were also classified as short-term, as their maturity date was less than one year from the balance sheet date. Management determines the appropriate classification of investments at the time of purchase and re-evaluates such designation at the end of each period. Unrealized gains and losses on short-term investments as of September 30, 2000, are included as a separate component of stockholders' equity. The amount of net realized gains for both the three and nine months ended September 30, 2000 was $13.4 million.

       The following table summarizes the Company's short-term investments (in thousands):

                                                                             SEPTEMBER 30, 2000
                                                             ----------------------------------------------------
                                                                             GROSS         GROSS
                                                              AMORTIZED    UNREALIZED    UNREALIZED
                                                                COST         GAINS         LOSSES      FAIR VALUE
                                                             -----------  ------------  ------------  -----------
Commercial paper.........................................    $   14,685   $        --   $        (3)  $   14,682
U.S. agency notes........................................       101,398            24            (3)     101,419
Equity securities........................................        51,038        13,539        (7,416)      57,161
                                                             -----------  ------------  ------------  -----------
   Total available for sale securities...................    $  167,121   $    13,563   $    (7,422)  $  173,262
                                                             ===========  ============  ============  ===========


       The company had a net unrealized loss of $219,000 on long-term U.S. Treasury securities, at September 30, 2000, classified as restricted cash in the accompanying consolidated balance sheet. The Company also had a net unrealized gain of $17,000 on cash and cash equivalents at September 30, 2000.

4.     ACQUISITIONS

       LASER LINK.NET, INC.

       On March 20, 2000, the Company completed its combination with Laser Link.Net, Inc. ("Laser Link") by issuing approximately 5.0 million common shares for all of the outstanding Laser Link common shares. The common shares issued were valued for accounting purposes using the average market price of $61.53 per share, which is based on the average closing price for a range of seven trading days around the announcement date (March 9, 2000) of the transaction. In addition, the outstanding Laser Link stock options were converted into approximately 1.4 million options to purchase the Company's common shares at a fair value of $58.61 per share. The value of the options, as well as direct transaction expenses, have been included as a part of the total purchase cost.

                        COVAD COMMUNICATIONS GROUP, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)

       The Unaudited Condensed Consolidated Financial Statements at September 30, 2000 and for the three and nine months then ended have been prepared on the basis of assumptions relating to the allocation of the total purchase cost to the assets and liabilities of Laser Link based upon preliminary estimates of their fair value. The actual allocation of the total purchase cost may differ from the preliminary estimates. The following is a table of the total purchase cost and annual amortization of the intangible assets acquired (in thousands):

Total purchase cost:
     Value of common shares issued.....................  $   307,869
     Assumption of Laser Link options..................       84,100
                                                         ------------
                                                             391,969
     Acquisition costs.................................       15,485
                                                         ------------
Total purchase costs...................................  $   407,454
                                                         ============


                                                           LIFE       ANNUAL
                                                           (YRS)   AMORTIZATION
                                                          -------  -------------
Purchase price allocation:
   Tangible net assets acquired..............  $   5,132     N/A   $         --
   Intangible assets acquired:
       Developed and core technology.........     13,023       5          2,605
       Customer base.........................     28,552       5          5,710
       Assembled workforce...................      1,141       5            228
       In-process research and development...      3,726      --             --
       Goodwill..............................    355,880       5         71,176
                                               ----------          -------------
Total purchase price allocation..............  $ 407,454           $     79,719
                                               ==========          =============

       Tangible net assets of Laser Link principally include cash and cash equivalents, short-term investments, accounts receivable and fixed assets. Liabilities assumed principally include a line of credit, accounts payable, accrued compensation and other accrued expenses.

       The customer base was valued using an Income Approach which projects the associated revenue, expenses and cash flows attributable to the customer base over its estimated life of five years. These cash flows are discounted to their present value using a 20% rate of return that reflects an appropriate level of risk. The value attributed to the customer base is being amortized on a straight line basis over its estimated useful life of five years.

       The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring and training costs for each category of employee. The value of the assembled workforce is being amortized on a straight line basis over its estimated useful life of five years.

       A portion of the purchase price has been allocated to developed and core technology and in-process research and development (IPRD). Developed and core technology and IPRD were identified and valued through extensive interviews, analysis of data provided by Laser Link concerning developmental products, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability, target markets and associated risks. The relief from royalty method, which assumes that the value of an asset equals the amount a third party would pay to use the asset and capitalize on the related benefits of the assets, was the primary technique utilized in valuing the developed technology and IPRD.

       Where developmental projects had reached technological feasibility, they were classified as developed and core technology and the value assigned to developed technology was capitalized. The developed and core technology is being amortized on the straight-line basis over its estimated useful life of five years. Where the developmental projects had not reached technological feasibility and had no future alternative uses, they were classified as IPRD. The value allocated to projects identified as IPRD were charged to expense during the quarter ended March 31, 2000, the quarter in which the transaction closed.

                        COVAD COMMUNICATIONS GROUP, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)

       The nature of the efforts required to develop the purchased IPRD into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

       In valuing the IPRD, the Company considered, among other factors, the importance of each project to the overall development plan, the projected incremental cash flows from the projects when completed and any associated risks. The projected incremental cash flows were discounted back to their present value using a discount rate of 30%. This discount rate was determined after consideration of the Company's weighted average cost of capital and the weighted average return on assets. Associated risks include the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated levels of market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets.

       The IPRD relates to internally developed proprietary software used in Laser Link's VISP business. This software has been designed with enhancements and upgrades continually underway. With respect to the acquired in-process technologies, the calculations of value were adjusted to reflect the value creation efforts of Laser Link prior to the closing date. The percent complete for the in-process technology is estimated to be 75% as of March 22, 2000.

       Goodwill is determined based on the residual difference between the amount paid and the values assigned to identified tangible and intangible assets. Goodwill is being amortized on a straight line basis over its estimated useful life of five years.

       The following unaudited pro forma financial information presents the consolidated results of operations of the Company, excluding the charge for IPRD, as if the acquisition of Laser Link had occurred at January 1, 1999 and does not purport to be indicative of what would have occurred had the acquisition been made as of January 1, 1999 or of the results that may occur in the future. The pro forma 1999 results of operations combines the consolidated results of operations of the Company, excluding the charge for in-process research and development, for the nine months ended September 30, 1999 with the historical results of operations of Laser Link for the nine months ended September 30, 1999 (in thousands, except per share data).

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,
                                              -----------------------------
                                                   2000           1999
                                              --------------- -------------
Revenue....................................   $      158,925  $     38,987
Net loss...................................   $     (493,946) $   (188,753)
Loss per share.............................   $        (3.22) $      (1.81)

       BLUESTAR COMMUNICATIONS GROUP, INC.

       On September 22, 2000, the Company completed its combination with BlueStar Communications Group, Inc. ("BlueStar") by issuing approximately 6.1 million shares of common stock (including 800,000 shares to be held in escrow for a one year period) for all of the outstanding BlueStar preferred and common shares. The common shares issued were valued for accounting purposes using the average market price of $14.23 per share, which is based on the average closing price for a range of seven trading days around the closing of the transaction. In addition, the outstanding BlueStar stock options and warrants were converted into approximately 226,000 options to purchase the Company's common shares at a fair value averaging approximately $7.70 per share. Up to 5 million additional common shares of the Company will be issued if BlueStar reaches certain specified levels of revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) in fiscal 2000.

                        COVAD COMMUNICATIONS GROUP, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)


       The Unaudited Condensed Consolidated Financial Statements at September 30, 2000 and for the three and nine months then ended have been prepared on the basis of assumptions relating to the allocation of the total purchase cost to the assets and liabilities of BlueStar based upon estimates of their fair value. The actual allocation of the total purchase cost may differ from the preliminary estimates. The following is a table of the total purchase cost and annual amortization of the intangible assets acquired (in thousands):

Total purchase cost:
     Value of common shares issued..............................  $   86,593
     Assumption of BlueStar options and warrants................       1,742
                                                                  -----------
                                                                      88,335

Interim financing costs.........................................      26,152
                                                                  -----------
Acquisition costs...............................................       9,346
                                                                  -----------
   Total purchase costs.........................................  $  123,833
                                                                  ===========

                                                        LIFE      ANNUAL
                                                       (YRS)   AMORTIZATION
                                                       ------  -------------
Purchase price allocation:
   Tangible net assets acquired.........   $     400     N/A   $         --
   Intangible assets acquired:
     Customer base......................      10,500       3          3,500
     Assembled workforce................      11,300       3          3,767
     Deferred stock compensation........         364     2.5            146
     Goodwill...........................     101,269       5         20,254
                                           ----------          -------------
   Total purchase price allocation......   $ 123,833           $     27,667
                                           ==========          =============

       Tangible net assets of BlueStar principally include cash and cash equivalents, deferred charges and fixed assets. Liabilities assumed principally include accounts payable, accrued expenses and a note payable.

       The customer base was valued using an Income Approach which projects the associated revenue, expenses and cash flows attributable to the customer base over its estimated life. These cash flows are discounted to their present value using a rate of return that reflects the appropriate level of risk. The value attributed to the customer base is being amortized on a straight line basis over its estimated useful life of five years.

       The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring and training costs for each category of employee. The value of the assembled workforce is being amortized on a straight line basis over its estimated useful life of three years.

       Goodwill is determined based on the residual difference between the amount paid and the values assigned to identified tangible and intangible assets. Goodwill is being amortized on a straight line basis over its estimated useful life of five years.

       The following unaudited pro forma financial information presents the consolidated results of operations of the Company, as if the acquisition of BlueStar had occurred at January 1, 1999 and does not purport to be indicative of what would have occurred had the acquisition been made as of January 1, 1999 or of the results that may occur in the future. The pro forma 1999 results of operations combines the consolidated results of operations of the Company, for the nine months ended September 30, 1999 with the historical results of operations of BlueStar for the nine months ended September 30, 1999 (in thousands, except per share data).

                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,
                                               -----------------------------
                                                    2000           1999
                                               --------------- -------------
Revenue.....................................   $      163,944  $     35,915
Net loss....................................   $     (530,184)     (153,029)
Loss per share..............................   $        (3.36)        (1.45)

                        COVAD COMMUNICATIONS GROUP, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)


       On September 8, 2000, the Company entered into an acquisition agreement with Loop Holdings Europe AsP, which owns preferred shares representing 70% of Loop Telecom S.A., (a 50% voting interest) a Spanish full-service broadband service provider for small and medium-sized businesses, for $15 million in cash, a note for $15 million payable six months after the closing and a note for $20 million payable one year after closing. The acquisition closed on September 21, 2000 and has been accounted for using the equity method of accounting.

5.     DEBT

       On January 28, 2000, the Company completed a private placement of $425.0 million aggregate principal amount of the Company's 12% senior notes (the "2000 notes") due 2010 which are redeemable at the option of the Company any time after February 15, 2005 at stated redemption prices plus accrued and unpaid interest thereon.

       Net proceeds from the 2000 notes were approximately $413.3 million, after discounts, commissions and other transaction costs of approximately $11.7 million. The discount and debt issuance costs are being amortized over the life of the notes. For the three and nine months ended September 30, 2000, the amortization of debt discount and debt issuance costs was $294,000 and $793,000, respectively.

       On September 25, 2000, the Company completed a private placement of $500.0 million five year 6% convertible senior notes, which are convertible into our common stock at a conversion price of $17.775, subject to certain adjustments.

       Net proceeds from the convertible notes were approximately $484.5 million after discounts, commissions, and other transaction costs of approximately $15.5 million. The discount and debt issuance costs are being amortized over the life of the convertible notes. For the three months ended September 30, 2000, the amortization of debt discount and debt issuance costs was $43,000.

6.     RECENT ACCOUNTING PRONOUNCEMENTS

       In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Management does not expect the adoption of SFAS 133 to have a material effect on the Company's consolidated financial position or results of operations. The Company is required to adopt SFAS 133 in the first quarter of 2001.

       The Company is currently aware of a Staff Accounting Bulletin entitled SAB 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which was issued in December 1999 by the Securities and Exchange Commission. SAB 101 provides that, in certain circumstances, revenues received at the inception of a service arrangement have to be deferred and recognized on a straight-line basis over the term of the contract or the expected term of the customer relationship, whichever is longer, provided that all other criteria for revenue recognition have been met. SAB 101 also limits, if necessary, the deferral of incremental direct costs associated with the origination of a customer arrangement to an amount that is no greater than the amount of up-front revenues that have been deferred. Due to the complexities of implementing SAB 101, the SEC deferred the implementation date of SAB 101 until the quarter ending December 31, 2000, with retroactive application to January 1, 2000, which will require adjustments consistent with SAB 101 with respect to the Company's quarterly financial information for each of the three quarters in the period ended September 30, 2000. In October 2000, the SEC issued further interpretive guidance on the implementation of SAB 101. The Company's analysis of the impact of implementing SAB 101 is still in process. However although SAB 101 will substantially alter the timing of recognition of certain revenues and treatment of certain costs in the Company's consolidated financial statements, it will not affect the Company's consolidated cash flows. Accordingly, the Company believes that the implementation of SAB 101 for the year ending December 31, 2000 will have a material adverse effect on its consolidated financial position and results of operations, but will not affect its consolidated cash flows.

                        COVAD COMMUNICATIONS GROUP, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)


7.     LEGAL PROCEEDINGS AND OTHER MATTERS

       On September 11, 2000, the Company announced various agreements with SBC Communications, Inc. ("SBC") including, (i) a resale and marketing agreement for up to $600 million in revenue over a six year period for SBC to market and resell the Company's DSL services (including an arrangement whereby SBC reimbursed the Company for $20.0 million in general and administrative expenses during the third quarter of 2000), (ii) a stock purchase agreement whereby SBC took, on November 6, 2000, a minority ownership position of approximately 6% of the Company in exchange for $150 million, and (iii) a settlement agreement of the Company's pending legal matters with SBC and its affiliates including performance standards and line-sharing arrangements governing the future commercial relationship between the two entities in all 13 SBC states.

       Several of our shareholders have filed class action lawsuits against us, our former president and Chief Executive Officer, Robert E. Knowling, and our current executive vice president and Chief Financial Officer, Mark H. Perry. These lawsuits were filed in the United States District Court for the Northern District of California. The complaints in these matters allege violations of federal securities laws on behalf of persons who purchased our securities, including those who purchased common stock and those who purchased convertible notes, during the periods from September 7, 2000 to October 17, 2000 or September 7, 2000 to November 14, 2000. The relief sought includes monetary damages and equitable relief. In addition, three purchasers of the convertible notes have filed complaints in the California Superior Court for the County of Santa Clara. These complaints allege fraud and deceit, negligence and violations of state securities laws in connection with our sale of the convertible notes. The relief sought includes rescission of their purchases of approximately $90 million in aggregate principal amount of convertible notes and unspecified damages, including punitive damages. The plaintiff in one of these matters has also requested a trial date in August 2001, but the Company intends to oppose this request. One of the plaintiffs in these matters has also sought a writ of attachment for the full amount of its rescission claims for its purchases of convertible notes. On December 11, 2000, this request for a writ of attachment was denied. Three additional purchasers of the Company's convertible notes have indicated that they intend to file similar lawsuits. Although the Company believes that it has strong defenses in these pending and threatened lawsuits, the ultimate outcome of these litigation matters is inherently unpredictable and there is no guarantee the Company will prevail.

       A manufacturer of telecommunications hardware has filed a complaint against the Company in the United States District Court for the District of Arizona, alleging claims for false designation of origin, infringement and unfair competition. The plaintiff is seeking an injunction to stop the Company from using the COVAD trademark, as well as an award of monetary damages. We do not believe that these claims have any merit, but the outcome of litigation is unpredictable and the Company cannot guarantee that it will prevail.

       An unfavorable outcome in any of the proceedings described above could have a material adverse effect on the Company's consolidated financial position and results of operations.

       As of December 31, 2000, nineteen of the Company's Internet service provider customers, which account for approximately 92,000 of the Company's 274,000 total installed lines, are experiencing financial difficulties due in part to weakness in the capital markets, and are not current in their payment for the Company's services. Based on this information, the Company determined that the collectibility of revenues from those customers was not reasonably assured and, therefore, did not recognize any of the approximately $21.8 million of revenue earned from financially distressed Internet service provider customers during the third quarter of 2000. Revenue related to customers that do not demonstrate the ability to pay for services in a timely manner will be recorded as revenue when cash for those services is received, after the collection of all previous accounts receivable balances.

       Four of these nineteen Internet service provider customers, Flashcom, Zyan Communications, Relay Point and Fastpoint, have subsequently filed for bankruptcy protection. As of December 31, 2000, these four Internet service provider customers represent over half of the approximately 89,000 lines served through these nineteen Internet service provider customers. Zyan Communications has been ordered by the court to prepay the Company for services on a weekly basis. The Company may also obtain similar relief with respect to other Internet service

                        COVAD COMMUNICATIONS GROUP, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                   (UNAUDITED)

provider customers in bankruptcy proceedings. In addition, the Company has completed the migration of certain end-users from certain of the financially distressed Internet service provider customers.

8.     RECENT DEVELOPMENTS

       The distressed financial condition of the Company's Internet service provider customer channel (Note 7), the lawsuits filed against the Company and certain of its current and former officers alleging violations of federal and state securities laws (Note 7) and the limited availability of additional capital funding in the Company's industry sector pose significant challenges to management and the success of the Company's business. Therefore, during the fourth quarter of 2000, the Company announced a comprehensive restructuring plan that involves the following steps:

     o Closing 250 underproductive or not fully-built out central offices and holding the size of the Company's network at approximately 1,750 central offices, which will significantly reduce the Company's capital expenditures;

     o Reducing the Company's workforce by approximately 800 positions, which represents approximately 25% of the Company's workforce;

     o Closing a facility in Alpharetta, Georgia and consolidated offices in Manassas, Virginia, Santa Clara, California and Denver, Colorado;

     o Restructuring the Covad Business Solutions division, formerly BlueStar.net, to streamline the Company's direct sales and marketing channel; and

     o    Evaluating and implementing other cost reduction strategies.

       Management estimates that the Company will report a charge of up to $20 million in the fourth quarter of 2000 in connection with this restructuring plan, substantially all of which will require the future expenditure of cash.
In addition, due to this restructuring plan and the Company's current operating environment, the Company is currently performing an analysis to determine if any of its long-lived assets, including intangibles, might be impaired. This analysis may ultimately result in the recognition of non-cash impairment losses in the Company's consolidated financial statements for periods ending after September 30, 2000.

       The distressed financial condition of the Company's Internet service provider customer channel described in Note 7 has adversely affected, and may continue to adversely affect, the Company's consolidated results of operations and liquidity. In addition, the ultimate outcome, if unfavorable, of the securities litigation described in Note 7 may exacerbate this situation in the future. Accordingly, if necessary, the Company will develop a contingency plan to address any material adverse developments in this litigation.

                        COVAD COMMUNICATIONS GROUP, INC.
    UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

       The Covad Communications Group, Inc. Unaudited Pro Forma Condensed Combined Consolidated Financial Statements give effect to the combination of Covad Communications Group, Inc. ("Covad" or the "Company"), Laser Link.Net Inc. ("Laser Link"), and BlueStar Communications Group, Inc. ("BlueStar") through the issuance of Covad common shares and stock options for the outstanding Laser Link and BlueStar common shares and stock options and, in the case of BlueStar, the outstanding preferred shares and warrants. The combination with Laser Link was completed on March 20, 2000, and the combination with BlueStar was completed on September 22, 2000.

       The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the year ended December 31, 1999 and for the nine months ended September 30, 2000 reflect the combinations as if they had taken place on January 1, 1999 and January 1, 2000, respectively. Unaudited Pro Forma Condensed Combined Consolidated Balance Sheets are not presented as the Company's historical balance sheet as of September 30, 2000 includes the financial position of Laser Link and BlueStar, and is included elsewhere in this document. The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations combine the Company's historical results of operations for the year ended December 31, 1999 and the nine months ended September 30, 2000 with BlueStar's historical results of operations for the year ended December 31, 1999 and the period from January 1, 2000 to September 22, 2000 (the closing date of the transaction) and Laser Link's historical results of operations for the year ended December 31, 1999 and the period from January 1, 2000 to March 20, 2000 (the closing date of the transaction), respectively.

       The Covad Communications Group, Inc. Unaudited Pro Forma Condensed Combined Consolidated Financial Statements reflect the combinations using the purchase method of accounting and have been prepared on the basis of assumptions described in the notes thereto, including assumptions relating to the allocation of the total purchase cost to the assets and liabilities of Laser Link and BlueStar based upon preliminary estimates of their fair value. The actual allocation of the total purchase cost may differ from the preliminary estimates.

       The Covad Communications Group, Inc. Unaudited Pro Forma Condensed Combined Consolidated Financial Statements should be read in conjunction with the Covad audited and unaudited financial statements and the Laser Link and BlueStar audited financial statements, included elsewhere in this document. The Covad Communications Group, Inc. Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are not necessarily indicative of what the actual operating results would have been had the combinations actually taken place on January 1, 1999 or January 1, 2000 and do not purport to indicate the Company's future results of operations or financial position.

                         COVAD COMMUNCATIONS GROUP, INC.
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN 000'S, EXCEPT PER SHARE AMOUNTS)

                                                            YEAR ENDED DECEMBER 31, 1999
                                 ------------------------------------------------------------------------------------
                                                                                          PRO FORMA
                                                                                          BUSINESS
                                                                                        COMBINATIONS      PRO FORMA
                                     COVAD       LASER LINK     BLUESTAR      TOTAL      ADJUSTMENTS      COMBINED
                                 -------------- -------------  ----------- ------------ -------------  --------------
Revenues.......................  $      66,488  $      6,044   $      771  $    73,303  $         --   $      73,303
Operating expenses:
   Network and product costs...         55,347         5,451        8,083       68,881         2,605          71,486
   Sales, marketing, general
     and administrative........        140,372         2,855       11,759      154,986            --         154,986
   Depreciation and
     amortization..............         37,602         1,313          264       39,179            --          39,179
   Amortization of goodwill
     and other intangible
     assets....................             --            --           --           --       104,635         104,635
   Amortization of deferred
     compensation..............          4,768            --          426        5,194           146           5,340
                                 -------------- -------------  ----------- ------------ -------------  --------------
     Total operating expenses..        238,089         9,619       20,532      268,240       107,386         375,626
                                 -------------- -------------  ----------- ------------ -------------  --------------
Loss from operations...........       (171,601)       (3,575)     (19,761)    (194,937)     (107,386)       (302,323)
Interest income (expense):
   Interest income.............         20,676            14          607       21,297            --          21,297
   Interest expense............        (44,472)         (181)         (65)     (44,718)           --         (44,718)
                                 -------------- -------------  ----------- ------------ -------------  --------------
   Net interest income                 (23,796)         (167)         542      (23,421)           --         (23,421)
     (expense).................
                                 -------------- -------------  ----------- ------------ -------------  --------------
Net loss.......................       (195,397)       (3,742)     (19,219)    (218,358)     (107,386)       (325,744)
Preferred dividends............         (1,146)         (490)          --       (1,636)           --          (1,636)
                                 -------------- -------------  ----------- ------------ -------------  --------------
Net loss attributable to common  $    (196,543) $     (4,232)  $  (19,219) $  (219,994) $   (107,386)  $    (327,380)
   stockholders................
                                 ============== =============  =========== ============ =============  ==============
Basic and diluted net loss per   $       (1.83) $      (0.16)  $    (2.15)                             $       (2.76)
   share.......................
                                 ============== =============  ===========                             ==============
Weighted average shares
   outstanding used in
   computing basic and diluted
   net loss per share..........        107,648        26,075        8,953                                    118,736
                                 ============== =============  ===========                             ==============


      SEE ACCOMPANYING NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                       CONSOLIDATED FINANCIAL STATEMENTS.

                         COVAD COMMUNCATIONS GROUP, INC.
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN 000'S, EXCEPT PER SHARE AMOUNTS)

                                                        NINE MONTHS ENDED SEPTEMBER 30, 2000
                                                  -------------------------------------------------
                                                   LASER                                PRO FORMA
                                                    LINK        BLUESTAR                BUSINESS
                                                   1/1/00-      1/1/00-                COMBINATIONS   PRO FORMA
                                        COVAD      3/20/00)     9/22/00)     TOTAL     ADJUSTMENTS     COMBINED
                                    ------------- ----------  ----------- ----------- ------------- -------------
Revenues.........................   $    156,308  $   2,617   $    7,636  $  166,561  $         --  $    166,561
Operating expenses:
  Network and product costs......        133,085      1,183       13,439     147,707         1,954       149,661
  Sales, marketing, general and
    administrative...............        311,444      1,562       64,474     377,480            --       377,480
   Depreciation and amortization.         74,600        353        3,219      78,172            --        78,172
   Amortization of goodwill and
    other intangible assets......         44,171         --           --      44,171        35,882        80,053
   Amortization of deferred
    compensation.................          2,609         --           --       2,609           110         2,719
  Write-off of in-process
  technology.....................          3,726         --           --       3,726        (3,726)           --
                                    ------------- ----------  ----------- ----------- ------------- -------------
    Total operating expenses.....        569,635      3,098       81,132     653,865        34,220       688,085
                                    ------------- ----------  ----------- ----------- ------------- -------------
Loss from operations.............       (413,327)      (481)     (73,496)   (487,304)      (34,220)     (521,524)
Interest income (expense):
  Interest income................         37,316         --          528      37,844            --        37,844
  Interest expense...............        (73,296)      (137)        (155)    (73,588)           --       (73,588)
                                    ------------- ----------  ----------- ----------- ------------- -------------
   Net interest income (expense).        (35,980)      (137)         373     (35,744)           --       (35,744)
Other income.....................         15,768         --       (2,772)     12,996            --        12,996
                                    ------------- ----------  ----------- ----------- ------------- -------------
Net loss.........................   $   (433,539) $    (618)  $  (75,895) $ (510,052) $    (34,220) $   (544,272)
                                    ============= ==========  =========== =========== ============= =============
Basic and diluted net loss per
share............................   $      (2.85)                                                   $      (3.41)
                                    =============                                                   =============
Weighted average shares
   outstanding used in computing
   basic and diluted net loss
   per share.....................        152,031                                                         159,399
                                    =============                                                   =============


      SEE ACCOMPANYING NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS.

                        COVAD COMMUNICATIONS GROUP, INC.
                        NOTES TO THE UNAUDITED PRO FORMA
              CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRO FORMA PRESENTATION

LASER LINK.NET, INC.

       On March 20, 2000, the Company completed its combination with Laser Link.Net, Inc. ("Laser Link") by issuing approximately 5.0 million common shares for all of the outstanding Laser Link common shares. The Company's common shares were valued for accounting purposes using the average market price of $61.53 per share which is based on the average closing price for a range of seven trading days around the announcement date (March 9, 2000) of the transaction. The Covad Communications Group, Inc. Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the nine months ended September 30, 2000 and for the year ended December 31, 1999, reflect the issuance of these shares as if the transaction had closed on January 1, 2000 and January 1, 1999, respectively. In addition, the outstanding Laser Link stock options were converted into approximately 1.4 million options to purchase the Company's common shares at an average fair value of $58.61 per share. The value of the options, as well as direct transaction expenses have been included as a part of the total purchase cost.

       The Covad Communications Group, Inc. Unaudited Pro Forma Financial Statements have been prepared on the basis of assumptions relating to the allocation of the total purchase cost to the assets and liabilities of Laser Link based upon preliminary estimates of their fair value. The actual allocation of the total purchase cost may differ from the preliminary estimates. The following is a table of the total purchase cost and annual amortization of the intangible assets acquired (in thousands):

       Total purchase cost:
          Value of common shares issued........................   $  307,869
          Assumption of Laser Link options.....................       84,100
                                                                  -----------
                                                                     391,969

          Acquisition costs....................................       15,485
                                                                  -----------
              Total purchase costs.............................   $  407,454
                                                                  ===========

                                                          LIFE       ANNUAL
                                                          (YRS)   AMORTIZATION
                                                          ------  --------------
 Purchase price allocation:
    Tangible net assets acquired..........  $     5,132    N/A    $          --
    Intangible assets acquired:
      Developed and core technology.......       13,023     5             2,605
      Customer base.......................       28,552     5             5,710
      Acquired workforce..................        1,141     5               228
      In-process research and development.        3,726    --                --
      Goodwill............................      355,880     5            71,176
                                            ------------          --------------
        Total purchase price allocation...  $   407,454           $      79,719
                                            ============          ==============

       Tangible net assets of Laser Link principally include cash and cash equivalents, short-term investments, accounts receivable and fixed assets. Liabilities assumed principally include a line of credit, accounts payable, accrued compensation and other accrued expenses.

       The customer base was valued using an Income Approach which projects the associated revenue, expenses and cash flows attributable to the customer base over its estimated life (five years). These cash flows are discounted to their present value using a rate of return (20%) that reflects an appropriate level of risk. The value attributed to the customer base is being amortized on a straight line basis over its estimated useful life of five years.

       The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring and training costs for each category of employee. The value of the assembled workforce is being amortized on a straight line basis over its estimated useful life of five years.

                        COVAD COMMUNICATIONS GROUP, INC.
                        NOTES TO THE UNAUDITED PRO FORMA
        CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

       A portion of the purchase price has been allocated to developed and core technology and in-process research and development (IPRD). Developed and core technology and IPRD were identified and valued through extensive interviews, analysis of data provided by Laser Link concerning developmental products, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability, target markets and associated risks. The relief from royalty method, which assumes that the value of an asset equals the amount a third party would pay to use the asset and capitalize on the related benefits of the assets, was the primary technique utilized in valuing the developed technology and IPRD.

       Where developmental projects had reached technological feasibility, they were classified as developed and core technology and the value assigned to developed technology was capitalized. The developed and core technology is being amortized on the straight-line basis over its estimated useful life of five years. Where the developmental projects had not reached technological feasibility and had no future alternative uses, they were classified as IPRD. The value allocated to projects identified as IPRD were charged to expense during the quarter ended March 31, 2000, the quarter in which the transaction closed. Such amount has, therefore, been reflected in the Company's historical financial statements for the nine months ended September 30, 2000 but has been excluded from the Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations since such amount is non-recurring in nature.

       The nature of the efforts required to develop the purchased IPRD into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

       In valuing the IPRD, the Company considered, among other factors, the importance of each project to the overall development plan, the projected incremental cash flows from the projects when completed and any associated risks. The projected incremental cash flows were discounted back to their present value using a discount rate of 30%. This discount rate was determined after consideration of the Company's weighted average cost of capital and the weighted average return on assets. Associated risks include the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated levels of market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets.

       The IPRD relates to internally developed proprietary software used in Laser Link's VISP business. This software has been designed with enhancements and upgrades continually underway. With respect to the acquired in-process technologies, the calculations of value were adjusted to reflect the value creation efforts of Laser Link prior to the closing date. The percent complete for the in-process technology is estimated to be 75%.

       Goodwill is determined based on the residual difference between the amount paid and the values assigned to identified tangible and intangible assets. Goodwill is being amortized on a straight line basis over its estimated useful life of five years.

BLUESTAR COMMUNICATIONS GROUP, INC.

       On September 22, 2000, the Company completed its combination with BlueStar Communications Group, Inc. ("BlueStar") by issuing approximately 6.1 million shares of common stock (including 800,000 shares to be held in escrow for a one-year period) for all of the outstanding BlueStar common and preferred shares. The Company's common shares were valued for accounting purposes using the average market price of $14.23 per share which is based on the average closing price for a range of seven trading days around the closing of the transaction. The Covad Communications Group, Inc. Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the nine months ended June 30, 2000 and for the year ended September 31, 1999, reflect the issuance of these shares as if the transaction had closed on January 1, 2000 and January 1, 1999, respectively. In addition, the outstanding BlueStar stock options and warrants were converted into approximately 226,000 options to purchase the Company's common shares at an average fair value of $7.70 per share. Up to 5 million additional common shares of

                        COVAD COMMUNICATIONS GROUP, INC.
                        NOTES TO THE UNAUDITED PRO FORMA
        CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


the Company will be issued which depends on BlueStar reaching certain specified levels of revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) in fiscal 2000.

       The Covad Communications Group, Inc. Unaudited Pro Forma Condensed Combined Consolidated Financial Statements have been prepared on the basis of assumptions relating to the allocation of the total purchase cost to the assets and liabilities of BlueStar based upon preliminary estimates of their fair value. The actual allocation of the total purchase cost may differ from the preliminary estimates. The following is a table of the estimated total purchase cost and annual amortization of the intangible assets acquired (in thousands):

       Total purchase cost:
          Value of common shares issued ......................  $      86,593
          Assumption of BlueStar options and warrants.........          1,742
                                                                  ------------
                                                                       88,335

          Interim financing costs.............................         26,152
          Acquisition costs...................................          9,346
                                                                  ------------
              Total purchase costs............................  $     123,833
                                                                  ============

                                                         LIFE        ANNUAL
                                                         (YRS)     AMORTIZATION
                                                       ----------  ------------
Purchase price allocation:
   Tangible net assets acquired.........  $      400      N/A      $        --
   Intangible assets acquired:
     Customer base......................      10,500       3             3,500
     Acquired workforce.................      11,300       3             3,767
     Deferred stock compensation........         364      2.5              146
     Goodwill...........................     101,269       5            20,254
                                          -----------              ------------
       Total purchase price allocation..  $  123,833               $    27,667
                                          ===========              ============

       Tangible net assets of BlueStar principally include cash and cash equivalents, deferred charges and fixed assets. Liabilities assumed principally include accounts payable, accrued expenses and a note payable.

       The customer base was valued using an Income Approach which projects the associated revenue, expenses and cash flows attributable to the customer base over its estimated life. These cash flows are discounted to their present value using a rate of return that reflects the appropriate level of risk. The value attributed to the customer base is being amortized on a straight line basis over its estimated useful life of three years.

       The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring and training costs for each category of employee. The value of the assembled workforce is being amortized on a straight line basis over its estimated useful life of three years.

       Deferred stock compensation represents the excess intrinsic value of the outstanding unvested common stock options on the date the acquisition was finalized versus the weighted average intrinsic value on the date the shares were originally granted. The average market price of 14.23 per share, which is based on the average closing price for a range of seven trading days around the closing of the transaction, was used as the acquisition price for purposes of calculating the purchase consideration. Deferred stock compensation will be amortized over the weighted average remaining vesting period of the options or
2.5 years.

       Goodwill is determined based on the residual difference between the amount paid and the values assigned to identified tangible and intangible assets. Goodwill is being amortized on a straight line basis over its estimated useful life of five years.

                        COVAD COMMUNICATIONS GROUP, INC.
                        NOTES TO THE UNAUDITED PRO FORMA
        CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


2.  PRO FORMA NET LOSS PER SHARE

       The Covad Communications Group, Inc. Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations have been prepared as if the combination of Covad, Laser Link and BlueStar had occurred on January 1, 1999 for the year ended December 31, 1999 and January 1, 2000 for the nine months ended September 30, 2000. The pro forma basic and diluted net loss per share are based on the weighted average number of Covad common shares outstanding during each period, the actual number of Covad shares issued to acquire the outstanding Laser Link common shares and the actual number of Covad shares to acquire the outstanding preferred and common shares of BlueStar. Outstanding stock options for Covad, Laser Link and BlueStar are not included in the computation of pro forma diluted net loss per share as their effect would be antidilutive.

3.  PRO FORMA ADJUSTMENTS

       The Covad Communications Group, Inc. Unaudited Pro Forma Condensed Combined Consolidated Financial Statements give effect to the allocation of the total purchase cost to the assets and liabilities of Laser Link and BlueStar based on their relative fair values and to the amortization over the respective useful lives of amounts allocated to intangible assets.

       Intercompany transactions between Covad, Laser Link, and BlueStar were insignificant.

       No pro forma adjustments were required to conform the accounting principles used by Laser Link and BlueStar to the accounting principles used by Covad.

                        REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders of
Laser Link.Net, Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity and redeemable preferred stock and of cash flows present fairly, in all material respects, the financial position of Laser Link.Net, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



                                               /s/ PricewaterhouseCoopers LLP

January 21, 2000, except for Note 9 as
to which the date is March 8, 2000

                              LASER LINK.NET, INC.
                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                                 DECEMBER 31,
                                                                                              -------------------
                                                                                                1998      1999
                                                                                              ---------  --------
                                          ASSETS
Current assets:
   Cash and cash equivalents...............................................................   $  4,586   $ 3,514
                                                                                              ---------  --------
   Accounts receivable, net of allowance for doubtful accounts of $339 at December 31, 1999         12     2,588
   Prepaid expenses and other current assets...............................................         --       230
                                                                                              ---------  --------
   Total current assets....................................................................      4,598     6,332
Property and equipment, at cost............................................................        759     4,516
Less accumulated depreciation and amortization.............................................       (157)   (1,470)
                                                                                              ---------  --------
   Property and equipment, net.............................................................        602     3,046
                                                                                              ---------  --------
   Total assets............................................................................   $  5,200   $ 9,378
                                                                                              =========  ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Line of credit..........................................................................   $     --   $ 3,750
                                                                                              ---------  --------
   Accounts payable........................................................................        447     3,974
   Accrued payroll and other expenses......................................................         65       776
   Deferred revenue........................................................................         --       349
   Loans from officers.....................................................................        417        --
                                                                                              ---------  --------
     Total liabilities.....................................................................        929     8,849
                                                                                              ---------  --------

Commitments and contingent liabilities:
   Class A Redeemable Preferred Stock, no par value, 20,000 shares authorized, issued and outstanding at December 31, 1999 and 1998, respectively Liquidation value: $2,000 at
     December 31, 1999 and 1998............................................................        352       842

Stockholders' (deficit) equity:
   Preferred Stock, no par value, 10,000,000 shares authorized, 20,000 issued and outstanding as redeemable preferred stock.............................................
   Class A Common Stock, no par value, 200,000,000 shares authorized, 7,474,860 and 7,562,480 shares issued and outstanding at December 31,
     1998 and 1999, respectively...........................................................      4,253     4,255
   Class B Common Stock, no par value, 200,000,000 shares authorized, 18,600,000 and
     18,512,380 shares issued and outstanding at December 31,
     1998 and 1999, respectively...........................................................        350       348
   Additional paid-in capital..............................................................      1,672     1,182
   Accumulated deficit.....................................................................     (2,356)   (6,098)
                                                                                              ---------  --------
     Total stockholders' (deficit) equity..................................................      3,919      (313)
                                                                                              ---------  --------
     Total liabilities and stockholders' (deficit) equity..................................   $  5,200   $ 9,378
                                                                                              =========  ========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              LASER LINK.NET, INC.
                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1997          1998           1999
                                                                      ------------- -------------- --------------
Revenues...........................................................   $        138  $          30  $      14,288
Cost of services provided..........................................             --             --          8,244
                                                                      ------------- -------------- --------------
Net revenues ......................................................            138             30          6,044
Costs and expenses:
   Cost of internet services ......................................            263          1,109          5,451
   Sales and marketing ............................................              7            120            807
   General and administrative......................................             74            520          2,048
   Depreciation and amortization...................................             26            130          1,313
                                                                      ------------- -------------- --------------
     Total costs and expenses .....................................            370          1,879          9,619
                                                                      ------------- -------------- --------------
   Loss from operations............................................           (232)        (1,849)        (3,575)
Interest income....................................................             --              2             14
Interest expense...................................................             14             68            181
                                                                      ------------- -------------- --------------
     Net loss .....................................................           (246)        (1,915)        (3,742)
Preferred stock dividends and accretion of preferred stock to
   redemption value ...............................................             --             --           (490)
                                                                      ------------- -------------- --------------
Net loss attributable to common shareholders........................  $       (246) $      (1,915) $      (4,232)
                                                                      ============= ============== ==============
Basic and diluted net loss per common share........................   $      (0.01) $       (0.09) $       (0.16)
                                                                      ============= ============== ==============
Basic and diluted weighted average shares outstanding..............     18,629,918     21,335,443     26,074,860
                                                                      ============= ============== ==============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              LASER LINK.NET, INC.
        STATEMENTS OF STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK
                             (DOLLARS IN THOUSANDS)

                                                      REDEEMABLE              CLASS A
                                                    PREFERRED STOCK         COMMON STOCK        CLASS B COMMON STOCK    ADDITIONAL
                                                  --------------------  ---------------------  -----------------------   PAID-IN
                                                   SHARES     AMOUNT      SHARES     AMOUNT      SHARES       AMOUNT     CAPITAL
                                                  ---------  ---------  -----------  --------  ------------  --------- -----------
Balance at December 31, 1996...................                                                      4,020

Sale of Class A Common Stock...................                          1,640,000   $   410
Redemption of Class B Common stock.............                                                     (4,020)
Purchase of Class B Common Stock...............                                                 18,600,000   $    350
Net loss for the year..........................
                                                  ---------  ---------  -----------  --------  ------------  --------- -----------
Balance at December 31, 1997...................                          1,640,000       410    18,600,000        350
                                                  ---------  ---------  -----------  --------  ------------  --------- -----------
Sale of Class A Common Stock...................                          5,834,860     3,843
Non-employee stock option compensation expense.                                                                        $       13
Warrants issued for Class B Common stock.......                                                                                59
Sale of Class A Preferred Stock, net of
   expenses....................................     20,000        352                                                       1,600
Net loss for the year..........................
                                                  ---------  ---------  -----------  --------  ------------  --------- -----------
Balance at December 31,1998 ...................     20,000        352    7,474,860     4,253    18,600,000        350       1,672
                                                  ---------  ---------  -----------  --------  ------------  --------- -----------
Amortization of discount on Class A Preferred                     330                                                        (330)
   Stock.......................................
Accretion of dividends on Class A Preferred
   Stock.......................................                   160                                                        (160)
Exchange of stock..............................                             87,620         2       (87,620)        (2)
Net loss for the year..........................
                                                  ---------  ---------  -----------  --------  ------------  --------- -----------
Balance at December 31, 1999...................     20,000   $   842     7,562,480   $ 4,255    18,512,380   $    348  $    1,182
                                                  =========  =========  ===========  ========  ============  ========= ===========

                                                                     TOTAL
                                                     ACCUMULATED STOCKHOLDERS'
                                                       DEFICIT      DEFICIT
                                                   ------------  -------------
Balance at December 31, 1996...................
                                                   $      (195)  $       (195)
Sale of Class A Common Stock...................                           410
Redemption of Class B Common stock.............                            --
Purchase of Class B Common Stock...............                           350
Net loss for the year..........................           (246)          (246)
                                                   ------------  -------------
Balance at December 31, 1997...................           (441)           319
                                                   ------------  -------------
Sale of Class A Common Stock...................                         3,843
Non-employee stock option compensation expense.                            13
Warrants issued for Class B Common stock.......                            59
Sale of Class A Preferred Stock, net of
   expenses....................................                         1,600
Net loss for the year..........................         (1,915)        (1,915)
                                                   ------------  -------------
Balance at December 31,1998 ...................         (2,356)         3,919
                                                   ------------  -------------
Amortization of discount on Class A Preferred                            (330)
   Stock.......................................
Accretion of dividends on Class A Preferred
   Stock.......................................                          (160)
Exchange of stock..............................                            --
Net loss for the year..........................         (3,742)        (3,742)
                                                   ------------  -------------
Balance at December 31, 1999...................    $    (6,098)  $       (313)
                                                   ============  =============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              LASER LINK.NET, INC.
                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                                         ---------------------------------------
                                                                            1997          1998         1999
                                                                         -----------   -----------  ------------
Cash flows from operating activities:
   Net loss ..........................................................   $     (246)   $   (1,915)  $    (3,742)
   Adjustments to reconcile net loss to cash used in operating activities:
     Depreciation and amortization....................................           26           130         1,313
     Amortization of debt discount....................................           --            59            --
     Allowance for doubtful accounts..................................           --            --           339
     Non-employee stock option compensation expense...................           --            13            --
     Changes in operating assets and liabilities:
       Accounts receivable............................................         (150)          150        (2,915)
       Other assets...................................................           (8)           --          (230)
       Accounts payable...............................................           24           409         3,527
       Accrued payroll and other expenses.............................           --            57           711
       Deferred revenues..............................................           --            --           349
                                                                         -----------   -----------  ------------
         Net cash used in operating activities........................         (354)       (1,097)         (648)
                                                                         -----------   -----------  ------------

Cash flows from investing activities:
   Capital expenditures...............................................         (275)         (475)       (3,757)
                                                                         -----------   -----------  ------------
         Net cash used in investing activities........................         (275)         (475)       (3,757)
                                                                         -----------   -----------  ------------

Cash flows from financing activities:
   Proceeds from borrowings under line of credit......................           --            --         3,750
   Proceeds from issuance of common stock.............................          760         3,843            --
   Proceeds from issuance of preferred stock..........................           --         2,000            --
   Stock issuance costs...............................................           --           (48)           --
   (Repayments of) proceeds from loans from officers..................          (85)          317          (417)
                                                                         -----------   -----------  ------------
         Net cash provided by financing activities....................          675         6,112         3,333
                                                                         -----------   -----------  ------------
         Net (decrease) increase in cash and cash equivalents.........           46         4,540        (1,072)
Cash and cash equivalents, beginning
   of period..........................................................           --            46         4,586
                                                                         -----------   -----------  ------------
Cash and cash equivalents, end of period..............................   $       46    $    4,586   $     3,514
                                                                         ===========   ===========  ============

Supplemental disclosure of cash flow:
   Cash paid for interest.............................................           14             9           181
                                                                         ===========   ===========  ============


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                             FINANCIAL STATEMENTS.

                               LASER LINK.NET, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Organization and Liquidity:

     Laser Link.Net, Inc. ("Laser Link" or the "Company") which was incorporated in Pennsylvania on February 22, 1996 is engaged in the business of providing a full-service dial-up based Internet access service to corporations and other organizations. The Company has incurred losses since its inception as it has devoted substantially all of its efforts toward building network infrastructure and internal staffing, developing systems, expanding into new markets, and raising capital.

     The Company has funded its operations since inception through contributions from shareholders and the sale of common and preferred stock to investors.

     Effective August 13, 1999, the Company changed its name from Laser Link Communications, Inc. to Laser Link.Net, Inc.

     The Company operates in a single segment.

2.   Summary of Significant Accounting Policies:

     CASH AND CASH EQUIVALENTS:

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

     PROPERTY AND EQUIPMENT:

     Property and equipment are stated at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the related assets, which is generally three years for computers, computer related equipment, and purchased software and five years for furniture and other equipment. Leasehold improvements are amortized over the life of the lease.

     LONG-LIVED ASSETS:

     In accordance with Statement of Financial Accounting Standard No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", the Company reviews assets for impairment whenever events or changes in circumstances indicate the carrying value of the asset may not be recoverable. A determination of impairment (if any) is made based on estimates of undiscounted future cash flows. The Company believes that no such impairment existed at December 31, 1999.

     REVENUE RECOGNITION:

     The Company recognizes revenue when services are provided. Certain services are generally billed one month in advance while others are billed one month in arrears. Advance billings including prepaid services and collections relating to future access services are recorded as deferred revenue and recognized as revenue when earned.

     COSTS OF SERVICES PROVIDED:

     Costs of revenues include costs related to the production of software as well as costs incurred for Internet services provided to the Company.

     RESEARCH AND DEVELOPMENT COSTS:

     Research and development costs incurred to develop software products are charged to operations as incurred.

     ADVERTISING COSTS:

     Advertising costs, included in sales and marketing expenses, are expensed as incurred. Advertising expenses were $51,000 and $10,000 for the years ended December 31, 1998 and 1999, respectively.

                               LASER LINK.NET, INC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

     INCOME TAXES:

     From inception through December 28, 1998, the Company, with consent of its stockholders, elected to have its income taxed under the S Corporation provisions of the Internal Revenue Code (the "Code"), which provide that, in lieu of corporate income taxes, the stockholder is taxed on the Company's taxable income. Accordingly, there was no provision for federal or state income taxes in the Company's statement of operations. Effective December 29, 1998, the Company terminated its S Corporation status and began operation as a C Corporation. The Company has incurred losses from operations in the period from December 29, 1998 through December 31, 1999; therefore, there was no provision for income taxes in the Company's statement of operations at December 31, 1999.

     The Company uses the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax liabilities or assets at the end of each period are determined using the tax rate enacted under the current tax law. The measurement of net deferred tax assets is reduced by the amount of any tax benefits that, based on available evidence, are not expected to be realized, and a corresponding valuation allowance is established.

     CONCENTRATION OF CREDIT RISK:

     Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents and short-term investments. Short-term investments are stated at cost, which approximates fair market value. The Company has its cash and cash equivalents placed with high quality, creditworthy financial institutions. The balances at such institutions at December 31, 1999 and periodically throughout the year are in excess of federally insured limits. As part of its cash management process, the Company performs periodic evaluations of the relative credit standings of these institutions.

     The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. For certain customers, the Company's risk of loss is limited due to advance billings for services, the use of preapproved charges to customer credit cards, and the ability to terminate access on delinquent accounts. In addition, the concentration of credit risk to these customers is mitigated by the large number of customers comprising the customer base. Where services are billed in arrears, the Company performs ongoing credit evaluations of its customers' financial condition. The carrying amount of the Company's receivables approximates their fair value.

     VULNERABILITY DUE TO CERTAIN CONCENTRATIONS:

     The Company's growth and future success is substantially dependent upon its ability to convince corporations and other organizations to adopt the Laser Link service for their constituents. Although a number of corporations and organizations have entered into discussions regarding the service, only two have entered into written agreements with the Company obligating them to offer the service to their subscribers.

     The Company has signed a Virtual Internet Provider agreement with UUNet Technologies, Inc. ("UUNet") that provides the Company with access to UUNet's points of presence capacity.

     The Company continues to seek additional capital resources to complete the development of its service and expand and improve its product line.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                               LASER LINK.NET, INC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


     STOCK-BASED COMPENSATION:

     Stock based compensation is recognized using the intrinsic value method prescribed in Accounting Principles Board Option No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of grant over the amount an individual must pay to acquire the stock and amortized over the vesting period. All transactions in which goods and services are the consideration received for the issuance of equity instruments, such as stock options, are expensed based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The Company has adopted the disclosure only provisions of Statements of Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) (see Note 5).

     HISTORICAL NET LOSS PER SHARE:

     The Company calculates net loss per common share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." Basic Earnings Per Share ("EPS") is a per share measure of an entity's performance computed by dividing net income (loss) available to common shareholders (the numerator) by the weighted-average number of shares of common stock outstanding during the period (the denominator). Diluted EPS measures the entity's performance taking into consideration common shares outstanding (as computed under basic EPS) and dilutive potential common shares, such as stock options. However, entities with a net loss do not include common stock equivalents in the computation of diluted EPS as the effect would be anti-dilutive. Therefore, the Company's basic and diluted EPS are equal as common stock equivalents are not included as inclusion of such shares would have an anti-dilutive effect.

3.   Property and Equipment:

     A summary of property and equipment at December 31, 1999 is as follows:

                                                        1998          1999
                                                     -----------  -------------
Computer equipment.................................. $  681,000   $  2,410,000
Purchased software..................................     78,000      1,658,000
Furniture...........................................         --        324,000
Leasehold improvements..............................         --        124,000
                                                     -----------  -------------
Less: accumulated depreciation and amortization.....    759,000      4,516,000
                                                       (157,000)    (1,470,000)
                                                     -----------  -------------
Property and equipment, net......................... $  602,000   $  3,046,000
                                                     ===========  =============

     Depreciation expense was approximately $21,000, $109,000, and $791,000 in 1997, 1998 and 1999, respectively. Amortization expense was approximately $5,000, $21,000 and $522,000,in 1997, 1998 and 1999, respectively.

4.   Income Taxes:

     The significant components of deferred tax assets at December 31, 1999 are as follows:

                                                              1999
                                                           ------------
       Loss carryforwards...............................   $ 1,410,000
       Bad debt expense.................................       132,000
                                                           ------------
          Total deferred tax assets.....................     1,542,000
       Less: valuation allowance........................    (1,542,000)
                                                           ------------
          Net deferred tax assets.......................   $        --
                                                           ============

     As of December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $3,526,000. The federal loss carryforwards, which expire between 2018 and 2019, are available to offset future federal taxable income, if any. The Company also had state net operating loss carryforwards as of

                               LASER LINK.NET, INC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


December 31, 1999 of $3,526,000. The state loss carryforwards, which expire between 2008 and 2009, are limited to a maximum utilization of $1,000,000 per year.

     Management has determined that realization of these tax benefits is uncertain and therefore has provided a full valuation allowance. The utilization of tax credit carryforwards may be limited by changes in ownership under Section 382 of the Internal Revenue Code and similar statutes.

5.   Stockholders' Equity:

     COMMON STOCK:

     Class A Common stockholders have the right to one vote for each share of Class A Common Stock held. Class B Common stockholders have the right to one vote for each share of Class B Common Stock held. Class B Common stockholders have the right to elect a majority of the Board of Directors.

     On April 1, 1999 the Company effected a twenty-for-one stock split of the outstanding shares of common stock in the form of a stock dividend. Accordingly, all common stock data shown in the accompanying financial statements and notes have been retroactively adjusted to reflect the stock split.

     PREFERRED STOCK:

     The Board of Directors has the authority to issue shares and to fix voting privileges, dividend rates, conversion privileges and any other rights of the preferred stock.

     REDEEMABLE PREFERRED STOCK:

     On December 29, 1998, the Company issued 20,000 shares of its Class A Redeemable Preferred Stock to an investor for $2,000,000. Stock issuance costs of $48,000 have been charged to the redeemable preferred stock. The Class A Redeemable Preferred Stock has no voting privileges and accrues quarterly dividends at 8% of the liquidation preference (defined by the agreement to be $5 per share) per annum. The Class A Redeemable Preferred stockholders are entitled to distribution of $5 per share in preference to holders of Common Stock plus all accrued and unpaid dividends on December 31, 2003 or earlier upon the occurrence of certain events such as an initial public offering. Upon liquidation, dissolution or winding up of the Company, Class A Redeemable Preferred stockholders are entitled to a distribution equal to the liquidation preference amount. This offering included a warrant to purchase 2,099,900 additional shares of Class A Common Stock at less than $.01 per share. The warrant expires on December 29, 2008.

     STOCK OPTION PLAN:

     The Company established the 1997 Stock Option Plan (the "Plan") that provides for the grant of stock options and warrants to officers, directors and other key employees of the Company to purchase a maximum of 10,000,000 shares of Class A Common Stock. The Plan provides for granting of both incentive stock options, as defined in Section 422 of the Code, and options that do not qualify under Section 422 of the Code ("nonqualified options"). The Plan expires ten years from the date of adoption of the Plan, subject to the right of the Board of Directors to terminate the Plan at any time prior thereto. Grants under the Plan expire five or ten years from the date of the grant and generally vest over a four year period. The exercise price of all options granted under the Plan must be at least 100% of the fair market value on the date of grant. As of December 31, 1999, no options have been exercised, and 1,885,500 options remain available for issuance under the Plan.

     NON-QUALIFIED OPTION GRANTS:

     In addition to the options granted under the Plan, the Company granted 20,000 nonqualified stock options to a consultant during 1998. Nonqualified options generally have a maximum term of 10 years and generally vest in equal annual increments over a three-year period.

                               LASER LINK.NET, INC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


     If compensation cost had been determined based on the fair value of the options at the grant dates for those options for which no compensation cost has been recognized, consistent with the method of SFAS 123, the Company's net loss and loss per share would have been:

                                                            1997           1998           1999
                                                        ------------  -------------  --------------
Net loss:
   As reported.........................................  $  (246,000)  $ (1,915,000)  $  (3,742,000)
   Pro forma...........................................     (248,000)    (1,961,000)     (4,204,000)
Net loss:
   As reported.........................................        (0.01)         (0.09)          (0.14)
   Pro forma...........................................        (0.01)         (0.09)          (0.16)

     Such pro forma disclosures may not be representative of future compensation expense because options vest over several years and additional grants are made each year.

     The weighted-average fair value of stock options granted was $0.02 per option in 1997, $0.05 in 1998 and $0.25 in 1999. The fair value of each option grant was estimated at the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants in 1997, 1998 and 1999, respectively: risk-free interest rates of 5.8%, 5.6% and 5.3%; dividend yields and volatility factors of 0%; and expected lives of three years.

     The following table summarizes stock option activity in 1998 and 1999:

                                                             EXERCISE                            WEIGHTED-AVERAGE
                                             NUMBER OF     PRICE RANGE      WEIGHTED-AVERAGE        REMAINING
                                              SHARES        PER SHARE        EXERCISE PRICE      CONTRACTUAL LIFE
                                            ------------  ---------------  -------------------  -------------------
Outstanding as of December 31, 1997......     2,000,000   $  0.05-$0.25          $0.11              7.95 years
   Granted...............................     1,870,000   $  0.05-$0.50          $0.31              8.32 years
   Exercised.............................            --              --             --                --
   Cancelled/forfeited...................       (80,000)  $        0.25          $0.25              8.94 years
                                            ------------  ---------------  -------------------  -------------------
Outstanding as of December 31, 1998......     3,790,000   $  0.05-$0.50          $0.20              8.13 years
   Granted...............................     4,499,500   $  0.76-$3.38          $1.39              9.39 years
   Exercised.............................            --              --             --                --
   Canceled/forfeited....................       (75,000)  $        0.76          $0.76              9.75 years
                                            ------------  ---------------  -------------------  -------------------
Outstanding as of December 31, 1999......     8,214,500   $  0.05-$3.38          $0.84              8.80 years
                                            ============  ===============  ===================  ===================

     The following table summarizes the number of options outstanding by year of grant:

                                                NUMBER OF        EXERCISE
       YEAR OF GRANT                             SHARES        PRICE RANGE
       --------------                         -------------  ----------------
          1997...............................    2,000,000   $  0.05 - $0.25
          1998...............................    1,790,000   $  0.05 - $0.50
          1999...............................    4,424,500   $  0.76 - $3.38

     As of December 31, 1998, 549,800 shares were exercisable at a weighted-average price per share of $0.12. As of December 31, 1999 1,994,300 shares were exercisable at a weighted average price per share of $0.29. No options were exercised during 1997, 1998 or 1999.

6.   Related Party Transactions:

     Each nonmanagement member of the Board of Directors received an option to purchase 300,000 shares of common stock at exercise prices ranging from $0.05 to $0.50 per share (estimated fair market value at date of grant). These options (totaling 1,500,000 shares) expire on April 20, 2003 and vest over a period of three years, except that the options may vest immediately upon the occurrence of certain events.

                          LASER LINK.NET, INC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     An officer of the Company has made advances to the Company for working capital and equipment purchases. These loans had a term of one year and included interest at the prime rate. These advances were repaid in full during 1999. In connection with these loans, this officer was issued warrants to purchase 146,000 and 570,660 shares of Class B Common Stock at $0.38 and $0.76 per share, respectively. These warrants expire five years from the date of issuance on April 27, 2003 and December 9, 2003, respectively.

     The Company may borrow up to $5,000,000 under a revolving credit agreement with an investor group. The credit agreement will expire on June 30, 2000. Borrowings under the agreement bear interest at prime plus 2% (10.5% at December 31, 1999) and are collateralized by substantially all of the assets of the Company. The credit facility contains certain quarterly financial covenants. The Company had borrowings outstanding under the credit facility of $0 and $3,750,000 as of December 31, 1998 and 1999, respectively. As of December 31, 1999, the Company was in violation of certain financial covenants of the credit facility.

7.   Commitments and Contingencies:

     LEASES:

     The Company leases three facilities for its operations and equipment network. The equipment network facility is under a noncancelable operating lease expiring November 15, 2003. One operations facility is leased on a month-to-month basis with no formal agreement. The other facility agreement is a noncancelable lease expiring March 15, 2004.

     At December 31, 1999, the Company's minimum rental commitments under non-cancelable operating leases for each fiscal year ended December 31 are as follows:

FISCAL                                                  OPERATING
YEAR                                                      LEASES
-----------                                            -------------
   2000..............................................  $    278,000
   2001..............................................       282,000
   2002..............................................       210,000
   2003..............................................       210,000
   2004 and thereafter...............................        53,000
                                                       -------------
     Total minimum lease payments....................  $  1,033,000
                                                       =============

     Total rent expense for operating leases for the years ended December 31, 1997, 1998 and 1999 amounted to approximately $22,000, $39,000 and $184,000, respectively.

     EMPLOYMENT CONTRACTS:

     The Company has entered into various employment contracts with key employees. These agreements are consecutive one-year terms and entitle the employees to a total of 1,320,000 options to purchase Class A common stock.

     SIGNIFICANT AGREEMENTS:

     Access to the Internet for subscribers is provided through points of presence capacity leased from UUNet. The agreement with UUNet expires June 1, 2001 and automatically renews for consecutive one- year terms, unless terminated prior to or at the end of its current term.

     UUNet is also a competitor of the Company. UUNet's availability may be limited in the future if other significant UUNet users increase capacity. The Company pays UUNet a fee per network hour used.

     The Company has licensed Netscape Communicator software ("Netscape") from Netscape Communications Corporation, and Microsoft Internet Explorer Software ("Explorer") from Microsoft Corporation. These licenses permit the Company to distribute Netscape and Explorer in the Company's Network Operations Center access

                          LASER LINK.NET, INC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


packages. Management believes that contract renewal of both of the licenses under conditions acceptable to the Company is probable.

     The Company has entered into an agreement with a company to provide customer service and technical support to the Company's customer base. The Company is subject to charges by the service provider on a fixed fee basis per subscriber.

     LEGAL PROCEEDINGS:

     The Company is subject to legal proceedings and claims that arise in the ordinary course of business. As of December 31, 1999, management is not aware of any asserted or pending litigation or claims against the Company that would have a material adverse effect on the Company's financial condition, results of operations or liquidity.

8.   Employee Benefit Plan:

     In 1999, the Company established a defined contribution 401(k) retirement plan covering substantially all its employees. Under this plan, eligible employees may contribute a portion of their salary until retirement and the Company, at its discretion, may match a portion of the employee's contribution up to 15% of an employee's annual compensation. The Company contributed $31,000 in 1999.

9.   Subsequent Events:

     On March 8, 2000, the Company signed an Agreement and Plan of Merger (the "Agreement") with Covad Communications Group, Inc. ("Covad"). Under the terms of the Agreement, Covad will exchange approximately 6,450,000 split-adjusted shares of its common stock for all outstanding Company common stock and all unexpired and unexercised outstanding Company options and warrants.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To BlueStar Communications Group, Inc.:

     We have audited the accompanying consolidated balance sheets of BlueStar Communications Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows each of the two years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BlueStar Communications Group, Inc. and subsidiaries as of December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.


                                                      /s/ Arthur Andersen LLP

Nashville, Tennessee
January 14, 2000, except for the fifth
  and eighth paragraphs of Note 9, as to
  which the date is July 14, 2000

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                                                                      1998             1999
                                                                                 ---------------- ---------------
                                    ASSETS
Current Assets:
   Cash and cash equivalents...................................................  $       501,611  $   12,901,707
   Accounts receivable.........................................................            1,142         140,115
   Inventories.................................................................               --         108,051
   Prepaid expenses and other current assets...................................            6,531         325,643
                                                                                 ---------------- ---------------
     Total current assets......................................................          509,284      13,475,516
                                                                                 ---------------- ---------------

Property and equipment, net....................................................          142,712       5,017,500
Collocation fees, net..........................................................           19,250       7,445,674
Other assets...................................................................               --         567,677
                                                                                 ---------------- ---------------
     Total assets..............................................................  $       671,246  $   26,506,367
                                                                                 ================ ===============

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
   Accounts payable............................................................  $        30,978  $    2,360,369
   Accrued liabilities.........................................................          169,316       4,645,776
   Note payable................................................................               --         541,526
   Current portion of long-term debt...........................................          155,000         320,922
                                                                                 ---------------- ---------------
     Total current liabilities.................................................          355,294       7,868,593
                                                                                 ---------------- ---------------
Long-term debt, net of current portion.........................................          345,000         503,174
                                                                                 ---------------- ---------------
     Total liabilities.........................................................          700,294       8,371,767

Commitments and Contingencies:
   Redeemable Convertible Preferred Stock, $0.01 par value;
     25,000,000 shares authorized..............................................
   Series A, 12,345,003 shares outstanding.....................................               --       5,936,688
   Series B, 8,177,040 shares outstanding......................................               --      31,080,009

Stockholders' Deficit:
   Common stock, $0.0025 and $0.01 par value at December 31, 1998 and 1999, respectively; 50,000,000 and 60,000,000 shares authorized at December 31,
     1998 and 1999, respectively; 12,145,593 and 11,712,900 shares issued and
     outstanding at December 31, 1998 and 1999, respectively...................           30,364         117,128
   Additional paid-in capital..................................................          421,463       4,018,372
   Deferred compensation.......................................................               --      (3,239,122)
   Accumulated deficit.........................................................         (480,875)    (19,778,475)
                                                                                 ---------------- ---------------
     Total stockholders' deficit...............................................          (29,048)    (18,882,097)
                                                                                 ---------------- ---------------
     Total liabilities, redeemable convertible preferred stock and stockholders' deficit...................................................
                                                                                 $       671,246  $   26,506,367
                                                                                 ================ ===============


        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                             FINANCIAL STATEMENTS.

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                                                   1998              1999
                                                                               --------------  -----------------
Revenues....................................................................   $     12,101    $        771,109
Operating Expenses:
   Network and product costs................................................         199,973          8,082,759
   Selling and marketing....................................................          75,572          4,809,590
   General and administrative...............................................         426,250          6,949,442
   Amortization of deferred compensation....................................              --            425,840
   Depreciation and amortization............................................          28,402            263,972
                                                                               --------------  -----------------
     Total Operating Expenses...............................................         730,197         20,531,603
                                                                               --------------  -----------------

Loss from Operations........................................................        (718,096)       (19,760,494)

Interest Income (Expense):
   Interest income..........................................................          14,633            607,200
   Interest expense.........................................................         (14,166)           (65,486)
                                                                               --------------  -----------------
     Net interest income....................................................             467            541,714
                                                                               --------------  -----------------
Net loss....................................................................   $    (717,629)  $    (19,218,780)
                                                                               ==============  =================
Net loss per common share, basic and diluted................................   $       (0.07)  $          (2.15)
                                                                               ==============  =================
Weighted average number of common shares outstanding........................      10,154,010          8,953,153
                                                                               ==============  =================


        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                             FINANCIAL STATEMENTS.

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999



                                 COMMON STOCK       ADDITIONAL
                             ---------------------   PAID-IN      DEFERRED     MEMBER   ACCUMULATED
                               SHARES     AMOUNT     CAPITAL    COMPENSATION  CAPITAL     DEFICIT      TOTAL
                             ----------- --------- ----------- ------------- --------- ------------- -------------
Balance at January 1, 1998.          --  $      -- $       --  $         --  $100,808  $         --  $    100,808
   Member contributions ...          --         --         --            --    20,314            --        20,314
   Net loss of LLC.........          --         --         --            --        --      (236,754)     (236,754)
   Issuance of common
     stock and
     reorganization from
     LLC to Corporation....   9,855,000     24,637   (140,269)           --  (121,122)      236,754            --
   Common stock issued.....   2,332,281      5,831    575,524            --        --            --       581,355
   Common stock redemption.     (41,688)      (104)   (13,792)           --        --            --       (13,896)
   Net loss since
     reorganization .......          --         --         --            --        --      (480,875)     (480,875)
                             ----------- --------------------- ------------- --------- ------------- -------------
Balance at December 31,
1998.......................  12,145,593     30,364    421,463            --        --      (480,875)      (29,048)
   Change of par value of
     common stock from
     $.0025 to $.01 per
     share ................          --     91,091    (91,091)           --        --            --            --
   Shares issued to
     employee (1,298,244
     shares restricted and
     deferred compensation
     at $.049 per share)...   1,390,017     13,900     54,211       (63,615)       --            --         4,496
   Deferred compensation.
     on stock option
     grants ...............          --         --  3,601,347    (3,601,347)       --            --            --
   Amortization of
     deferred
     compensation..........          --         --         --       425,840        --            --       425,840
   Compensation expense
     related to
     non-employee warrant
     and stock options
     granted ..............          --         --     10,000            --        --            --        10,000
   Exercise of common
     stock options.........     198,315      1,983     22,442            --        --            --        24,425
   Repurchase of common
     stock ................  (2,021,025)   (20,210)        --            --        --       (78,820)      (99,030)
   Net loss................          --         --         --            --        --   (19,218,780)  (19,218,780)
                             ----------- --------------------- ------------- --------- ------------- -------------
Balance at December 31,
1999 ......................  11,712,900  $ 117,128 $4,018,372  $ (3,239,122) $     --  $(19,778,475) $(18,882,097)
                             =========== ===================== ============= ========= ============= =============


        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                             FINANCIAL STATEMENTS.

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                                                         1998           1999
                                                                                     -------------  --------------
Cash Flows From Operating Activities:
   Net loss.......................................................................   $   (717,629)  $ (19,218,780)
   Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation of property and equipment.......................................         28,402         224,548
     Amortization of collocation fees.............................................             --          39,424
     Amortization of deferred compensation........................................             --         425,840
     Non-cash compensation expense................................................          6,073          14,496
     Changes in operating assets and liabilities:
       Accounts receivable........................................................         (1,142)       (138,973)
       Inventories................................................................             --        (108,051)
       Prepaid expenses and other current assets..................................         (6,531)       (319,112)
       Other assets...............................................................             --        (567,677)
       Accounts payable...........................................................         30,978       2,329,391
       Accrued liabilities........................................................        163,243       4,476,460
                                                                                     -------------  --------------
         Net cash used in operating activities....................................       (496,606)    (12,842,434)
                                                                                     -------------  --------------

Cash Flows From Investing Activities:
   Purchase of property and equipment.............................................        (70,306)     (4,557,810)
   Payments of collocation fees...................................................        (19,250)     (7,465,848)
                                                                                     -------------  --------------
         Net cash used in investing activities....................................        (89,556)    (12,023,658)
                                                                                     -------------  --------------

Cash Flows From Financing Activities:
   Proceeds from issuance of common stock.........................................        575,000          24,425
   Repurchase of common stock.....................................................             --         (99,030)
   Proceeds from issuance of preferred stock......................................             --      37,016,697
   Proceeds from long-term debt...................................................        500,000         500,000
   Repayments on long-term debt...................................................             --        (175,904)
   Other equity transactions, net.................................................         12,773              --
                                                                                     -------------  --------------
         Net cash provided by financing activities................................      1,087,773      37,266,188
                                                                                     -------------  --------------
Net Increase in Cash and Cash Equivalents.........................................        501,611      12,400,096
Cash and Cash Equivalents, beginning of year......................................             --         501,611
                                                                                     -------------  --------------
Cash and Cash Equivalents, end of year............................................   $    501,611   $  12,901,707
                                                                                     =============  ==============

Supplemental Cash Flow Information:
   Interest paid..................................................................   $     14,166   $      65,486
                                                                                     =============  ==============

Supplemental Non-Cash Financing Activities:
   Software purchased through short-term note payable.............................   $        --    $     541,526
                                                                                     =============  ==============


        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                             FINANCIAL STATEMENTS.

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1999
                                   (UNAUDITED)

1.     Summary of Significant Accounting Policies

       BlueStar Properties, Inc., a Tennessee corporation, was incorporated on September 28, 1998. On the same date, subsequent to incorporation, all assets and liabilities of BlueStar Communications, LLC, which was organized on March 7, 1997, were merged with and into BlueStar Properties, Inc., a Tennessee corporation, in a common control reorganization. On June 21, 1999, we reincorporated in Delaware by merging BlueStar Properties, Inc., a Tennessee corporation, into BlueStar Properties, Inc., a Delaware corporation, with BlueStar Properties, Inc., a Delaware corporation, surviving. The Delaware corporation subsequently changed its name to BlueStar Communications Group, Inc. (collectively, including all predecessors, the Company).

       The Company has four wholly owned subsidiaries, BlueStar Communications, Inc., the operating business, BlueStar Networks, Inc. and BlueStar Networks of Virginia, Inc., both of which maintain certain regulatory licenses, and BlueStar Communications of the Southeast, Inc.

       The Company is a provider of broadband communications and Internet services to small- and medium-sized businesses in Tier II and Tier III cities. Our Internet services, which are packaged with Web hosting and e-mail, and our high-speed real private networking services are primarily provided using DSL technology. In addition to DSL technology, the Company also offers other low-cost broadband solutions, including unbundled network element T1, or UNE T1, in order to meet its customers' needs and maximize its network footprint.

       The consolidated financial statements include the activity of BlueStar Communications, LLC and BlueStar Properties, Inc., a Tennessee corporation, as the predecessors to the Company. Revenue, expense and cash flow information for the period from inception (March 7, 1997) to December 31, 1997 were all less than $6,700, and, as a result, a full set of consolidated financial statements for 1997 have not been included.

       To date, the Company has incurred cash losses from operations and projects that it will continue to incur losses in the near future, resulting in the need for additional cash. The Company could incur additional losses as it continues to expand its operating network. The Company intends to obtain cash from strategic partners, existing and/or new stockholders or other resources. If such resources are not obtained by the Company, then it could adversely affect the Company's ability to operate at its current level.

       (A)  BASIS OF PRESENTATION

       The consolidated financial statements of the Company include the accounts of its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

       (B)  REVENUE RECOGNITION

       Revenue related to service, installation and sale of customer premise equipment is recognized when equipment is delivered and installation is completed. Revenue from monthly recurring service is recognized in the month the service is provided. Although not material at December 31, 1998 or December 31, 1999, payments received in advance of providing services are recorded as unearned revenue until such services are provided.

       Selling costs in connection with lines that have been sold but not yet installed are expensed as incurred. These selling costs are the only expenses incurred prior to installation.

       (C)  CASH AND CASH EQUIVALENTS

       The Company considers highly liquid investments with initial maturities of less than three months to be cash equivalents. The Company had $8,994 in cash balance subject to withdrawal restrictions as a condition of its $75,000 equipment leasing line of credit with its bank at December 31, 1998 and no restrictions at December 31, 1999.

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

       (D)  INVENTORIES

       Inventories consist of telecommunications equipment that will be installed at customer locations. Inventory is accounted for on a FIFO basis at the lower of cost or market.

       (E)  PROPERTY AND EQUIPMENT

       Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

       Furniture and fixtures .........................               7 years
       Network equipment ..............................               5 years
       Software .......................................               3 years
       Leasehold improvements .........................     Life of the lease

       Expenditures for maintenance and repairs are charged to expense as incurred, whereas expenditures for renewals and betterments are capitalized. The Company accounts for software costs in accordance with the American Institute of Certified Public Accountants' Statement of Position 98- 1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The statement requires capitalization of certain costs incurred in the development of internal-use software, including external direct material and service costs.

       (F)  COLLOCATION FEES

       Collocation fees represent non-recurring (one-time) fees paid to traditional telephone companies. Non-recurring fees are an investment paid to the telephone carriers to make space in the phone carriers central office available and ready for use and placement of certain Company equipment. Non-recurring collocation fees are amortized over their estimated useful lives of five years.

       The Company also incurs recurring monthly fees to traditional telephone companies. Recurring collocation fees compensate the traditional telephone carrier for maintenance of the facilities and variable costs such as power. These fees also provide Company employees unlimited access to collocation space and enable local loops between the central office and the customer as well as broadband transport facilities to transmit data among the Company's collocations. These recurring fees are cancelable by the Company when it ceases to occupy the space. However, should the Company move to another collocation space in the same area in order to over our service, monthly fees would be payable at approximately the same levels ($500 average per month per collocation facility).

       (G)  LONG-LIVED ASSETS

       Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of " requires that companies consider whether indicators of impairment of long-lived assets held for use are present. If such indicators are present, companies determine whether the sum of the estimated undiscounted future cash flows attributable to such assets are less than their carrying amount, and if so, companies recognize an impairment loss based on the excess of the carrying amount of the assets over fair value. Accordingly, management periodically evaluates the ongoing value of property and equipment and has determined that there were no indications of impairment as of December 31, 1998 and 1999.

       (H)  ADVERTISING

       The Company expenses the cost of advertising as incurred. Advertising expense was approximately $30,192 and $898,653 for the years ended December 31, 1998 and 1999, respectively.

       (I)  INCOME TAXES

       Prior to becoming BlueStar Properties, Inc., a Tennessee C corporation, on September 28, 1998, the Company operated as a limited liability company under the provisions of the Internal Revenue Code. Under these provisions,

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

income or losses of BlueStar Communications, LLC were reported by the members on their individual federal and state income tax returns, and BlueStar Communications, LLC did not pay income taxes or receive income tax benefits. The year-to-date loss of the LLC through September 28, 1998, of $236,754 was netted against paid-in capital upon the dissolution of the LLC on that date.

       The Company accounts for income taxes under Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (J)  STOCK-BASED COMPENSATION

       The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations, as permitted under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"(SFAS 123).

       (K)  NET LOSS PER SHARE

       Net loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS
128). SFAS 128 requires the presentation of basic and diluted earnings per share
(EPS). Under the provisions of SFAS 128, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding during the period.

       Shares issued to employees subject to repurchase by the Company are not included in the weighted average number of common shares outstanding for the period.

       Diluted EPS is the same as basic EPS as all potentially dilutive securities are antidilutive Potential dilutive securities at December 31, 1999 include common stock that would be issued for the exercise of stock options and warrants 6,854,450 shares the expiration of restrictions on shares 3,657,157 shares and the conversion of preferred shares 20,522,043 common shares

       (L)  USE OF ESTIMATES

       The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences may be material to the financial statements.

       (M)  FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying amounts reported in the balance sheet for cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and debt approximate fair value.

       (N)  START-UP COSTS

       In accordance with Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" (SOP 98-5), the Company has expensed all start-up costs to date.

       (O)  COMPREHENSIVE LOSS

       The Company's comprehensive loss as defined by Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" has been the same as reported losses since inception.

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

       (P)  SEGMENT INFORMATION

       The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS
131). SFAS 131 supersedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. The Company operates in one segment: high-speed Internet access and data communications services.

       (Q)  NEWLY ISSUED ACCOUNTING STANDARDS

       In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS
133). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal quarters beginning after June 15, 2000. The impact of the adoption of SFAS 133 is not expected to have a material impact on the Company's results of operations or financial position.

       Staff Accounting Bulletin 101 "Revenue Recognition in Financial Statements," ("SAB 101") was issued in December 31, 1999 by the Securities and Exchange Commission. SAB 101 provides that, in certain circumstances, revenues which are received in the first month of a contract might have to be recognized on a straight-line basis over the term of the contract or the expected term of the customer relationship, whichever is longer, provided that all other criteria for revenue recognition have been met. SAB 101 also limits the deferral of incremental direct costs associated with the origination of a customer arrangement to an amount that is less than or equal to the amount of up-front revenues that have been deferred. Due to complications surrounding the implementation of SAB 101, the SEC has deferred the implementation date of certain provisions of SAB 101 until no later than the quarter ended December 31, 2000, with retroactive application to transactions entered into during the quarter ended March 31, 2000. This extension will allow the Company and other companies impacted by this Bulletin adequate time to fully understand the broader implications of SAB 101 and to respond accordingly.

       (R)  CONCENTRATION OF RISK

       Under a master operating lease agreement with Ascend Communications, now Lucent, the Company had leased equipment valued at $16,213,932 as of December 31, 1999. Lucent is the primary supplier of the Company's network equipment. Lucent also provided the Company with a $1,000,000 line of working capital in a transaction separate from the lease agreements.

       Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents and accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

2.     Property and Equipment

       Property and equipment, at cost, as of December 31, consisted of the following:

                                                      1998          1999
                                                   ------------ --------------
Furniture and Fixtures...........................  $     2,815  $     375,094
Network equipment................................      166,493      2,358,357
Software.........................................           --      2,434,854
Leasehold improvements...........................        1,806        102,145
Less accumulated depreciation....................      (28,402)      (252,950)
                                                   ------------ --------------
Property and equipment, net......................  $   142,712  $   5,017,500
                                                   ============ ==============

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3.     Lease Commitments

       The Company leases its office facilities and certain equipment from various sources and leases its DSL equipment from Lucent as part of its $109.0 million equipment lease line. The payment terms for each of the individual leases under the Lucent Master Lease Agreement escalate during the first year and then remain constant over the remaining life of the lease. Under the Lucent Master Lease Agreement, the Company may lease equipment with a fair market value up to $30.0 million immediately. The Company may lease additional equipment up to the full $109.0 million value so long as it maintains certain financial ratios and covenants defined in the Lucent Master Lease Agreement. Once the Company has leased equipment with a fair market value greater than $50.0 million, it must maintain $10.0 million of restricted cash or cash equivalents on hand at all times. The total amount of the base rent for all leases and subleases is being charged to expense on the straight-line method over the terms of the leases. Rental expense for all operating leases and subleases was $128,896 and $3,566,838 for the years ended December 31, 1998 and 1999, respectively. Future minimum commitments under noncancelable operating lease agreements and building office space lease agreements outstanding at December 31, 1999 are as follows:

                                                           OPERATING
                                                        LEASE PAYMENTS
                                                        ----------------
2000.................................................   $     9,219,241
2001.................................................         9,689,065
2002.................................................         5,427,773
2003.................................................           490,726
2004.................................................           205,572
                                                        ----------------
   Total minimum lease payments......................   $    25,032,377
                                                        ================

4.     Accrued Liabilities

       At December 31, 1998 and 1999, accrued liabilities consisted of the following:

                                                       1998           1999
                                                   -------------  --------------
Accrued software payments.......................   $         --   $     995,537
Accrued compensation expenses...................             --         764,482
Deferred lease payments.........................         80,251       1,824,962
Other accruals..................................         89,065       1,060,795
                                                   -------------  --------------
Accrued liabilities.............................   $    169,316   $   4,645,776
                                                   =============  ==============

       Deferred lease payments, within accrued liabilities, are caused by the difference between the recognition of lease expense under generally accepted accounting principles and the payment terms required by the Lucent Master Lease Agreement. The payment terms for each of the individual leases under the Lucent Master Lease Agreement escalates during the first year and then remains constant over the remaining life of the lease. Accordingly, the base rent for the lease is being charged to expense using the straight line method over the life of the lease (36 months).

5.     Note Payable

       In December 1999, the Company entered into a short-term note payable to an equipment vendor in the amount of $541,526. Interest accrues at an annual rate of 15%. Principal and interest payments of $58,704 are due monthly for the first 10 months of the year ended December 31, 2000.

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)




6.     Long-Term Debt

       At December 31, 1998 and 1999, long-term debt consists of:

                                       INTEREST
                                         RATE         1998          1999
                                       --------   ------------  ------------
Lucent loan dated August 1998.......      8.50%   $   500,000   $   373,891
Lucent loan dated February 1999.....      7.75             --       450,205
Less current portion................                 (155,000)     (320,922)
                                                  ------------  ------------
Long-term debt......................              $   345,000   $   503,174
                                                  ============  ============

       The Company has a working capital line of credit agreement (Credit Line) with Lucent allowing for borrowings up to $1,000,000. The balance is secured by all of the assets of the Company. The line of credit is available in two tranches of $500,000 each. Each tranche is payable over thirty-six months with interest only payments for the first six months and principal and interest due over the remaining thirty months. The August 1998 tranche matures in August 2001 and the February 1999 tranche matures in February 2002. Amounts charged to interest expense for both loans was $14,166 and $65,486 during the years ended December 31, 1998 and 1999, respectively.

7.     Redeemable Convertible Preferred Stock

       The Company's certificate of incorporation, as amended, authorizes the issuance of up to 25,000,000 shares of Redeemable Convertible Preferred Stock (Preferred Stock), of which 12,345,003 and 8,177,040 shares are designated Series A and Series B, respectively. In March 1999, the Company issued 12,345,003 shares of redeemable convertible voting preferred stock designated as Series A Preferred Stock at $0.49 per share. In August 1999 the Company issued 8,177,040 shares of redeemable convertible voting Preferred Stock designated as Series B Preferred Stock at $3.80 per share.

       The rights with respect to voting, dividends, liquidation and conversion of the Preferred Stock are as follows:

       Each share of Series A and B Preferred Stock has the same number of votes as the number of shares of Common Stock into which that Series of Preferred Stock is convertible.

       Holders of Series A and B Preferred Stock are entitled to receive dividends at the annual rate of $0.04 and $0.30 per share, respectively, when, as and if declared by the Board of Directors. Such dividends are non-cumulative and are payable prior and in preference to any dividends payable for Common Stock declared by the Board of Directors. There have been no dividends declared to date. As of December 31, 1999, the preferred stock holders have a priority right on dividends of $1,296,000.

       In the event of any liquidation or winding up of the Company, including a merger or sale of significant assets, the holders of Series A and B Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock an amount of $0.49, the original Series A liquidation amount, and $3.80, the original Series B liquidation amount, per share for each share of Series A and B Preferred Stock, respectively, plus all declared but unpaid dividends, if any. If assets are insufficient to permit payment in full of a particular series, then distribution would occur in proportion to the original issue price of the respective series of Preferred Stock held by such holders.

       After paying the amounts due the holders of shares of Preferred Stock, the remaining assets available for distribution shall be distributed pro rata among the holders of Common Stock and all Preferred Stock.

       Each share of Preferred Stock is convertible into Common Stock at the option of the holder or upon the consent of a majority of the aggregate votes of the number of preferred shares then outstanding. The number of fully paid and nonassessable shares of common stock into which each share of Series A and Series B Preferred Stock may be converted shall be determined by dividing the gross issue proceeds plus any declared but unpaid dividends by the original issue price, adjusted for the effect of any stock splits, dividends or other distribution payable that entitles a holder of Common Stock to receive additional shares without payment of any consideration for the additional

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

shares. The conversion price was $0.49 and $3.80 for each share of Series A and Series B Preferred Stock, respectfully, at December 31, 1999.

       Such conversion is automatic upon the effective date of an initial public offering of Common Stock for which the gross proceeds to the Company are at least $20,000,000 and the offering price per share is at least $3.80 per share. A total of 20,522,043 shares of Common Stock have been reserved for issuance upon the conversion of the Series A and Series B Preferred Stock.

       Each holder of Series A or Series B Preferred Stock may require the Company to redeem on the dates specified below, by giving not less than 60 days written notice, up to a cumulative total of that percentage of the shares held by such requesting holder as set forth below.

                                                                 CUMULATIVE
                                                                 PERCENTAGE
                                                                  OF SHARES
                                                                 WHICH MAY BE
       REDEMPTION DATE                                             REDEEMED
       -------------------                                      --------------
       March 17, 2006........................................              25%
       March 17, 2007........................................              50
       March 17, 2008........................................              75
       March 17, 2009........................................             100

8.     Stockholders' Deficit

       On October 29, 1999, the Company effected a 3-for-1 stock split in the form of a stock dividend. The accompanying consolidated financial statements and all references to Common Stock shares and per share amounts including options and warrants to purchase Common Stock have been retroactively restated to reflect the stock split. Membership units in the LLC were not effected by the stock split as it was not an organized entity at the time of the stock dividend. During 1999 the Company enacted a change in the par value of its common stock from $0.0025 to $.01 per share.

       As a condition of the Series A Preferred Stock agreement entered into on March 17, 1999, three employees of the Company entered into Stock Restriction and Special Payment Agreements with the Company. The agreements require tenure conditions for the respective employees in order to fully vest in a portion of their shares owned as of the date of the funding of the Series A Preferred Stock. Restricted shares are subject to a right of repurchase by the Company, at a price of $0.049 per share, if the employee leaves the Company or is terminated prior to vesting. This right of repurchase lapses ratably over a 48-month period and an additional 25% of the original amount of restricted shares automatically accelerates vesting for termination without cause. In addition, the agreements also include provisions which accelerate vesting upon a change in control of the Company. In connection with the termination of employment of one of these employees subject to such agreements, the Company exercised its right of repurchase of 2,021,025 shares of Common Stock at a price of $.049 per share and immediately retired these shares.

       On September 22, 1998, the Company entered into a Personal Services Agreement (PSA) with a consultant for the Company. Under the terms of the agreement, the consultant was granted 3.5% stock ownership in the Company and ultimately received additional ownership interest under the agreement. As of December 31, 1998, the consultant had received ownership in 5% of the outstanding Common Stock. Compensation expense was recorded based on the 5% ownership for the year ending December 31, 1998. On March 18, 1999, the consultant received 1,390,017 additional shares per the terms of the PSA. Immediately subsequent to receipt of the shares, the consultant became an officer and employee of the Company and the PSA was terminated. As a condition of the Series A Preferred Stock Purchase Agreement, a portion of his shares of Common Stock are restricted and subject to repurchase by the Company. Compensation expense related to the unrestricted shares was recognized upon issuance. The value related to the 1,298,244 restricted shares was recorded as deferred compensation and is being amortized over the 48-month vesting period.

       On August 8, 1998, the Company entered into a Warrant Agreement with Lucent in relation to the working capital note payable. In consideration of this commitment with a ten-year term, a warrant was issued to purchase

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

shares of Common Stock at an exercise price of $0.33 per share. The number of shares available to be exercised per the terms of the note equaled the total principal amount advanced to the Company divided by ten, adjusted for any stock splits. At December 31, 1998, the Company had borrowed $500,000 and thus 150,000 shares were available to be issued under the warrant. In February 1999, the Company borrowed an additional $500,000 on the note and the number of shares available to be issued under the warrant was increased to 300,000. As of December 31, 1999, there have been no exercises under the warrant.

       In July 1999, the Company entered into a Warrant Agreement with Boyle Consolidated Communications, LLC (Boyle) as consideration for an exclusivity license to install access equipment in certain Boyle properties. The Company issued to Boyle a warrant to purchase 60,000 shares of Common Stock with an exercise price of $1.67 per share. This warrant is immediately exercisable and expires on the earlier of July 2004 or a breach of the agreement. The Company may exercise the option to repurchase any unvested shares at a price of $1.67 per share. The shares vest ratably over a 36-month period. As of December 31, 1999, there have been no exercises under the warrant. The Company accounted for the warrants based on their fair value at the grant date utilizing the Black Scholes economic model. The value of the warrants was expensed.

9.     Stock Option Plan

       During 1998, the Company issued 360,000 non-qualified stock options to certain initial employees and consultants of the Company. From January 1999 to March 1999, the Company issued an additional 366,000 non-qualified stock options to certain employees and three consultants of the Company. All initial employee or consultant options were issued at exercise prices greater than market value as determined by the Board of Directors of the Company. The options expire in 2006. The Company recognized compensation expense for the value of the 360,000 options issued to non-employees.

                                                                       WEIGHTED
                                                                       AVERAGE
                                                         NUMBER OF     EXERCISE
                                                          SHARES        PRICE
                                                        ------------ -----------
Outstanding at January 1, 1998.......................            --          --
   Granted...........................................       360,000        0.33
   Exercised.........................................            --          --
   Cancelled.........................................            --          --
                                                        ------------ -----------
Outstanding at December 31, 1998.....................       360,000        0.33
   Granted...........................................       366,000        0.38
   Exercised.........................................       (45,000)       0.33
   Cancelled.........................................      (135,000)       0.33
                                                        ------------ -----------
Outstanding at December 31, 1999.....................       546,000  $     0.37
                                                        ============ ===========
Exercisable at December 31, 1999.....................       306,000  $     0.36
                                                        ============ ===========

       In March 1999, the Company's Board of Directors (Board) adopted the 1999 Incentive Stock Option Plan (Plan). The Plan provides for the granting of stock options to employees, directors or consultants of the Company. The Plan is administered by the Board and allows for the granting of non-qualified (NQOs) and incentive stock options (ISOs) for purchase up to an aggregate of 3,259,500 shares of Common Stock. The options are exercisable at the discretion of the plan administrator, but generally are exercisable upon vesting. Options generally vest over a four year period at a rate of 25% after the first year of service, then ratably over the next thirty-six months. Certain employees of the Company have been granted ISOs which vest at a rate of 12.5% after the first six months of service and then ratably over the next forty-two months. Options expire within 10 years after the date of grant. In the event of a change of control of the Company, the Plan provides for accelerated vesting based upon the terms evidenced in the Option grant, generally 50.0% of the unvested options of the employee. All options under the Plan have a ten year term.

       In October 1999, the Board approved and adopted the 1999 Stock Option/Stock Issuance Plan (New Plan). The New Plan provides for the granting of stock options and stock purchase rights to employees, non-employee members of the Board and consultants who provide services to the Company. At December 31, 1999,

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7,615,500 shares of Common Stock were reserved for issuance under the Plan. The Plan is administered by the Board and allows for the granting of non-statutory options (NSOs) and incentive stock options (ISOs). The plan administrator establishes exercise provisions for options, but generally options are immediately exercisable upon grant. In the event that options are exercised prior to vesting, the shares issued pursuant to unvested options will be subject to repurchase by the Company. Options generally vest over a four year period at a rate of 25% after the first year of service, then ratably over the next thirty-six months. Certain employees of the Company have been granted options which vest at a rate of 12.5% after the first six months of service and then ratably over the next forty-two months. Options expire within 10 years after the date of grant.

       All grants under the Plan will be issued new certificates under the New Plan. Grants issued above the amount authorized by the Plan have been approved by the Board and are considered issued under the New Plan.

       The Company accounts for options issued to employees under APB Opinion
25. For the period ended December 31, 1999, the Company granted options with exercise prices greater than, equal to and less than the market value of the common stock as determined by the Board of Directors of the Company. As a result of the Company's reassessment during 2000 of the fair value per share of its common stock, the Company has restated its financial statements for the year ended December 31, 1999 to recognize deferred compensation of $3,601,347 related to options granted with exercise prices less than the market value of the common stock. Stock compensation expense is recognized over the four year vesting period and totaled $425,840 for the year ended December 31, 1999. The Company recognized compensation expense related to non-qualified options issued to consultants under the Plan.

       Plan and New Plan activity is as follows:

                                                                     WEIGHTED
                                                                     AVERAGE
                                                        NUMBER OF    EXERCISE
                                                          SHARES      PRICE
                                                        ----------- -----------
Outstanding at January 1, 1999........................          --          --
   Granted............................................   6,134,265  $     0.37
   Exercised..........................................    (153,315)       0.06
   Cancelled..........................................     (32,500)       0.57
                                                        ----------- -----------
Outstanding at December 31, 1999......................   5,948,450  $     0.38
                                                        =========== ===========
Exercisable at December 31, 1999......................     308,543  $     0.07
                                                        =========== ===========

       The following table summarizes information about initial employee, Plan and New Plan options outstanding at December 31, 1999:

                          OPTIONS        REMAINING        WEIGHTED        OPTIONS        WEIGHTED
                      OUTSTANDING AT    CONTRACTUAL       AVERAGE     EXERCISABLE AT     AVERAGE
  EXERCISE PRICES        12/31/99      LIFE IN YEARS   EXERCISE PRICE    12/31/99     EXERCISE PRICE
-------------------  ----------------- --------------  -------------- --------------  -------------
$   0.05-0.10               2,939,250           4.50   $        0.07        299,043   $       0.05
    0.20-0.49               1,008,000           3.71            0.29        306,000           0.36
         0.77               2,547,200           5.00            0.77          9,000           0.77
                     ----------------- --------------  -------------- --------------  -------------
                            6,494,450           4.60   $        0.38        614,043   $       0.22
                     ================= ==============  ============== ==============  =============

       SFAS 123 established new financial and reporting standards for stock-based compensation plans. As the Company has adopted the disclosure-only provision of SFAS 123, no compensation cost has been recognized for the Company's option plan based on the fair value method. If the Company had recognized compensation cost for the option grants based on the fair value method prescribed by SFAS 123, the effects for the year ended December 31, 1998 would have been immaterial and the Company's net loss would have increased by approximately $44,000 or less than $0.01 per share for the year ended December 31, 1999. The weighted average fair value of options granted during 1999 was $0.61. The above tables include 37,500 non-qualified options issued under the plan that are subject to repurchase by the Company. The Company did not repurchase any of these shares as of December 31, 1999.

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

       The fair value for these options was estimated at the date of grant using the minimum value method allowed under SFAS 123. Under this method, the expected life of the options used in this calculation was 2, 3, 5 and 6 years for options vesting in 1, 2, 3 and 4 years, respectively, from the date of grant; the risk free interest rate used ranged from 4.62% to 6.38%; and a volatility factor of nil.

10.    Income Taxes

       The components of the net deferred income tax asset (liability), at an effective rate of 39%, as of December 31, 1998 and 1999 are as follows:

                                                       1998          1999
                                                    -----------  --------------
Non-current asset (liability):
   Net operating loss carryforward...............   $  186,811   $   7,906,389
   Tax over book depreciation....................       (9,008)       (265,253)
   Compensation accrual..........................           --          77,728
   Other nondeductible accruals..................           --         143,500
   Capitalized start-up costs....................        9,576           7,912
   Long-term accrued liability...................       34,735              --
                                                    -----------  --------------
     Total non-current asset.....................      222,114       7,870,276
   Less valuation allowance......................     (222,114)     (7,870,276)
                                                    -----------  --------------
     Net deferred tax asset......................   $       --   $          --
                                                    ===========  ==============

       SFAS 109 requires the Company to record a valuation allowance when it is "more likely than not that some portion or all of the deferred tax assets will not be realized." It further states that "forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years." The ultimate realization of the deferred income tax assets depends on the Company's ability to generate sufficient taxable income in the future. The Company has provided a valuation allowance at December 31, 1998 and December 31, 1999. If the Company achieves sufficient profitability in future years to use all of the deferred income tax asset, the valuation allowance will be reduced through a credit to expense (increasing retained earnings).

       As of December 31, 1999, the Company had federal net operating loss carryforwards of approximately $479,002 which expire in 2013 and $18,804,874 which expire in 2014.

11.    Commitments and Contingencies

       The Company is involved in various litigation that arise through the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

       On April 5, 1999, the Company entered into an agreement with the Chief Executive Officer. The agreement provides for a monthly base salary and 12 months' salary and additional vesting of options if terminated.

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                       DECEMBER 31, 1999 AND JUNE 30, 2000

                                                                                   DECEMBER 31,      JUNE 30,
                                                                                       1999            2000
                                                                                  --------------- ---------------
                                                                                                   (UNAUDITED)
                                    ASSETS

Current Assets:
   Cash and cash equivalents...................................................   $   12,901,707  $      920,669
   Accounts receivable.........................................................          140,115       1,303,684
   Inventories.................................................................          108,051          18,010
   Prepaid expenses and other current assets...................................          325,643       1,476,466
                                                                                  --------------- ---------------
     Total current assets......................................................       13,475,516       3,718,829
                                                                                  --------------- ---------------

Property and equipment, net....................................................        5,017,500      12,195,324
Collocation fees, net..........................................................        7,445,674      11,579,176
Other assets...................................................................          567,677       4,156,331
                                                                                  --------------- ---------------
     Total assets..............................................................   $   26,506,367  $   31,649,660
                                                                                  =============== ===============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
   Accounts payable............................................................   $    2,360,369  $    8,170,872
   Accrued liabilities.........................................................        4,645,776      12,622,889
   Note payable................................................................          541,526       7,270,767
   Current portion of long-term debt...........................................          320,922         334,520
                                                                                  --------------- ---------------
     Total current liabilities.................................................        7,868,593      28,399,048
                                                                                  --------------- ---------------
Long-term debt, net of current portion.........................................          503,174         332,420
     Total liabilities.........................................................        8,371,767      28,731,468

Commitments and contingencies:
Redeemable convertible preferred stock, $0.01 par value;
   25,000,000 shares authorized
   Series A, 12,345,003 shares outstanding ....................................        5,936,688       5,936,688
   Series B, 8,177,040 shares outstanding .....................................       31,080,009      31,080,009
   Series C, 2,165,603 shares outstanding......................................               --      33,975,000

Stockholders' Deficit:
   Common stock, $0.01 par value at December 31, 1999 and June 30, 2000;
     60,000,000 shares authorized at December 31, 1999 and June 30, 2000,
     11,712,900 and 13,176,774 shares issued and outstanding at December 31,

     1999 and June 30, 2000, respectively .....................................          117,128         131,767
   Additional paid-in capital .................................................        4,018,372       6,101,976
   Restricted stock loan receivable............................................               --        (728,150)
   Deferred compensation ......................................................       (3,239,122)     (3,076,769)
   Accumulated deficit.........................................................      (19,778,475)    (70,502,329)
                                                                                  --------------- ---------------
     Total stockholders' deficit ..............................................      (18,882,097)    (68,073,505)
                                                                                  --------------- ---------------
     Total liabilities, redeemable convertible preferred stock and
       stockholders' deficit...................................................   $   26,506,367  $   31,649,660
                                                                                  =============== ===============

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                             FINANCIAL STATEMENTS.

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000
                                   (UNAUDITED)

                                                                                  1999              2000
                                                                            -----------------  ----------------
Revenues.................................................................   $        136,211   $     3,625,031

Operating Expenses:
   Network and product costs ............................................            950,659        20,612,551
   Selling and marketing.................................................            323,581        17,349,024
   General and administrative............................................            863,145        12,235,957
   Amortization of deferred compensation.................................              3,976         1,095,963
   Depreciation and amortization ........................................             24,493         1,934,852
                                                                            -----------------  ----------------
       Total operating expenses .........................................          2,165,854        53,228,347
                                                                            -----------------  ----------------
Loss From Operations ....................................................         (2,029,643)      (49,603,316)
Interest Income (Expense):
   Interest income ......................................................             40,197           499,709
   Interest expense .....................................................               (187)          (96,390)
                                                                            -----------------  ----------------
       Net interest income (expense).....................................             40,010           403,319
One time charges and debt fees...........................................                 --        (1,454,244)
                                                                            -----------------  ----------------
Net loss ................................................................   $     (1,989,633)  $   (50,654,241)
                                                                            =================  ================

Net loss per common share, basic and diluted.............................   $          (0.19)  $         (5.31)
                                                                            =================  ================
Weighted average number of common shares outstanding.....................         10,425,501         9,539,643
                                                                            =================  ================


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                   (UNAUDITED)



                                                                                              RESTRICTED
                                                       COMMON STOCK            ADDITIONAL        STOCK
                                                ---------------------------     PAID-IN          LOAN           DEFERRED
                                                   SHARES        AMOUNT         CAPITAL       RECEIVABLE      COMPENSATION
                                                -------------  ------------  --------------- --------------  ----------------
Balance at December 31, 1999................      11,712,900   $   117,128   $    4,018,372  $          --   $    (3,239,122)
   Exercise of common stock options.........       3,248,809        32,488        1,149,994             --                --
   Repurchase of common stock...............      (1,784,935)      (17,849)              --             --                --
   Deferred compensation on
     stock option grants....................              --            --          933,610             --          (933,610)
   Amortization of deferred compensation....              --            --               --             --         1,095,963
   Restricted stock loan receivable.........              --            --               --       (728,150)               --
   Net loss.................................              --            --               --             --                --
                                                -------------  ------------  --------------- --------------  ----------------
Balance at June 30, 2000....................      13,176,774   $   131,767   $    6,101,976  $    (728,150)  $    (3,076,769)
                                                =============  ============  =============== ==============  ================



                                              ACCUMULATED
                                                DEFICIT           TOTAL
                                             --------------- -----------------
Balance at December 31, 1999................ $  (19,778,475) $    (18,882,097)
   Exercise of common stock options.........             --         1,182,482
   Repurchase of common stock...............        (69,613)          (87,462)
   Deferred compensation on
     stock option grants....................             --                --
   Amortization of deferred compensation....             --         1,095,963
   Restricted stock loan receivable.........             --          (728,150)
   Net loss.................................    (50,654,241)      (50,654,241)
                                             --------------- -----------------
Balance at June 30, 2000.................... $  (70,502,329) $    (68,073,505)
                                             =============== =================



   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000
                                   (UNAUDITED)

                                                                                      1999             2000
                                                                                 ---------------  ---------------
Cash Flows From Operating Activities:
   Net loss...................................................................   $   (1,989,623)  $  (50,654,241)
   Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation of property and equipment...................................           24,493        1,412,374
     Amortization of collocation fees.........................................               --          522,478
     Amortization of deferred compensation....................................               --        1,095,963
     Interest on restricted stock receivable..................................               --          (22,580)
     Changes in operating assets and liabilities:
       Accounts receivable....................................................          (38,964)      (1,163,569)
       Inventories............................................................               --           90,041
       Prepaid expenses and other current assets..............................          (72,622)      (1,150,823)
       Other assets...........................................................               --       (3,588,654)
       Accounts payable.......................................................          268,330        5,810,503
       Accrued liabilities....................................................          337,151        7,977,113
       Short-term note payable................................................          193,756           13,598
                                                                                 ---------------  ---------------
         Net cash used in operating activities................................       (1,277,479)     (39,657,797)
                                                                                 ---------------  ---------------

Cash Flows From Investing Activities:
   Purchase of property and equipment.........................................         (297,941)      (8,590,198)
   Payments of collocation fees...............................................         (938,500)      (4,655,980)
                                                                                 ---------------  ---------------
         Net cash used in investing activities................................       (1,236,441)     (13,246,178)
                                                                                 ---------------  ---------------

Cash Flows From Financing Activities:
   Proceeds from issuance of common stock.....................................               --          476,912
   Repurchase of common stock.................................................               --          (87,462)
   Proceeds from issuance of preferred stock..................................        5,936,688       33,975,000
   Proceeds from long-term debt...............................................          245,383        6,729,241
   Repayments on long-term debt...............................................               --         (170,754)
   Other equity transactions, net.............................................                0               --
                                                                                 ---------------  ---------------
         Net cash provided by financing activities............................        6,182,071       40,922,937
                                                                                 ---------------  ---------------
Net Increase in Cash and Cash Equivalents.....................................        3,668,151      (11,981,038)
Cash and Cash Equivalents, beginning of period................................          501,611       12,901,707
                                                                                 ---------------  ---------------
Cash and Cash Equivalents, end of period......................................   $    4,169,762   $      920,669
                                                                                 ===============  ===============

Supplemental Cash Flow Information:
   Interest paid..............................................................   $       33,663   $       96,390
                                                                                 ===============  ===============
Supplemental Non-Cash Investing Activities:
   Restricted Stock Receivable................................................   $           --   $      705,570
                                                                                 ===============  ===============

Supplemental Non-Cash Financing Activities:
   Software purchased through short-term note payable.........................   $           --   $       29,555
                                                                                 ===============  ===============


                    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.     Summary of Significant Accounting Policies

       The condensed consolidated balance sheet as of June 30, 2000 and the condensed consolidated statements of operations and cash flows for the periods ended June 30, 1999 and June 30, 2000 have been prepared by the Company in accordance with the accounting policies described in its annual financial statements for the year ended December 31, 1999 and should be read in conjunction with the notes thereto.

       In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position at June 30, 2000 and results of operations and changes in cash flows for all periods presented have been made. The results of operations for the periods ended June 30, 1999 and 2000 are not necessarily indicative of the operating results for the full years.

2.     Net Loss Per Share

       Net loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS
128). SFAS 128 requires the presentation of basic and diluted earnings per share
(EPS). Under the provisions of SFAS 128, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding during the period.

       Shares issued to employees subject to repurchase by the Company are not included in the weighted average number of common shares outstanding for the period.

       Diluted EPS is the same as basic EPS as all potentially dilutive securities are antidilutive. Potential dilutive securities include common stock that would be issued for the exercise of stock options and warrants 4,581,700 shares the expiration of restrictions on shares 3,456,018 shares and the conversion of preferred shares (22,687,641 common shares).

3.     Lease Commitments

       In April of 2000, the Master Lease Agreement with Lucent was amended to increase the maximum lease line from $109 million to $175 million. As of June 30, 2000, the Company has drawn a total of $50.5 million from the lease line.

       In April, 2000, the Company executed an equipment leasing line with Cisco Systems Capital, which allows the Company to lease equipment with a fair market value up to $50.0 million.

4.     Redeemable Convertible Preferred Stock

       On January 28, 2000, the Company issued 318,471 shares of Series C Preferred Stock for a total consideration of $5,000,000. On February 14, 2000, the Company issued an additional 1,847,132 shares of Series C Preferred Stock for net proceeds of $28,984,968. The rights and preferences of the Series C preferred stock are similar to Series A and B preferred stock, except that Series C preferred stock contains antidilution provisions.

5.     Stockholders Deficit

       In January 2000, one of the employees subject to a Stock Restriction and Special Payment Agreement resigned. The Company exercised its right to repurchase the related outstanding restricted shares of 1,784,935 at a purchase price of $0.049 per share. The total cost of repurchased options and severance to the Company under the resignation agreement was approximately $231,000.

6.     Stock Option Plan

       During 2000, the Company's Board of Directors (Board) adopted the 2000 Stock Incentive Plan (2000 Plan). The 2000 Plan provides for five separate equity incentive programs for eligible employees, directors and consultants of the Company, which are the Discretionary Option Grant Program, Salary Investment Option Grant Program, Stock Issuance Program, Automatic Option Grant Program and Director Fee Option Grant Program. A total of 8,538,500 shares of common stock have been reserved for issuance under the 2000 Plan, which includes all option grants under the predecessor option plans (i.e. the initial employee Plan and New Plan, and shares available for issuance under the predecessor plans) and 4,200,315 additional shares approved by the Board for issuance.

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)

       The Salary Investment Option Grant Program is restricted to certain highly compensated employees and other insiders as defined in the 2000 Plan. The Automatic Option Grant and Director Fee Option Grant programs are restricted to non-employee Board members. All employees, non-employee members of the Board and consultants and the independent advisors who provide services to the Company are eligible under the Discretionary Option Grant and Stock Issuance Programs.

       The Company granted an additional 2,265,000 incentive stock options under the 2000 Plan to certain employees of the Company at exercise prices ranging from $0.77 to $7.85 per share in the period from January 5, to June 30, 2000. These option grants generally vest over a four year period at a rate of 25% after the first year of service, then ratably over the next thirty-six months.

       From January 1, 2000 to June 30, 2000, certain employees of the Company exercised options for 3,248,809 shares at a weighted average exercise price of $0.27 per share. Some of these employees were issued recourse loans by the Company valued at $705,570 in order for the employees to purchase their respective shares. The loans accrue interest at an annual rate of 7%. The loans are also secured by a pledge of the Common Stock purchased by the loan proceeds. Of the shares exercised through June 30, 2000, 1,544,375 shares have not vested and are subject to repurchase by the Company at a weighted average exercise price of $0.36 per share.

7.     Stock Purchase Plan

       On March 30, 2000, the Company's Board of Directors approved the BlueStar Communications Group, Inc. Employee Stock Purchase Plans (the "ESPP"). As part of the ESPP, 600,000 of common shares have been reserved for issuance under the plan. The ESPP's adoption is subject to the Company's completion of its initial public offering.

       The ESPP, which is intended to qualify under Section 423 of the IRS Code, will be implemented by a series of overlapping offering periods of 24 months' duration, with new offering periods, other than the first offering period, commencing on the first business day in February and August of each year.

       The purchase price per share at which shares will be sold in an offering under the ESPP will be the lower of 85% of the fair market value of a share of the Company's common stock on the first day of an offering period or 85% of the fair market value of a share of the Company's common stock on the semi-annual purchase date. The fair market value of the Company's common stock on a given date will be equal to the closing price of the Company's common stock on such date as such price is reported by the National Association of Securities Dealers on the Nasdaq national market.

8.     Subsequent Events

       On June 16, 2000, an agreement was reached to merge with Covad Communications, Group, Inc. ("Covad"), a provider of broadband and Internet services. Under the merger agreement, the Company's shareholders will receive 8 million shares of Covad common stock for all of the Company's outstanding shares, plus assumption of $55 million in debt and operating leases in a transaction currently scheduled to close in the third quarter of 2000. The number of shares the Company receives at the close of the merger will be reduced based upon the amount of unpaid principal and interest the Company has outstanding under any loan agreements arranged by Covad on behalf of the Company. The share reduction will be calculated by dividing any such amounts outstanding by the closing price of one share of Covad common stock on the National Nasdaq Market on the third business day prior to the closing date. Up to five million additional shares of Covad common stock may be issued to the Company shareholders if certain performance targets are met by the Company during the 2001 fiscal year.

       In June 2000, the Company entered into a $40.0 million demand loan agreement with Bear Stearns Corporate Lending Inc. Under the terms of the loan agreement, the Company may request up to $5.0 million every two weeks, not to exceed an aggregate of $40.0 million. Bear Stearns, however, is not obligated to provide any portion of the requested amount. Any amounts borrowed under the loan agreement bear interest, at the Company's discretion, at either (1) the prime rate publicly announced by Citibank, N.A., plus 600 basis points or (2) the interest rate which eurodollar deposits for one month are offered in the interbank eurodollar market plus 700 basis points. Under either

              BLUESTAR COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)

interest rate election, the minimum interest rate is 13.0%. The loan agreement matures at the earliest of (1) demand by Bear Stearns, (2) the date of commencement by or against the Company or any of its subsidiaries of any bankruptcy proceeding, (3) termination of the merger agreement in accordance with its terms (4) consummation of the merger with Covad Communications or any other change in control of the Company or (5) December 15, 2000.

                                                                      APPENDIX I

                        COVAD COMMUNICATIONS GROUP, INC.
                                GLOSSARY OF TERMS

       ACCESS LINE--A circuit that connects a telephone end-user to the ILEC Central Office.

       ANALOG MODEM--A telecommunications device that allows the communication of digital information over analog telephone lines and through the public switched telephone network by translating such information in a way that simulates and uses only the bandwidth of normal voice transmissions.

       ASYNCHRONOUS TRANSFER MODE (ATM)--A standard packet-switching protocol that segments digital information into 53-byte cells (each cell has a 5-byte standard packet-switching header and 48 bytes of data) that are switched very quickly throughout a network over virtual circuits. ATM is able to accommodate multiple types of media (voice, video, data).

       BANDWIDTH--Refers to the maximum amount of data that can be transferred through a computer's backplane or communication channel in a given time. It is usually measured in Hertz for analog communications and bits per second for digital communication.

       CENTRAL OFFICE--ILEC facility where subscriber lines are joined to switching equipment.

       CLEC (COMPETITIVE LOCAL EXCHANGE CARRIER)--Category of telephone service provider (carrier) that offers services similar to those of the ILEC, as allowed by recent changes in telecommunications law and regulation. A CLEC may also provide other types of services such as long distance, Internet access and entertainment.

       COMMUNICATIONS ACT OF 1934--The federal legislation governing broadcast and non-broadcast communications, including both wireless and wired telephone service, and which established the FCC.

       DSL--Digital Subscriber Line.

       FCC (FEDERAL COMMUNICATIONS COMMISSION)--The U.S. government agency charged with the oversight of communications originating in the U.S. and crossing state lines.

       FRAME-RELAY--A high-speed packet-switched data communications protocol.

       HFC (HYBRID FIBER COAX)--A combination of fiber optic and coaxial cable, which has become the primary architecture utilized by cable operators in recent and ongoing upgrades of their systems. An HFC architecture generally utilizes fiber optic wire between the headend and the nodes and coaxial wire from nodes to individual end-users.

       ILEC (INCUMBENT LOCAL EXCHANGE CARRIER)--The local exchange carrier that was the monopoly carrier in a region, prior to the opening of local exchange services to competition.

       ILEC COLLOCATION--A location serving as the interface point for a CLEC network's interconnection to that of the ILEC. Collocation can be (i) physical, in which the CLEC places and directly maintains equipment in the ILEC Central Office, or (ii) virtual, in which the CLEC leases a facility, similar to that which it might build, to effect a presence in the ILEC Central Office.

       INTERCONNECTION (CO-CARRIER) AGREEMENT--A contract between an ILEC and a CLEC for the interconnection of the two networks and CLEC access to ILEC UNEs. These agreements set out the financial and operational aspects of such interconnection and access.

       ISP (INTERNET SERVICE PROVIDER)--A vendor that provides subscribers access to the Internet.

       ISDN (INTEGRATED SERVICES DIGITAL NETWORK)--ISDN provides standard interfaces for digital communication networks and is capable of carrying data, voice, and video over digital circuits. ISDN protocols are used worldwide for connections to public ISDN networks or to attach ISDN devices to ISDN-capable PBX systems (ISPBXs). Developed by the International Telecommunications Union, ISDN includes two user-to-network interfaces: basic rate interface (BRI) and primary rate interface (PRI). An ISDN interface contains one signaling channel (D-channel) and a number of information channels ("bearer" or B channels). The D-channel is used for call setup, control, and call clearing on the B-channels. It also transports feature information while calls are in progress. The B-channels carry the voice, data, or video information.

       IXC (INTEREXCHANGE CARRIER)--Facilities-based long distance/interLATA carriers (e.g., AT&T, MCI WorldCom and Sprint), who also provide intraLATA toll service and may operate as CLECs.

       KBPS (KILOBITS PER SECOND)--One thousand bits per second.

       LATA (LOCAL ACCESS AND TRANSPORT AREA)--A geographic area inside of which a local telephone company can offer switched telecommunications services, including long distance (known as toll). There are 196 LATAs in the U.S.

       MBPS (MEGABITS PER SECOND)--One million bits per second.

       RBOCS (REGIONAL BELL OPERATING COMPANIES)--ILECs created by AT&T's divestiture of its local exchange business. The remaining RBOCs include BellSouth, Verizon Communications, Qwest Communications, Inc. and SBC Communications, Inc.

       T1--This is a Bell system term for a digital transmission link with a capacity of 1.544 Mbps.

       UNES (UNBUNDLED NETWORK ELEMENTS)--The various portions of an ILEC's network that a CLEC can lease for purposes of building a facilities-based competitive network, including copper lines, Central Office collocation space, inter-office transport, operational support systems, local switching and rights of way.

================================================================================


       We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current as of , 2001.


               ----------------------------

                    TABLE OF CONTENTS

               ----------------------------



                                                                            PAGE
                                                                            ----

Special Note Regarding Forward-Looking
   Statements...............................................................  i

Prospectus Summary..........................................................  1

Risk Factors................................................................  8

Use of Proceeds............................................................. 31
Determination of Offering Price............................................. 31
Dividend Policy............................................................. 31
Price Range of Our Common Stock............................................. 31
Capitalization.............................................................. 32
Selected Consolidated Financial Data of
   Covad Communications Group, Inc.......................................... 33
Management Discussion and Analysis of Financial
   Condition and Results of Operations...................................... 35
Business.................................................................... 47
Management.................................................................. 67
Certain Relationships and Related Transactions.............................. 87
Principal Shareholders...................................................... 93
Selling Securityholders..................................................... 94
Description of Certain Indebtedness......................................... 95
Description of Convertible Notes............................................ 96
Description of Capital Stock................................................105
Shares Eligible for Future Sale.............................................109
Certain United States Federal Income and
   Estate Tax Consequences..................................................112
Plan of Distribution........................................................117
Where You Can Find More Information.........................................118
Legal Matters...............................................................118
Experts.....................................................................118
Index to Financial Statements...............................................F-1
Glossary of Terms...........................................................I-1



                                  $500,000,000

                                [GRAPHIC LOGO]



                        COVAD COMMUNICATIONS GROUP, INC.

                              6% CONVERTIBLE SENIOR
                                 NOTES DUE 2005



             ------------------------------------------------------
                             PRELIMINARY PROSPECTUS
             ------------------------------------------------------











                                     , 2001


================================================================================

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, payable by the Company in connection with the sale of the securities being registered. All amounts are estimates except for the SEC registration fee.

                                                               AMOUNT TO BE
                                                                PAID BY THE
                                                                  COMPANY
                                                              ----------------
SEC registration fee.......................................   $    132,000.00
Printing...................................................         25,000.00
Legal fees and expenses....................................         60,000.00
Accounting fees and expenses...............................         50,000.00
Miscellaneous..............................................          5,000.00
                                                              ----------------
     Total.................................................   $    272,000.00
                                                              ================

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify such person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by Section 102(b)(7) of the DGCL, the Registrant's Amended and Restated Certificate of Incorporation includes a provision that limits a director's personal liability to the Registrant or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director. Article X of the Registrant's Amended and Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

     As permitted by Section 145 of the DGCL, the Registrant's Bylaws provide that, to the fullest extent permitted by the DGCL, directors, officers and certain other persons who are made, or are threatened to be made, parties to, or are involved in, any action, suit or proceeding will be indemnified by the Registrant with respect thereto. Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors, employees and agents of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding the indemnified party had no reason to believe his conduct was unlawful.

     The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Registrant. The Registrant also entered into agreements to indemnify the Registrant's directors and executive officers, in addition to the indemnification provided for in the Registrant's Amended and Restated Certificate of Incorporation and Bylaws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since our incorporation in October 1996, we have issued and sold unregistered securities as follows:

     (1) An aggregate of 18,216,000 shares of common stock was issued in a private placement in November 1996 to Messrs. McMinn, Khanna, Haas, Davidson and Lynch pursuant to Restricted Stock Purchase Agreements. The consideration received for such shares was $50,600. We repurchased 3,615,444 shares of common stock issued to Mr. Davidson in July 1997. See "Certain Transactions."

     (2) An aggregate of 1,687,500 shares of common stock was issued in a private placement in July 1997 to Mr. Cardinale pursuant to a Restricted Stock Purchase Agreement. The consideration received for such shares was $37,500.

     (3) An aggregate of 750,000 shares of series A preferred stock was issued in a private placement in June 1997 to Messrs. McMinn, Khanna, Haas and Lynch. The aggregate consideration received for such shares was $249,975.

     (4) An aggregate of 17,000,001 shares of series B preferred stock was issued in a private placement in July 1997 to Warburg, Crosspoint and Intel. The aggregate consideration received for such shares was $8,500,000.50, a portion of which was paid by cancellation of a $500,000 demand note issued to Warburg in June 1997.

     (5) An aggregate of 517,500 shares of common stock was issued in a private placement in August 1997 to Mr. Laehy pursuant to a Restricted Stock Purchase Agreement. The consideration received for such shares was $17,250.

     (6) An aggregate of 216,000 shares of common stock was issued in a private placement in October 1997 to Mr. Marshall pursuant to a Restricted Stock Purchase Agreement. The consideration received for such shares was $7,200.

     (7) An aggregate of 1,125 shares of common stock was issued in a private placement in December 1997 to one investor pursuant to an Assignment, Transfer and Sale Agreement and a Restricted Stock Purchase Agreement. The consideration for such shares was receipt of a mark and domain name.

     (8) An aggregate of 100,002 shares of series B preferred stock was issued in a private placement in February 1998 to Mr. Marshall. The consideration received for such shares was $100,002.

     (9) Warrants for the purchase of an aggregate of 2,700,000 shares of common stock with an exercise price of $0.0022 per share were issued in February 1998 to Warburg, Crosspoint and Intel in connection with a series C preferred stock and Warrant Subscription Agreement.

     (10) An aggregate of 360,144 shares of series C preferred stock was issued in a private placement in March 1998 to Intel. The consideration received for such shares was $999,999.84.

     (11) In March 1998, we issued 260,000 units consisting of 131/2% senior discount notes due 2008 and warrants to purchase 7,580,646 shares of common stock with exercise prices of $0.0022 per share to Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated, as initial purchasers, for resale to qualified institutional buyers. Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated received commissions of $4,728,542 for acting as initial purchasers in connection with this transaction.

     (12) An aggregate of 36,015 shares of series C preferred stock was issued in a private placement in April 1998 to Mr. Hawk. The consideration received for such shares was $100,001.65.

     (13) An aggregate of 144,000 shares of common stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in April 1998 to Mr. Hawk. The consideration received for such shares was $64,000.

     (14) A warrant for the purchase of an aggregate of 202,500 shares of common stock with an exercise price of $.6666 per share was issued in July 1998 to a consultant in connection with services rendered.

     (15) An aggregate of 60,000 shares of common stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in August 1998 to Mr. Hawk. The consideration received for such shares was $230,000.

     (16) An aggregate of 13,500 shares of common stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in October 1998 to one investor. The consideration received for such shares was services rendered.

     (17) An aggregate of 13,167 shares of common stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in November 1998 to two consultants. The consideration received for such shares was services rendered.

     (18) An aggregate of 12,000 shares of common stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in December 1998 to a consultant. The consideration received for such shares was services rendered.

     (19) From July 1997 through December 31, 1998, we granted stock options to purchase an aggregate of 19,795,090 shares of common stock to employees, consultants and directors with exercise prices ranging from $0.0222 to $5.44 per share pursuant to our 1997 Stock Plan. To date, 320,248 shares of common stock have been issued upon exercise of vested options.

     (20) An aggregate of 2,701,049 shares of series C-1 preferred stock and 2,083,334 shares of series D-1 preferred stock were issued in a private placement in January 1999 to four investors. The consideration received for such shares was $45 million.

     (21) An aggregate of 900,349 shares of series C-1 preferred stock and 694,445 shares of series D-1 preferred stock were issued in a private placement in January 1999 to an investor. The consideration received for such shares was $15 million.

     (22) In February 1999, we issued $215 million aggregate principal amount of 121/2% senior notes due 2009 to Bear, Stearns & Co. Inc., BT Alex. Brown Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co., as initial purchasers for resale to qualified institutional buyers. The initial purchasers received commissions of $5,106,250 for acting as such in connection with the transaction.

     (23) In April 1999, we issued a warrant to purchase 450,000 split-adjusted shares of common stock to a customer. This warrant vested with respect to 225,000 shares on April 1, 2000 and will vest with respect to the remaining 225,000 shares on April 1, 2001, subject to the customer achieving certain performance goals. The exercise price for 225,000 of the shares is $48.4375. The exercise price for the remaining 225,000 shares will be the fair market value of the common stock on the ten trading days preceding the second vesting date.

     (24) In January 2000, we issued $425 million aggregate principal amount of 12% senior notes due 2010 to Bear, Stearns & Co., Inc. and Morgan Stanley & Co., Inc., as initial purchasers for resale to qualified institutional buyers. The initial purchasers received commissions of $10,306,250 for acting as such in connection with the transaction.

     (25) On March 20, 2000, pursuant to the Agreement and Plan of Merger dated as of March 8, 2000, Laser Link.Net, Inc. was acquired in a merger of Lightsaber Acquisition Co., our wholly-owned subsidiary, with Laser Link in which Lightsaber was the surviving entity. As a result, in a transaction exempt under
Section 4(2) of the Securities Act, we issued shares of our common stock to shareholders of Laser Link.Net in exchange for their Laser Link.Net stock.


     (26) On September 25, 2000, we issued $500 million aggregate principal amount 6% convertible senior notes due 2005 to Bear, Stearns & Co., Inc., Morgan Stanley & Co. Inc., Credit Suisse First Boston, Deutsche Banc Alex, Brown and Goldman, Sachs & Co., as initial purchasers for resale to qualified institutional buyers. The initial purchasers received commissions totaling $15,000,000 for acting as such in connection with the transaction.

     (27) On November 3, 2000, 9,373,169 shares of our common stock were issued in a private placement to SBC Communications pursuant to Section 4(2). The consideration received for such shares was $150 million.

     No underwriters were used in connection with these sales and issuances except for the issuance of the 1998 notes and related warrants in (11) above, the issuance of the 1999 notes in (22) above, the issuance of the 2000 notes in
(24) above and the issuance of the convertible notes in (26) above. The sales and issuances of these securities except for those in note (11), note (22), note
(24) and note (26) were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701, or pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering. The sales and issuance in note (11), note (22), note (24) and note (26) were exempt from registration under the Securities Act pursuant to Section 4(2) and, in connection with the resale by the initial purchasers of the securities described in note (11), note (22), note (24) and note (26), Rule 144A thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER       DESCRIPTION

  1.1(9)     Purchase Agreement, dated September 19, 2000, among the Company, Bear, Stearns & Co., Inc., Morgan
             Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Deutsche Bank Securities, Inc.
             and Goldman, Sachs & Co.
  2.1(3)     Agreement and Plan of Merger Among Covad Communications Group, Inc., LightSaber Acquisition Co. and
             Laser Link.Net, Inc., dated as of March 8, 2000.
  2.2(8)     Agreement and Plan of Merger and Registration among Covad Communications Group, Inc.,
             Covad Acquisition Corp. and BlueStar Communications Group, Inc., dated as of June 15, 2000.
  2.3(10)    Acquisition Agreement, dated as of September 8, 2000, among Covad Communications Group, Inc.,
             Greenway Holdings Ltd., Loop Holdings Europe APS, Loop Telecom, S.A. and the shareholders of Loop
             Telecom, S.A.
  2.4(10)    Shareholders' Agreement, dated as of September 12, 2000, among Loop Holdings Europe APS, Loop
             Telecom, S.A., Covad Communications Group, Inc. and the other shareholders of Loop Telecom, S.A.
  3.2(12)    Amended and Restated Certificate of Incorporation.
  3.4(12)    Bylaws, as currently in effect.
  3.5(8)     Certificate of Amendment of Certificate of Incorporation of the Registrant filed on July 14, 2000.
  4.1(1)     Indenture dated as of March 11, 1998 between the Registrant and The Bank of New York.
  4.4(1)     Warrant Registration Rights Agreement dated as of March 11, 1998 among the Registrant and
             Bear, Stearns & Co., Inc. and BT Alex. Brown Incorporated.
  4.5(1)     Specimen 13 1/2% Senior Note Due 2008.
  4.6(1)     Amended and Restated Stockholders Rights Agreement dated January 19, 1999 among the Registrant and certain of its stockholders.
  4.7(2)     Indenture dated as of February 18, 1999 among the Registrant and The Bank of New York.
  4.8(2)     Registration Rights Agreement dated as of February 18, 1999 among the Registrant and the Initial
             Purchasers.
  4.9(2)     Specimen 12 1/2% Senior Note Due 2009.
  4.10(7)    Indenture dated as of January 28, 2000, between the Registrant and United States Trust Company of
             New York.
  4.11(7)    Registration Rights Agreement dated as of January 28, 2000, between the Registrant and
             Bear, Stearns & Co., Inc.
  4.12(7)    Specimen 12% Senior Note Due 2010.
  4.14(4)    Stockholder Protection Rights Agreement dated February 15, 2000.
  4.15(8)    Stock Restriction Agreement among Covad Communications and certain stockholders of BlueStar, (included in Exhibit 2.2).
  4.16(9)    Indenture, dated as of September 25, 2000, between the Company and United States Trust Company of
             New York.
  4.17(9)    Specimen 6% Convertible Senior Note, incorporated by reference to Exhibit A included in Exhibit 4.1 above.
  4.18(11)   Stock Purchase Agreement between SBC Communications Inc. and Covad Communications Group, Inc., dated
             September 10, 2000.
  4.19(11)   Resale and Marketing Agreement between SBC Communications Inc. and Covad Communications Group, Inc.,
             dated September 10, 2000.
  5.1        Opinion of Irell & Manella LLP.
  9.1(8)     Stockholders Agreement among Covad Communications and certain stockholders of BlueStar (included in
             Exhibit 2.2).
 10.1(2)     Form of Indemnification Agreement entered into between the
             Registrant and each of the Registrant's executive officers and directors.
 10.5(2)     Series C Preferred Stock and Warrant Subscription Agreement
             dated as of February 20, 1998 among the Registrant, Warburg, Pincus
             Ventures, L.P., Crosspoint Venture Partners 1996 and Intel
             Corporation, as amended by the Assignment and Assumption Agreement and First Amendment to the Series C Preferred Stock and Warrant
             Subscription Agreement dated as of April 24, 1998 among the
             Registrant, Warburg, Crosspoint and Robert Hawk.
 10.6(2)     Employment Agreement dated June 21, 1999 between the Registrant and Robert E. Knowling, Jr.

 10.7(2)     Sublease Agreement dated July 6, 1998 between Auspex Systems, Inc. and the Registrant with respect to Registrant's facilities in Santa Clara, California.
 10.8(2)     1998 Employee Stock Purchase Plan and related agreements, as currently in effect.
 10.10(2)    Form of Warrant to purchase Common Stock issued by the Registrant on February 20, 1998 to Warburg,
             Pincus Ventures, L.P., Crosspoint Ventures Partners 1996 and Intel Corporation.
 10.11(5)    Note Secured by Deed of Trust dated October 7, 1998 issued by Catherine A. Hemmer and John J. Hemmer in favor of the Registrant.
 10.12(5)    1997 Stock Plan and related option agreement, as currently in effect.
 10.13(5)    Series C-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 among the Registrant,
             AT&T Venture Fund II, LP and two affiliated funds.
 10.14(5)    Series D-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 among the Registrant,
             AT&T Venture Fund II, LP and two affiliated funds.
 10.15(5)    Series C-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 between the Registrant and NEXTLINK Communications, Inc.
 10.16(5)    Series D-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 between the Registrant and NEXTLINK Communications, Inc.
 10.17(5)    Series C-1 Preferred Stock Purchase Agreement dated as of January 19, 1998 between the Registrant and U.S. Telesource, Inc.
 10.18(5)    Series D-1 Preferred Stock Purchase Agreement dated as of January 19, 1998 between the Registrant and U.S. Telesource, Inc.
 10.21(9)    Resale Registration Rights Agreement, among the Company, Bear, Stearns & Co., Inc., Morgan Stanley &
             Co. Incorporated, Credit Suisse First Boston Corporation, Deutsche Bank Securities, Inc. and
             Goldman, Sachs & Co.

 11.1(6)     Statement of Computation of Per Share Earnings.
 12.1(6)     Statement of Computation of Ratios.
 21.1(6)     Subsidiaries of the Registrant.
 23.1        Consent of Ernst & Young LLP, independent auditors.
 23.2        Consent of Irell & Manella LLP (Included in Exhibit 5.1).
 23.3        Consent of PricewaterhouseCoopers LLP
 23.4        Consent of Arthur Andersen LLP
 24.1        Power of Attorney (Included herein).
 27.1(6)     Financial Data Schedules.
--------------
  (1) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No. 333-51097) as originally filed on April 27, 1998 and as subsequently amended.

  (2) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No. 333-75955) as originally filed on April 4, 1999 and as subsequently amended.

  (3) Incorporated by reference to the exhibit of corresponding number filed with our current report on Form 8-K as originally filed on March 23, 2000 and as subsequently amended.

  (4) Incorporated by reference to Exhibit 4.1 filed with our current report on Form 8-A as originally filed on February 22, 2000 and as subsequently amended.

  (5) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1 (File No. 333-63899) as originally filed on September 21, 1998 and as subsequently amended.

  (6) Incorporated by reference to the exhibit of corresponding number filed with our report on Form 10-K as originally filed on March 30, 2000 and as subsequently amended.

  (7) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No. 333-30360) as originally filed on February 14, 2000 and as subsequently amended.

  (8) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No. 333-43494) as originally filed on August 10, 2000 and as subsequently amended.

  (9) Incorporated by reference to exhibit of corresponding number filed with our current report on Form 8-K as originally filed on September 27, 2000 and as subsequently amended.

 (10) Incorporated by reference to exhibit of corresponding number filed with our current report on Form 8-K as originally filed on September 27, 2000 and as subsequently amended.

 (11) Incorporated by reference to the exhibit of corresponding number filed with our current report on Form 8-K as originally filed on September 12, 2000 and as subsequently amended.

 (12) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1/A (No. 333-38688) as originally filed on July 17, 2000 and as subsequently amended.

(B)    FINANCIAL STATEMENTS

       None.

ITEM 17. UNDERTAKINGS

       1. The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to
            the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

PROVIDED HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

             (3) To remove from registrant by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

       2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       3. The undersigned Registrant hereby undertakes:

             (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

             (b) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SANTA CLARA, STATE OF CALIFORNIA, ON THE 9TH DAY OF JANUARY 2001.

COVAD COMMUNICATIONS GROUP, INC.

                                   By:     /S/ MARK H. PERRY
                                      ------------------------------------------
                                           Mark H. Perry
                                           EXECUTIVE VICE PRESIDENT AND
                                           CHIEF FINANCIAL OFFICER


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank Marshall and/or Mark H. Perry and each of them his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on January 9, 2001 in the capacities indicated.

           SIGNATURE                                              TITLE

         /S/  FRANK MARSHALL                           Interim Chief Executive Officer and Director
-----------------------------------------------
         (Frank Marshall)                              (Principal Executive Officer)

         /S/  MARK H. PERRY                            Executive Vice President and Chief Financial Officer
-----------------------------------------------
         (Mark H. Perry)                               (Principal Financial and Accounting Officer)

         /S/  CHARLES MCMINN                           Chairman of the Board of Directors
-----------------------------------------------
         (Charles McMinn)

         /S/  ROBERT HAWK                              Director
-----------------------------------------------
         (Robert Hawk)

         /S/  HELLENE RUNTAGH                          Director
-----------------------------------------------
         (Hellene Runtagh)

         /S/  LARRY IRVING                             Director
-----------------------------------------------
         (Larry Irving)

         /S/  DANIEL LYNCH                             Director
-----------------------------------------------
         (Daniel Lynch)

         /S/  RICH SHAPERO                             Director
-----------------------------------------------
         (Rich Shapero)

                                  EXHIBIT INDEX

EXHIBIT
NUMBER       DESCRIPTION
------       -----------
  1.1(9)     Purchase Agreement, dated September 19, 2000, among the Company, Bear, Stearns & Co., Inc.,
             Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Deutsche Bank
             Securities, Inc. and Goldman, Sachs & Co.
  2.1(3)     Agreement and Plan of Merger Among Covad Communications Group, Inc., LightSaber Acquisition Co.
             and Laser Link.Net, Inc., dated as of March 8, 2000.
  2.2(8)     Agreement and Plan of Merger and Registration among Covad Communications Group, Inc., Covad
             Acquisition Corp. and BlueStar Communications Group, Inc., dated as of June 15, 2000.
  2.3(10)    Acquisition Agreement, dated as of September 8, 2000, among Covad Communications Group, Inc.,
             Greenway Holdings Ltd., Loop Holdings Europe APS, Loop Telecom, S.A. and the shareholders of
             Loop Telecom, S.A.
  2.4(10)    Shareholders' Agreement, dated as of September 12, 2000, among Loop Holdings Europe APS, Loop
             Telecom, S.A., Covad Communications Group, Inc. and the other shareholders of Loop Telecom, S.A.
  3.2(12)    Amended and Restated Certificate of Incorporation.
  3.4(12)    Bylaws, as currently in effect.
  3.5(8)     Certificate of Amendment of Certificate of Incorporation of the Registrant filed on July 14, 2000.
  4.1(1)     Indenture dated as of March 11, 1998 between the Registrant and The Bank of New York.
  4.4(1)     Warrant Registration Rights Agreement dated as of March 11, 1998 among the Registrant and Bear,
             Stearns & Co., Inc. and BT Alex. Brown Incorporated.
  4.5(1)     Specimen 13 1/2% Senior Note Due 2008.
  4.6(1)     Amended and Restated Stockholders Rights Agreement dated January 19, 1999 among the Registrant and certain of its stockholders.
  4.7(2)     Indenture dated as of February 18, 1999 among the Registrant and The Bank of New York.
  4.8(2)     Registration Rights Agreement dated as of February 18, 1999 among the Registrant and the
             Initial Purchasers.
  4.9(2)     Specimen 12 1/2% Senior Note Due 2009.
  4.10(7)    Indenture dated as of January 28, 2000, between the Registrant and United States Trust Company of New York.
  4.11(7)    Registration Rights Agreement dated as of January 28, 2000, between the Registrant and Bear,
             Stearns & Co., Inc.
  4.12(7)    Specimen 12% Senior Note Due 2010.
  4.14(4)    Stockholder Protection Rights Agreement dated February 15, 2000.
  4.15(8)    Stock Restriction Agreement among Covad Communications and certain stockholders of BlueStar,
             (included in Exhibit 2.2).
  4.16(9)    Indenture, dated as of September 25, 2000, between the Company and United States Trust Company of
             New York.
  4.17(9)    Specimen 6% Convertible Senior Note, incorporated by reference to Exhibit A included in Exhibit
             4.1 above.
  4.18(11)   Stock Purchase Agreement between SBC Communications Inc. and Covad Communications Group, Inc.,
             dated September 10, 2000.
  4.19(11)   Resale and Marketing Agreement between SBC Communications Inc. and Covad Communications Group, Inc.,
             dated September 10, 2000.
  5.1        Opinion of Irell & Manella LLP.
  9.1(8)     Stockholders Agreement among Covad Communications and certain stockholders of BlueStar (included in Exhibit 2.2).
  10.1(2)    Form of Indemnification Agreement entered into between the Registrant and each of the Registrant's executive officers and directors.
  10.5(2)    Series C Preferred Stock and Warrant Subscription Agreement dated as of February 20, 1998 among the
             Registrant, Warburg, Pincus Ventures, L.P., Crosspoint Venture Partners 1996 and Intel Corporation,
             as amended by the Assignment and Assumption Agreement and First Amendment to the Series C Preferred
             Stock and Warrant Subscription Agreement dated as of April 24, 1998 among the Registrant, Warburg,
             Crosspoint and Robert Hawk.
 10.6(2)     Employment Agreement dated June 21, 1999 between the Registrant and Robert E. Knowling, Jr.

 10.7(2)     Sublease Agreement dated July 6, 1998 between Auspex Systems, Inc. and the Registrant with respect to Registrant's facilities in Santa Clara, California.
 10.8(2)     1998 Employee Stock Purchase Plan and related agreements, as currently in effect.
 10.10(2)    Form of Warrant to purchase Common Stock issued by the Registrant on February 20, 1998 to Warburg,
             Pincus Ventures, L.P., Crosspoint Ventures Partners 1996 and Intel Corporation.
 10.11(5)    Note Secured by Deed of Trust dated October 7, 1998 issued by Catherine A. Hemmer and John J.
             Hemmer in favor of the Registrant.
 10.12(5)    1997 Stock Plan and related option agreement, as currently in effect. 10.13(5) Series C-1 Preferred
             Stock Purchase Agreement dated as of December 30, 1998 among the Registrant, AT&T Venture Fund II, LP and two affiliated funds.
 10.14(5)    Series D-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 among the Registrant,
             AT&T Venture Fund II, LP and two affiliated funds.
 10.15(5)    Series C-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 between the Registrant and
             NEXTLINK Communications, Inc.
 10.16(5)    Series D-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 between the Registrant and
             NEXTLINK Communications, Inc.
 10.17(5)    Series C-1 Preferred Stock Purchase Agreement dated as of January 19, 1998 between the Registrant and
             U.S. Telesource, Inc.
 10.18(5)    Series D-1 Preferred Stock Purchase Agreement dated as of January 19, 1998 between the Registrant and
             U.S. Telesource, Inc.
 10.21(9)    Resale Registration Rights Agreement, among the Company, Bear, Stearns & Co., Inc., Morgan Stanley & Co.
             Incorporated, Credit Suisse First Boston Corporation, Deutsche Bank Securities, Inc. and Goldman, Sachs & Co.
 11.1(6)     Statement of Computation of Per Share Earnings.
 12.1(6)     Statement of Computation of Ratios.
 21.1(6)     Subsidiaries of the Registrant.
 23.1        Consent of Ernst & Young LLP, independent auditors.
 23.2        Consent of Irell & Manella LLP (Included in Exhibit 5.1).
 23.3        Consent of PricewaterhouseCoopers LLP
 23.4        Consent of Arthur Andersen LLP
 24.1        Power of Attorney (Included herein).
 27.1(6)     Financial Data Schedules.

--------------
  (1) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No. 333-51097) as originally filed on April 27, 1998 and as subsequently amended.
  (2) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No. 333-75955) as originally filed on April 4, 1999 and as subsequently amended.
  (3) Incorporated by reference to the exhibit of corresponding number filed with our current report on Form 8-K as originally filed on March 23, 2000 and as subsequently amended.
  (4) Incorporated by reference to Exhibit 4.1 filed with our current report on Form 8-A as originally filed on February 22, 2000 and as subsequently amended.
  (5) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1 (File No. 333-63899) as originally filed on September 21, 1998 and as subsequently amended.
  (6) Incorporated by reference to the exhibit of corresponding number filed with our report on Form 10-K as originally filed on March 30, 2000 and as subsequently amended.
  (7) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No. 333-30360) as originally filed on February 14, 2000 and as subsequently amended.
  (8) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No. 333-43494) as originally filed on August 10, 2000 and as subsequently amended.
  (9) Incorporated by reference to exhibit of corresponding number filed with our current report on Form 8-K as originally filed on September 27, 2000 and as subsequently amended.
 (10) Incorporated by reference to exhibit of corresponding number filed with our current report on Form 8-K as originally filed on September 27, 2000 and as subsequently amended.

 (11) Incorporated by reference to the exhibit of corresponding number filed with our current report on Form 8-K as originally filed on September 12, 2000 and as subsequently amended.
 (12) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1/A (No. 333-38688) as originally filed on July 17, 2000 and as subsequently amended.